As filed with the Securities and Exchange Commission on January 2, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Omega Healthcare Investors, Inc.
(Exact name of registrant as specified in its charter)
Maryland	6798	38-3041398
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Rick Miller Eliot W. Robinson Terrence A. Childers Bryan Cave LLP One Atlantic Center, Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600	Craig M. Bernfield Chief Executive Officer Aviv REIT, Inc. 303 West Madison Street, Suite 2400 Chicago, Illinois 60606 (312) 855-0930	Steve Sutherland Scott Williams Sidley Austin LLP One South Dearborn Chicago, Illinois 60603-2301 (312) 853-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.10 par value per share	58,233,080	Not applicable	$2,323,208,719(2)	$269,957(3)

(1)
Represents the estimated maximum number to common stock, $0.10 par value per share, of the registrant, issuable to holders of common stock, $0.01 par value per share, of Aviv REIT, Inc. pursuant to the merger agreement described herein and assumes no adjustment to the exchange ratio described in the merger agreement.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933. The proposed maximum aggregate offering price calculated pursuant to Rule 457(f) of the Securities Act represents the product of  (a) 64,703,422 shares of Aviv REIT, Inc. common stock (includes the number of outstanding shares as of December 31, 2014 plus shares issuable in respect of outstanding stock awards and limited partnership units of Aviv Healthcare Properties Limited Partnership) to be cancelled in connection with the merger described herein, multiplied by (b) 0.90 (which is the exchange ratio for shares of Aviv REIT, Inc. common stock to be exchanged for shares of the registrant’s common stock pursuant to the merger agreement described herein), multiplied by (c) $39.895 (which is the average of the high and low trading prices for shares of the registrant’s common stock, as reported on the New York Stock Exchange on December 31, 2014).

(3)
Determined in accordance with Section 6(b) of the Securities Act of 1933 at a rate equal to $116.20 per $1.0 million of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated January 2, 2015
JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Omega Healthcare Investors, Inc. and Aviv REIT, Inc.,
Omega Healthcare Investors, Inc., which we refer to as Omega, Aviv REIT, Inc., which we refer to as Aviv, and certain of their subsidiaries have entered into a merger agreement dated October 30, 2014, pursuant to which Aviv will merge with and into OHI Healthcare Properties Holdco, Inc., a wholly owned Omega subsidiary formed for the purpose of effecting the merger, which we refer to as Merger Sub. Following the merger, Merger Sub will be the surviving entity in the merger and will continue to be a wholly owned subsidiary of Omega. The Omega board of directors and the Aviv board of directors have unanimously approved the merger agreement and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
This document is a prospectus relating to the proposed issuance by Omega of its shares of common stock, par value $0.10 per share, to Aviv stockholders pursuant to the merger agreement. If the merger is completed, each share of Aviv common stock issued and outstanding immediately prior to the merger effective time will be exchanged for the right to receive 0.90 of a share of Omega common stock, which we refer to as the exchange ratio. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. No fractional shares will be issued in the merger, and cash will be paid in lieu thereof. Omega common stock and Aviv common stock are both listed and traded on the New York Stock Exchange, which we refer to as the NYSE, under the ticker symbols “OHI” and “AVIV,” respectively. Based on the closing price of Omega common stock on the NYSE of  $38.85 on October 30, 2014, the last trading day before public announcement of the merger, the exchange ratio represented approximately $34.97 in Omega common stock for each share of Aviv common stock. Based on the closing price of Omega common stock on the NYSE of  $      on            , 2015, the last practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $      in Omega common stock for each share of Aviv common stock. Omega stockholders will continue to own their existing Omega shares of common stock following the consummation of the merger.
Based on the number of shares of Aviv common stock outstanding on the record date for the stockholder meetings, Omega expects to issue approximately     shares of Omega common stock to Aviv stockholders in the merger, and expects to reserve approximately     additional shares of Omega common stock for issuance in connection with equity awards and other arrangements that Omega will assume in connection with the merger. Upon completion of the merger, Omega estimates that current Omega stockholders will own approximately 70% of the combined company and former Aviv stockholders will own approximately 30% of the combined company.
This document is also a joint proxy statement of Omega and Aviv for soliciting proxies for their respective special meetings of stockholders. At Omega’s special meeting, Omega common stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of the shares of Omega common stock to be issued in the merger, which we refer to as the Omega Stock Issuance, (ii) a proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance, which we refer to as the Omega Stock Charter Amendment, (iii) a proposal to amend Omega’s charter to declassify Omega’s board of directors and provide that directors shall be elected for one-year terms, which we refer to as the Omega Declassification Charter Amendment, (iv) a proposal to amend Omega’s charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment and (v) a proposal to approve the adjournment of the Omega special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal, which we refer to as the Omega Adjournment Proposal.
At Aviv’s special meeting, Aviv common stockholders will be asked to consider and vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the Merger Approval Proposal, and (ii) a proposal to approve the adjournment of the Aviv special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Approval Proposal, which we refer to as the Aviv Adjournment Proposal.
The Omega special meeting will be held on            , 2015, at       a.m., local time, at      . The Omega board of directors unanimously recommends that the Omega stockholders vote “FOR” the Omega Stock Issuance proposal, “FOR” the Omega Stock Charter Amendment proposal, “FOR” the Omega Declassification Charter Amendment proposal, “FOR” the Omega Future Amendment Charter Amendment proposal and “FOR” the Omega Adjournment Proposal.

The Aviv special meeting will be held on            , 2015, at       a.m., local time, at      . The Aviv board of directors unanimously recommends that Aviv common stockholders vote “FOR” the Merger Approval Proposal and “FOR” the Aviv Adjournment Proposal.
This joint proxy statement/prospectus contains important information about Omega, Aviv, the merger and the matters to be voted upon by Omega stockholders and Aviv stockholders as part of the special meetings. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 40.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend Omega’s special meeting or Aviv’s special meeting, as applicable, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, please complete, sign, date and mail your proxy in the pre-addressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and the special meetings.
We look forward to the successful combination of Omega and Aviv.
Sincerely,	Sincerely,

C. Taylor Pickett Chief Executive Officer Omega Healthcare Investors, Inc.	Craig M. Bernfield Chairman and Chief Executive Officer Aviv REIT, Inc.
Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated            , 2015, and is first being mailed to the Omega and Aviv common stockholders on or about            , 2015.

OMEGA HEALTHCARE INVESTORS, INC.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2015

To the Stockholders of Omega Healthcare Investors, Inc.:
We are pleased to invite you to attend a special meeting of the stockholders of Omega Healthcare Investors, Inc., a Maryland corporation, which will be held at      , on            , 2015, commencing at       a.m., local time, to consider and vote upon the following matters:
1.
a proposal to approve the issuance of shares of Omega common stock to be issued in connection with the merger of Aviv REIT, Inc. with and into a wholly owned subsidiary of Omega, pursuant to the Agreement and Plan of Merger dated as of October 30, 2014, which we refer to as the Omega Stock Issuance;

2.
a proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance, which we refer to as the Omega Stock Charter Amendment;

3.
a proposal to amend Omega’s charter to declassify Omega’s board of directors and provide that directors shall be elected for one-year terms, which we refer to as the Omega Declassification Charter Amendment;

4.
a proposal to amend Omega’s charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment; and

5.
a proposal to approve the adjournment of the Omega special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal, which we refer to as the Omega Adjournment Proposal.

This joint proxy statement/prospectus contains important information about the matters to be voted upon at the Omega special meeting. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 40.
The Omega board of directors has carefully considered the terms of the merger agreement and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and directed that the foregoing proposals be submitted for consideration at the Omega special meeting. The Omega board of directors unanimously recommends that the Omega stockholders vote (i) “FOR” the proposal to approve the Omega Stock Issuance, (ii) “FOR” the proposal to approve the Omega Stock Charter Amendment, (iii) “FOR” the proposal to approve the Omega Declassification Charter Amendment, (iv) “FOR” the proposal to approve the Omega Future Amendment Charter Amendment, and (v) “FOR” the Omega Adjournment Proposal. The merger cannot be completed without the approval by Omega stockholders of the proposals to approve the Omega Stock Issuance and the Omega Stock Charter Amendment.
The Omega board of directors has fixed the close of business on            , 2015, as the record date for determination of Omega common stockholders entitled to receive notice of, and to vote at, Omega’s special meeting and any postponements or adjournments of the special meeting.

The Omega Stock Issuance proposal and the Omega Adjournment Proposal each require the affirmative vote of the holders of a majority of the votes cast on each such proposal. The affirmative vote of a majority of the total number of votes entitled to be cast thereon is required to approve the Omega Stock Charter Amendment and Omega Future Amendment Charter Amendment proposals. The affirmative vote of holders of at least 80% of the total number of votes entitled to be cast thereon is required to approve the Omega Declassification Charter Amendment proposal.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Omega common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Omega common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Omega common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Omega’s special meeting.
By Order of the Board of Directors
C. Taylor Pickett
President and Chief Executive Officer

AVIV REIT, INC.
303 W. Madison Street, Suite 2400
Chicago, Illinois 60606
(312) 855-0930

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2015

To the Stockholders of Aviv REIT, Inc.:
We are pleased to invite you to attend a special meeting of the stockholders of Aviv REIT, Inc., a Maryland corporation, which will be held at      , on            , 2015, commencing at      a.m., local time, to consider and vote upon the following matters:
1.
a proposal to approve the merger of Aviv with and into OHI Healthcare Properties Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Omega Healthcare Investors, Inc., a Maryland corporation, formed for the purpose of effecting the merger, which we refer to as Merger Sub, with Merger Sub continuing as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of October 30, 2014, by and among Aviv, Omega, and certain of their respective subsidiaries, including Merger Sub, which we refer to as the merger agreement, and the other transactions contemplated by the merger agreement, which we refer to as the Merger Approval Proposal; and

2.
a proposal to approve the adjournment of the Aviv special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Approval Proposal, which we refer to as the Aviv Adjournment Proposal.

This joint proxy statement/prospectus contains important information about the matters to be voted upon at the Aviv special meeting. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 40.
The Aviv board of directors has carefully considered the terms of the merger agreement and has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, (ii) determined and declared that the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interest of Aviv, and (iii) directed that the foregoing proposals be submitted for consideration at the Aviv special meeting. The Aviv board of directors unanimously recommends that the Aviv stockholders vote (a) “FOR” the Merger Approval Proposal and (b) “FOR” the Aviv Adjournment Proposal. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal.
The Aviv board of directors has fixed the close of business on            , 2015, as the record date for determination of Aviv common stockholders entitled to receive notice of, and to vote at, Aviv’s special meeting and any postponements or adjournments of the special meeting.
The Merger Approval Proposal requires the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on such proposal. The Aviv Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Aviv common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Aviv common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Aviv common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Aviv’s special meeting.
By Order of the Board of Directors
Craig M. Bernfield
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Omega and Aviv from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.” This information is available from the Securities and Exchange Commission’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Omega common stockholders: Omega Healthcare Investors, Inc. Attention: Investor Relations 200 International Circle, Suite 3500 Hunt Valley, MD 21030 (410) 427-1700 www.omegahealthcare.com	Aviv common stockholders: Aviv REIT, Inc. Attention: Investor Relations 303 West Madison Street, Suite 2400 Chicago, Illinois 60606 (312) 855-0930 www.avivreit.com
Information included on the companies’ respective websites is not incorporated by reference into this joint proxy statement/prospectus except where specific content is expressly incorporated herein.
You may also request information from    , Omega’s proxy solicitor, or    , Aviv’s proxy solicitor, at the following addresses and telephone numbers:
Omega common stockholders:	Aviv common stockholders:
To receive timely delivery of the requested documents in advance of the special meeting, please make your request no later than            , 2015.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-       ) filed with the Securities and Exchange Commission, which we refer to as the SEC, by Omega, constitutes a prospectus of Omega under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Omega common stock to be issued to Aviv stockholders pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the Omega and Aviv special meetings.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2015. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date of this document. Neither our mailing of this joint proxy statement/prospectus to Omega stockholders or Aviv stockholders nor the issuance by Omega of common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Omega has been provided by Omega and information contained in this joint proxy statement/prospectus regarding Aviv has been provided by Aviv.

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have regarding the proposals being considered at the Omega and Aviv special meetings and brief answers to those questions. You should carefully read this entire joint proxy statement/prospectus, including the Annexes and the other documents to which this joint proxy statement/prospectus refers or which it incorporates by reference because the information in this section does not provide all the information that might be important to you.
Q:
What is the proposed transaction?

A:
Omega, Aviv and certain of their respective subsidiaries have entered into a merger agreement dated October 30, 2014, pursuant to which Aviv will merge with and into OHI Healthcare Properties Holdco, Inc., a wholly owned Omega subsidiary formed for the purpose of effecting the merger, which we refer to as Merger Sub. Following the merger, Merger Sub will be the surviving entity in the merger and will continue to be a wholly owned subsidiary of Omega. See “The Merger Agreement — Form, Effective Time and Closing of the Merger.”

Q:
Why is Omega proposing the merger?

A:
The Omega board of directors believes that the acquisition by merger of Aviv will benefit Omega by creating a highly desirable healthcare portfolio of primarily skilled nursing facilities with expected stable long-term cash flows. As a result of the merger, Omega expects to become the largest real estate investment trust, which we refer to as a REIT, in the United States focused primarily on skilled nursing facilities as measured by number of properties. The merger is expected to result in a portfolio with greater diversification by geography, asset class and tenant/operators than Omega currently possesses. The Omega board of directors also believes that the merger positions Omega well for future growth by combining Aviv’s acquisition and real estate development capabilities and Omega’s acquisition expertise and provides an opportunity to leverage existing relationships with an expanded number of quality operators. The Omega board of directors expects that the combined company will further strengthen Omega’s balance sheet, which may lead to further improvement in Omega’s long-term cost of capital. See “The Merger — Omega’s Reasons for the Merger; Recommendation by the Omega Board of Directors.” However, the merger poses certain risks to Omega and its stockholders and Omega may not realize the expected benefits of the merger. See “Risk Factors — Risk Factors Relating to the Merger.”

Q:
Why is Aviv proposing the merger?

A:
The Aviv board of directors believes that the merger will benefit Aviv by allowing its stockholders to participate in the potential growth of the combined company. The combined company is thought to be well positioned for growth, because Aviv and Omega have complementary portfolios that will give the combined company a high quality portfolio characterized by strong operator relationships, an enlarged geographic footprint and an expanded market presence. The Aviv board of directors also believes that the merger will result in a combined company with a strong acquisition platform, combining Aviv’s development and redevelopment strategy with Omega’s established capital expenditure financing program. Apart from the expected growth of the combined company, Aviv’s stockholders will own shares in a more broadly traded stock, allowing for increased liquidity. See “The Merger — Aviv’s Reasons for the Merger; Recommendation by the Aviv Board of Directors.” However, the merger poses certain risks to Aviv and its stockholders and Aviv may not realize the expected benefits of the merger. See “Risk Factors — Risk Factors Relating to the Merger.”

Q:
If I am an Aviv stockholder, what will I receive in the proposed transaction?

A:
If the merger is completed, Aviv stockholders will receive 0.90 of a share of Omega common stock for each share of Aviv common stock, subject to adjustment as set forth in the merger agreement. You will not receive any fractional shares of Omega common stock in the merger. Instead, you will be paid cash (without interest) in lieu of any fractional share interest to which you would otherwise be entitled. See “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration.”

Q:
What happens if the market price of Omega common stock or Aviv common stock changes before the closing of the merger?

A:
No change will be made to the 0.90 exchange ratio due to a change in the market price of Omega common stock or Aviv common stock before the merger. Because the exchange ratio is fixed, the value of the consideration to be received by Aviv stockholders in the merger will depend on the market price of shares of Omega common stock at the time of the merger. See “The Merger Agreement —  Consideration to be Received in the Merger — Adjustment of Merger Consideration.”

Q:
What will holders of the Aviv Partnership receive in the proposed transaction?

In connection with the merger, the assets of Aviv Healthcare Properties Limited Partnership, which we refer to as the Aviv Partnership, will be combined with Omega’s assets under OHI Healthcare Properties Limited Partnership, which we refer to as the Omega Partnership. Holders of Aviv Partnership units will receive Omega Partnership units based on an exchange ratio of 0.90, and Omega will receive Omega Partnership units in an amount equal to the number of shares of Omega common stock issued and outstanding immediately after the merger effective time. Holders of Omega Partnership units will have the right to tender their units for redemption at a redemption price equal to the fair market value of Omega’s common stock. Omega may generally elect to pay the redemption price for tendered Omega Partnership units in cash or in shares of Omega common stock. See “The Merger Agreement — Covenants and Agreements —  Partnership Combination.”
Q:
If I am an Omega stockholder how will I be affected by the merger and the issuance of shares of Omega common stock to Aviv stockholders in the merger?

A:
After the merger, each Omega stockholder will continue to own the shares of Omega common stock that the stockholder held immediately prior to the merger effective time. As a result, each Omega stockholder will own shares of common stock in a larger company with more assets. However, because Omega will be issuing new shares of Omega common stock to Aviv stockholders in the merger, each outstanding share of Omega common stock immediately prior to the merger effective time will represent a smaller percentage of the aggregate number of shares of the combined company common stock outstanding after the merger. Upon completion of the merger, Omega estimates that Omega stockholders will own approximately 70% of the outstanding Omega common stock on a fully diluted basis and former Aviv stockholders will own approximately 30% of the Omega common stock on a fully diluted basis after giving effect to the issuance of Omega Partnership units in respect of the outstanding Aviv Partnership units and various assumptions regarding share issuances by Omega prior to the merger effective time. See “Risk Factors — Risks Relating to the Merger — The ownership percentage of Omega and Aviv common stockholders will be diluted by the merger.”

Q:
Who will be the board of directors and management of Omega if the merger is completed?

A:
Concurrent with the closing, Omega will increase the size of the Omega board of directors to 11 members. Following the merger closing, the Omega board of directors will consist of the eight current Omega directors (Bernard J. Korman (chair), Craig R. Callen, Thomas F. Franke, Barbra B. Hill, Harold J. Kloosterman, Edward Lowenthal, C. Taylor Pickett and Stephen D. Plavin) and three Aviv designees, consisting of Aviv’s Chairman and Chief Executive Officer, Craig M. Bernfield, Norman R. Bobins and Ben W. Perks, each of whom currently serves as an Aviv director. In addition, Omega, through its board of directors, has agreed to recommend to its stockholders that they approve an amendment to Omega’s charter to declassify Omega’s board of directors and provide that from the effective time of such amendment, directors shall be elected for a one-year term. See “The Merger Agreement — Covenants and Agreements — Additional Omega Directors” and “Proposals Submitted to Omega Stockholders — Proposal 3: Approval of the Omega Declassification Charter Amendment.”

Omega’s executive officers immediately prior to the merger effective time will continue to serve as Omega’s executive officers, and Steven Insoft, Aviv’s President and Chief Operating Officer, will join Omega’s executive management team as Omega’s Chief Development Officer. See “The Merger —  Employment Agreement with Steven Insoft.”

Q:
Do Aviv stockholders have appraisal rights in connection with the merger?

A:
No. Under Section 3-202 of the Maryland General Corporation Law, Aviv stockholders are not entitled to exercise the right of objecting stockholders to receive payment of the fair value of their shares because shares of Aviv common stock are listed on the NYSE. See “The Merger — No Appraisal Rights — Aviv.”

Q:
When is the proposed transaction expected to close?

A:
The closing of the merger will take place on the third business day following the date on which the last of the conditions to closing of the merger described under “The Merger Agreement — Conditions to Completion of the Merger” have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), or such other date as agreed to by Aviv and Omega in writing. If such date is within 30 days of the end of a fiscal quarter for Omega, Omega may elect to defer the closing until the first business day after the end of the fiscal quarter. In addition, in certain events the closing of the merger may be deferred in connection with a financing as described under “The Merger Agreement —  Covenants and Agreements — Financing.” The merger is expected to close in             of 2015. Either Omega or Aviv may terminate the merger agreement if the merger is not completed by May 31, 2015, subject to extension as described in the merger agreement, so long as its failure to perform the merger agreement has not resulted in the failure of the merger to be completed by such date.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
To complete the merger, Aviv stockholders must vote to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the Merger Approval Proposal, and Omega stockholders must vote to approve (i) the issuance of the shares of Omega common stock to be issued in connection with the merger, which we refer to as the Omega Stock Issuance, and (ii) a proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance, which we refer to as the Omega Stock Charter Amendment. In addition, pursuant to the merger agreement, Omega has agreed to submit a proposal to its stockholders to amend Omega’s charter to declassify Omega’s board of directors to provide for one-year terms, which we refer to as the Omega Declassification Charter Amendment. Furthermore, Omega is submitting a proposal to its stockholders to amend Omega’s charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment.

Omega and Aviv will hold separate special meetings to obtain the approval of the foregoing proposals. This joint proxy statement/prospectus contains important information about the merger and the special meetings, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending your respective meeting.
Your vote is important. Please authorize a proxy to vote your shares as promptly as possible.
Q:
When and where is the Omega Special meeting?

A:
The Omega special meeting will be held on            , 2015, beginning at       a.m., local time, at      , unless postponed to a later date or dates. See “The Omega Special Meeting — Date, Time, Place and Purpose of Omega’s Special Meeting.”

Q:
When and where is the Aviv Special meeting?

A:
The Aviv special meeting will be held on            , 2015, beginning at       a.m., local time, at      , unless postponed to a later date or dates. See “The Aviv Special Meeting — Date, Time, Place and Purpose of Aviv’s Special Meeting.”

Q:
Who can vote at the Omega special meeting?

A:
All holders of record of Omega common stock as of the close of business on            , 2015, the record date for determining Omega stockholders entitled to notice of and to vote at the Omega special meeting, are entitled to receive notice of and to vote at the Omega special meeting.

As of the record date, there were     shares of Omega common stock issued and outstanding and entitled to vote at the Omega special meeting, held by approximately     holders of record. Each share of Omega common stock is entitled to one vote on each proposal presented at the Omega special meeting. See “The Omega Special Meeting — Record Date; Who Can Vote at Omega’s Special Meeting.”
Q:
Who can vote at the Aviv special meeting?

A:
All holders of record of Aviv common stock as of the close of business on            , 2015, the record date for determining Aviv stockholders entitled to notice of and to vote at the Aviv special meeting, are entitled to receive notice of and to vote at the Aviv special meeting.

As of the record date, there were     shares of Aviv common stock issued and outstanding and entitled to vote at the Aviv special meeting, held by approximately     holders of record. Each share of Aviv common stock is entitled to one vote on each proposal presented at the Aviv special meeting. See “The Aviv Special Meeting — Record Date; Who Can Vote at Aviv’s Special Meeting.”
Q:
What constitutes a quorum for the Omega special meetings?

A:
At the Omega special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Omega special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present. See “The Omega Special Meeting — Vote Required for Approval; Quorum.”

Q:
What constitutes a quorum for the Aviv special meetings?

A:
At the Aviv special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Aviv special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present. See “The Aviv Special Meeting — Vote Required for Approval; Quorum.”

Q:
What vote is required to approve each proposal at the Omega special meeting?

A:
The Omega Stock Issuance proposal and the Omega Adjournment Proposal each require the affirmative vote of the holders of a majority of the votes cast on such proposal. The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Stock Charter Amendment and Omega Future Amendment Charter Amendment proposals. The affirmative vote of holders of at least 80% of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Declassification Charter Amendment proposal. See “The Omega Special Meeting — Vote Required for Approval; Quorum.”

Q:
What vote is required to approve each proposal at the Aviv special meeting?

A:
The Merger Approval Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Aviv common stock entitled to vote on such proposal. The Aviv Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal. See “The Aviv Special Meeting — Vote Required for Approval; Quorum.”

Concurrently with the execution of the merger agreement, Omega entered into a separate voting agreement with LG Aviv L.P., which we refer to as LG Aviv. The voting agreement provides that LG Aviv will vote its shares of Aviv common stock over which it has discretionary voting power (which, after giving effect to an Investment Agreement dated March 25, 2013 between LG Aviv and Aviv, represent approximately 37% of the outstanding shares of Aviv common stock as of            ) in favor of the merger, subject to the terms and conditions set forth in the voting agreement.

Q:
How do I vote?

A:
If you are a stockholder of record of Omega as of the record date for the Omega special meeting or a stockholder of record of Aviv as of the record date for the Aviv special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of common stock of Omega or Aviv in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the special meeting. If you are an Omega stockholder, see “The Omega Special Meeting — Manner of Voting.” If you are an Aviv stockholder, see “The Aviv Special Meeting — Manner of Voting.”
Q:
If my shares of Omega common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Omega common stock for me? What happens if I abstain or my broker does not vote my shares?

A:
Unless you instruct your broker or other nominee how to vote your shares of Omega common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You may not vote shares of Omega common stock held in street name by returning a proxy card directly to Omega or by voting in person at the Omega special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are an Omega common stockholder, abstentions will be counted in determining the presence of a quorum. Abstentions will have no effect on the Omega Stock Issuance proposal. Abstentions will have the same effect as a vote “AGAINST” the Omega Stock Charter Amendment, the Omega Future Amendment Charter Amendment and the Omega Declassification Charter Amendment. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum and will have no effect on the Omega Stock Issuance proposal. Failures to vote will have the same effect as a vote “AGAINST” the Omega Stock Charter Amendment, the Omega Future Amendment Charter Amendment and the Omega Declassification Charter Amendment. See “The Omega Special Meeting — Abstentions and Broker Non-Votes.”
Q:
If my shares of Aviv common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Aviv common stock for me? What happens if I abstain or my broker does not vote my shares?

A:
Unless you instruct your broker or other nominee how to vote your shares of Aviv common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You may not vote shares of Aviv common stock held in street name by returning a proxy card directly to Aviv or by voting in person at the Aviv special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are an Aviv stockholder, abstentions will be counted in determining the presence of a quorum. Abstentions will have no effect on the Aviv Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Approval Proposal. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will have no effect on the Aviv Adjournment Proposal, and will have the same effect as a vote “AGAINST” the Merger Approval Proposal. See “The Aviv Special Meeting — Abstentions and Broker Non-Votes.”
Q:
What are the anticipated material United States federal income tax consequences of the proposed merger?

A:
The merger is intended to qualify as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Aviv common stock generally will not recognize any gain or loss upon receipt of Omega common stock in exchange for Aviv common stock in the merger. It is a condition to the completion of the merger that Omega and Aviv receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each Aviv stockholder may depend on such stockholder’s particular facts and circumstances. Aviv stockholders are urged to consult their tax advisors to understand fully the tax consequences of the merger. See “Material U.S. Federal Income Tax Consequences.”
Q:
Where will my shares of Omega common stock be traded?

A:
The shares of Omega common stock currently trade on the NYSE under the symbol “OHI.” Omega will apply to have the new shares of Omega common stock issued as consideration in the merger listed on the NYSE prior to the merger effective time, subject to official notice of issuance.

Q:
How does the Omega board of directors recommend that Omega stockholders vote on the proposals?

A:
The Omega board of directors has carefully considered the terms of the merger agreement and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and directed that the following proposals be submitted for consideration at the Omega special meeting: (i) a proposal to approve the Omega Stock Issuance, (ii) a proposal to approve the Omega Stock Charter Amendment, (iii) a proposal to approve the Omega Declassification Charter Amendment, (iv) a proposal to approve the Omega Future Amendment Charter Amendment, and (v) a proposal to approve the adjournment of the Omega special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal, which we refer to as the Omega Adjournment Proposal.

The Omega board of directors unanimously recommends that the Omega stockholders vote (i) “FOR” the proposal to approve the Omega Stock Issuance, (ii) “FOR” the proposal to approve the Omega Stock Charter Amendment, (iii) “FOR” the proposal to approve the Omega Declassification Charter Amendment, (iv) “FOR” the proposal to approve the Omega Future Amendment Charter Amendment, and (v) “FOR” the Omega Adjournment Proposal. The merger cannot be completed without the approval by Omega stockholders of the proposals to approve the Omega Stock Issuance and the Omega Stock Charter Amendment. See “The Omega Special Meeting — Recommendation of the Omega Board.”
Q:
How does the Aviv board of directors recommend that Aviv stockholders vote on the proposals?

A:
The Aviv board of directors has carefully considered the terms of the merger agreement and has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, (ii) determined and declared that the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interest of Aviv, and (iii) directed that the Merger Approval Proposal and the Adjournment Proposal be submitted for consideration at the Aviv special meeting.

The Aviv board of directors unanimously recommends that the Aviv stockholders vote (a) “FOR” the Merger Approval Proposal and (b) “FOR” the Aviv Adjournment Proposal. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal. See “The Aviv Special Meeting — Recommendation of the Aviv Board.”

Q:
Are there risks associated with the merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/prospectus described under “Risk Factors.”

Q:
Will my rights as a stockholder of Omega or Aviv change as a result of the merger?

A:
The rights of Omega stockholders will be unchanged as a result of the merger, except for those rights associated with the Omega Declassification Charter Amendment and Omega Future Amendment Charter Amendment, if approved. Aviv stockholders will have different rights following the merger effective time due to the differences between the governing documents of Omega and Aviv. At the merger effective time, the existing charter and bylaws of Omega will continue to be the charter and bylaws governing all Omega stock. For more information regarding the differences in stockholder rights, see “Comparison of Rights of Omega Stockholders and Aviv Stockholders.”

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please complete, sign and date your proxy card or voting instruction form and return it in the enclosed pre-addressed postage-paid envelope or, by authorizing your proxy by one of the other methods specified in your proxy card or voting instruction form as promptly as possible so that your shares of Omega common stock or Aviv common stock will be represented and voted at the Omega special meeting or the Aviv special meeting, as applicable.

Please refer to your proxy card, which is included with this joint proxy statement/prospectus, or the voting instruction form forwarded by your broker or other nominee to see which voting options are available to you.
The method by which you authorize your proxy will in no way limit your right to vote at the Omega special meeting or the Aviv special meeting if you later decide to attend the meeting in person. However, if your shares of Omega common stock or Aviv common stock are held in the name of a broker or other nominee, you must obtain a “legal proxy,” executed in your favor, from your broker or other nominee, to be able to vote in person at the Omega special meeting or the Aviv special meeting. Obtaining a legal proxy may take several days.
Q:
How will my proxy be voted?

A:
All shares of Omega common stock entitled to vote and which are represented by properly completed proxies received prior to the Omega special meeting, which are not revoked, will be voted at the Omega special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Omega common stock should be voted on a matter, the shares of Omega common stock represented by your proxy card will be voted as the Omega board of directors unanimously recommends and therefore “FOR” the proposal to approve the Omega Stock Issuance, “FOR” the proposal to approve the Omega Stock Charter Amendment, “FOR” the proposal to approve the Omega Declassification Charter Amendment, “FOR” the proposal to approve the Omega Future Amendment Charter Amendment and “FOR” the Omega Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Omega common stock will NOT be voted at the Omega special meeting and will be considered broker non-votes. See “The Omega Special Meeting — Manner of Voting.”

All shares of Aviv common stock entitled to vote and which are represented by properly completed proxies received prior to the Aviv special meeting, which are not revoked, will be voted at the Aviv special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Aviv common stock should be voted on a matter, the shares of Aviv common stock represented by your proxy card will be voted as the Aviv board of directors unanimously recommends and therefore “FOR” the Merger Approval Proposal and “FOR” the Aviv Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Aviv common stock will NOT be voted at the Aviv special meeting and will be considered broker non-votes. See “The Aviv Special Meeting — Manner of Voting.”

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Omega special meeting or the Aviv special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of Omega or the Secretary of Aviv, as applicable, at the applicable address set forth below, in time to be received before the Omega special meeting or the Aviv special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Omega special meeting or the Aviv special meeting, as applicable, or by completing a later dated proxy over the Internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or

•
if you are a holder of record, you can attend the Omega special meeting or Aviv special meeting, as applicable, and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Omega or the Corporate Secretary of Aviv, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your broker or nominee, you should contact them to change your vote. If you are an Omega stockholder see “The Omega Special Meeting — Revocation of Proxies or Voting Instructions.” If you are an Aviv stockholder see “The Aviv Special Meeting — Revocation of Proxies or Voting Instructions.”
Q:
If I am an Aviv stockholder that holds certificated shares of Aviv common stock, do I need to do anything now with my common stock certificates?

A:
No. After the merger is completed, if you hold certificates representing shares of Aviv common stock prior to the merger, Omega’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Aviv common stock for shares of Omega common stock. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive whole shares of Omega common stock and cash in lieu of any fractional shares of Aviv common stock. Unless you specifically request to receive Omega stock certificates, the shares of Omega common stock you receive in the merger will be issued in book-entry form. See “The Merger Agreement — Consideration to be Received in the Merger —  Procedures for Surrendering of Aviv Shares.”

Q:
If I am an Omega stockholder, do I need to do anything with respect to my common stock certificates or book-entry shares?

A:
No, you are not required to take any action with respect to your Omega shares.

Q:
What should I do if I receive more than one set of voting materials for Omega’s special meeting and/or Aviv’s special meeting?

A:
You may receive more than one set of voting materials for Omega’s special meeting and/or Aviv’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Omega common stock and/or Aviv common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Omega common stock and/or Aviv common stock. If you are a holder of record and your shares of Omega common stock or Aviv common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, please authorize your proxy by telephone, facsimile or over the Internet.

Q:
What happens if I am a stockholder of both Omega and Aviv?

A:
You will receive separate proxy cards for each of Omega and Aviv and you must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, by authorizing a proxy by one of the other methods specified in your proxy card or voting instruction card for each of Omega and Aviv.

Q:
Do I need identification to attend the Omega or Aviv meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Omega or Aviv common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Omega or Aviv common stock, as applicable, on the record date.

Q:
Who can help answer my questions?

A:
If you have questions about the merger or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards, please contact:

Omega common stockholders: Omega Healthcare Investors, Inc. Attention: Investor Relations 200 International Circle, Suite 3500 Hunt Valley, MD 21030 (410) 427-1700 www.omegahealthcare.com	Aviv common stockholders: Aviv REIT, Inc. Attention: Investor Relations 303 West Madison Street, Suite 2400 Chicago, Illinois 60606 (312) 855-0930 www.avivreit.com
You may also request information from    , Omega’s proxy solicitor, or    , Aviv’s proxy solicitor, at the following addresses and telephone numbers:
Omega common stockholders:	Aviv common stockholders:

SUMMARY
The following summary highlights some of the information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, Omega and Aviv encourage you to carefully read this entire joint proxy statement/prospectus, including the attached Annexes. We also encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information filed with the SEC regarding Omega and Aviv. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions described under “Where You Can Find More Information; Incorporation by Reference.”
The Companies
Omega Healthcare Investors, Inc.
Omega Healthcare Investors, Inc., which we refer to as Omega, is a self-administered real estate investment trust, which we refer to as a REIT, investing in income-producing healthcare facilities, principally long-term care facilities, located in the United States. Omega provides lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted listing facilities, which we refer to as ALFs, independent living facilities and rehabilitation and acute care facilities, which we refer to as specialty facilities.
As of September 30, 2014, Omega’s portfolio of investments consisted of 562 operating healthcare facilities located in 37 states and operated by 50 third-party operators. We use the term “operator” to refer to Omega’s tenants and mortgagees and their affiliates which manage and/or operate Omega’s properties. As of September 30, 2014, Omega’s portfolio of investments consisted of:
•
477 SNFs, 19 ALFs and 11 specialty facilities; and

•
fixed rate mortgages on 53 SNFs and 2 ALFs.

As of September 30, 2014, Omega’s gross investments in these facilities totaled approximately $4.3 billion, with 99% of its real estate investments related to long-term healthcare facilities. In addition, Omega held other investments of approximately $51.9 million at September 30, 2014, consisting primarily of secured loans to third-party operators of its facilities.
Omega was incorporated in the State of Maryland on March 31, 1992. Omega’s principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and its telephone number is (410) 427-1700. Additional information regarding Omega is set forth in documents on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
Aviv REIT, Inc.
Aviv is a self-administered REIT specializing in the ownership and triple-net leasing of post-acute and long-term care SNFs and other healthcare properties in the United States through Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, which we refer to as the Aviv Partnership.
Aviv does not conduct business itself, other than acting as the sole general partner of the Aviv Partnership, issuing public equity from time to time and guaranteeing the unsecured debt of the Aviv Partnership. Instead, the Aviv Partnership indirectly holds all real estate assets of the company, and generates its cash rental stream by triple-net leasing its properties to third-party operators who have responsibility for the operation of the facilities.
As of September 30, 2014, the Aviv Partnership’s portfolio consisted of 313 properties located in 29 states and operated by 38 third-party operators. In addition, the Aviv Partnership derives income from other investments, consisting primarily of secured loans to third-party operators of its facilities.

Aviv was incorporated in the State of Maryland on July 30, 2010. The Aviv Partnership was formed on July 30, 2010, and was the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities. Aviv’s principal offices are located at 303 W. Madison Street, Suite 2400, Chicago, Illinois 60606, and its telephone number is (312) 855-0930. Additional information regarding Aviv and the Aviv Partnership is set forth in documents on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
Merger Sub
OHI Healthcare Properties Holdco, Inc., a wholly owned subsidiary of Omega, which we refer to as Merger Sub, is a Delaware corporation formed on October 22, 2014, for the purpose of effecting the merger. Upon completion of the merger, Aviv will be merged with and into Merger Sub and the name of the combined company will be OHI Healthcare Properties Holdco, Inc. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.
The Combined Company Following the Merger
Omega and Aviv expect that following the merger, Omega will be the largest REIT in the United States focused primarily on SNFs as measured by number of properties. Based on Omega and Aviv properties owned as of September 30, 2014, following the completion of the merger, Omega is expected to have a portfolio of investments of 875 operating facilities located in 41 states with over 80,000 available beds and operated by 83 different operators.
Recent Developments
Aviv Acquisition of 28 Facilities for $305 Million
On December 17, 2014, Aviv acquired a portfolio of 23 SNFs, 4 assisted living facilities, one independent living facility and one office building located in 5 states for $305 million from a subsidiary of General Electric Capital Corporation, which we refer to as GE. All of the properties are triple-net leased to Laurel Health Care, which we refer to as Laurel, a new Aviv operator, at an initial annual cash yield of 8.5%, for a remaining term of 15 years as of the acquisition date. Aviv funded $180 million of the purchase price with a secured loan provided by a unit of GE.
Proposed Amendments to Omega Credit Facility
We have entered into an engagement letter with respect to various proposed amendments to our existing $1.2 billion senior unsecured credit facility. Among other modifications to the facility, the proposed amendments would increase the amount of the facility to $1.75 billion, consisting of a $1.25 billion senior unsecured revolving credit facility, a $200 million senior unsecured term loan facility, and a $300 million senior unsecured incremental term loan facility. The amended facility is also expected to include an accordion feature permitting us to increase the amount of the facility to $2.0 billion and to allocate the $250 million increase to the existing revolving or term loan facilities or additional tranches thereunder as we may elect, subject to various conditions set forth in our existing credit facility. The amended facility is expected to include maturity dates of June 27, 2017, 2018 and 2019 for the incremental term loan facility, revolving credit facility and term loan facility, respectively, subject to our ability to extend the maturity date of the revolving credit facility and the incremental term loan facility to June 27, 2019 in accordance with various conditions. We have received commitment letters from lenders for increased amounts that would be available under the facility in accordance with the proposed amendments, subject to our completion of the merger. Our ability to complete the proposed amendments to our existing senior unsecured credit facility is subject to a number of conditions, and the completion of definitive loan documentation. Although we expect that the amendments to our senior credit facility will be completed, we can offer no assurances that the conditions to the proposed amendments will be satisfied.
The Merger and the Merger Agreement
Subject to the terms and conditions of the merger agreement, at the merger effective time, Aviv will merge with and into Merger Sub. Merger Sub will be the surviving entity in the merger and, following completion of the merger, will continue to exist as a wholly owned subsidiary of Omega.

Upon completion of the merger, each share of Aviv common stock issued and outstanding immediately prior to the merger effective time will be exchanged for the right to receive 0.90 of a share of Omega common stock, which we refer to as the exchange ratio. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. No fractional shares will be issued in the merger, and cash will be paid in lieu thereof. See “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration.” Omega common stock and Aviv common stock are both listed and traded on the NYSE under the ticker symbols “OHI” and “AVIV,” respectively. Based on the closing price of Omega common stock on the NYSE of  $38.85 on October 30, 2014, the last trading day before public announcement of the merger, the exchange ratio represented approximately $34.97 in Omega common stock for each share of Aviv common stock. Based on the closing price of Omega common stock on the NYSE of  $      on            , 2015, the last practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $      in Omega common stock for each share of Aviv common stock. Omega stockholders will continue to own their existing Omega shares of common stock following the consummation of the merger. See “— Comparative Omega and Aviv Market Price and Distribution Information” below. The value of the merger consideration will fluctuate with changes in the market price of Omega and Aviv common stock. We urge you to obtain current market quotations of Omega common stock and Aviv common stock.
Each option to acquire shares of Aviv common stock, and each restricted stock award relating to Aviv common stock, granted before the merger closing date under Aviv’s equity plans to an employee or a non-employee director, which we refer to as a participant, will remain in effect and will be exercisable for or relate to shares of Omega common stock based on the exchange ratio (with similar adjustment to the exercise price per share of each stock option). Restricted stock awards for any individual who is a non-employee director of Aviv immediately prior to the merger effective time will be 100% vested.
All performance-based restricted stock units relating to Aviv common stock granted before the merger closing date under Aviv’s equity plans to participants will be deemed to be vested and earned as of the merger closing date to the extent the applicable performance goals have been achieved as of (i) December 31, 2014, with respect to awards with performance periods that started before December 31, 2014, or (ii) the merger closing date with respect to awards with performance periods that started on or after December 31, 2014. Each such performance-based restricted stock unit will be payable on the merger closing date in shares of Omega common stock based on the exchange ratio.
All time-based restricted stock units relating to Aviv common stock granted before the merger closing date under Aviv’s equity plans (i) to a participant who ceases to be employed by Aviv as of the merger closing date and is not immediately thereafter employed by Omega will fully vest as of the merger closing date, and (ii) to a participant who Omega continues to employ, will remain in effect provided that such units shall vest 100% if the employment or service of the individual is terminated by Omega without cause before the first anniversary of the closing date. Such time-based restricted stock units will be payable in shares of Omega common stock based on the exchange ratio. For a description of the treatment of all outstanding Aviv equity awards, see “The Merger Agreement — Consideration to be Received in the Merger —  Treatment of Stock Options and Restricted Stock Awards.”
A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. We encourage you to carefully read the merger agreement in its entirety as it is the principal document governing the merger.
The Partnership Combination
Substantially all of Aviv’s assets are currently held, directly or indirectly, by the Aviv Partnership. Prior to the merger effective time, Omega will cause substantially all of its assets to be held by OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, which we refer to as the Omega Partnership. The merger agreement provides that following the merger effective time, the Omega Partnership will hold substantially all of the existing Omega assets and the Aviv assets that are transferred to Omega in connection with the merger. We refer to the combination of the Aviv Partnership and the Omega Partnership as the partnership combination. In connection with the partnership combination, each Aviv Partnership limited partner (other than Aviv) will receive a number of limited partner units in the

Omega Partnership equal to the number of units held in the Aviv Partnership multiplied by the exchange ratio; and Omega will own a number of limited partner units in the Omega Partnership equal to the number of shares of Omega common stock outstanding immediately after the merger effective time. Holders of Omega Partnership units will have the right to tender their units for redemption at a redemption price equal to the fair market value of Omega’s common stock. Omega may generally elect to pay the redemption price for tendered Omega Partnership units in cash or in shares of Omega common stock. See “The Merger Agreement — Covenants and Agreements — Partnership Combination.”
Directors Following the Merger
Omega has agreed to take all necessary action to increase the size of the Omega board of directors to 11 members concurrent with the merger closing. Following the merger closing and until the next applicable election of directors, the Omega board of directors will consist of the eight current Omega directors and three Aviv designees, consisting of Aviv’s Chairman and Chief Executive Officer, Craig M. Bernfield, Norman R. Bobins and Ben W. Perks, each of whom are currently Aviv directors. In addition, Omega, through its board of directors, has agreed to recommend to its stockholders that they approve an amendment to Omega’s charter to declassify Omega’s board of directors and provide for one-year terms. See “The Merger Agreement — Covenants and Agreements — Elimination of Staggered Board.”
Recommendation of the Omega Board of Directors
The Omega board of directors has carefully considered the terms of the merger agreement and has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, and (ii) directed that the following proposals be submitted for consideration at the Omega special meeting:
(a)
a proposal to approve the issuance of shares of Omega common stock to be issued in the merger, which we refer to as the Omega Stock Issuance;

(b)
a proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance, which we refer to as the Omega Stock Charter Amendment;

(c)
a proposal to amend Omega’s charter to declassify Omega’s board of directors and provide that directors shall be elected for one-year terms, which we refer to as the Omega Declassification Charter Amendment;

(d)
a proposal to amend Omega’s charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment; and

(e)
a proposal to approve the adjournment of the Omega special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal, which we refer to as the Omega Adjournment Proposal.

The Omega board of directors unanimously recommends that the Omega stockholders vote (i) “FOR” the proposal to approve the Omega Stock Issuance, (ii) “FOR” the proposal to approve the Omega Stock Charter Amendment, (iii) “FOR” the proposal to approve the Omega Declassification Charter Amendment, (iv) “FOR” the proposal to approve the Omega Future Amendment Charter Amendment, and (v) “FOR” the Omega Adjournment Proposal. The merger cannot be completed without the approval by Omega stockholders of the proposals to approve the Omega Stock Issuance and the Omega Stock Charter Amendment.
Recommendation of the Aviv Board of Directors
The Aviv board of directors has carefully considered the terms of the merger agreement and has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, (ii) determined and declared that the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interest of Aviv, and (iii) directed that the following proposals be submitted for consideration at the Aviv special meeting:
(a)
a proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the Merger Approval Proposal; and

(b)
a proposal to approve the adjournment of the Aviv special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Approval Proposal, which we refer to as the Aviv Adjournment Proposal.

The Aviv board of directors unanimously recommends that the Aviv stockholders vote (a) “FOR” the Merger Approval Proposal and (b) “FOR” the Aviv Adjournment Proposal. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal.
Summary of the Risk Factors Related to the Merger
You should consider carefully all of the risk factors and other information included or otherwise incorporated by reference in this joint proxy statement/prospectus before deciding how to vote. Certain of the risks related to the merger and the related transactions are described under “Risk Factors.” The principal risks relating to the merger include the following:
•
The exchange ratio is fixed and will not be adjusted in the event of any change in either Omega’s or Aviv’s stock price.

•
Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed. Failure to complete the merger could have material adverse effects on Omega and Aviv.

•
There may be unexpected delays in the consummation of the merger, which could impact Omega’s and Aviv’s ability to timely achieve the benefits associated with the merger.

•
Failure to complete the merger could negatively impact the stock prices and future business and financial results of Omega and Aviv.

•
The merger agreement contains provisions that could discourage a potential competing acquirer of either Aviv or Omega from making a favorable proposal and, in specified circumstances, require Aviv or Omega to pay a termination fee to the other party.

•
The pendency of the merger could adversely affect the business and operations of Omega and Aviv.

•
The ownership percentage of Omega and Aviv common stockholders will be diluted by the merger.

•
Certain of Omega’s and Aviv’s respective directors and officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Omega’s and Aviv’s stockholders generally, which may create potential conflicts of interest or the appearance thereof.

•
If the merger is approved, the date on which Aviv common stockholders will receive the merger consideration is uncertain.

The Special Meetings
Omega
Holders of shares of Omega common stock at the close of business on            , 2015, which we refer to as the Omega record date, are entitled to notice of, and to vote at, the Omega special meeting. On the Omega record date, there were     shares of Omega common stock outstanding and entitled to vote at the Omega special meeting, held by approximately     holders of record. Each share of Omega common stock is entitled to one vote on each proposal to be voted on at the Omega special meeting.
At the Omega special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Omega special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present.

At the Omega special meeting, Omega stockholders will be asked to consider and vote on (i) a proposal to approve the Omega Stock Issuance, (ii) a proposal to approve the Omega Stock Charter Amendment, (iii) a proposal to approve the Omega Declassification Charter Amendment, (iv) a proposal to approve the Omega Future Amendment Charter Amendment, and (v) the Omega Adjournment Proposal. The Omega Stock Issuance proposal and the Omega Adjournment Proposal each require the affirmative vote of the holders of a majority of the votes cast on each such proposal. The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Stock Charter Amendment and Omega Future Amendment Charter Amendment proposals. The affirmative vote of holders of at least 80% of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Declassification Charter Amendment proposal.
Your vote is very important. You are encouraged to authorize your proxy to vote your shares as promptly as possible. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of Omega stock should be voted on a matter, the shares of Omega stock represented by your proxy cannot be voted. If you are a “street name” holder and you do not provide voting instructions to your broker or other nominee, your shares of Omega stock will NOT be voted at the Omega special meeting and will NOT be counted towards the presence of a quorum, will have no effect on the Omega Stock Issuance proposal and the Omega Adjournment Proposal, and will be counted as a vote “AGAINST” the Omega Stock Charter Amendment, Omega Declassification Charter Amendment and Omega Future Amendment Charter Amendment proposals.
Aviv
Holders of shares of Aviv common stock at the close of business on            , 2015, or the Aviv record date, are entitled to notice of, and to vote at, the Aviv special meeting. On the Aviv record date, there were     shares of Aviv common stock outstanding and entitled to vote at the Aviv special meeting, held by approximately     holders of record. Each share of Aviv common stock is entitled to one vote on each proposal to be voted on at the Aviv special meeting.
At the Aviv special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Aviv special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present.
At the Aviv special meeting, Aviv stockholders will be asked to consider and vote on (i) the Merger Approval Proposal and (ii) the Aviv Adjournment Proposal. The Merger Approval Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Aviv common stock entitled to vote on such proposal. The Aviv Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
Concurrently with the execution of the merger agreement, Omega entered into a separate voting agreement with LG Aviv, which we refer to as the voting agreement. The voting agreement provides that LG Aviv will vote its shares of Aviv common stock over which it has discretionary voting power (which, after giving effect to an Investment Agreement dated March 25, 2013 between LG Aviv and Aviv, represent approximately 37% of the outstanding shares of Aviv common stock as of                  ) in favor of the merger, subject to the terms and conditions set forth in the voting agreement. LG Aviv may terminate the voting agreement following (i) a decrease or change in the form of the merger consideration, or (ii) an extension of the outside date for the closing of the merger, except as expressly permitted under the merger agreement. LG Aviv and Omega also entered into an Ownership Limit Waiver Agreement dated October 30, 2014, which we refer to as the waiver agreement. The waiver agreement provides an exception from the ownership limits under Omega’s charter for the issuance of Omega common stock to LG Aviv pursuant to the merger agreement, subject to the terms and conditions set forth therein. The foregoing summaries of the voting agreement and the waiver agreement are subject to, and qualified in their entirety by reference to, the full text of each agreement attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus and incorporated herein by reference.

Your vote is very important. You are encouraged to authorize your proxy to vote your shares as promptly as possible. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of Aviv stock should be voted on a matter, the shares of Aviv stock represented by your proxy cannot be voted. If you are a “street name” holder and you do not provide voting instructions to your broker or other nominee, your shares of Aviv stock will NOT be voted at the Aviv special meeting and will NOT be counted towards the presence of a quorum and will have the same effect as a vote “AGAINST” the Merger Approval Proposal.
Opinion of Omega’s Financial Advisor Regarding the Merger
In connection with the merger, at the meeting of the Omega board of directors on October 30, 2014, Omega’s financial advisor, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, delivered to the Omega board of directors its oral opinion, later confirmed by delivery of a written opinion dated October 30, 2014, that, as of October 30, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio of 0.90 pursuant to the merger agreement was fair, from a financial point of view, to Omega.
The full text of the written opinion of Morgan Stanley, dated as of October 30, 2014, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion and you should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion is directed to the Omega Board and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Omega as of the date of such opinion and does not address any other aspect of the merger. The opinion did not in any manner address the prices at which the Omega common stock will trade following consummation of the merger or at any time. Morgan Stanley’s opinion does not constitute a recommendation to any holder of Omega common stock or Aviv common stock as to how to vote at the special meetings to be held in connection with the merger or whether to take any other action with respect to the merger. See “The Merger — Opinion of Omega’s Financial Advisor.”
Opinion of Aviv’s Financial Advisor Regarding the Merger
In connection with the merger, at the meeting of the Aviv board of directors on October 30, 2014, Aviv’s financial advisor, Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered to the Aviv board of directors its oral opinion, later confirmed by delivery of a written opinion dated October 31, 2014, that, as of the date of such written option, and based upon and subject to the factors, assumptions and limitations set forth therein, the exchange ratio of 0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock.
The full text of the written opinion of Goldman Sachs, dated October 31, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex E. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs provided its opinion for the information and assistance of Aviv’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Aviv’s common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter. Pursuant to an engagement letter between Aviv and Goldman Sachs, Aviv has agreed to pay Goldman Sachs a transaction fee, all of which is payable upon consummation of the transaction. See “The Merger — Opinion of Aviv’s Financial Advisor.”

Stock Ownership of Directors and Executive Officers of Omega
At the close of business on                  , Omega’s directors and executive officers and their affiliates held and were entitled to vote     shares of Omega common stock, collectively representing     % of the shares of Omega common stock issued and outstanding and entitled to vote on that date. Omega’s directors and executive officers have indicated that they expect to vote (i) “FOR” the proposal to approve the Omega Stock Issuance, (ii) “FOR” the proposal to approve the Omega Stock Charter Amendment, (iii) “FOR” the proposal to approve the Omega Declassification Charter Amendment, (iv) “FOR” the proposal to approve the Omega Future Amendment Charter Amendment, and (v) “FOR” the Omega Adjournment Proposal. See “The Omega Special Meeting — Vote Required for Approval; Quorum.”
Share Ownership of Directors and Executive Officers of Aviv; LG Aviv L.P.
At the close of business on the Aviv record date, Aviv’s directors and executive officers and their affiliates held and were entitled to vote      shares of Aviv common stock, collectively representing     % of the shares of Aviv common stock issued and outstanding and entitled to vote on that date. Aviv’s directors and executive officers have indicated that they expect to vote (i) “FOR” the Merger Approval Proposal and (ii) “FOR” the Aviv Adjournment Proposal. In addition, pursuant to the voting agreement with Omega, LG Aviv has agreed to vote its shares of Aviv common stock over which it has discretionary voting power (which, after giving effect to an Investment Agreement dated March 25, 2013 between LG Aviv and Aviv, represent approximately 37% of the outstanding shares of Aviv common stock as of the                  ) in favor of the merger, subject to the terms and conditions set forth in the voting agreement. See “The Aviv Special Meeting — Vote Required for Approval; Quorum.”
Interests of Omega’s Directors and Executive Officers in the Merger
A director of Omega may have interests in a transaction with Aviv that are different from, or in addition to, the interests of Omega stockholders generally. The Omega board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement, and recommending that Omega stockholders approve the Omega Stock Issuance. See “The Merger — Interests of Omega’s Directors and Executive Officers in the Merger.”
Interests of Aviv’s Directors and Executive Officers in the Merger
In considering the recommendation of Aviv’s board of directors to approve the Merger Approval Proposal, Aviv’s stockholders should be aware that Aviv’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Aviv stockholders generally. These interests may create potential conflicts of interest. The Aviv board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in reaching its decision to approve the merger agreement and recommend that the Aviv stockholders approve the Merger Approval Proposal. See “The Merger — Interests of Aviv’s Directors and Executive Officers in the Merger.”
Aviv is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, reduced reporting requirements regarding executive compensation and an exemption from the requirement of Sections 14A(a) and (b) of the Securities Act to hold a non-binding advisory vote on the compensation payable to Aviv’s named executive officers in connection with the merger.
Listing of Omega Common Shares
Approval of the listing on the NYSE of the shares of Omega common stock to be issued as consideration for the merger, subject to official notice of issuance, is a condition precedent to each party’s obligation to complete the merger. Omega has agreed to use its reasonable best efforts to cause such shares of Omega common stock to be approved for listing on the NYSE prior to the merger effective time, subject to official notice of issuance. If the merger is completed, shares of Aviv common stock will cease to exist and will be deregistered under the Exchange Act. See “The Merger — Listing of Omega Common Stock” and “The Merger — Deregistration of Aviv Common Stock.”
No Appraisal Rights
No appraisal, dissenters or similar rights will be available in connection with the merger or other transactions contemplated by the merger agreement. See “The Merger — No Appraisal Rights.”
Expected Timing of the Merger
Omega and Aviv currently expect to complete the merger in                   2015, subject to receipt of required stockholder approvals, the satisfaction or waiver of the other closing conditions to the consummation of the merger summarized below and certain extensions to the closing date as provided in the merger agreement.
Conditions to Completion of the Merger
As more fully described elsewhere in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
Aviv stockholder approval of the Merger Approval Proposal;

•
Omega stockholder approval of the Omega Stock Issuance and the Omega Stock Charter Amendment, and the effectiveness of the Stock Charter Amendment;

•
the absence of any law or order prohibiting the merger;

•
the SEC having declared effective the registration statement of which this joint proxy statement/prospectus is a part;

•
the approval for listing on the NYSE of the shares of Omega common stock to be issued in connection with the merger;

•
the consummation of the partnership combination;

•
the appointment of each of Aviv’s three director designees to Omega’s board of directors;

•
the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•
the receipt of a legal opinion from each company’s tax counsel regarding the qualification of the merger as a reorganization for U.S. federal income tax purposes; and

•
the receipt of a legal opinion from each company’s tax counsel regarding its qualification as a REIT.

Neither Omega nor Aviv can give any assurance as to when or if all of the conditions to the completion of the merger will be satisfied or waived, or that the merger will occur. See “The Merger Agreement —  Conditions to Completion of the Merger.”
Regulatory Approvals Required for the Merger
Neither Omega nor Aviv is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See “The Merger Agreement — Covenants and Agreements — Consents and Approvals.”

No Solicitation; Change in Recommendation
The merger agreement provides that Aviv will not, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal, or furnish to any other person information or afford to any other person access to the business, properties, assets or personnel of Aviv or any of its subsidiaries, in each case, in connection with, or for the purpose of facilitating or assisting, a competing acquisition proposal, (iii) enter into any contract (including any letter of intent or agreement in principle) with respect to a competing acquisition proposal, which we refer to as an Aviv acquisition agreement, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (provided, that Aviv may waive any provision that prohibits a confidential proposal being made to the Aviv board of directors), or (v) agree or publicly propose to do any of the foregoing. Aviv has also agreed to immediately cease any solicitation, discussions or negotiations with any persons with respect to existing competing acquisition proposals.
The merger agreement further provides that (i) if prior to obtaining Aviv stockholder approval, Aviv receives a written competing acquisition proposal that was not solicited in breach of its obligations under the merger agreement, and (ii) Aviv determines, after consultation with legal counsel and financial advisors, that such competing acquisition proposal constitutes or is reasonably expected to lead to a proposal that is superior to the merger agreement, then Aviv may provide information concerning itself to the potential acquirer pursuant to an acceptable confidentiality agreement and engage in discussions with such potential acquirer. Aviv has an obligation to notify Omega of its receipt of a competing acquisition proposal within 24 hours, and to generally keep Omega informed of the status of any competing acquisition proposal.
Prior to obtaining Aviv stockholder approval, Aviv may withdraw or modify its recommendation to the Aviv stockholders with respect to the merger, terminate the merger agreement and enter into an agreement with respect to a competing acquisition proposal with a third party if  (i) Aviv receives a competing acquisition proposal that was not solicited in violation of its non-solicitation obligations under the merger agreement, (ii) the Aviv board of directors determines in good faith, after consultation with legal counsel and taking into account the advice of its financial advisor, that the competing proposal constitutes a superior proposal, and (iii) Aviv pays a $65 million termination fee to Omega. Prior to any such withdrawal or modification of recommendation, Aviv generally must provide Omega with at least five business days prior notice of its intention to effect such withdrawal or modification and an opportunity to negotiate revisions to the terms of the merger agreement during such five business day period. In very limited circumstances, each of the Omega and Aviv board of directors has a right to withdraw or modify its recommendation to its stockholders in the absence of a competing proposal, if the failure to do so would be inconsistent with the duties of the Omega or Aviv board of directors, respectively. See “The Merger Agreement — Covenants and Agreements — Non-Solicitation.”
Termination of the Merger Agreement
Omega and Aviv may mutually agree to terminate the merger agreement at any time prior to the merger effective date, regardless of whether the Omega or Aviv stockholder approval has been obtained. In addition, either Aviv or Omega may terminate the merger agreement if:
•
the other party’s breach of its representations or warranties under the merger agreement, subject to a cure period, causes a condition of the merger agreement not to be satisfied (provided the terminating party is not in breach of its representations and warranties under the merger agreement);

•
the other party’s breach of its covenants under the merger agreement, subject to a cure period, causes a condition of the merger agreement not to be satisfied (provided the terminating party is not in breach of its covenants under the merger agreement);

•
the merger is not consummated by May 31, 2015, unless extended to August 31, 2015 in accordance with the financing provisions under the merger agreement (provided the terminating party is not in breach of its representations, warranties or covenants under the merger agreement, the result of which has caused the delay in closing);

•
there is a final, non-appealable order or injunction prohibiting the merger;

•
the Omega stockholders fail to approve the Omega Stock Issuance and the Omega Stock Charter Amendment; or

•
the Aviv stockholders fail to approve the Merger Approval Proposal.

Omega may terminate the merger agreement if:
•
prior to receipt of Aviv stockholder approval the Aviv board of directors has made an adverse recommendation change; or

•
if Omega enters into a binding written agreement to effect a change in control transaction, which we refer to as an Omega acquisition transaction, any such agreement is authorized by the Omega board of directors, or any Omega acquisition transaction is consummated, and Aviv has not reaffirmed its board of directors’ recommendation prior to 11:59 pm New York City on the date ten business days following the first to occur of public announcement of such Omega acquisition transaction or receipt by Aviv of notice from the Omega board of directors of its approval of an Omega acquisition transaction, subject to extension as set forth in the merger agreement.

Aviv may terminate the merger agreement if:
•
prior to receipt of Omega stockholder approval the Omega board of directors has made an adverse recommendation change; or

•
prior to the receipt of Aviv stockholder approval, in order to enter into an alternative acquisition agreement that constitutes a superior proposal and that was not the result of a breach by Aviv in any material respect of its obligations with respect to non-solicitation and change in recommendation under the merger agreement, provided that prior to or concurrently with such termination, Aviv pays a termination fee; or

•
if Omega enters into a binding written agreement to effect an Omega acquisition transaction, any such agreement is authorized by the Omega board of directors, or any Omega acquisition transaction is consummated, provided that Aviv may only terminate the merger agreement during the ten business days following the earlier of the delivery of written notice to Aviv or the first public announcement of the economic terms and other material terms of the proposed Omega acquisition transaction, subject to extension as set forth in the merger agreement.

See “The Merger Agreement — Termination of the Merger Agreement.”
Expenses and Termination Fees
Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement provides that, if the merger agreement is terminated under certain circumstances, Omega or Aviv may be obligated to pay the other party a termination fee of  $65 million. For more information see “The Merger Agreement — Termination of the Merger Agreement — Effect of Termination Generally.”
Material United States Federal Income Tax Consequences of the Merger
The merger is intended to qualify as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Aviv common stock generally will not recognize any gain or loss upon receipt of Omega common stock in exchange for Aviv common stock in the merger. It is a condition to the completion of the merger that Omega and Aviv receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each Aviv stockholder may depend on such stockholder’s particular facts and circumstances. Aviv stockholders are urged to consult their tax advisors to understand fully the tax consequences of the merger. For more information see “Material U.S. Federal Income Tax Consequences.”
Accounting Treatment of the Merger
In accordance with U.S. generally accepted accounting principles, which we refer to as GAAP, Omega will account for the merger as a business combination with Omega treated as the acquirer of Aviv for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the merger effective time, at their respective fair value, and added to those of Omega. Any excess of purchase price over the fair values will be recorded as goodwill. Omega’s consolidated financial statements issued after the merger will include Aviv assets acquired and retained by Omega in the merger from the merger effective time, but not for periods prior to the completion of the merger. See “The Merger — Accounting Treatment.”
Litigation Relating to the Merger
As of            , 2015, four putative class actions have been filed by purported stockholders of Aviv against Aviv, its directors, Omega and Merger Sub challenging the merger. The four cases are styled as follows:
•
Michael Rauschier v. Aviv REIT Inc. et al., Circuit Court for Baltimore City, State of Maryland, Case No. 24-C-14-006352, filed on November 12, 2014.

•
Stephen Bushansky v. Aviv REIT, Inc. et al., Circuit Court for Baltimore City, State of Maryland, Case No. 24-C-14-006451, filed on November 17, 2014.

•
Gary Danley v. Aviv REIT, Inc. et al., Circuit Court for Baltimore City, State of Maryland, Case No. 24-C-14-006552, filed on November 24, 2014.

•
Andrew Wolf v. Craig Bernfield et al., Circuit Court for Baltimore City, State of Maryland, Case No. 24-C-14-006751, filed on December 2, 2014.

The lawsuits seek injunctive relief preventing the parties from consummating the merger, rescission of the transactions contemplated by the merger agreement, imposition of a constructive trust in favor of the class upon any benefits improperly received by the defendants, compensatory damages, and litigation costs including attorneys’ fees.
In addition, the Aviv board of directors has received a stockholder litigation demand letter dated November 17, 2014, from a law firm representing Gary Danley, who is the named plaintiff in the putative class action filed on November 24, 2014. The letter alleges that the Aviv directors violated fiduciary duties to Aviv, and demands that the Aviv board take action to ensure that the consideration provided in the merger is fair to Aviv and its stockholders and otherwise seek appropriate remedies for Aviv.
Aviv and Omega management believe that these actions have no merit and intend to defend vigorously against them.
Comparison of Rights of Omega and Aviv Stockholders
Aviv stockholders will have different rights once they become Omega stockholders following the merger, due to differences between the governing documents of Omega and Aviv. See “Comparison of Rights of Omega Stockholders and Aviv Stockholders.”

Selected Historical Information of Omega
The following selected historical financial information of Omega for each of the years during the three year period ended December 31, 2013 and the selected balance sheet data as of December 31, 2013 and 2012 has been derived from Omega’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ending December 31, 2013, filed with the SEC on February 11, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information of Omega for each of the years ended December 31, 2010 and 2009 and the selected balance sheet data as of December 31, 2011, 2010 and 2009 have been derived from Omega’s audited consolidated financial statements, which are not incorporated by reference in this document. The selected historical financial information as of September 30, 2014 and for the nine months ended September 30, 2013 and 2014, is unaudited and has been derived from Omega’s unaudited condensed consolidated financial statements contained in Omega’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 7, 2014, which is incorporated by reference into this joint proxy statement/prospectus. Interim results for the nine months ended September 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014 or of the combined company following the merger.
You should read this selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of Omega. See “Where You Can Find More Information; Incorporation by Reference.”
	Omega Healthcare Investors, Inc.
	Year ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Operating data:
Revenues from core operations	$179,008	$250,985	$292,204	$350,460	$418,714	$307,577	$373,466
Revenues from nursing home operations(1)	18,430	7,336	—	—	—	—	—
Total revenues	$197,438	$258,321	$292,204	$350,460	$418,714	$307,577	$373,466
Interest expense(2)	$39,075	$90,602	$86,899	$106,096	$92,048	$66,083	$93,580
Income from continuing operations	82,111	58,436	52,606	120,698	172,521	125,315	164,359
Net income available to common stockholders	73,025	49,350	47,459	120,698	172,521	125,315	164,359
Other financial data:
Depreciation and amortization	$44,694	$84,623	$100,337	$112,983	$128,646	$96,386	$92,856
Funds from operations(3)	117,125	134,132	172,470	222,154	302,733	222,852	258,012
Adjusted EBITDA(4)	170,375	236,347	278,849	334,329	401,704	295,888	360,706
	December 31,					September 30, 2014
	2009	2010	2011	2012	2013
	(in thousands)
Consolidated balance sheet data:
Gross investments(5)	$1,803,743	$2,504,818	$2,831,132	$3,325,533	$3,924,917	$4,386,155
Total assets	1,655,033	2,304,007	2,557,312	2,982,005	3,462,216	3,857,502
Revolving line of credit	94,100	—	272,500	158,000	326,000	3,000
Term loan	—	—	—	100,000	200,000	200,000
Other long-term borrowings	644,049	1,176,965	1,278,900	1,566,932	1,498,418	2,098,380
Total debt(6)	738,149	1,176,965	1,551,400	1,824,932	2,024,418	2,301,380
Stockholders’ equity	865,227	1,004,066	878,484	1,011,329	1,300,103	1,406,377

(1)
Relates to nursing home revenue of owned and operated assets.

(2)
Includes interest refinancing costs, gains and losses on refinancings and amortization of deferred financing costs.

(3)
Omega considers Funds from operations, which Omega refers to as FFO to be a key measure of a REIT’s performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity. See the table and the related footnotes below for reconciliation of net income available to common stockholders to FFO available to common stockholders. Omega calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts, and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.
(4)
See the table and the related footnotes on page 24 for reconciliation of net income to EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, gain or loss on asset sales-net, litigation settlement, provisions for impairment and certain non-recurring revenues and expenses. Omega believes that the presentation of Adjusted EBITDA provides useful information regarding Omega’s ability to service debt and provides useful information to investors regarding Omega’s results of operations because these measures are useful for trending, analyzing and benchmarking the performance and value of Omega’s business.

(5)
Omega defines gross investments as total investments before accumulated depreciation.

(6)
Total debt includes long-term debt and current maturities of long-term debt. Total debt also includes $21.8 million, $25.3 million, $31.9 million, $19.0 million and $14.8 million of premiums resulting from the assumption of debt as of December 31, 2010, 2011, 2012, 2013 and September 30, 2014, respectively.

The following table is a reconciliation of net income available to common stockholders to FFO available to common stockholders.
	Year ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Net income available to common stockholders	$73,025	$49,350	$47,459	$120,698	$172,521	$125,315	$164,359
(Deduct gain) add back loss from real estate dispositions	(753)	4	(1,670)	(11,799)	1,151	1,151	(2,863)
	$72,272	$49,354	$45,789	$108,899	$173,672	$126,466	$161,496
Elimination of non-cash items included in net income:
Depreciation and amortization	44,694	84,623	100,337	112,983	128,646	96,386	92,856
Add back impairments on real estate properties	159	155	26,344	272	415	—	3,660
Funds from operations available to common shareholders	$117,125	$134,132	$172,470	$222,154	$302,733	$222,852	$258,012

The following table is a reconciliation of net income to EBITDA and Adjusted EBITDA.
	Year ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)					(in thousands)
Net income	$82,111	$58,436	$52,606	$120,698	$172,521	$125,315	$164,359
Depreciation and amortization	44,694	84,623	100,337	112,983	128,646	96,386	92,856
Interest expense(1)	39,075	90,602	86,899	106,096	92,048	66,083	93,580
EBITDA	$165,880	$233,661	$239,842	$339,777	$393,215	$287,784	$350,795
Adjustments:
Nursing home revenues	(18,430)	(7,336)	—	—	—	—	—
Nursing home expenses	20,632	7,998	653	—	—	—	—
Litigation settlement	(4,527)	(1,111)	—	—	—	—	—
Acquisition costs	1,561	1,554	1,204	909	245	134	399
(Gain) loss on assets sold-net	(753)	4	(1,670)	(11,799)	1,151	1,151	(2,863)
Deduct revenue from unamortized securities discount	—	(789)	—	—	—	—	—
One-time cash revenue	—	—	—	(536)	(1,405)	—	(585)
One-time non-cash deferred mortgage interest income	—	—	—	(236)	—	—	—
Provisions for real estate impairment	159	155	26,344	272	415	—	3,660
Provisions for uncollectible mortgages, notes and accounts receivable	3,935	—	6,439	—	2,141	2,386	2,730
Restricted stock amortization expense	1,918	2,211	6,037	5,942	5,942	4,433	6,570
Adjusted EBITDA	$170,375	$236,347	$278,849	$334,329	$401,704	$295,888	$360,706

(1)
Includes interest refinancing costs, gains and losses on refinancing and amortization of deferred financing costs.

Selected Historical Information of Aviv
The following selected historical financial information of Aviv for each of the years during the three year period ended December 31, 2013 and the selected balance sheet data as of December 31, 2013 and 2012 has been derived from Aviv’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ending December 31, 2013, filed with the SEC on February 20, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information of Aviv for each of the years ended December 31, 2010 and 2009 and the selected balance sheet data as of December 31, 2011, 2010, and 2009 have been derived from Aviv’s audited consolidated financial statements, which are not incorporated by reference in this document. The selected historical financial information as of and for the nine months ended September 30, 2014 and 2013, is unaudited and has been derived from Aviv’s unaudited condensed consolidated financial statements contained in Aviv’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on October 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. Interim results for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014 or of the combined company following the merger.
You should read this selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of Aviv. See “Where You Can Find More Information; Incorporation by Reference.”
	Aviv REIT, Inc.
	Year ended December 31,					Nine Months Ended September 30,
Operating data:	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Total revenues	$84,888	$89,402	$97,128	$126,972	$141,067	$102,606	$132,436
Interest expense	27,069	23,730	38,667	50,983	44,244	32,115	39,433
Depreciation and amortization	16,920	17,246	20,272	26,892	33,226	24,399	31,470
Income from continuing operations	32,889	37,326	11,547	4,007	23,071	12,031	31,951
Net income	33,681	37,982	11,313	8,593	23,071	12,031	31,951
Distributions and accretion on Class E Preferred Units	(14,570)	(17,372)	—	—	—	—	—
Net income allocable to noncontrolling interests/ limited partnership units of the Partnership	(19,111)	(16,780)	(5,107)	(3,455)	(6,010)	(3,236)	(6,662)
Net income allocable to stockholders	—	3,830	6,206	5,138	17,061	8,795	25,289

	Year ended December 31,					Nine Months Ended September 30,
Balance Sheet data:	2009	2010	2011	2012	2013	2014
	(in thousands)
Gross real estate investments	$636,409	$703,049	$919,384	$1,102,832	$1,310,790	$1,714,898
Loan receivables, net	28,970	36,610	33,031	32,639	41,686	43,272
Total assets	665,130	731,400	951,421	1,099,529	1,330,433	1,677,488
Debt	480,105	440,576	600,474	705,153	686,406	840,888
Stockholders’ equity	—	223,767	241,712	326,568	434,292	610,383
Noncontrolling interests	1,177	21,389	5,547	(6,065)	134,153	147,857
Total equity	74,562	245,156	247,259	320,503	568,445	758,240
	Year ended December 31,					Nine Months Ended September 30,
Other Information	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
FFO(1)	$50,601	$54,812	$35,647	$42,177	$55,781	$36,404	$68,220
Normalized FFO(1)	51,054	56,505	46,459	55,995	70,156	49,295	75,745
AFFO(1)	43,523	52,408	50,197	52,085	79,520	58,646	78,332
EBITDA	77,639	78,931	70,241	86,464	100,540	68,544	102,853
Adjusted EBITDA(1)	78,498	84,743	94,180	110,215	128,762	95,226	120,159
Ratio of earnings to fixed charges(2)	2.23x	2.60x	1.29x	1.17x	1.51x	1.37x	1.80x

(1)
See “Aviv’s Presentation of Non-GAAP Measures” below.

(2)
For purposes of the ratio of earnings to fixed charges, earnings consists of net income before fixed charges. Fixed charges consist of interest expensed and capitalized and amortized premiums, preferred dividends, discounts and capitalized expenses related to indebtedness.

Aviv’s Presentation of Non-GAAP Financial Information
Aviv uses financial measures that are derived on the basis of methodologies other than in accordance with United States generally accepted accounting principles, or GAAP. The “non-GAAP” financial measures used in this section include FFO, Normalized FFO, AFFO, EBITDA and Adjusted EBITDA. Aviv derives these measures as follows:
•
The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to Aviv’s financial statements results in FFO representing net income before depreciation and amortization, impairment of assets, and gain (loss) on sale of assets (net).

•
Normalized FFO represents FFO before loss on extinguishment of debt, reserves for uncollectible loan receivables, transaction costs, severance costs, and change in fair value of derivatives.

•
AFFO represents Normalized FFO before amortization of deferred financing costs, non-cash stock-based compensation, straight-line rental income (net) and rental income from intangible amortization (net).

•
EBITDA represents net income before interest expense (net), amortization of deferred financing costs and depreciation and amortization.

•
Adjusted EBITDA represents EBITDA before impairment of assets, gain (loss) on sale of assets (net), transaction costs, write off of straight-line rents, non-cash stock-based compensation, loss on extinguishment of debt, reserves for uncollectible loan receivables and change in fair value of derivatives.

Aviv’s management uses FFO, Normalized FFO, AFFO, EBITDA and Adjusted EBITDA as important supplemental measures of Aviv’s operating performance and liquidity. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue and as an indicator of a company’s ability to incur and service debt. Because FFO, Normalized FFO, and AFFO exclude depreciation and amortization unique to real estate, impairment, gains and losses from property dispositions and extraordinary items and because EBITDA and Adjusted EBITDA exclude certain non-cash charges and adjustments and amounts spent on interest and taxes, they provide Aviv’s management with performance measures that, when compared year over year or with other REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and, with respect to FFO, Normalized FFO, and AFFO, interest costs, in each case providing perspectives not immediately apparent from net income. In addition, Aviv believes that FFO, Normalized FFO, AFFO, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.
Aviv offers these measures to assist the users of Aviv’s financial statements in assessing Aviv’s financial performance and liquidity under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund Aviv’s cash needs, including Aviv’s ability to make payments on its indebtedness. In addition, Aviv’s calculations of these measures are not necessarily comparable to similar measures as calculated by other companies, including Omega, that do not use the same definition or implementation guidelines or interpret the standards differently from Aviv. Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows provided by operating activities or revenues.
The following table is a reconciliation of Aviv’s net income to FFO, Normalized FFO, and AFFO:
	Year ended December 31,					Nine Months Ended September 30,
Funds from Operation	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Net Income	$33,681	$37,982	$11,313	$8,593	$23,071	$12,031	$31,951
Depreciation and amortization	16,920	17,246	20,272	26,892	33,226	24,399	31,470
Loss on impairment	—	96	5,233	11,117	500	—	2,341
(Gain) loss on sale of assets, net	—	(512)	(1,171)	(4,425)	(1,016)	(26)	2,458
Funds from Operations	50,601	54,812	35,647	42,177	55,781	36,404	68,220
Loss on extinguishment of debt	—	2,296	3,807	28	10,974	10,974	501
Reserve for uncollectible loan receivables	—	750	1,512	6,531	11	11	3,211
Transaction costs	7,441	1,578	5,493	7,259	3,114	1,906	3,813
Severance costs	—	—	—	—	276	—	—
Change in fair value of derivatives	(6,988)	(2,931)	—	—	—	—	—
Normalized Funds from Operations	51,054	56,505	46,459	55,995	70,156	49,295	75,745
Amortization of deferred financing costs	550	1,008	2,665	3,543	3,459	2,516	2,944
Non-cash stock(unit)-based compensation	406	1,632	1,972	1,689	11,752	10,930	3,602
Straight-line rental income, net	(6,389)	(3,056)	467	(7,656)	(4,478)	(2,998)	(3,420)
Rental income from intangible amortization, net	(2,098)	(3,681)	(1,366)	(1,486)	(1,369)	(1,097)	(539)
AFFO	$43,523	$52,408	$50,197	$52,085	$79,520	$58,646	$78,332

The following table is a reconciliation of Aviv’s net income to EBITDA and Adjusted EBITDA:
	Year ended December 31,					Nine Months Ended September 30,
EBITDA	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Net income	$33,681	$37,982	$11,313	$8,593	$23,071	$12,031	$31,951
Interest expense, net	26,488	22,695	35,991	47,436	40,784	29,598	36,488
Amortization of deferred financing costs	550	1,008	2,665	3,543	3,459	2,516	2,944
Depreciation and amortization	16,920	17,246	20,272	26,892	33,226	24,399	31,470
EBITDA	77,639	78,931	70,241	86,464	100,540	68,544	102,853
Loss on impairment	—	96	5,233	11,117	500	—	2,341
(Gain) loss on sale of assets, net	—	(512)	(1,171)	(4,425)	(1,016)	(26)	2,458
Transaction costs	7,441	1,578	5,493	7,259	3,114	1,906	3,813
Write off of straight-line rents	—	2,903	7,093	1,552	2,887	2,887	1,380
Non-cash stock (unit)-based compensation	406	1,632	1,972	1,689	11,752	10,930	3,602
Loss on extinguishment of debt	—	2,296	3,807	28	10,974	10,974	501
Reserve for uncollectible loan receivables	—	750	1,512	6,531	11	11	3,211
Change in fair value of derivatives	(6,988)	(2,931)	—	—	—
Adjusted EBITDA	$78,498	$84,743	$94,180	$110,215	$128,762	$95,226	$120,159

Unaudited Pro Forma Condensed Consolidated Financial Information
On October 30, 2014, Omega, Merger Sub, the Omega Partnership, Aviv and the Aviv Partnership entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Aviv will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.
The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, reflects Omega’s financial position as if the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of September 30, 2014. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013, and for the nine months ended September 30, 2014, reflect the results of Omega’s operations as if the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of January 1, 2013. These unaudited pro forma condensed consolidated financial statements should be read in connection with (i) Omega’s and Aviv’s condensed consolidated unaudited financial statements, and related notes thereto, as of and for the three and nine months ended September 30, 2014, (ii) Omega’s and Aviv’s audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2013, and (iii) Aviv’s unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2013 and the nine months ended September 30, 2014 included in Aviv’s Current Report on Form 8-K as filed with the SEC on December 23, 2014, each of which is incorporated by reference into this joint proxy statement/prospectus.
These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Omega’s financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements have been included.
The purchase price allocation of the merger described in the notes and reflected in these unaudited pro forma condensed consolidated financial statements are based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.
These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of Omega’s expected financial position, or Omega’s results of operations, for any future period. Differences could result from numerous factors, including future changes in Omega’s portfolio of investments, changes in interest rates, changes in Omega’s capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on Omega’s existing leases or leases Omega may enter into, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial statements and such differences could be significant.

OMEGA HEALTHCARE INVESTORS, INC.
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)
	As of September 30, 2014
	Omega Historical	Pro Forma Adjustments	Acquisition of Aviv	Notes	Pro Forma Combined
	A	B	C
ASSETS
Real estate properties
Land and buildings	$3,143,356	$—	$2,872,647	D	$6,016,003
Less accumulated depreciation	(794,105)	—	—		(794,105)
Real estate properties – net	2,349,251	—	2,872,647	D	5,221,898
Investment in direct financing leases	536,687	—	13,480	E	550,167
Mortgage notes receivables – net	647,590	—	27,684	E	675,274
	3,533,528	—	2,913,811		6,447,339
Other investments – net	51,852	—	15,588	E	67,440
	3,585,380	—	2,929,399		6,514,779
Assets held for sale – net	6,670	—	—		6,670
Total investments	3,592,050	—	2,929,399		6,521,449
Cash and cash equivalents	452	—	13,534	F	13,986
Restricted cash	31,821	—	—		31,821
Accounts receivable – net	162,628	—	2,011	F	164,639
Other assets	70,551	3,984	24,288	F	98,823
Goodwill	—	—	499,173	G	499,173
Total assets	$3,857,502	$3,984	$3,468,405		$7,329,891
LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving debt	$3,000	$—	$1,073,046	H	$1,076,046
Term loan	200,000	—	—		200,000
Secured borrowings	256,403	—	180,000	I	436,403
Unsecured borrowings – net	1,841,977	—	—		1,841,977
Accounts payable and other liabilities	149,745	3,984	92,713	J	246,442
Total liabilities	2,451,125	3,984	1,345,759		3,800,868
Equity
Stockholders’ equity
Common stock	12,741	—	4,549	K	17,290
Common stock – additional paid-in capital	2,131,033	—	1,772,953	L	3,903,986
Cumulative net earnings	1,091,008	—	(56,300)	M	1,034,708
Cumulative dividends paid	(1,828,405)	—	—		(1,828,405)
Total stockholders’ equity	1,406,377	—	1,721,202		3,127,579
Noncontrolling interest – operating partnership	—	—	401,444	N	401,444
Total equity	1,406,377	—	2,122,646		3,529,023
Total liabilities and equity	$3,857,502	$3,984	$3,468,405		$7,329,891

OMEGA HEALTHCARE INVESTORS, INC.
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)
	Year Ended December 31, 2013
	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Pro Forma Combined
	AA	BB	CC
Revenue:
Rental income	$375,135	$—	$136,513	$36,077	DD	$547,725
Income from investments in direct financing leases	5,203	—	1,456	—		6,659
Mortgage interest income	29,351	—	2,944	—		32,295
Other investment income – net	9,025	—	154	—		9,179
Total operating revenue	418,714	—	141,067	36,077		595,858
Expenses:
Depreciation and amortization	128,646	—	33,226	41,797	EE	203,669
General and administrative	21,588	—	26,886	—		48,474
Acquisition costs	245	—	3,114	—		3,359
Impairment on real estate properties	415	—	500	—		915
Provisions for uncollectable mortgages, notes and accounts receivable	2,141	—	68	—		2,209
Total operating expenses	153,035	—	63,794	41,797		258,626
Income before other income and expense	265,679	—	77,273	(5,720)		337,232
Other income (expense):
Interest income	41	—	—	—		41
Interest expense	(100,381)	—	(40,785)	14,806	FF	(126,360)
Interest – amortization of deferred financing costs	(2,779)	(996)	(3,459)	3,459	GG	(3,775)
Interest – refinancing gain (costs)	11,112	—	(10,974)	10,974	HH	11,112
Total other expense	(92,007)	(996)	(55,218)	29,239		(118,982)
Income before gain (loss) on assets sold	173,672	(996)	22,055	23,519		218,250
Gain/(loss) on assets sold – net	(1,151)	—	1,016	—		(135)
Net income	172,521	(996)	23,071	23,519		218,115
Net income allocable to noncontrolling interest – operating partnerships	—	—	(6,010)	(6,117)	II	(12,127)
Net income allocable to stockholders	$172,521	$(996)	$17,061	$17,402		$205,988
Per Share – Basic:
Weighted average shares – basic	117,257		33,701	11,794	JJ	162,752
Net income allocable to stockholders	$1.47		$0.51			$1.27
Per Share – Diluted:
Weighted average shares – diluted	118,100		44,324	11,446	JJ	173,870
Net income allocable to stockholders	$1.46		$0.49			$1.25

OMEGA HEALTHCARE INVESTORS, INC.
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)
	Nine Months Ended September 30, 2014
	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Pro Forma Combined
	AA	BB	CC
Revenue:
Rental income	$289,696	$—	$127,941	$28,329	DD	$445,966
Income from direct financing leases	42,441	—	1,103	—		43,544
Mortgage interest income	36,132	—	2,160	—		38,292
Other investment income – net	5,197	—	1,232	—		6,429
Total operating revenue	373,466	—	132,436	28,329		534,231
Expenses:
Depreciation and amortization	92,856	—	31,470	31,574	EE	155,900
General and administrative	18,781	—	16,960	—		35,741
Acquisition costs	399	—	3,813	—		4,212
Impairment on real estate properties	3,660	—	2,341	—		6,001
Provisions for uncollectable mortgages, notes and accounts receivable	2,730	—	3,509	—		6,239
Total operating expenses	118,426	—	58,093	31,574		208,093
Income before other income and expense	255,040	—	74,343	(3,245)		326,138
Other income (expense):
Interest income	36	—	—	—		36
Interest expense	(87,401)	—	(36,489)	17,005	FF	(106,885)
Interest – amortization of deferred financing costs	(3,111)	(747)	(2,944)	2,944	GG	(3,858)
Interest – refinancing costs	(3,068)	—	(501)	501	HH	(3,068)
Total other expense	(93,544)	(747)	(39,934)	20,450		(113,775)
Income before gain (loss) on assets sold	161,496	(747)	34,409	17,205		212,363
Gain/(loss) on assets sold – net	2,863	—	(2,458)	—		405
Net income	164,359	(747)	31,951	17,205		212,768
Net income allocable to noncontrolling interest – operating partnerships	—	—	(6,662)	(5,168)	II	(11,830)
Net income allocable to stockholders	$164,359	$(747)	$25,289	$12,037		$200,938
Per Share – Basic:
Weighted average shares – basic	126,132		43,577	1,918	JJ	171,627
Net income available to stockholders	$1.30		$0.58			$1.17
Per Share – Diluted:
Weighted average shares – diluted	126,895		57,128	(1,358)	JJ	182,665
Net income available to stockholders	$1.30		$0.56			$1.16

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
Note 1. Basis of Pro Forma Presentation
Omega has one reportable segment consisting of investments in healthcare-related real estate properties. Omega’s core business is to provide financing and capital to the long-term healthcare industry with a particular focus on SNFs located in the United States. Omega’s core portfolio consists of long-term leases and mortgage agreements. All of Omega’s leases are “triple-net” leases, which require the tenants to pay all property-related expenses. Omega’s mortgage revenue is derived from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.
On October 30, 2014, Omega, Merger Sub, the Omega Partnership, Aviv and the Aviv Partnership entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Aviv will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.
The merger, including transaction and funding related costs, is currently expected to be funded through:
•
the assumption, by Omega, of indebtedness with a fair value of approximately $1.2 billion (as of September 30, 2014) of which Omega anticipates repaying $1.0 billion;

•
the issuance, by Omega, of approximately 45.5 million shares of Omega’s common stock, par value $0.10 per share; and

•
the issuance, by Omega, of approximately 10.3 million partnership units which are redeemable for cash or Omega common stock.

On December 17, 2014, Aviv, through an indirect wholly-owned subsidiary of Aviv’s operating partnership, acquired 28 properties located in five states. These properties were acquired for $305.0 million, excluding related acquisition expenses of  $1.3 million. Aviv funded the acquisition of these properties with a combination of availability under its line of credit of  $125.0 million and the issuance of  $180.0 million of secured debt on the properties.
Note 2. Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet
A.
Represents the historical condensed consolidated balance sheet of Omega as of September 30, 2014, as contained in the unaudited historical condensed consolidated financial statements and notes thereto filed on Form 10-Q and incorporated by reference herein.

B.
Represents the estimated deferred financing costs expected to be incurred related to increasing Omega’s credit facility by $550 million. Omega is increasing the credit facility to ensure it has the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

C.
Represents adjustments related to Omega’s acquisition of Aviv, which is expected to close in early 2015. The preliminary estimated fair value of assets to be acquired and consideration to be given is as follows (dollars in thousands):

Preliminary estimated fair value of real estate properties acquired	$2,872,647
Preliminary estimated fair value of direct financing leases acquired	13,480
Preliminary estimated fair value of mortgages notes acquired	27,684
Preliminary estimated fair value of other investments acquired	15,588
Total preliminary estimated fair value of investments acquired	2,929,399
Preliminary estimated fair value of other assets acquired, including goodwill	539,006
Total preliminary estimated fair value of total assets acquired	$3,468,405

Estimated equity to be issued(1)	$1,777,502
Estimated partnership units to be issued(1)	401,444
Estimated repayment of debt (see note H)	1,016,746
Assumption of debt (see note I)	180,000
Assumption of other liabilities	92,713
Total consideration to be given	$3,468,405

(1)
Omega anticipates issuing approximately 45.5 million shares of common stock in the merger, and approximately 10.3 million Omega partnership units in exchange for 11.4 million Aviv partnership units. The Omega partnership units will initially be exchangeable for 10.3 million shares of Omega common stock. The estimated issuance price per share is based on the closing price of Omega’s common stock on the New York Stock Exchange on December 31, 2014. The purchase price will be adjusted based on the share price of Omega’s common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated value of the assets acquired, including goodwill, is subject to change. If the price per share of Omega’s common stock were to increase by 1% or decrease by 1%, the value of the shares and partnership units issued would increase or decrease by approximately $22 million, respectively.

D.
Represents Omega’s preliminary purchase price allocation based on estimated fair value of real estate assets acquired and leases assumed as follows (dollars in thousands):

Land	$281,788
Building and improvements	2,590,859
Real estate properties – net	$2,872,647
In-place lease intangibles	$154(a)
Customer relationships	236(a)
Above market lease intangible	15,072(a)
$15,462
Below market lease liability	$21,074(b)

(a)
Included in Other assets

(b)
Included in Accounts payable and other liabilities

E.
Represents Omega’s preliminary purchase price allocations based on estimated fair value to direct financing leases, mortgage notes and other investments acquired as follows (dollars in thousands):

Direct financing leases acquired	$13,480
Mortgages notes acquired	$27,684
Other investments acquired	$15,588
F.
Represents the preliminary estimated fair value of other assets anticipated to be acquired, including the other assets acquired identified in footnote D (a), accounts receivable, prepaid expenses, cash and deposits.

G.
Represents the estimated goodwill resulting from the merger. As noted in footnote C (1), the purchase price will be adjusted based on the share price of Omega’s common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated fair value of the assets acquired, including goodwill, is subject to change.

H.
Represents amounts that Omega anticipates borrowing under its revolving credit facility to (i) fund estimated transaction costs of approximately $56.3 million and (ii) repay (or, as the case may be, to escrow for the redemption of) debt that Omega expects to assume at closing, including borrowings under Aviv’s credit facility, secured borrowing agreement and notes payable with an estimated fair value of approximately $1.02 billion.

I.
Represents the debt that Omega expects to assume, excluding the debt Omega expects to repay (or for the redemption of which Omega expects to escrow funds) at closing. The estimated fair value of the debt is $180.0 million, which approximates the stated loan amount.

J.
Represents the estimated fair value of accounts payable and other liabilities assumed as part of the merger.

K.
Represents the estimated par value of Omega’s common stock to be issued (45.5 million at $0.10 per share).

L.
Represents the estimated value of the additional paid in capital of shares to be issued (45.5 million at $38.97 per share). The share price was based on the closing price of Omega’s shares on the New York Stock Exchange as of December 31, 2014.

M.
Represents the estimated transaction costs.

N.
Represents the estimated value of approximately 10.3 million Omega partnership units issued in exchange for 11.4 million Aviv partnership units. The share price was based on the closing price of Omega’s shares on the New York Stock Exchange as of December 31, 2014.

Note 3 Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations
AA.
Represents the historical consolidated statements of operations of Omega for the nine months ended September 30, 2014 (unaudited) and for the year ended December 31, 2013 as contained in the historical consolidated financial statements included in previous filings with the Securities and Exchange Commission and incorporated by reference herein.

BB.
Represents the estimated amortization of additional deferred financing costs related to increasing Omega’s credit facility. Omega is increasing the credit facility to ensure it has the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

CC.
Represents the historical consolidated statements of operations of Aviv for the nine months ended September 30, 2014 (unaudited) and for the year ended December 31, 2013 as contained in the historical consolidated financial statements included in previous filings with the Securities and Exchange Commission and incorporated by reference herein.

DD.
Represents (i) an adjustment to reflect the straight-line impact on Aviv’s existing leases as if the merger occurred on January 1, 2013, (ii) an adjustment to reflect the straight-line rental impact of Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2013 and (iii) the amortization of above and below market leases assumed. The following table highlights the components of the revenue adjustments for the periods presented (dollars in thousands):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to reflect the impact of Aviv’s existing leases	$6,097	$5,752
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	29,391	22,043
Adjustment to reflect (above)/below market leases assumed – net	589	534
	$36,077	$28,329

EE.
Represents (i) an adjustment to reflect depreciation and amortization expense on Aviv’s existing facilities assuming the merger occurred on January 1, 2013 based on the fair value of the assets acquired, and (ii) an adjustment to reflect depreciation and amortization expense on Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2013. The following table highlights the components of the adjustments for the periods presented (dollars in thousands):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to reflect the impact of Aviv’s existing facilities	$31,587	$23,916
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	10,210	7,658
	$41,797	$31,574

FF.
Represents the estimated interest expense that Omega would have incurred assuming the merger occurred on January 1, 2013. Omega plans to repay all Aviv debt, other than the $180 million of secured debt issued by Aviv as part of the 28 facility acquisition, through borrowings of $1.02 billion on its credit facility. The interest expense adjustment replaces Aviv’s historical interest with the estimated interest expense that would have been recorded if the borrowings outstanding consisted of  (i) $1.02 billion of borrowings under Omega’s credit facility, (ii) $56.3 million of borrowings to fund the transaction related expenses and (iii) $180 million of secured borrowings.

GG.
Represents the elimination of Aviv’s historical interest — amortization of deferred financing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility; therefore, amortization of deferred financing costs related to Aviv’s debt would not have existed.

HH.
Represents the elimination of Aviv’s historical interest — refinancing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility borrowings; therefore, no interest refinancing costs would have existed.

II.
Represents the additional portion of net income allocable to the noncontrolling interest — operating partnership that results from the merger and the impact of the above noted adjustments.

JJ.
Represents the impact to the weighted average shares outstanding assuming the merger occurred on January 1, 2013. Omega expects to issue approximately 45.5 million common shares in exchange for Aviv's common stock and net common stock equivalents outstanding as of September 30, 2014. It also expects to issue approximately 10.3 million partnership units in exchange for 11.4 million Aviv's partnership units outstanding as of September 30, 2014.

Unaudited Comparative Per Share Information
The following tables set forth, for the nine months ended September 30, 2014 and for the fiscal year ended December 31, 2013, selected per share information for shares of Omega common stock on a historical and pro forma combined basis and for shares of Aviv common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger. Omega will account for the merger as a business combination with Omega treated as the acquirer of Aviv for accounting purposes. The data is derived from and should be read in conjunction with the Omega and Aviv audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of Omega and Aviv and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are incorporated by reference and included elsewhere in this joint proxy statement/prospectus. The Aviv adjusted historical information reflects Aviv’s acquisition of 28 properties for $305 million on December 17, 2014, and is based on Aviv’s unaudited pro forma consolidated statement of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 included in Aviv’s Current Report on Form 8-K, as filed with the SEC on December 23, 2014 and incorporated by reference into this joint proxy statement/prospectus.

The pro forma consolidated Aviv equivalent information shows the effect of the merger from the perspective of an owner of shares of Aviv common stock.
The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.
The pro forma income from continuing operations per share includes the combined income from continuing operations of Omega and Aviv on a pro forma basis as if the transactions were completed on January 1, 2013.
	Omega		Aviv
	Historical	Pro Forma Combined	Adjusted Historical	Pro Forma Equivalent
For the nine months ended September 30, 2014
Income available to common stockholders
Basic	$1.30	$1.17	$0.73	$1.05
Diluted	$1.30	$1.16	$0.70	$1.05
Dividends per share	$1.50	$1.38	$1.08	$1.24
Book value per share	$11.08	$19.32	$13.25	$17.39
	Omega		Aviv
	Historical	Pro Forma Combined	Adjusted Historical	Pro Forma Equivalent
For the year ended December 31, 2013
Income per available to common stockholders
Basic	$1.47	$1.27	$0.75		$1.14
Diluted	$1.46	$1.25	$0.74		$1.13
Dividends per share	$1.86	$1.70	$1.40		$1.53
Book value per share	$11.01	N/A	$12.80	$	N/A

Comparative Omega and Aviv Market Price and Distribution Information
Omega’s Market Price Data
The shares of Omega common stock are listed on the NYSE under the symbol “OHI.” This table sets forth, for the periods indicated, the high and low closing per share sales prices of Omega common stock, as reported on the NYSE composite transaction reports, and distributions declared per share of Omega common stock.
	Price Per Omega Common Share				Distributions Declared Per Omega Common Share
	High		Low
2013
First Quarter		$30.36		$24.30		$0.45
Second Quarter		$37.61		$29.11		$0.46
Third Quarter		$34.15		$27.51		$0.47
Fourth Quarter		$33.89		$29.79		$0.48
2014
First Quarter		$33.65		$29.56		$0.49
Second Quarter		$38.10		$33.35		$0.50
Third Quarter		$38.68		$34.00		$0.51
Fourth Quarter		$40.29		$34.26		$0.52
2015
First Quarter (through )	$		$		$
Omega Recent Closing Prices
The following table sets forth the closing per share sales prices of shares of Omega common stock as reported on the NYSE on October 30, 2014, the last full trading day before the public announcement of the execution and delivery of the merger agreement by Omega and Aviv, and on            , 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus:
	Omega Common Shares
October 30, 2014		$38.85
, 2015	$
The market price of shares of Omega common stock will fluctuate between the date of this joint proxy statement/prospectus and the merger effective time.

Aviv’s Market Price Data
The shares of Aviv common stock are listed on the NYSE under the symbol “AVIV.” This table sets forth, for the periods indicated, the high and low closing per share sales prices of Aviv common stock, as reported on the NYSE composite transaction reports, and distributions declared per share of Aviv common stock.
	Price Per Aviv Common Share				Distributions Declared Per Aviv Common Share
	High		Low
2013
First Quarter		$24.06		$22.55	$	N/A
Second Quarter		$30.45		$23.70		$0.384
Third Quarter		$26.29		$21.64		$0.36
Fourth Quarter		$26.00		$22.80		$0.36
2014
First Quarter		$25.98		$23.00		$0.36
Second Quarter		$29.21		$24.22		$0.36
Third Quarter		$29.26		$26.35		$0.36
Fourth Quarter		$35.57		$26.29	$
2015
First Quarter (through )	$		$		$
Aviv Recent Closing Prices
The following table sets forth the closing per share sales prices of shares of Aviv common stock as reported on the NYSE on October 30, 2014, the last full trading day before the public announcement of the execution and delivery of the merger agreement by Omega and Aviv, and on            , 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus:
	Aviv Common Shares
October 30, 2014		$30.10
, 2015	$
The market price of shares of Aviv common stock will fluctuate between the date of this joint proxy statement/prospectus and the merger effective time.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of Omega or Aviv common stock, as applicable. In addition, you should read and consider the risks associated with each of the businesses of Omega and Aviv because these risks will also affect Omega following the merger. These risks can be found in Omega’s and Aviv’s respective Annual Reports on Form 10-K, as amended, for the year ended December 31, 2013, and other reports filed by Omega and Aviv with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
Risk Factors Relating to the Merger
The exchange ratio is fixed and will not be adjusted in the event of any change in either Omega’s or Aviv’s stock price.
Upon the closing of the merger, each share of Aviv common stock will be converted into the right to receive 0.90 of a share of Omega common stock, with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Omega common stock or Aviv common stock. Changes in the price of Omega common stock prior to the merger will affect the market value of the merger consideration that Aviv stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond either company’s control), including the following factors:
•
market reaction to the announcement of the merger and Omega’s prospects following the merger effective time;

•
changes in the business, operation, assets, liabilities, financial position and prospects of either company or in market assessments thereof;

•
changes in the operating performance of Omega, Aviv or similar companies;

•
changes in market valuations of similar companies;

•
market assessments of the likelihood that the merger will be completed;

•
interest rates, general market and economic conditions and other factors generally affecting the price of Omega’s and Aviv’s common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which Aviv and Omega operate;

•
dissident stockholder activity;

•
changes that affect Omega’s and Aviv’s industry, the U.S. or global economy, or capital, financial or securities markets generally; and

•
other factors beyond the control of either Omega or Aviv, including those described or referred to elsewhere in “Risk Factors.”

The price of Omega common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the Omega and Aviv special meetings. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Omega common stock during the period from October 30, 2014, the last trading day before public announcement of the merger, through            , 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.90 shares of Omega common stock represented a market value ranging from a low of  $      to a high of  $      .

Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Omega common stock that Aviv stockholders will receive upon completion of the merger. As a result, you should consider the following two risks:
•
If the market price of Omega common stock declines between the date the merger agreement was signed or the date of the Aviv special meeting and the merger effective time, Aviv stockholders will receive shares of Omega common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Aviv special meeting, respectively.

•
If the market price of Omega common stock increases between the date the merger agreement was signed or the date of the Omega special meeting and the merger effective time, Aviv stockholders will receive shares of Omega common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio when the merger agreement was signed or the date of the Omega special meeting, respectively.

Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed. Failure to complete the merger could have material adverse effects on Omega and Aviv.
The completion of the merger is subject to a number of conditions, including the approval by Omega stockholders of the Omega Stock Issuance and the Omega Stock Charter Amendment and the approval by Aviv stockholders of the Merger Approval Proposal, which make the completion and the timing of the completion of the merger uncertain. See “The Merger Agreement — Conditions to Completion of the Merger.” In addition, either Omega or Aviv may terminate the merger agreement if the merger is not completed by May 31, 2015, subject to extension as described in the merger agreement, so long as its failure to perform the merger agreement has not resulted in the failure of the merger to be completed by such date.
There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be completed. Failure to consummate the merger may adversely affect Omega’s or Aviv’s results of operations and business prospects for the following reasons, among others:
•
each of Omega and Aviv will incur certain transaction costs, regardless of whether the merger closes;

•
the proposed merger, whether or not it closes, will divert the attention of certain management and other key employees of Omega and Aviv from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Omega or Aviv, respectively; and

•
the market price of shares of Omega and Aviv common stock could decline to the extent that the current market price reflects, and is positively affected by, a market assumption that the transactions contemplated by the merger agreement will be completed.

There may be unexpected delays in the consummation of the merger, which could impact the ability to timely achieve the benefits associated with the merger.
The merger agreement provides that either Omega or Aviv may terminate the merger agreement if the merger has not occurred by May 31, 2015, subject to extension as described in the merger agreement. See “The Merger Agreement — Covenants and Agreements — Financing.” Certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include failure to timely receive stockholder approval, failure to consummate the partnership combination or failure to satisfy the other closing conditions to which the merger is subject. Neither Omega nor Aviv can assure you that the conditions to the completion of the merger will be satisfied or waived, if permitted, or that any adverse effect, event, development or change will not occur, or provide any assurances as to whether or when the merger will be completed. Any delay in the completion of the merger could materially reduce the benefits expected to be obtained by Omega and Aviv in the merger.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Aviv or Omega from making a favorable proposal and, in specified circumstances, could require Omega or Aviv to pay a termination fee of  $65 million to the other party.
The merger agreement contains certain provisions that restrict Aviv’s ability to solicit, initiate, knowingly encourage or facilitate or, subject to certain exceptions, engage in discussions or negotiations with respect to, or enter into any acquisition agreement with respect to, a competing acquisition proposal. Further, even if the Aviv board of directors withdraws or qualifies its recommendation with respect to approval of the merger and the other transactions contemplated by the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Aviv will still be required to submit the merger and the other transactions contemplated by the merger agreement to a vote at the Aviv special meeting. In addition, Omega generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any competing acquisition proposal before the Aviv board of directors may withdraw or qualify its recommendation with respect to the merger. The merger agreement also contains provisions that restrict Omega’s ability to approve or effect other merger transactions. See “The Merger Agreement — Covenants and Agreements — Non-Solicitation” and “The Merger Agreement — Termination of the Merger Agreement.”
Aviv will be required to pay to Omega a termination fee of  $65 million in certain circumstances, including if Omega terminates the merger agreement because the Aviv board of directors changes its recommendation with respect to the merger prior to the approval of the merger by Aviv stockholders, Aviv breaches the non-solicitation provisions described above in any material respect or Aviv terminates the merger agreement to enter into a definitive agreement that constitutes a superior proposal. Omega will be required to pay to Aviv a termination fee of  $65 million in certain circumstances, including if Aviv terminates the merger agreement because the Omega board of directors changes its recommendation with respect to the merger prior to the approval of the Omega Stock Issuance by Omega stockholders. See “The Merger Agreement — Termination of the Merger Agreement — Termination Fee.”
These provisions could discourage a potential competing acquirer or merger partner that might have an interest in acquiring all or a significant portion of Aviv’s portfolio from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share market value proposed to be received or realized in the transactions contemplated by the merger agreement. These provisions also might result in a potential competing acquirer or merger partner proposing to pay a lower price to holders of Aviv common stock than it might otherwise have proposed to pay because of the added expense of the $65 million termination fee that may become payable to Omega. Similarly, such provisions could discourage a potential party that might have an interest in Omega from pursuing a transaction while the merger with Aviv is pending, even if such transaction would be in the best interests of Omega’s stockholders.
If the merger agreement is terminated and after the termination either Omega or Aviv determines to seek another business combination, Omega or Aviv, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions contemplated by the merger agreement.
The pendency of the merger could adversely affect the business and operations of Omega and Aviv.
In connection with the pending merger, some tenants, operators, borrowers, managers or vendors may delay or defer decisions related to their business dealings with Aviv, which could negatively impact the revenues, earnings, cash flows or expenses of Aviv, regardless of whether the merger is completed. Similarly, employees of Aviv may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of Aviv to attract and retain key personnel during the pendency of the merger. In addition, due to operating covenants in the merger agreement, each of Omega and Aviv may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business without the consent of the other, even if such actions would prove beneficial Omega or Aviv, respectively.

Certain of Omega’s and Aviv’s respective directors and officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Omega’s and Aviv’s stockholders generally, which may create potential conflicts of interest or the appearance thereof.
Certain of Omega’s and Aviv’s respective directors and officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Omega’s and Aviv’s stockholders generally, which may create potential conflicts of interest or the appearance thereof. With respect to Aviv, such interests include, among other interests, the receipt of by Aviv’s non-employee directors and executive officers of consideration in respect of their outstanding equity awards, a new employment that Omega intends to enter into with Steven Insoft, severance and separation payments to which certain executive officers may be entitled in connection with the merger, the acceleration of certain equity awards in connection with the merger, and the ownership of Aviv Partnership units. See “The Merger — Interests of Aviv’s Directors and Executive Officers in the Merger.” With respect to Omega, such interests include, among other interests, the relationship of Thomas F. Franke, a director of Omega, with Laurel Health Care, an operator of properties which include 23 SNFs, 4 assisted living facilities, one independent living facility and one office building, recently acquired by Aviv. See “The Merger —  Interests of Omega’s Directors and Executive Officers in the Merger.” The Omega and Aviv boards of directors, as applicable, were aware of these interests, among other matters, in approving the merger agreement and the merger, and in recommending that Omega stockholders vote for the Omega Stock Issuance proposal and Aviv stockholders vote for the Merger Approval Proposal. See “The Merger — Interests of Omega’s Directors and Executive Officers in the Merger” and “The Merger —  Interests of Aviv’s Directors and Executive Officers in the Merger.”
The ownership percentage of Omega and Aviv common stockholders will be diluted by the merger.
The merger will dilute the ownership percentage of Omega common stockholders and result in Aviv common stockholders having an ownership stake in Omega following the merger effective time that is smaller than their current stake in Aviv. Upon completion of the merger, Omega estimates that legacy Omega stockholders will own approximately 70% of the outstanding Omega common stock on a fully diluted basis and former Aviv stockholders will own approximately 30% of the outstanding Omega common stock on a fully diluted basis after giving effect to the issuance of Omega Partnership units in respect of the outstanding Aviv Partnership units and various assumptions regarding share issuances by Omega prior to the merger effective time. Consequently, Aviv stockholders, as a general matter, may have less influence over the management and policies of Omega after the merger effective time than they currently exercise over the management and policies of Aviv.
The fairness opinions obtained from the financial advisors to the Omega board of directors and the Aviv board of directors will not reflect subsequent developments.
In connection with the proposed merger, the Omega board of directors received an oral opinion on October 30, 2014, later confirmed by delivery of a written opinion from Morgan Stanley & Co. LLC, dated as of October 30, 2014, and the Aviv board of directors received a written opinion from Goldman, Sachs & Co., dated as of October 31, 2014, in each case regarding the fairness of the exchange ratio to be paid and/or received in the merger. The opinions do not reflect developments that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of Omega or Aviv, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of Omega or Aviv. See “The Merger — Opinion of Omega’s Financial Advisor” and “The Merger —  Opinion of Aviv’s Financial Advisor.”
The shares of Omega common stock to be received by Aviv common stockholders as a result of the merger will have rights different from the shares of Aviv common stock.
Upon completion of the merger, the rights of former Aviv common stockholders who become Omega common stockholders will be governed by the charter and bylaws of Omega and the Maryland General Corporation Law. The rights associated with Aviv common stock are different from the rights associated with Omega common stock. See “Comparison of Rights of Omega Stockholders and Aviv Stockholders.”

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and the operating results and financial condition of Omega following completion of the transactions contemplated by the merger agreement may differ and such differences may be material.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Omega’s actual financial position or results of operations would have been had the transactions contemplated by the merger agreement been completed on the dates indicated. Further, Omega’s actual results and financial position following the completion of the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Omega as of the merger effective time. In addition, subsequent to the merger closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See “Summary — Unaudited Pro Forma Condensed Consolidated Financial Information.”
Risks Relating to an Investment in Omega Common Stock Following the Merger
Omega expects to incur substantial expenses related to the merger.
Omega will incur substantial expenses in connection with consummating the merger and integrating Aviv’s business, operations, networks, systems, technologies, policies and procedures with its own. While Omega expects to incur a certain level of transaction and integration expenses, factors beyond Omega’s control could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that Omega expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.
The future results of Omega will suffer if Omega does not effectively manage its expanded portfolio and operations following the merger.
The merger is expected to result in certain benefits to Omega, including, among others, providing Omega with the potential to significantly grow its healthcare real estate portfolio with stable and diversified assets and expand its relationships with tenants and operators to produce future acquisition and development opportunities. There can be no assurance, however, regarding when or the extent to which Omega will be able to realize these benefits, which may be difficult, unpredictable and subject to delays. The merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Omega and Aviv. It is possible that the integration process could result in the distraction of Omega’s management, the disruption of Omega’s ongoing business or inconsistencies in Omega’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with operators, vendors and employees or to fully achieve the anticipated benefits of the merger. There may also be potential unknown or unforeseen liabilities, increased expenses, delays or regulatory conditions associated with integrating Aviv’s portfolio into Omega’s.
Following the merger, Omega will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of Omega will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. There can be no assurance that Omega’s expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
Following the merger, the combined company may be unable to retain key employees.
The success of Omega after the merger will depend in part upon its ability to retain key Aviv and Omega employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that Omega, Aviv and, following the merger, the combined company will be able to retain key employees to the same extent as in the past.
The market price of Omega common stock may decline as a result of the merger.
The market price of Omega common stock may decline as a result of the merger for a number of reasons, including if Omega does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on Omega’s financial results is not consistent with the expectations of financial or industry analysts. In addition, if the merger is consummated, Omega’s stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in Omega if the merger is consummated, or for other reasons may wish to dispose of some or all of their shares of Omega common stock. If, following the consummation of the merger, there is selling pressure on Omega common stock that exceeds demand at the market price, the price of Omega common stock could decline.
Omega cannot assure you that it will be able to continue paying distributions at the rate currently paid by Omega.
As noted elsewhere in this joint proxy statement/prospectus, Omega expects to continue its current distribution practices following the merger. However, Omega common stockholders may not receive distributions following the merger equivalent to those currently paid by Omega for various reasons, including the following:
•
as a result of the merger and the issuance of shares of Omega common stock in connection with the merger, the total amount of cash required for Omega to pay dividends at its current rate will increase;

•
Omega may not have enough cash to pay such distributions due to changes in Omega’s cash requirements, capital spending plans, cash flows or financial position or as a result of unknown or unforeseen liabilities incurred in connection with the merger;

•
decisions on whether, when and in what amounts to make any future distributions will remain at all times entirely at the discretion of the Omega board of directors, which reserves the right to change Omega’s dividend practices at any time and for any reason;

•
Omega may desire to retain cash to maintain or improve its credit ratings; and

•
Omega’s declaration and payment of distributions is subject to compliance with restrictions contained in Omega’s debt instruments, including its revolving credit facility and senior notes, and may be subject to restrictions in similar instruments and agreements governing future debt that Omega may incur.

Omega’s stockholders have no contractual or other legal right to distributions that have not been declared.
Legal Risks Related to the Merger
An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.
Stockholders of Aviv may file lawsuits challenging the merger, which may name Omega as a defendant. As of            , 2015 four lawsuits have been filed by purported stockholders of Aviv. All of these lawsuits name Aviv, the Aviv Board, Aviv Partnership, Omega, Merger Sub and Omega Partnership as defendants. Some of these lawsuits also name other parties, including Aviv’s CEO and other Aviv-related entities, as additional defendants. All of the named plaintiffs claim to be Aviv stockholders and purport to represent all holders of Aviv common stock. Each complaint generally alleges that the Aviv Board breached fiduciary duties owed to the plaintiffs and the other public stockholders of Aviv, and that Omega, Merger Sub and/or Omega Partnership aided and abetted those breaches. Several of these complaints assert both direct and derivative claims. Among other remedies, the complaints seek injunctive relief prohibiting the defendants from completing the proposed merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees.
Omega and Aviv cannot assure you as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the completion of the merger in the expected timeframe, or may prevent it from being completed altogether. Whether or not any plaintiff’s claim is successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of Omega’s and Aviv’s businesses.
Counterparties to certain significant agreements with Aviv may have consent rights in connection with the mergers.
Aviv is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions or otherwise. Under certain of these agreements, the mergers may constitute a “change in control” or otherwise give rise to consent rights and, therefore, the counterparty may assert its rights in connection with the mergers. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements, and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under other agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.
Tax Risks
Omega may incur adverse tax consequences if Aviv has failed or fails to qualify as a REIT for United States federal income tax purposes.
Each of Omega and Aviv has operated in a manner that it believes has allowed it to qualfiy as a REIT for U.S. federal income tax purposes under the Internal Revenue Code and intends to continue to do so through the time of the merger. Omega intends to operate in a manner that it believes allows it to qualify as a REIT after the merger. Neither Omega nor Aviv has requested or plans to request a ruling from the Internal Revenue Service, which we refer to as the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership (which Omega will do after the merger). The determination of various factual matters and circumstances not entirely within the control of Omega or Aviv may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Omega and Aviv must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any capital gains.
If Aviv has failed or fails to qualify as a REIT for United States federal income tax purposes and the merger is completed, Omega may inherit significant tax liabilities and could lose its REIT status. Even if Omega retains its REIT status, if Aviv loses its REIT status for a taxable year before the merger or that includes the merger, Omega will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:
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Omega, as the successor by merger to Aviv, would generally inherit any corporate income tax liabilities of Aviv, including penalties and interest;

•
Omega would be subject to tax on the built-in gain on each asset of Aviv existing at the time of the merger if Omega were to dispose of an Aviv asset during a specified period (generally ten years) following the merger; and

•
Omega could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Aviv for taxable periods that it did not qualify as a REIT.

As a result of these factors, Aviv’s failure before the merger to qualify as a REIT could impair Omega’s ability after the merger to expand its business and raise capital, and could materially adversely affect the value of Omega’s common stock.
Finally, Aviv has availed itself of the self-determination provisions and the deficiency dividend procedures under the REIT sections of the Internal Revenue Code and supporting Treasury Regulations and IRS pronouncements to remedy certain potential technical violations of the REIT requirements. If there is an adjustment to Aviv’s REIT taxable income or dividends paid deductions as a result of Aviv taking such action, or other determinations by the IRS, Omega could be required to further implement the deficiency dividend procedures in order to maintain Aviv’s REIT status or take other steps to remedy any past non-compliance by Aviv. Any such further implementation of the deficiency dividend procedures could require Omega to make significant distributions to its stockholders and to pay significant penalties and interest to the IRS, which could impair Omega’s ability after the merger to expand its business and raise capital, reduce its cash available for distribution to its stockholders and materially adversely affect the value of Omega’s common stock.
The merger may have adverse tax consequences.
The merger is intended to qualify as a “reogranization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Bryan Cave LLP, counsel to Omega, and Sidley Austin LLP, counsel to Aviv, each render an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of Aviv common stock generally would recognize a gain or loss, as applicable, equal to the difference between (i) the sum of the cash and the fair market value of the shares of Omega common stock received in the merger and (ii) the Aviv stockholder’s adjusted tax basis in its shares of Aviv common stock. Since only Omega common stock will be exchanged for Aviv common stock in the merger, Aviv stockholders will need to use cash from other sources or may be required to sell their Omega common stock received in the merger in or to satisfy the resulting tax liability. See “Material U.S. Federal Income Tax Consequences.”
Other Risks
Omega and Aviv face other risks.
The foregoing risks are not exhaustive, and you should be aware that, following the merger, the combined company will face various other risks, including those discussed in reports filed by Omega and Aviv with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, including information included or incorporated by reference into this joint proxy statement/prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements regarding Omega’s, Aviv’s or their respective operators’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “seek,” “target,” “goal,” “project,” “estimate,” “will” and other similar expressions or the negative form of the same are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the companies’ expectations.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Omega’s and Aviv’s control. These include the factors described under “Risk Factors,” as well as:
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the possibility that the proposed transactions will not close, including by the failure to obtain applicable stockholder approvals or the failure to satisfy other closing conditions under the merger agreement or by the termination of the merger agreement;

•
the possibility that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;

•
unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the merger agreement, whether or not completed;

•
each company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;

•
increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;

•
each company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•
each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•
the outcome of any legal proceedings that may be instituted against Omega, Aviv or others following announcement of the merger;

•
changes in the financial position of each company’s operators and borrowers;

•
the ability and willingness of each company’s operators to renew their leases with the company upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the operators or in the event the company exercises its right to replace an existing operator upon default;

•
year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators and each company’s earnings;

•
the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations on each company’s operators and borrowers, and the ability of those operators and borrowers to accurately estimate the magnitude of those claims;

•
the nature and extent of future competition;

•
changes in general economic conditions and/or economic conditions in the markets in which each company may, from time to time, compete and the effect of those changes on the company’s revenues and its ability to access the capital markets or other sources of funds; and

•
the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates.

The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Omega’s and Aviv’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward looking statements concerning Omega, Aviv and the transactions contemplated by the merger agreement or other matters attributable to Omega or Aviv or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.
All forward looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward looking statements that Omega, Aviv or persons acting on their behalf may issue.
Except as otherwise required by applicable law, Omega and Aviv disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section. See “Where You Can Find More Information; Incorporation by Reference.”

THE COMPANIES
Omega Healthcare Investors, Inc.
Omega Healthcare Investors, Inc., which we refer to as Omega, is a self-administered real estate investment trust, which we refer to as a REIT, investing in income-producing healthcare facilities, principally long-term care facilities, located in the United States. Omega provides lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted listing facilities, which we refer to as ALFs, independent living facilities and rehabilitation and acute care facilities, which we refer to as specialty facilities.
As of September 30, 2014, Omega’s portfolio of investments consisted of 562 operating healthcare facilities located in 37 states and operated by 50 third-party operators. We use the term “operator” to refer to Omega’s tenants and mortgagees and their affiliates which manage and/or operate Omega’s properties. As of September 30, 2014, Omega’s portfolio of investments consisted of:
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477 SNFs, 19 ALFs and 11 specialty facilities; and

•
fixed rate mortgages on 53 SNFs and 2 ALFs.

As of September 30, 2014, Omega’s gross investments in these facilities totaled approximately $4.3 billion, with 99% of its real estate investments related to long-term healthcare facilities. In addition, Omega held other investments of approximately $51.9 million at September 30, 2014, consisting primarily of secured loans to third-party operators of its facilities.
Omega was incorporated in the State of Maryland on March 31, 1992. Omega’s principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and its telephone number is (410) 427-1700. Additional information regarding Omega is set forth in documents on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
Aviv REIT, Inc.
Aviv is a self-administered REIT specializing in the ownership and triple-net leasing of post-acute and long-term care SNFs and other healthcare properties in the United States through Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, which we refer to as the Aviv Partnership.
Aviv does not conduct business itself, other than acting as the sole general partner of the Aviv Partnership, issuing public equity from time to time and guaranteeing the unsecured debt of the Aviv Partnership. Instead, the Aviv Partnership indirectly holds all real estate assets of the company, and generates its cash rental stream by triple-net leasing its properties to third-party operators who have responsibility for the operation of the facilities. Leases typically include rent escalation provisions designed to provide the Aviv Partnership with organic growth in its rental stream.
As of September 30, 2014, the Aviv Partnership’s portfolio consisted of 313 properties located in 29 states and operated by 38 third-party operators. In addition, the Aviv Partnership derives income from other investments, consisting primarily of secured loans to third-party operators of its facilities.
Aviv was incorporated in the State of Maryland on July 30, 2010. The Aviv Partnership was formed on July 30, 2010, and was the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities. Aviv’s principal offices are located at 303 W. Madison Street, Suite 2400, Chicago, Illinois 60606, and its telephone number is (312) 855-0930. Additional information regarding Aviv and the Aviv Partnership is set forth in documents on file with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Merger Sub
OHI Healthcare Properties Holdco, Inc., a wholly owned subsidiary of Omega, which we refer to as Merger Sub, is a Delaware corporation formed on October 22, 2014, for the purpose of effecting the merger. Upon completion of the merger, Aviv will be merged with and into Merger Sub and the name of the combined company will be OHI Healthcare Properties Holdco, Inc. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.
The Combined Company Following the Merger
Omega and Aviv expect that following the merger, Omega will be the largest REIT in the United States focused primarily on SNFs as measured by number of properties. Based on Omega and Aviv properties as of September 30, 2014, following the completion of the merger, Omega is expected to have a portfolio of investments of 875 facilities located in 41 states with over 80,000 available beds and operated by 83 different operators.

THE OMEGA SPECIAL MEETING
Date, Time, Place and Purpose of Omega’s Special Meeting
The special meeting of the stockholders of Omega will be held at                , on            , 2015, commencing at       a.m., local time. At the Omega special meeting, Omega stockholders will be asked to vote on the following proposals:
1.
a proposal to approve the issuance of shares of Omega common stock to be issued in the merger, which we refer to as the Omega Stock Issuance;

2.
a proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance, which we refer to as the Omega Stock Charter Amendment;

3.
a proposal to amend Omega’s charter to declassify Omega’s board of directors and provide that directors shall be elected for one-year terms, which we refer to as the Omega Declassification Charter Amendment;

4.
a proposal to amend Omega’s charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment; and

5.
a proposal to approve the adjournment of the Omega special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal, which we refer to as the Omega Adjournment Proposal.

Recommendation of the Omega Board
The Omega board of directors has carefully considered the terms of the merger agreement and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and directed that the foregoing proposals be submitted for consideration at the Omega special meeting. The Omega board of directors unanimously recommends that the Omega stockholders vote (i) “FOR” the proposal to approve the Omega Stock Issuance, (ii) “FOR” the proposal to approve the Omega Stock Charter Amendment, (iii) “FOR” the proposal to approve the Omega Declassification Charter Amendment, (iv) “FOR” the proposal to approve the Omega Future Amendment Charter Amendment, and (v) “FOR” the Omega Adjournment Proposal. The merger cannot be completed without the approval by Omega stockholders of the proposals to approve the Omega Stock Issuance and the Omega Stock Charter Amendment. See “The Merger — Omega’s Reasons for the Merger; Recommendation by the Omega Board of Directors.”
Record Date; Who Can Vote at Omega’s Special Meeting
The Omega board of directors has fixed the close of business on            , 2015, as the record date for determination of Omega common stockholders entitled to receive notice of, and to vote at, Omega’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of Omega common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Omega’s special meeting. As of Omega’s record date, there were     shares of Omega common stock outstanding and entitled to be voted at Omega’s special meeting, held by approximately     holders of record.
Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Omega special meeting.
Vote Required for Approval; Quorum
The Omega Stock Issuance proposal and the Omega Adjournment Proposal each require the affirmative vote of the holders of a majority of the votes cast on each such proposal. The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Stock Charter Amendment and Omega Future Amendment Charter Amendment proposals. The affirmative vote of holders of at least 80% of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Declassification Charter Amendment proposal.
At the Omega special meeting, the presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Omega common stock entitled to vote at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Omega special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present.
Abstentions and Broker Non-Votes
Abstentions will have the same effect as votes “AGAINST” the Omega Stock Charter Amendment, the Omega Declassification Charter Amendment and the Omega Future Amendment Charter Amendment proposals. Abstentions will have no effect on the Omega Stock Issuance proposal and the Omega Adjournment Proposal.
Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will have no effect on the Omega Stock Issuance proposal and the Omega Adjournment Proposal, and will be counted as a vote “AGAINST” the Omega Stock Charter Amendment, Omega Declassification Charter Amendment and Omega Future Amendment Charter Amendment proposals.
Manner of Voting
Omega stockholders may submit their votes for or against the proposals to be voted on at the Omega special meeting in person or by proxy. Omega stockholders can vote in advance in the following ways:
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Internet. Omega stockholders may vote over the Internet by going to the website listed on their proxy card or voting instruction form. Once at the website, they should follow the instructions to vote.

•
Telephone. Omega stockholders may vote using the toll-free number listed on their proxy card or voting instruction form.

•
Mail. Omega stockholders may vote by completing, signing, dating and returning their proxy card or voting instruction form in the preaddressed postage paid envelope provided.

Omega common stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone voting procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, then you do not need to return a written proxy card or voting instruction card by mail.
The method by which Omega common stockholders vote will in no way limit their right to vote at Omega’s special meeting if they later decide to attend the meeting and vote in person. If shares of Omega common stock are held in the name of a broker or other nominee, Omega common stockholders must obtain a “legal proxy,” executed in their favor, from the broker or other nominee (which may take several days), to be able to vote in person at Omega’s special meeting.
All shares of Omega common stock entitled to vote and which are represented by properly completed proxies received prior to the Omega special meeting, which are not revoked, will be voted at the Omega special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Omega common stock should be voted on a matter, the shares of Omega common stock represented by your proxy card will be voted as the Omega board of directors unanimously recommends and therefore “FOR” the proposal to approve the Omega Stock Issuance, “FOR” the proposal to approve the Omega Stock Charter Amendment, “FOR” the proposal to approve the Omega Declassification

Charter Amendment, “FOR” the proposal to approve the Omega Future Amendment Charter Amendment and “FOR” the Omega Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Omega common stock will NOT be voted at the Omega special meeting and will be considered broker non-votes.
Shares Held in “Street Name”
If your shares are held in “street name,” the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm. Therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.
Revocation of Proxies or Voting Instructions
You may revoke your proxy or change your vote at any time before your proxy is voted at the Omega special meeting or the Aviv special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:
•
by sending a written notice to the Secretary of Omega at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 in time to be received before the Omega special meeting stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Omega special meeting or by completing a later dated proxy over the Internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or

•
if you are a holder of record, you can attend the Omega special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Omega no later than the beginning of the applicable special meeting. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Tabulation of the Votes
Omega will appoint an Inspector of Election for Omega’s special meeting to tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
Directors, officers and employees of Omega may solicit proxies on behalf of Omega in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. Omega has engaged     to assist it in the solicitation of proxies. Omega has agreed to pay     an amount initially not expected to exceed $    , which includes the payment of certain fees and expenses for its services to solicit proxies. In accordance with the regulations of the SEC and the NYSE, Omega also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Omega common stock.

PROPOSALS SUBMITTED TO OMEGA STOCKHOLDERS
Proposal 1: Approval of the Omega Stock Issuance
Omega is asking its stockholders to approve the issuance of shares of Omega common stock to Aviv stockholders in connection with the merger, which we refer to as the Omega Stock Issuance. For a detailed discussion of the terms and conditions of the merger, see “The Merger Agreement.” As discussed in the section entitled “The Merger — Omega’s Reasons for the Merger; Recommendation by the Omega Board of Directors,” after careful consideration, the Omega board of directors, by a unanimous vote of all directors, unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The approval of the Omega Stock Issuance proposal is a condition precedent to the completion of the merger.
Required Vote
The proposal to approve the Omega Stock Issuance requires the affirmative vote of the holders of a majority of the votes cast on such proposal. For purposes of this proposal, a failure to vote, a failure to instruct your broker, bank or nominee to vote or an abstention from voting will have no effect.
The Omega board of directors unanimously recommends that Omega stockholders vote “FOR” the proposal to approve the Omega Stock Issuance.
Proposal 2: Approval of the Omega Stock Charter Amendment
Omega is asking its stockholders to approve an amendment to its charter to increase the number of authorized shares of Omega common stock, which we refer to as the Omega Stock Charter Amendment. Currently, Omega’s charter authorizes an aggregate of 220,000,000 shares of capital stock, consisting of 200,000,000 shares of Omega common stock and 20,000,000 shares of Omega preferred stock. Completion of the merger requires approval of the Omega Stock Charter Amendment because the number of shares of Omega common stock to be issued to Aviv stockholders in connection with the merger, together with the number of shares of Omega common stock outstanding, currently reserved for issuance and to be reserved for issuance following the merger, will exceed the current aggregate number of authorized shares of Omega common stock.
If the Omega Stock Charter Amendment is approved, upon the filing of the Omega Stock Charter Amendment with the State Department of Assessments and Taxation of the State of Maryland, which we refer to as the SDAT:
•
the total number of authorized shares of Omega capital stock will be increased from 220,000,000 to 370,000,000;

•
the total number of authorized shares of Omega common stock will be increased from 200,000,000 to 350,000,000; and

•
the total number of authorized shares of Omega preferred stock will remain at 20,000,000 shares.

Omega intends to file the Omega Stock Charter Amendment, if approved, with the SDAT prior to the effectiveness of the merger. A copy of the proposed Omega Stock Charter Amendment is attached to this joint proxy statement/prospectus as Annex F. You are urged to read the Omega Stock Charter Amendment in full.
Required Vote
The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Stock Charter Amendment proposal. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the Omega Stock Charter Amendment proposal.
The Omega board of directors unanimously recommends that Omega stockholders vote “FOR” the proposal to approve the Omega Stock Charter Amendment.

Proposal 3: Approval of the Omega Declassification Charter Amendment
Omega is asking its stockholders to approve an amendment to its charter to declassify Omega’s board of directors and provide that directors shall be elected for one-year terms, which we refer to as the Omega Declassification Charter Amendment. Omega’s charter currently provides that Omega’s board of directors be classified into three groups of directors, with each class of directors serving staggered, three-year terms and the term of office of one class expiring each year. The Omega Declassification Charter Amendment would eliminate the classified board of directors and stagger board of director terms in phases, beginning in 2015. If the Omega Declassification Charter Amendment is approved, directors, and any replacement for any such director, would initially continue to serve the remainder of their elected three-year terms, whereupon, at the annual meeting of Omega stockholders to be held in 2017 and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders.
Omega intends to file the Omega Declassification Charter Amendment, if approved, with the SDAT prior to the effectiveness of the merger. A copy of the proposed Omega Declassification Charter Amendment is attached to this joint proxy statement/prospectus as Annex F. You are urged to read the Omega Declassification Charter Amendment in full.
Required Vote
The affirmative vote of holders of at least 80% of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Declassification Charter Amendment proposal. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the Omega Declassification Charter Amendment.
The board of directors unanimously recommends that Omega stockholders vote “FOR” the proposal to approve the Omega Declassification Charter Amendment.
Proposal 4: Approval of the Omega Future Amendment Charter Amendment
Omega is asking its stockholders to approve an amendment to its charter to remove the supermajority voting requirement for future amendments relating to the terms of directors, which we refer to as the Omega Future Amendment Charter Amendment. Omega’s charter currently provides that the affirmative vote of holders of not less than 80% of the outstanding shares of Omega common stock entitled to vote thereon shall be required to repeal or amend any provision of Section 5.03(b) of Omega’s charter. If the Omega Future Amendment Charter Amendment is approved, then, upon filing of the Omega Future Amendment Charter Amendment with the SDAT, the affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon will be required to amend Omega’s charter relating to the terms of directors.
Omega intends to file the Omega Future Amendment Charter Amendment, if approved, with the SDAT prior to the effectiveness of the merger. A copy of the proposed Omega Future Amendment Charter Amendment is attached to this joint proxy statement/prospectus as Annex F. You are urged to read the Omega Future Amendment Charter Amendment in full.
Required Vote
The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote thereon is required to approve the Omega Future Amendment Charter Amendment proposal. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the Omega Future Amendment Charter Amendment proposal.
The Omega board of directors unanimously recommends that Omega stockholders vote “FOR” the proposal to approve the Omega Future Amendment Charter Amendment.

Proposal 5: Approval of the Omega Adjournment Proposal
Omega stockholders are being asked to approve any adjournments of the Omega special meeting, if necessary, to solicit additional proxies in favor of the Omega Stock Issuance proposal and the Omega Stock Charter Amendment proposal if there are insufficient votes at the time of such adjournment to approve such proposals.
If, at the Omega special meeting, the number of shares of Omega common stock present, or represented by proxy, and voting in favor of  (i) the proposal to approve the Omega Stock Issuance, and (ii) the proposal to approve the Omega Stock Charter Amendment is insufficient to approve such proposals, Omega may move to adjourn the Omega special meeting in order to enable the Omega board of directors to solicit additional proxies for the approval of such proposals.
Omega is asking its stockholders to authorize the holder of any proxy solicited by the Omega board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Omega special meeting to another time and place for the purpose of soliciting additional proxies. If the Omega stockholders approve this proposal, Omega could adjourn the Omega special meeting and any adjourned session of the Omega special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Omega stockholders who have previously voted.
Required Vote
Approval of any adjournments of the Omega special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast on such proposal. For purposes of the Omega Adjournment Proposal, a failure to vote, a failure to instruct your broker, bank or nominee to vote or an abstention from voting will have no effect.
The Omega board of directors unanimously recommends that Omega stockholders vote “FOR” the Omega Adjournment Proposal.

THE AVIV SPECIAL MEETING
Date, Time, Place and Purpose of Aviv’s Special Meeting
The special meeting of the stockholders of Aviv will be held at                 , on            , 2015, commencing at       a.m., local time. At the Aviv special meeting, Aviv stockholders will be asked to vote on the following proposals:
1.
a proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the Merger Approval Proposal; and

2.
a proposal to approve the adjournment of the Aviv special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Approval Proposal, which we refer to as the Aviv Adjournment Proposal.

Recommendation of the Aviv Board
The Aviv board of directors has carefully considered the terms of the merger agreement and has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, (ii) determined and declared that the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interest of Aviv, and (iii) directed that the foregoing proposals be submitted for consideration at the Aviv special meeting. The Aviv board of directors unanimously recommends that the Aviv stockholders vote (a) “FOR” the Merger Approval Proposal and (b) “FOR” the Aviv Adjournment Proposal. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal. See “The Merger — Aviv’s Reasons for the Merger; Recommendation by the Aviv Board of Directors.”
Record Date; Who Can Vote at Aviv’s Special Meeting
The Aviv board of directors has fixed the close of business on            , 2015, as the record date for determination of Aviv common stockholders entitled to receive notice of, and to vote at, Aviv’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of Aviv common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Aviv’s special meeting. On the Aviv record date, there were     shares of Aviv common stock outstanding and entitled to vote at the Aviv special meeting, held by approximately     holders of record.
Each share of Aviv common stock is entitled to one vote on each proposal to be voted on at the Aviv special meeting.
Vote Required for Approval; Quorum
The Aviv Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal. The Merger Approval Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Aviv common stock entitled to vote on such proposal.
At the Aviv special meeting, the presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Aviv common stock entitled vote at such meeting on any matter shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at the Aviv special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present.
Abstentions and Broker Non-Votes
Abstentions will have no effect on the Aviv Adjournment Proposal, and will have the same effect as a vote “AGAINST” the Merger Approval Proposal.

Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will have no effect on the Aviv Adjournment Proposal, and will have the same effect as a vote “AGAINST” the Merger Approval Proposal.
Manner of Voting
Aviv stockholders may submit their votes for or against the proposals to be voted on at the Aviv special meeting in person or by proxy. Aviv stockholders can vote in advance in the following ways:
•
Internet. Aviv stockholders may vote over the Internet by going to the website listed on their proxy card or voting instruction form. Once at the website, they should follow the instructions to vote.

•
Telephone. Aviv stockholders may vote using the toll-free number listed on their proxy card or voting instruction form.

•
Mail. Aviv stockholders may vote by completing, signing, dating and returning their proxy card or voting instruction form in the preaddressed postage paid envelope provided.

Aviv common stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone voting procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, then you do not need to return a written proxy card or voting instruction card by mail.
The method by which Aviv common stockholders vote will in no way limit their right to vote at Aviv’s special meeting if they later decide to attend the meeting and vote in person. If shares of Aviv common stock are held in the name of a broker or other nominee, Aviv common stockholders must obtain a “legal proxy,” executed in their favor, from the broker or other nominee (which may take several days), to be able to vote in person at Aviv’s special meeting.
All shares of Aviv common stock entitled to vote and which are represented by properly completed proxies received prior to the Aviv special meeting, which are not revoked, will be voted at the Aviv special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of Aviv common stock should be voted on a matter, the shares of Aviv common stock represented by your proxy card will be voted as the Aviv board of directors unanimously recommends and therefore “FOR” the Merger Approval Proposal and “FOR” the Aviv Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Aviv common stock will NOT be voted at the Aviv special meeting and will be considered broker non-votes.
Shares Held in “Street Name”
If your shares are held in “street name,” the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm. Therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.
Revocation of Proxies or Voting Instructions
You may revoke your proxy or change your vote at any time before your proxy is voted at the Aviv special meeting. If you are a holder of record, you can do this in any of the three following ways:
•
by sending a written notice to the Secretary of Aviv at 303 W. Madison Street, Suite 2400, Chicago, Illinois 60606 in time to be received before the Aviv special meeting stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Aviv special meeting or by completing a later dated proxy over the Internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or

•
if you are a holder of record, you can attend the Aviv special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Aviv no later than the beginning of the special meeting. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Tabulation of the Votes
Aviv will appoint an Inspector of Election for Aviv’s special meeting to tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
Directors, officers and employees of Aviv may solicit proxies on behalf of Aviv in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. Aviv has engaged       to assist it in the solicitation of proxies. Aviv has agreed to pay       an amount initially not expected to exceed $     , which includes the payment of certain fees and expenses for its services to solicit proxies. In accordance with the regulations of the SEC and the NYSE, Aviv also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Aviv common stock.

PROPOSALS SUBMITTED TO AVIV STOCKHOLDERS
Proposal 1: Approval of the Merger
Aviv is asking its stockholders to approve the merger and the other transactions contemplated by the merger agreement. For a detailed discussion of the terms and conditions of the merger, see “The Merger Agreement.” As discussed in the section entitled “The Merger — Aviv’s Reasons for the Merger; Recommendation by the Aviv Board of Directors.” After careful consideration, the Aviv board of directors, by a unanimous vote of all directors, unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal.
Required Vote
The Merger Approval Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Aviv common stock entitled to vote on such proposal. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the merger and the other transactions contemplated by the merger agreement.
The Aviv board of directors unanimously recommends that Aviv stockholders vote “FOR” the Merger Approval Proposal.
In considering the recommendation of the Aviv board of directors, Aviv stockholders should be aware that the directors and executive officers of Aviv have interests in the proposed transaction that are in addition to, or different from, any interests they might have as stockholders. See “The Merger — Interests of Aviv’s Directors and Officers in the Merger.”
Proposal 2: Approval of the Aviv Adjournment Proposal
Aviv stockholders are being asked to approve any adjournments of the Aviv special meeting, if necessary, to solicit additional proxies in favor of the Merger Approval Proposal if there are insufficient votes at the time of such adjournment to approve such proposal.
If, at the Aviv special meeting, the number of shares of Aviv common stock present, or represented by proxy, and voting in favor of the Merger Approval Proposal is insufficient to approve such proposal, Aviv may move to adjourn the Aviv special meeting in order to enable the Aviv board of directors to solicit additional proxies for the approval of such proposal.
Aviv is asking its stockholders to authorize the holder of any proxy solicited by the Aviv board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Aviv special meeting to another time and place for the purpose of soliciting additional proxies. If the Aviv stockholders approve this proposal, Aviv could adjourn the Aviv special meeting and any adjourned session of the Aviv special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Aviv stockholders who have previously voted.
Required Vote
Approval of any adjournments of the Aviv special meeting, if necessary, to solicit additional proxies , requires the affirmative vote of the holders of a majority of the votes cast on such proposal. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect.
The Aviv board of directors unanimously recommends that Aviv stockholders vote “FOR” the Aviv Adjournment Proposal.

THE MERGER
The following is a description of the material aspects of the merger. While Omega and Aviv believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus carefully and in its entirety, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.
Effects of the Merger
The merger agreement provides for the merger of Aviv with and into OHI Healthcare Properties Holdco, Inc., a wholly owned subsidiary of Omega formed for the purpose of effecting the merger, which we refer to as Merger Sub. Merger Sub will be the surviving entity in the merger and will continue to be a wholly owned subsidiary of Omega.
In the merger, each outstanding share of Aviv common stock (other than shares of Aviv common stock owned by Aviv or any wholly owned subsidiary of Aviv, which will be cancelled) will be exchanged for the right to receive 0.90 of a share of Omega common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. No fractional shares will be issued in the merger, and cash will be paid in lieu thereof. Omega stockholders will continue to own their existing Omega shares of common stock following the consummation of the merger.
The merger agreement provides that substantially all of the assets of Aviv and its subsidiaries that are transferred to any of Omega’s subsidiaries as contemplated by the merger agreement shall be combined with substantially all of the assets of Omega and its subsidiaries in a manner such that all such assets (other than Omega’s direct and indirect equity interests in Merger Sub and the Omega Healthcare Properties Limited Partnership, which we refer to as the Omega Partnership, an entity taxable as a partnership for U.S. federal income tax purposes) are owned or held directly or indirectly through the Omega Partnership, as of, or as soon as commercially practical after, the merger effective time. We refer to this combination of assets as the partnership combination. Each limited partner (other than Aviv) owning limited partner units in the Aviv Healthcare Properties Limited Partnership, which we refer to as the Aviv Partnership, will own a number of limited partnership units in the Omega Partnership equal to the number of units held in the Aviv Partnership at the merger effective time multiplied by the exchange ratio. Omega and/or its subsidiaries will own a number of units in the Omega Partnership equal to the number of shares of Omega common stock issued and outstanding immediately after the merger effective time. Following the merger effective time, the Omega Partnership units may be redeemed for cash or, at the election of Omega, for Omega common stock at the initial ratio of one share of Omega common stock per unit redeemed, subject to subsequent adjustment as provided in the partnership agreement of the Omega Partnership.
Background of the Merger
As part of its normal strategic planning process, the Omega board of directors periodically engages in an in-depth strategic planning review and discussion. At these meetings, the Omega board of directors assesses various alternative strategies, including corporate merger and acquisition opportunities within the long term care real estate sector. In recent years, this strategic planning process led to an increased emphasis on maintaining a robust acquisition pipeline, targeting larger portfolio acquisitions, expanding Omega’s capital expenditures/improvements financing program, and considering the merits of opportunities to diversify Omega’s existing portfolio, including the possible acquisition of independent and assisted living properties and medical office buildings.
As part of its normal strategic planning process, the Aviv board of directors periodically engages in an in-depth strategic planning review and discussion. At these meetings, the Aviv board of directors assesses various alternative strategies, including corporate merger and acquisition opportunities within the long term care real estate sector.
During the first half of 2014, Craig Bernfield, Chief Executive Officer of Aviv, was advised by representatives of Goldman, Sachs & Co., which we refer to as Goldman Sachs, that a company in the industry, which we refer to as Company A, was interested in meeting to discuss strategic matters. Also during the first half of 2014, Mr. Bernfield was informed by representatives of Goldman Sachs, as well as other sources, that another company, which we refer to as Company B, was interested in meeting to discuss strategic matters.

In light of these inquiries, Mr. Bernfield contacted Paul J. Taubman of PJT Capital LP, whom we refer to as PJT Capital, to request PJT Capital’s assistance in vetting these inquiries and evaluating other strategic alternatives. Mr. Bernfield informally retained PJT Capital on behalf of Aviv given Mr. Taubman’s substantial experience, track record and reputation as an advisor on mergers and acquisitions. On May 2, 2014, a representative of PJT Capital contacted the chief executive officer of Company B to discuss Company B’s interest in exploring strategic opportunities with Aviv. The chief executive officer of Company B expressed that Company B did not have an interest in pursuing strategic discussions.
Messrs. Taubman and Bernfield worked to assess the viability of Company A and Company B as counterparties to a strategic transaction with Aviv. Mr. Taubman, in consultation with Mr. Bernfield, also began to assess whether there were other strategic transactions that would be in the best interests of Aviv and its shareholders.
On May 21, 2014, Mr. Bernfield, Steven Insoft, the President and Chief Operating Officer of Aviv and Mr. Taubman met with executives of Company A at the offices of Company A. Representatives of Goldman Sachs arranged and were present at the meeting. After the meeting, representatives of PJT Capital followed up with the representatives of Company A to discuss whether Company A was interested in pursuing further discussions.
On May 27, 2014, the Aviv board of directors held a regular in person meeting with Mr. Taubman participating by phone. During the executive session of the meeting, Mr. Bernfield informed the board of directors that he had received inquiries suggesting that Company A and Company B could potentially be interested in exploring a strategic combination with Aviv and that he had asked Mr. Taubman to assist in the discussions with Company A and Company B. Mr. Bernfield introduced Mr. Taubman and asked Mr. Taubman to discuss his expertise and qualifications. In addition to discussing his expertise and credentials, Mr. Taubman discussed the significant level of merger and acquisition activity broadly, the likelihood of additional consolidation in the REIT industry, and reviewed the recent discussions with Company A and Company B. Following the discussion, the Aviv board of directors authorized Mr. Bernfield to formally retain one or more financial advisors to assist in exploring discussions to understand if Company A and/or Company B had genuine interest in Aviv as well as evaluating possible strategic combinations to determine whether any attractive opportunities existed.
Following the Aviv board meeting, Mr. Bernfield contacted representatives of Goldman Sachs to assist Aviv as co-financial advisor along with PJT Capital. Mr. Bernfield selected Goldman Sachs as a financial advisor to Aviv in addition to PJT Capital given its reputation as a leading bank and its expertise in the REIT sector.
On or about June 2, Company A publicly announced that it had entered into a definitive agreement to sell itself to an unrelated third party.
On or about June 17, 2014, Mr. Bernfield, Mr. Insoft, and the chief executive officer of Company B, as well as another senior executive of Company B, met in Aviv’s offices in Chicago. The meeting was arranged and facilitated by representatives of Goldman Sachs. Subsequent to the meeting, representatives of Goldman Sachs had conversations with representatives of Company B, and Company B reiterated that it was not interested in pursuing a strategic transaction with Aviv at such time.
Representatives of PJT Capital and Goldman Sachs evaluated and discussed with Aviv management on a number of occasions potential strategic combination partners, including Company A and Company B and the strategic landscape as it is related to Aviv. During these discussions, Mr. Bernfield, Mr. Taubman, and Goldman Sachs also identified Omega as a potential strategic counterparty because Omega had the most similar asset portfolio, business model and strategy as Aviv’s. It was concluded that Mr. Taubman should contact Omega to see if it had any interest in discussing a potential strategic combination with Aviv.
On June 27, 2014, Mr. Taubman called Taylor Pickett, Chief Executive Officer of Omega and Mr. Pickett expressed willingness to have preliminary conversations with Aviv. During the month of July, representatives of Goldman Sachs also contacted two other companies in the industry and, although the representatives of Goldman Sachs did not state that Aviv was potentially exploring strategic alternatives, informally inquired whether such companies had interest in discussing potential strategic transactions with other parties, including potentially Aviv. Both of these companies informed representatives of Goldman Sachs that they were not interested at such time.

On July 16, 2014, Messrs. Bernfield, Taubman and Pickett met in Mr. Taubman’s office in New York to discuss the possibility and relative merits of a strategic combination of Omega and Aviv. During the meeting, the parties discussed the relative valuation of the companies, as well as other topics of import in the context of a strategic combination such as matters related to the board of directors and governance and the future management of the combined companies.
On July 24, 2014, the Aviv board of directors held a regular in person meeting. During the meeting, Mr. Taubman summarized the activities since the last Aviv board meeting on May 27, 2014. Representatives of PJT Capital and Goldman Sachs discussed the evaluation of potential strategic partners and the review and evaluation process that had been undertaken regarding strategic alternatives for Aviv, including the discussions with Omega. Representatives of PJT Capital and Goldman Sachs then each noted for the Aviv board that in their respective views there was no evidence that other companies in the industry would be interested in pursuing a strategic transaction and Omega was a strong strategic fit for Aviv. Mr. Bernfield along with representatives of PJT Capital and Goldman Sachs discussed the potential for meaningful value creation through a combination with Omega given its similar asset portfolio, business model and strategy. Representatives of Goldman Sachs reviewed with the Aviv board certain financial information regarding Omega and pro forma financial data (all of which was derived from publicly available information) regarding a possible strategic combination of Aviv and Omega. Mr. Bernfield and representatives of PJT Capital and Goldman Sachs also discussed with the Aviv board the view that the combination of Aviv and Omega could be a strategic fit and responded to questions about the possible combination with Omega, as well as other strategic alternatives. Following these discussions, the Aviv board authorized and directed Mr. Bernfield and Aviv’s financial advisors to continue their discussions with Omega.
Following the Aviv board meeting, Aviv’s outside counsel, Sidley Austin LLP, whom we refer to as Sidley Austin, prepared a mutual confidentiality agreement to facilitate the exchange of confidential information in connection with Omega’s and Aviv’s evaluation of a potential combination. Omega’s outside counsel, Bryan Cave LLP, whom we refer to as Bryan Cave, negotiated the terms of the mutual confidentiality and standstill agreement with Sidley Austin. On July 30, 2014, Omega and Aviv executed a mutual confidentiality and standstill agreement which permitted Aviv to disclose the terms of a possible transaction with Omega to third parties with whom Aviv may have discussions regarding a possible transaction as long as Omega’s identity was not disclosed.
During August and continuing into early September, representatives from the Omega and Aviv management teams reviewed reciprocal due diligence information and discussed, in general terms, a potential strategic transaction. During this time, Mr. Pickett had a series of discussions with Messrs. Bernfield and Taubman to discuss various aspects of the potential transaction, including, among other things, on a preliminary basis, the consideration to be received by Aviv’s stockholders in a combination of Omega and Aviv, which discussions focused on the premium to be received by Aviv’s stockholders and Omega’s requirement that any transaction should be expected to be accretive to Omega’s adjusted funds from operations. Messrs. Bernfield and Pickett also discussed, among other things, that the transaction would be a strategic combination, principally structured as a share for share exchange, with Mr. Pickett continuing as the chief executive officer of the combined company, and the preservation of Aviv’s operating partnership through the Partnership Combination and the goal that the transaction be tax free to both Aviv’s stockholders and the unit holders of the Aviv operating partnership. Messrs. Pickett, Bernfield and Taubman discussed what they believed to be the potential benefits of a strategic combination and how such benefits could translate into an economic proposal that would be in the best interest of stockholders of both companies. During these preliminary discussions, as the parties identified and quantified the potential combination benefits, Omega proposed that the consideration to be received by Aviv stockholders for each share of Aviv common stock would be 0.75 of a share of Omega common stock and $4.25 in cash. As the discussions continued and the parties continued to evaluate the potential benefits of a combination, Omega proposed to increase the cash portion of the consideration to $4.60 per share of Aviv stock. During the course of these discussions, Messrs. Pickett, Bernfield and Taubman also discussed certain governance issues, such as representation on the Omega board of directors for designees of Aviv, the desirability of declassifying Omega’s board of directors and the prospective post-merger integration of Omega and Aviv. As the discussions progressed, Mr. Taubman, with the approval of Mr. Bernfield, communicated to Mr. Pickett that Aviv would potentially be amenable to an all stock combination provided the overall economic and strategic terms were sufficiently attractive. Mr. Taubman further expressed the view to Mr. Pickett that an all stock transaction should enable Omega to offer additional value to Aviv shareholders while preserving the combined company’s debt capacity to enable it to enhance organic growth while also being consistent with Omega’s objectives of having a transaction that would be accretive to Omega’s adjusted funds from operations.
On August 19, 2014, the Omega board of directors held a special telephonic meeting in which members of Omega senior management and representatives of Bryan Cave participated. During the course of this meeting, the Omega directors were generally briefed on recently announced and completed transactions in the long term care real estate sector. Mr. Pickett briefed the Omega board of directors on his conversations with Messrs. Bernfield and Taubman, noting that Omega previously entered into a confidentiality agreement with Aviv and that both parties were exchanging information and engaging in preliminary discussions regarding their respective business operations. Mr. Pickett noted that the confidentiality agreement permitted Aviv to disclose the proposed terms and conditions of a possible transaction with Omega to third parties with whom Aviv may have discussions regarding a possible transaction as long as Omega’s identity was not disclosed.
At this meeting, the Omega directors discussed the strategic rationale for the proposed combination, noting that both companies pursue a similar business model focusing on skilled nursing, and that Omega’s lower cost of capital provides a competitive advantage for growth of a combined company. The Omega directors also discussed the enhanced operator and geographic diversification that would result from a combination with Aviv and the potential benefits of Aviv’s development of an assisted and independent living platform, which represented approximately 11% of Aviv’s total portfolio rent at the time. The Omega directors also discussed Aviv’s Chicago-based team responsible for identifying and arranging for the acquisition of real estate with the potential for development and lease to operators, which could enhance the sourcing of new deals for the combined company and enhance Omega’s existing acquisition pipeline.
In addition, the Omega directors focused on balancing Omega’s desire for a transaction accretive to adjusted funds from operations with Aviv’s desire for a premium for its stockholders, noting that the then-current discussions contemplated that Omega would issue its common stock in exchange for Aviv common stock pursuant to a fixed exchange ratio and pay the agreed upon premium in cash. The Omega management representatives informed the Omega directors that in light of the strategic nature of the combination and significant pro forma ownership that Aviv investors would have in the combined company, Aviv would require representation on the Omega board of directors and also expressed a desire for the Omega board of directors to be declassified. Finally, it was noted that Aviv had one stockholder that beneficially owned approximately 43% of Aviv’s outstanding voting power. Bryan Cave representatives discussed generally the desirability of a voting agreement with such stockholder as well as other potential deal protection terms that could be included in a merger agreement in the context of a strategic combination. At the conclusion of the meeting, the Omega board of directors was of the view that it would be prudent to further consider the merits of a transaction with Aviv based upon these preliminary discussions.
On August 20, 2014, the Aviv board held a special telephonic meeting. Also participating in the meeting were representatives of PJT Capital, Goldman Sachs and Sidley Austin. Mr. Bernfield and a representative of PJT Capital updated the Aviv board on the status of discussions with Omega and reviewed with the board strategic benefits to be realized from a possible combination of the companies, including the resulting scale of the combined companies, the additional operators, the enhanced geographic and operator diversification, the strengths of the combined management team, as well as the enhanced access to capital and the lower cost of capital available to Omega and resulting from the combination of the companies. The board asked questions and a discussion about the merits of a potential transaction ensued. A representative of Sidley Austin then reviewed with the Aviv board its fiduciary obligations in considering a potential strategic transaction. The Aviv board authorized and directed continued discussions with Omega regarding the exploration of a potential strategic combination.
On August 21 and August 22, 2014, Messrs. Pickett and Taubman discussed governance issues, including the declassification of the Omega board of directors and the number of Omega directors to be designated by the Aviv incumbent directors following the merger. Finally, Messrs. Pickett and Taubman discussed the timetable for continued negotiation. diligence, and the preparation of definitive documents.

On August 25, 2014, Messrs. Bernfield, Pickett and Insoft met in Chicago and discussed a variety of topics related to the transaction and the combination of the two companies, including potential post-merger operational integration and synergies. Governance issues were also discussed, including the number of Aviv designees to the Omega board of directors following the merger.
On September 2, 2014, Messrs. Bernfield and Pickett discussed changing the form of merger consideration to be received by Aviv shareholders from a combination of stock and cash to all stock with an exchange ratio in the range of 0.88 to 0.92 of a share of Omega common stock for each share of Aviv common stock. Messrs. Bernfield and Pickett discussed Omega’s requirement that any transaction be expected to be accretive to Omega’s adjusted funds from operations, Aviv’s requirement that its stockholders receive an appropriate premium and whether the exchange ratio range under consideration met each party’s objectives. They also discussed the number of Aviv designees to the Omega board of directors following the merger, tentatively agreeing to propose to their respective boards of directors that Aviv would be entitled to designate either two or three directors on the Omega board of directors following the merger. Messrs. Bernfield and Pickett also discussed director succession generally and agreed to an informal shared goal of reducing the size of the Omega board of directors over the three years following the merger, with the reduction in size to be accomplished through the normal director retirement process.
On September 7, 2014, the Aviv board held a special telephonic meeting. Representatives of PJT Capital, Goldman Sachs and Sidley Austin also participated. Messrs. Bernfield and Taubman provided the Aviv board with an update of the discussions between Aviv and Omega since the last board meeting, including that the discussions of the type of consideration to be received by Aviv stockholders had changed from a combination of cash and stock to all stock and that as a result of the continuing discussions the parties were focusing on an exchange ratio in the range of 0.88 to 0.92 of a share of Omega common stock for each share of Aviv common stock which appeared to meet Omega’s requirement for a transaction that was expected to be accretive to Omega’s adjusted funds from operation while at the same time providing an appropriate premium for Aviv’s stockholders. Messrs. Bernfield and Taubman also summarized for the Aviv board the discussions regarding the number of Aviv board members to join the board of the combined company, as well as other governance matters and management of the combined company, including that it was contemplated Mr. Insoft would hold a senior management position in the combined company continuing his focus on real estate acquisition and development activities which would be based in Aviv’s Chicago office. Representatives of Goldman Sachs reviewed with the Aviv board certain financial information with respect to Aviv and pro forma financial information with respect to the combined company. The financial information was based on internal financial projections for Aviv and Omega provided to Goldman Sachs by Aviv management and approved for Goldman Sachs’ use by Aviv. Following a discussion of this information, the Aviv board authorized and directed management and Aviv’s advisors to continue their discussions with Omega.
On September 10, 2014, Bernard Korman, Chairman of the Omega board of directors, and Edward Lowenthal, an Omega director and chairman of the nominating and corporate governance committee of Omega’s board of directors, met with Mr. Taubman and discussed board governance generally as well as Aviv’s desire for the Omega board of directors to be declassified, the number of Aviv designees to the Omega board of directors following the merger, and specific candidates to serve as the Aviv designees. The parties also referred to the need to establish an exchange ratio that would be appropriately attractive to Aviv’s stockholders as well as Omega’s objective to structure a transaction that was accretive to adjusted funds from operations.
On September 12, 2014, Messrs. Bernfield and Lowenthal met in Chicago and discussed a variety of matters relating to board governance and management, including the background, history and strategy of Aviv. Separately, Messrs. Pickett and Insoft also discussed by telephone post-closing employee and office location matters as well as Mr. Insoft’s role in the combined company.
On September 14, 2014, the Aviv board held a special telephonic meeting. Representatives of PJT Capital, Goldman Sachs and Sidley Austin were also present. Messrs. Bernfield and Taubman updated the Aviv board on the status of discussions with Omega, including the latest discussions with respect to governance matters relating to the number of Aviv designees to the Omega board following the merger, the size of the combined company’s board and the management of the combined company. Following a discussion of this information, the Aviv board authorized and directed management and Aviv’s advisors to continue their discussions with Omega.

On September 16, 2014, the Omega board of directors held a special telephonic meeting in which members of Omega senior management and representatives of Bryan Cave participated. At the meeting, the Bryan Cave representatives reviewed for the Omega directors the economic terms of the proposed combination of Omega and Aviv contained in a preliminary non-binding indication of interest letter prepared by Bryan Cave that was provided to the Omega directors in advance of the meeting. The draft indication of interest letter contemplated a 0.90 fixed exchange ratio for an all-stock, tax free transaction, the continuation of an UPREIT structure for the combined company, a voting agreement to be entered with certain Aviv stockholders, the declassification of Omega’s board of directors, and the right of the Aviv board of directors to designate two members of the Omega board of directors following the merger. Based on the then-prevailing market prices for the common stock of Aviv and Omega, the 0.90 exchange ratio represented approximately a 15% premium for Aviv stockholders. Based on information provided by Omega management, the Omega directors generally agreed that such an exchange ratio would be expected to provide reasonable adjusted funds from operations accretion for Omega stockholders. Omega management generally summarized outstanding corporate governance issues in connection with the proposed combination, and advised the Omega directors of Aviv’s continuing position that the Omega board of directors should be declassified and that Aviv should be entitled to designate three members of the Omega board of directors following the merger, given that legacy Aviv stockholders would hold approximately 30% of the equity of the combined company on a pro forma fully diluted basis. Mr. Pickett advised the Omega board of directors that he and Mr. Bernfield previously agreed to a goal of reducing the size of the Omega board of directors following the merger over a reasonable period of time, with the reduction being achieved through the normal director retirement process. The Omega board of directors also reviewed the financial modeling assumptions developed by Omega management and discussed the strategic rationale for pursuing the transaction.
Upon completion of the discussion, the Omega board of directors authorized Omega management to move forward with the negotiation of a potential combination with Aviv on substantially the terms set forth in the indication of interest, and authorized Omega management to deliver an executed non-binding indication of interest letter to Aviv if appropriate to move the negotiations forward.
On September 17, 2014, Mr. Pickett provided Mr. Bernfield with a draft of Omega’s non-binding indication of interest to acquire all outstanding shares of Aviv common stock in exchange for shares of Omega common stock at a fixed exchange ratio of 0.90, which was equivalent to $31.70 per share of Aviv common stock based on the $35.22 closing price of Omega common stock that day, and represented a premium of approximately 15% to the market price of Aviv’s common stock at the time.
On September 21, 2014, the Aviv board of directors held a special telephonic meeting. Representatives of PJT Capital, Goldman Sachs and Sidley Austin were also present. Mr. Bernfield and a representative of PJT Capital then provided the Aviv board with an update on the discussions with Omega. As part of the update, a representative of PJT Capital described for the Aviv board the draft non-binding indication of interest provided by Omega. The proposed exchange ratio, the board and related governance issues, and management of the combined company following the merger were discussed. Following a discussion among the Aviv board and its advisors, the Aviv board concluded that management and Aviv’s advisors should continue the discussions with Omega.
Commencing on September 22, 2014 and continuing through October 30, 2014, representatives of Morgan Stanley & Co. LLC, Omega’s financial advisor, conducted parallel conversations with representatives of Goldman Sachs regarding assumptions used by Omega and Aviv in modeling the combined company and the determination of an exchange ratio that would accomplish the objectives of both Omega regarding the accretion to adjusted funds from operations and Aviv regarding the premium to be received by Aviv’s stockholders.
On September 22, 2014, representatives of Bryan Cave and Sidley Austin discussed the process to move forward with regard to document preparation, outstanding due diligence requests, implications for the proposed transaction structure presented by the terms of Aviv’s outstanding indebtedness, and the implementation of an UPREIT structure for the combined company in a manner that would result in a non-taxable event to the unit holders of the Aviv Partnership.
On September 26, 2014, at Omega’s request, Bryan Cave delivered an initial draft merger agreement to Sidley Austin.

On September 29, 2014, members of Omega’s senior management team met in Hunt Valley, Maryland, with Messrs. Bernfield and Insoft participating by telephone, to conduct reciprocal due diligence on both Omega and Aviv. Representatives of Morgan Stanley, PJT Capital and Goldman Sachs were present with Omega’s senior management team at this meeting.
On September 30, 2014, the Omega board of directors held a special telephonic meeting to discuss the status of the negotiations between Omega and Aviv. Omega management and representatives of Bryan Cave participated in the meeting. Omega management confirmed that the transaction terms as then contemplated involved all stock merger consideration at a fixed exchange ratio of 0.90 and that Aviv was seeking three seats on a declassified Omega board of directors following the merger, one of which would be filled by Mr. Bernfield. Omega management advised the Omega directors that financial diligence had been largely completed but legal and operational diligence was still pending.
On October 5, 2014, the Aviv board held a special telephonic meeting. Representatives of PJT Capital, Goldman Sachs and Sidley Austin also participated in the meeting. Mr. Bernfield and a representative of PJT Capital updated the Aviv board on the discussions with Omega since the last Aviv board meeting which included a discussion of the proposed exchange ratio, the board and related governance issues, and the management of the combined company following the merger. Representatives of Goldman Sachs then reviewed with the Aviv board certain financial information (all of which was derived from publicly available information) with respect to Aviv, Omega and the potential combined company. Throughout the review, members of the Aviv board asked questions and discussion ensued. Following the discussion, a representative of Sidley Austin discussed with the Aviv board the draft merger agreement provided by Bryan Cave and several key issues in the draft. The representative of Sidley Austin also noted for the Aviv board that based on information provided by PJT Capital and Goldman Sachs, neither had relationships with or interests in Omega that would result in a conflict with them continuing to represent Aviv in connection with the evaluation of a strategic combination with Omega. The Aviv board authorized and directed management and Aviv’s advisors to continue negotiations with Omega.
On October 7, 2014, representatives of Bryan Cave and Sidley Austin discussed high level issues regarding the draft merger agreement focusing primarily on certain termination provisions, the effect of termination, certain restrictions in the no shop provision as well as Omega’s proposal that the amount of the termination fee payable in certain events be set at $80 million.
On October 9, 2014, at Omega’s request, Bryan Cave delivered to Sidley Austin a draft voting agreement pursuant to which LG Aviv, Aviv’s largest stockholder and an affiliate of Lindsay Goldberg LLC, would be obligated to vote its shares of Aviv common stock in favor of the transaction to the extent it has voting power over such shares. Sidley Austin forwarded the draft voting agreement to Weil Gotshal & Manges LLP, whom we refer to as Weil, counsel to LG Aviv.
On October 10, 2014, at Aviv’s request, Sidley Austin provided Bryan Cave with initial comments on the draft merger agreement, which primarily focused on provisions related to deal protection, the size of the termination fee, and Omega’s request for payment of the termination fee if Aviv’s stockholders fail to approve the transaction.
On October 13, 2014, Messrs. Bernfield, Korman and Lowenthal met in Chicago to discuss the potential Aviv designees to the Omega board of directors following the merger and other governance matters, including the declassification of the Omega board of directors as well as other matters related to the proposed transaction and the history and operating strategy of Aviv. Messrs. Korman and Lowenthal, together with Mr. Bernfield, also met with two Aviv board members who were potential designees to the combined company board of directors following the merger.
Commencing on October 14, 2014 and continuing through October 30, 2014, representatives of Bryan Cave and Sidley had numerous conference calls to negotiate resolution to the remaining issues in the draft merger agreement. During the course of these discussions, Omega agreed to remove the right to a termination fee payable to Omega if Aviv stockholders do not approve the transaction, to include a bilateral right to make an “adverse recommendation change” in the event of an unforeseen positive development other than a competing proposal received pursuant to the no shop clause, and a reduction in the termination fee from $80 million to $65 million, which represented approximately 3.0% of the equity value of the transaction as of the date of the merger agreement. The parties also agreed to certain provisions that could extend the May 31, 2015, outside termination date in the event it was determined that the indicative terms of financing proposed to be undertaken by Omega in connection with the transaction would have a material adverse effect on the combined company and, following the extended termination date, the right of either party to terminate the transaction.
On October 14, 2014, Weil, at the request of LG Aviv, provided comments on the draft voting agreement. Thereafter, representatives of Bryan Cave and Weil had several conference calls to negotiate a resolution to the issues in the draft voting agreement, which included the circumstances under which LG Aviv would be relieved of the obligation to vote its shares in favor of the proposed transaction.
On October 15 and 16, 2014, the Omega board of directors met in person with Omega senior management in Greenville, South Carolina, for a regular quarterly meeting. Representatives of Bryan Cave and Morgan Stanley participated in the meeting. Representatives of Bryan Cave reviewed the material terms of the proposed transaction, including summaries of the merger agreement and the voting agreement that were distributed in advance of the meeting. Senior management of Omega and the Omega directors discussed the strategic rationale for a transaction. The participants discussed at length the proposed combination in general, and specifically the then outstanding issues with respect to the merger and voting agreements and the Omega board of directors provided guidance for negotiating their resolution. Also at this meeting, representatives of Morgan Stanley reviewed their preliminary financial analysis of the merger consideration to be paid by Omega and responded to questions from the directors.
On October 16, 2014, the investment committee of the Aviv board of directors held a special telephonic meeting. Also participating in the meeting were members of Aviv management and representatives of Goldman Sachs and Sidley Austin. Members of management and Goldman Sachs reviewed with the Aviv investment committee the internal projections for Aviv, Omega and the combined company.
On October 19, 2014, the Aviv board held a special in person meeting. Also attending were members of management and representatives of PJT Capital, Goldman Sachs and Sidley Austin. Mr. Bernfield and a representative of PJT Capital began the meeting by updating the board on the discussions with Omega since the last Aviv board meeting. Representatives of Sidley Austin then advised the board that the parties had completed a preliminary tax analysis of the impact of the potential transaction on the limited partners of the Aviv Partnership and that based on such preliminary analysis, certain of the limited partners would be required to recognize gain on their limited partnership interests in connection with the Partnership Combination transaction. Representatives of Sidley Austin noted that the parties were working on potential solutions to the issue with Ernst & Young LLP, tax advisors and auditors to both Omega and Aviv, for both of Aviv’s stockholders and the Aviv Partnership’s limited partners to achieve a tax efficient transaction. The directors asked a number of questions and a discussion ensued. Following the discussion, a representative of Sidley Austin discussed with the Aviv board their fiduciary duties in connection with considering a potential strategic transaction with Omega. A representative of PJT Capital then discussed the status of negotiations between the parties and gave an overview of the negotiations to date. Following questions from directors and a discussion, Mr. Insoft reviewed the results of the business, financial and legal due diligence conducted on Omega. Representatives of Goldman Sachs then reviewed the internal financial projections for Aviv, Omega and the combined company provided to Goldman Sachs by Aviv management and approved for Goldman Sachs’s use by Aviv, Goldman Sachs presented a preliminary financial analysis of the potential transaction. Following this discussion, the representatives of PJT Capital and Goldman Sachs left the meeting. The Aviv board discussed the proposed terms and fees to be paid to PJT Capital and Goldman Sachs and, following discussion, approved the final terms of the engagement letters and the fees for PJT Capital and Goldman Sachs. Once the representatives of PJT Capital and Goldman Sachs returned to the meeting, the Aviv board discussed next steps and following discussion, the Aviv board authorized and directed management and Aviv’s advisors to continue the negotiations with Omega.
On October 26, 2014, the Aviv board held a special telephonic meeting. Also participating in the meeting were members of management and representatives of PJT Capital, Goldman Sachs and Sidley Austin. Mr. Bernfield began the meeting by summarizing for the Aviv board the sequence of events that started with the events surrounding Company A and Company B and leading to discussions with Omega.

Representatives of PJT Capital and Goldman Sachs then each noted for the Aviv board that in their respective views there was no evidence that other companies in the industry would be interested in pursuing a strategic transaction and Omega was a strong strategic fit for Aviv at this time. Directors asked a number of questions and a discussion ensued. A representative of Sidley Austin then reviewed with the Aviv board the terms of the draft merger agreement and voting agreement and the principal open issues. Following a discussion regarding the terms of the agreements, representatives of Goldman Sachs reviewed with the Aviv board Goldman Sachs’s preliminary financial analysis. Mr. Insoft described for the Aviv board the severance and retention arrangements being negotiated with respect to employees of Aviv. Mr. Insoft’s employment agreement with Omega was also discussed. Following a discussion of these matters, representatives of Sidley Austin led a discussion with the Aviv board regarding the potential tax issue related to certain of the limited partners. A representative of Sidley Austin described the potential solution of having the operating partnership of the combined company incur $100 million of unsecured indebtedness and a discussion ensued. The representatives of Sidley Austin informed the board that Ernst & Young had advised Aviv that, based upon current tax information and financial projections available to Ernst & Young, this solution would result in a non-taxable transaction for all of the limited partners of Aviv’s operating partnership and that such solution had been discussed with, and was acceptable to, Omega and its counsel. Representatives of Goldman Sachs expressed their view that it would not be expected that putting $100 million of indebtedness at the combined company’s operating partnership would adversely affect the combined company’s overall cost of capital. Following further discussion, the Aviv board concluded that placing $100 million of indebtedness at the combined company’s operating partnership was an acceptable solution. The Aviv board discussed next steps and following discussion, the Aviv board authorized and directed management and Aviv’s advisors to continue the negotiations with Omega.
On October 27, 2014, Omega advised Aviv that in the course of Omega’s diligence inquiry regarding REIT compliance matters, a question was raised as to whether dividend payments made with respect to Aviv’s common stock during certain taxable years prior to Aviv’s initial public offering when Aviv also had preferred stock outstanding would be considered to be non-deductible preferential dividends under the provisions of the Internal Revenue Code. The question focused on the timing of and manner in which the Aviv board of directors’ had declared dividends payable with respect to the preferred stock, which Omega’s advisors believed was not in full technical compliance with the terms of the preferred stock contained in Aviv’s articles of incorporation. Omega’s advisors discussed with Sidley Austin, Venable LLP, Aviv’s Maryland counsel, and Ernst & Young, whether Aviv’s actions were sufficient to meet the requirements for treating dividend payments made on Aviv common stock during these tax years as other than preferential dividends and, if not, possible steps to remedy any technical non-compliance with the preferential dividend rules.
Also on October 27, 2014, the Aviv board of directors held a special telephonic meeting. Also participating in the meeting were members of management and representatives of PJT Capital, Goldman Sachs and Sidley Austin. Representatives of Sidley Austin began the meeting by noting for the Aviv board that Omega’s advisors had raised various questions related to Aviv’s REIT compliance and that the parties were working to address Omega’s concerns. Representatives of Sidley Austin described the concerns raised by Omega’s advisors and described the potential resolutions being evaluated which included utilizing the self-determination procedures established by the Internal Revenue Service, whom we refer to as the IRS, by declaring a special dividend that would constitute a dividend under Section 860 of the Internal Revenue Code, which we refer to as the Section 860 dividend. The directors asked questions and a discussion ensued. Following a discussion, the Aviv board authorized and directed management and Aviv’s advisors to continue to work towards a solution to address the REIT compliance concerns raised by Omega’s advisors and further authorized and directed management and Aviv’s advisors to continue to work on the transaction with Omega.
On October 29, 2014, the Omega board of directors, together with members of Omega senior management and representatives of Bryan Cave, held a special telephonic meeting to discuss the proposed transaction. Representatives of Morgan Stanley reviewed their financial analysis of the merger consideration and answered questions from the directors at this meeting. The Omega directors discussed the possible preferential dividend issue and related tax and REIT compliance implications and requested that the Omega audit committee review the issues further and report back to the full Omega board of directors with a recommendation regarding how Omega should proceed. The representatives of Bryan Cave also reviewed the remaining outstanding issues on the merger and voting agreements, and the Omega directors provided guidance for negotiating their resolution.
On October 30, 2014, Aviv proposed to address the potential preferential dividend issue by declaring and paying a Section 860 dividend to its stockholders prior to December 31, 2014. Such dividend would be claimed as deductions with respect to the taxable years in question and Aviv would take appropriate steps to file all tax forms and otherwise report to the IRS in the manner required to fully comply with the Section 860 deficiency dividend procedures as established by the IRS.
On October 30, 2014, the Omega audit committee, together with members of Omega senior management and representatives of Bryan Cave, held a special telephonic meeting at which Aviv’s REIT compliance and related tax due diligence issues were further reviewed and discussed. Bryan Cave confirmed that the focus of the issue was limited to potential adverse tax consequences to Aviv and that, assuming that the merger with Aviv was consummated, would not adversely impact Omega’s status as a REIT following the merger. Estimates of the range of potential adverse tax consequences were discussed along with possible approaches to address the issue including, the payment of a Section 860 dividend as Aviv had proposed. In light of a number of considerations including, without limitation, (i) the highly technical nature of Aviv’s potential non-compliance with the preferential dividend provisions, (ii) the steps being taken by Aviv to avail itself of relief under the IRS’s self-determination rules, (iii) the payment of Section 860 dividends for the tax years in question and compliance with the Section 860 dividend procedures issued by the IRS, and (iv) the advice received by the audit committee that any further review of the issue by the IRS following the merger could likely be addressed in the context of seeking a closing agreement with the IRS, the audit committee determined to report to the Omega board of directors that the audit committee did not believe such issues presented a material impediment to Omega’s ability to move forward with the proposed transaction assuming a definitive merger agreement could be negotiated.
On October 30, 2014, the Omega board of directors held a special telephonic meeting to discuss the proposed merger with Aviv. At the meeting, Omega management and representatives from Bryan Cave provided an update on the issue as well as the proposal by Aviv that it pay a Section 860 dividend prior to December 31, 2014, to remedy the technical REIT compliance issue under the IRS preferential dividend rules. The audit committee reported on its meeting with Omega’s tax and legal advisors and confirmed that it did not believe such issues created a material risk so as to constitute an impediment to Omega’s ability to move forward with the proposed transaction. Representatives of Bryan Cave then summarized the material terms of Morgan Stanley’s engagement and, following discussion, the engagement of Morgan Stanley was unanimously approved. Representatives of Morgan Stanley joined the meeting and reviewed Morgan Stanley’s final financial analysis. Representatives of Bryan Cave then provided an update on the negotiations of the merger agreement and the voting agreement, noting that there were no unresolved material issues. Omega management reviewed the strategic rationale and anticipated benefits of the proposed transaction to Omega stockholders. Representatives of Bryan Cave then reviewed the final terms of the proposed merger agreement and the voting agreement and the resolutions that would be submitted to the board of directors for consideration. Morgan Stanley then delivered its oral opinion, later confirmed by delivery of a written opinion dated October 30, 2014, to the Omega board of directors that, as of October 30, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio of 0.90 pursuant to the merger agreement was fair, from a financial point of view, to Omega. Following discussion and deliberation, the Omega board of directors unanimously approved the merger agreement, the voting agreement and the transactions contemplated by the merger agreement.
On October 30, 2014, the Aviv board held a special telephonic meeting. Also participating in the meeting were members of management and representatives of PJT Capital, Goldman Sachs and Sidley Austin. A representative of Sidley Austin reviewed with the Aviv board their fiduciary obligations in considering the potential transaction. Following the review, a representative of Sidley Austin described the proposed solution to address the REIT compliance concerns raised by Omega’s advisors, the tax consequences of the proposed solution and noted that the merger agreement would include a covenant that Aviv declare and pay the Section 860 dividend prior to the end of 2014; the Section 860 dividend was paid to Aviv stockholders on December 19, 2014 as part of Aviv’s regular quarterly dividend. Following discussion, the Aviv board concluded that the Section 860 dividend was an acceptable solution to address Omega’s concerns. A representative of Sidley Austin then reviewed the final terms of the merger agreement and the voting agreement. Following the review, representatives of Goldman Sachs reviewed Goldman Sachs’s financial analysis of the proposed transaction and orally delivered to the Aviv board of directors the opinion of Goldman Sachs, which was subsequently confirmed in writing in a written opinion dated October 31, 2014, that, as of the date of such written opinion and based on and subject to the factors, assumptions and limitations, as more fully described under “—Opinion of Aviv’s Financial Advisor,” the exchange ratio of 0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock. Following a discussion, the Aviv board unanimously approved the merger agreement, the voting agreement and the transactions contemplated thereby.
Aviv and Omega executed the merger agreement and Omega and LG Aviv executed the voting agreement as of October 30, 2014. A joint press release announcing the transaction was released prior to the opening of trading on October 31, 2014.
Omega’s Reasons for the Merger; Recommendation by the Omega Board of Directors
After careful consideration, the Omega board of directors, by a unanimous vote of all directors, at a meeting held on October 30, 2014, approved the merger agreement and the transactions contemplated thereby, including the merger. In reaching its decision, the Omega board of directors consulted with Omega’s senior management and Omega’s financial and legal advisors, and considered a number of factors that the board of directors believed supported its decision, including the following material factors:
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Strategic and Financial Considerations. The Omega board of directors believes that the merger will provide a number of significant strategic and financial opportunities, including the following:

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the creation of the largest REIT in the United States focused primarily on SNFs as measured by number of properties, which is expected to position Omega to compete for a broad spectrum of transactions and to grow and invest in existing relationships;

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the assembly of a portfolio with greater diversification by geography, asset class and tenant/operator than Omega currently possesses;

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the belief that the merger will be accretive to Omega’s adjusted funds from operations and funds avaliable for distribution;

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the potential for future growth by combining Aviv’s acquisition and real estate development capabilities and Omega’s acquisition expertise and the ability to leverage existing relationships with an expanded number of quality operators;

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the refinancing of Aviv’s outstanding indebtedness with the benefit of Omega’s lower cost of capital;

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further strengthening of Omega’s balance sheet and expected further improvement in Omega’s long-term cost of capital and credit profile;

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the belief that the combined company’s stockholders will benefit from a stable and secure dividend with strong growth potential; and

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an opportunity to enhance the level of management depth and experience of the combined company by leveraging the talents of the combined board of directors and management teams.

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Fixed Exchange Ratio. The Omega board of directors considered that the exchange ratio is fixed and that it will not fluctuate as a result of changes in the price of Omega common stock or Aviv common stock and that a fixed exchange ratio limits the impact of external factors on the transaction.

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Opinion of Financial Advisor. The Omega board of directors considered the opinion of Morgan Stanley that, as of October 30, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio of 0.90 pursuant to the merger agreement was fair, from a financial point of view, to Omega, as more fully described elsewhere in this joint proxy statement/prospectus.

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Familiarity with Business. The Omega board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of Omega and Aviv, taking into account the results of Omega’s due diligence review of Aviv, as well as its knowledge of the current and prospective environment in which Omega and Aviv operate, including economic and market conditions.

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High Likelihood of Consummation. The Omega board of directors considered the commitment on the part of both parties to complete the business combination between Omega and Aviv pursuant to their respective obligations under the terms of the merger agreement, the commitment of LG Aviv to vote all of its shares of Aviv common stock over which it has discretionary voting power (which, after giving effect to an Investment Agreement dated March 25, 2013 between LG Aviv and Aviv, represent approximately 37% of the outstanding shares of Aviv common stock as of                  ) in favor of the merger agreement and the transactions contemplated thereby and the resulting likelihood that the stockholder approvals needed to complete the transaction would be obtained in a timely manner.

The Omega board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:
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the possibility that the merger may not be completed, or that completion may be unduly delayed, including because Aviv stockholders may not adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, Omega stockholders may not approve the issuance of shares of Omega common stock to Aviv stockholders in connection with the merger or Omega’s charter amendments to declassify the Omega board of directors and increase the number of shares of common stock that Omega is authorized to issue, or because of reasons beyond the control of Omega and/or Aviv;

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the risk that failure to complete the merger would negatively affect the price of Omega common stock and future business and financial results of Omega;

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the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger and related transactions;

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the risk of not capturing all of the anticipated operational synergies and cost savings between Omega and Aviv and the risk that other anticipated benefits might not be realized within the expected timeframe or at all;

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the substantial costs to be incurred in connection with the merger and related transactions, including the costs of integrating the businesses of Omega and Aviv and the transaction expenses to be incurred in connection with the merger and related transactions;

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the restrictions on the conduct of Omega’s business between the date of the merger agreement and the date of the consummation of the merger;

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the potential impact of Aviv’s technical non-compliance in past periods with the preferential dividend rules applicable to REITs;

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the ability to refinance Aviv’s existing indebtedness and the impact of uncertainty in the capital markets;

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the risks associated with integrating new personnel into the management team and the board of directors;

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the obligation to pay to Aviv a termination fee of  $65 million if the merger agreement is terminated under certain circumstances; and

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the other factors described under “Risk Factors.”

In addition to considering the factors described above, the Omega board of directors considered the fact that a director of Omega may have interests in the transaction that are different from, or in addition to, the interests of Omega’s stockholders generally. See “—Interests of Omega’s Directors and Executive Officers in the Merger” below.
The above discussion of the factors considered by the Omega board of directors is not intended to be exhaustive, but does set forth the material factors considered by the Omega board of directors. In reaching its determination, the Omega board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Omega board of directors considered all these factors as a whole, including its discussion with, and inquiry of, Omega’s management and financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Omega board of directors unanimously approved the merger agreement and the transactions contemplated thereby. The Omega board of directors unanimously recommends that the Omega stockholders vote “FOR” the proposal to approve the Omega Stock Issuance, “FOR” the proposal to approve the Omega Stock Charter Amendment, “FOR” the proposal to approve the Omega Declassification Charter Amendment, “FOR” the proposal to approve the Omega Future Amendment Charter Amendment and “FOR” the Omega Adjournment Proposal.
Aviv’s Reasons for the Merger; Recommendation by the Aviv Board of Directors
Reasons for the Merger
In deciding to declare advisable and approve the merger agreement and the other transactions contemplated by the merger agreement and to recommend that Aviv stockholders approve the Merger Approval Proposal, the Aviv board of directors, with the assistance of management and Aviv’s legal and financial advisors, considered a number of positive factors in their deliberations, including:
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the expectation that the combined company will have a leading SNF platform with enhanced scale and strong operating relationships;

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the belief that Aviv and Omega have complementary portfolios that will give the combined company a high quality portfolio with an enlarged geographic footprint and expanded market presence;

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the belief that the merger will result in a combined company with a strong acquisition platform, combining Aviv’s development and redevelopment strategy with Omega’s established capital expenditure financing program;

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anticipated strong, stable dividend for stockholders with strong growth potential;

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the potential for synergies;

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the expectation that the combined company will have a strong financial profile and an improved cost of capital;

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the various financial analyses prepared by management and financial advisors;

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the opinion, dated October 31, 2014, of Goldman Sachs to the Aviv board of directors that as of such date and subject to the factors, assumptions and limitations set forth therein, the exchange ratio of 0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock;

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results of management and advisor due diligence performed with respect to Omega;

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publicly available information regarding Omega;

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Aviv management’s overall familiarity with Omega;

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Aviv’s historic operations and financial results as well as the prospects for Aviv on a combined basis;

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other strategic alternatives available to Aviv, including continuing to operate on a stand-alone basis;

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that the form of consideration is all stock, which will enable stockholders to continue to participate in the growth prospects of Aviv’s business and of the combined company;

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the historic trading prices of Aviv and Omega and the premium to Aviv’s trading price;

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the Aviv stockholders’ pro forma ownership of the combined company;

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the potential for increased liquidity for Aviv stockholders from owning shares in a more broadly traded stock;

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the course of negotiations with Omega;

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that the Aviv board of directors thoroughly evaluated the potential transaction over the course of 10 meetings;

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the limited closing conditions contained in the merger agreement and the expected likelihood of closing;

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the ability under the merger agreement to negotiate with parties that present a competing proposal and the ability to change recommendation and, prior to the stockholders’ meeting, accept a superior proposal, subject to paying a termination fee;

•
the ability of the Aviv board of directors to change its recommendation to stockholders in the case of an unforseen intervening event and that doing so may result in Aviv being required to pay the termination fee;

•
the amount of the termination fee and view that it would not prevent a potentially interested party from making a proposal;

•
that the Aviv designees to the Omega board will have input in the direction of the combined company; and

•
Aviv’s right to terminate the agreement and receive a termination fee if the Omega board changes its recommendation of the transaction.

The Aviv board of directors also identified and considered various risks and potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. These factors included:
•
that Aviv did not run a competitive auction and weighed against this consideration the views of Aviv’s management, advisors and board of directors on the likelihood of other potentially interested parties being willing to provide the greater benefits to Aviv’s stockholders than those proposed by the potential combination based, in part, on discussions with potential strategic partners identified by Aviv’s financial advisors prior to initiating discussions with Omega;

•
that the merger agreement does not contain a “go shop” provision, which would have allowed Aviv to solicit competing proposals and weighed against this consideration Aviv’s ability under the merger agreement to respond to competing proposals;

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that Omega will be required to raise a substantial amount of financing in order to refinance the indebtedness of Aviv;

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the limitations on Aviv’s operations between signing and closing;

•
that attempting to close the proposed transaction and integrate the two companies may impact Aviv’s ability to conduct its business in the ordinary course;

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the impact on Aviv if the transaction does not close once announced; and

•
the interests that directors and management have in the transaction.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Aviv board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Aviv board of directors in that regard. In view of the number and variety of factors and the amount of information considered, the Aviv board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Aviv board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Aviv board of directors may have given different weights to different factors.
Recommendation by the Aviv Board of Directors
In evaluating the merger and the other transactions contemplated by the merger agreement, the Aviv board of directors consulted with Aviv’s legal and financial advisors, as well as management and, after careful consideration in light of the above factors, has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, (ii) determined and declared that the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interest of Aviv, and (iii) directed that the Merger Approval Proposal and the Adjournment Proposal be submitted for consideration at the Aviv special meeting.
Accordingly, the Aviv board of directors unanimously recommends that the Aviv stockholders vote “FOR” the Merger Approval Proposal and “FOR” the Aviv Adjournment Proposal. The merger cannot be completed without the approval by Aviv stockholders of the Merger Approval Proposal.
Opinion of Omega’s Financial Advisor
Omega retained Morgan Stanley to provide it with financial advisory services in connection with the proposed merger. Omega selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of the business and affairs of Omega. As part of this engagement, the Omega Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement, to Omega. On October 30, 2014, at a meeting of the Omega board of directors, Morgan Stanley rendered its oral opinion, later confirmed by delivery of a written opinion, that, as of October 30, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio of 0.90 pursuant to the merger agreement was fair, from a financial point of view, to Omega.
The full text of the written opinion of Morgan Stanley, dated as of October 30, 2014, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion and you should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion is directed to the Omega Board and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Omega as of the date of such opinion and does not address any other aspect of the merger. The opinion did not in any manner address the prices at which the Omega common stock will trade following consummation of the merger or at any time. Morgan Stanley’s opinion does not constitute a recommendation to any holder of Omega common stock or Aviv common stock as to how to vote at the special meetings to be held in connection with the merger or whether to take any other action with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of Aviv and Omega, respectively;

•
reviewed certain internal financial statements and other financial and operating data concerning Aviv and Omega, respectively;

•
reviewed certain financial projections prepared by the managements of Aviv and Omega, respectively;

•
reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Aviv and Omega, respectively;

•
discussed the past and current operations and financial condition and the prospects of Aviv, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Aviv;

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discussed the past and current operations and financial condition and the prospects of Omega, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Omega;

•
reviewed the pro forma impact of the merger on Omega’s funds from operations per share, funds available for distribution per share, cash flow, consolidated capitalization and financial ratios;

•
reviewed the reported prices and trading activity for Aviv common stock and Omega common stock;

•
compared the financial performance of Aviv and Omega and the prices and trading activity of Aviv common stock and Omega common stock with that of certain other publicly-traded companies comparable with Aviv and Omega, respectively, and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions and negotiations among representatives of Aviv and Omega and their financial and legal advisors;

•
reviewed the merger agreement and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Aviv and Omega, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Aviv and Omega of the future financial performance of Omega and Aviv. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley was advised by Aviv that Aviv has qualified as a REIT for U.S. federal income tax purposes since its formation as a REIT and Morgan Stanley assumed that the merger will not adversely affect the status or operations of Omega as a REIT. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Omega and Aviv and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Aviv’s officers, directors or employees, or any class of such persons, relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Omega, Aviv or any other entity, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Omega board of directors dated October 30, 2014. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for the common stock of Omega and Aviv as of October 28, 2014. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
Comparable Public Companies Analysis
Morgan Stanley reviewed and compared certain publicly available and internal financial information, ratios and consensus estimates of each of Omega and Aviv with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with Omega and Aviv to derive an implied exchange ratio reference range with respect to Omega and Aviv. These comparable companies included LTC Properties, Inc., Medical Properties Trust, Inc., National Health Investors, Inc., Sabra Health Care REIT, Inc., and CareTrust REIT, Inc. In addition, the comparable companies set for Omega included Aviv and the comparable companies set for Aviv included Omega.
For purposes of this analysis, Morgan Stanley analyzed certain statistics for each of these companies for comparison purposes, including share price to consensus Wall Street research analyst (referred to as Street consensus) estimated 2015 funds from operations, which we refer to as 2015 FFO, share price to Street consensus estimated 2015 adjusted funds from operations, which we refer to as 2015 AFFO, and share premium or discount to Street consensus estimated net asset value, which we refer to as NAV. With respect to the relationships between share price to Street consensus estimated 2015 FFO and 2015 AFFO, Morgan Stanley calculated implied trading multiples for each of the comparable companies and with respect to the relationships between share price to Street consensus NAV, Morgan Stanley calculated implied premiums or discounts as the case may be. The statistics for each of the comparable companies were calculated using their respective closing prices on October 28, 2014 and were based on the most recent publicly available information and Street consensus estimates.

Morgan Stanley then compared these statistics and multiples of the comparable companies with the corresponding statistics and multiples for Omega and Aviv. The following table reflects the results of this analysis:
	Price/2015E FFO	Price/2015E AFFO	Premium/Discount to NAV
Street consensus estimates
LTC Properties, Inc.	14.6x	14.8x	22.2%
Medical Properties Trust, Inc.	11.2x	11.4x	18.7%
National Health Investors, Inc.	14.6x	16.2x	42.6%
Sabra Health Care REIT, Inc.	10.8x	12.4x	19.9%
CareTrust REIT, Inc.	15.9x	15.1x	20.8%
Omega Healthcare Investors, Inc.	13.6x	14.3x	52.3%
Aviv REIT, Inc.	14.0x	13.3x	34.6%
Management estimates
Omega Healthcare Investors, Inc.	12.9x	13.9x	—
Aviv REIT, Inc.	13.2x	13.1x	—
From the comparable companies set, Morgan Stanley applied the second lowest and second highest price to estimated 2015 FFO and estimated 2015 AFFO multiples to Street consensus estimated 2015 FFO and Street consensus estimated 2015 AFFO for each of Omega and Aviv to derive a range of implied share prices for each share of Omega and Aviv common stock. Morgan Stanley also reviewed the percentage premiums to Street consensus NAV from the comparable companies set to Street consensus NAV for each of Omega and Aviv to derive a range of implied share prices for each share of Omega and Aviv. For Omega, the low end of this range was based upon the median of the comparable companies while the high end of this range was calculated by applying a spread to the median of the comparable companies based upon the long-term relative premium to NAV of Omega relative to the comparable companies. For Aviv, the low and high ends of this range were based upon the median and maximum premiums to Street consensus NAV of the comparable companies, respectively. The ranges of implied share prices derived from the above analyses were compared to the (1) closing price per share of Omega common stock on October 28, 2014 of $39.46 and (2) the closing price of Aviv common stock on October 28, 2014 of  $29.89. The following table reflects the results of this analysis:
	Aviv		Omega
	Comparable Companies Range	Implied Share Price Range	Comparable Companies Range	Implied Share Price Range
Consensus Estimated 2015 FFO	11.2x – 14.6x	$23.83 – $31.00	11.2x – 14.6x	$32.48 – $42.25
Consensus Estimated 2015 AFFO	12.4x – 15.1x	$27.78 – $33.81	12.4x – 15.1x	$34.12 – $41.54
Consensus NAV	21.5% – 52.3%	$26.97 – $33.81	21.5% – 43.5%	$31.48 – $37.18
Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of Omega and Aviv. For each metric, Morgan Stanley compared the lowest implied equity value per share for Aviv to the highest implied equity value per share for Omega to derive the lowest exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the highest implied equity value per share for Aviv to the lowest implied equity value per share for Omega to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.90x provided for in the merger, were:
Implied Exchange Ratio Range
Consensus Estimated 2015 FFO	0.56x – 0.95x
Consensus Estimated 2015 AFFO	0.67x – 0.99x
Consensus NAV	0.73x – 1.07x

No company utilized in the comparable company analysis is identical to Omega or Aviv. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond Omega and Aviv’s control, such as the impact of competition on Omega, Aviv and the industry generally, industry growth, and the absence of any material adverse effect in the financial condition and prospects of Omega, Aviv or the industry, or in the financial markets in general.
Dividend Discount Analysis
Morgan Stanley performed a dividend discount analysis of Aviv common shares to calculate a range of implied present values per share of the distributable cash flows that Aviv was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2018 utilizing internal estimates of Aviv’s management. Morgan Stanley derived a range of implied terminal values by applying to Aviv’s estimated funds available for distribution, which we refer to as FAD, for the calendar year 2019 a range of terminal FAD multiples, the midpoint of which was based on the average of Omega’s forward twelve months Street consensus AFFO multiple over the previous two years. Present values (as of December 31, 2014) of Aviv’s forecasted dividends and terminal values were then calculated by Morgan Stanley using a discount rate range of 6.9% to 8.9% derived from a cost of equity calculation utilizing the capital asset pricing model. This analysis indicated the following implied per share equity value reference range for Aviv:
Implied Per Share Equity Value Reference Range
$31.13 to $37.82
Similarly, Morgan Stanley performed a dividend discount analysis of Omega common shares to calculate a range of implied present values per share of the distributable cash flows that Omega was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2018 utilizing internal estimates of Omega’s management. Morgan Stanley derived a range of implied terminal values by applying to Omega’s estimated FAD for the calendar year 2019 a range of terminal FAD multiples, the midpoint of which was based on the average of Omega’s forward twelve months Street consensus AFFO multiple over the previous two years. Present values (as of December 31, 2014) of Omega’s forecasted dividends and terminal values were then calculated by Morgan Stanley using a discount rate range of 7.3% to 9.3% derived from a cost of equity calculation utilizing the capital asset pricing model. This analysis indicated the following implied per share equity value reference range for Aviv:
Implied Per Share Equity Value Reference Range
$38.77 to $46.93
Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Omega and Aviv. First, Morgan Stanley compared the lowest implied equity value per share for Aviv to the highest implied equity value per share for Omega to derive the lowest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for Aviv to the lowest implied equity value per share for Omega to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the exchange ratio of 0.90x provided for in the merger agreement, was:
Implied Exchange Ratio Range
0.66x – 0.98x
Selected Precedent Transaction Analysis
Morgan Stanley also performed an analysis of selected precedent transactions involving mergers of healthcare REITs that shared certain characteristics with the merger. Based on publicly available information, Morgan Stanley identified the following 10 publicly announced and completed transactions in which both the target and acquirer owned and operated primarily healthcare properties, the transaction had an aggregate value of greater than $150 million, and the transaction occurred after January 1, 1998:

Selected Healthcare REIT Transactions
Transaction Announcement Date	Acquiror	Target
August 2014	Health Care REIT, Inc.	HealthLease Properties Real Estate Investment Trust
June 2014	Ventas, Inc.	American Realty Capital Healthcare Trust, Inc.
December 2011	Ventas, Inc.	Cogdell Spencer Inc.
February 2011	Ventas, Inc.	Nationwide Health Properties, Inc.
January 2007	Ventas, Inc.	Sunrise Senior Living REIT
September 2006	Health Care REIT, Inc.	Windrose Medical Properties Trust
May 2006	Health Care Properties Investors, Inc.	CNL Retirement Properties, Inc.
November 2003	Ventas, Inc.	ElderTrust
August 1999	Health Care Properties Investors, Inc.	American Health Properties, Inc.
June 1998	Healthcare Realty Trust Incorporated	Capstone Capital Corporation
Morgan Stanley reviewed the premiums paid to the target companies’ unaffected stock prices (defined as the average stock price for the 10 trading days ending five trading days prior to the announcement of the transaction for such selected precedent transactions). The overall observed first quartile and third quartile unaffected stock price premiums paid in all transactions reviewed were 14.3% and 28.2%, respectively. An implied per share equity value reference range for Aviv was then calculated based on applying those premiums to the closing price per share of Aviv common stock on October 28, 2014. Based on the implied per share equity value reference range calculated in this analysis, Morgan Stanley derived an implied exchange ratio range using the closing price per share of Omega common stock on October 28, 2014. This analysis indicated the following implied per share equity value reference range for a share of Aviv common stock and the following implied exchange ratio range, as compared to the exchange ratio of 0.90x provided for in the merger agreement:
Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$34.15 – $38.32	0.87x – 0.97x
No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to Aviv or directly comparable to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Aviv and other factors that would affect the value of the companies to which Aviv is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond Aviv’s control, such as the impact of competition on Aviv and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Aviv or the industry or the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.
Contribution Analysis
Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of Omega and Aviv to the combined entity and implied contributions based on certain financial metrics using management plans for both Omega and Aviv as provided by both Omega and Aviv management for their separate companies, respectively. Such financial metrics included, for each of Omega and Aviv, management’s estimated 2015 annualized first quarter revenue excluding any non-cash components thereof (which Morgan Stanley refers to as “2015 in-place cash revenue”) and management’s estimated 2015 AFFO. Based on the relative contributions of each company for estimated 2015 in-place cash revenue, Morgan Stanley derived an implied equity contribution for each company by, for both companies, applying a capitalization rate, equal to the average of the implied capitalization rate of Omega and Aviv, to the 2015 in-place cash revenue, to estimate respective enterprise values and equity values for each company. For the calculation of the contribution based upon estimated 2015 AFFO, Morgan Stanley derived an implied equity contribution for each company by utilizing management estimated 2015 AFFO per share for each company, and establishing a range by making an adjustment to the Aviv value to incorporate potential projected synergies and interest cost savings. Morgan Stanley also noted the implied exchange ratio derived from the implied equity contributions for both selected metrics.
Contribution Analysis	Implied Exchange Ratio
Estimated 2015 In-Place Cash Revenue	0.94x
Estimated 2015 AFFO	.80x – 0.91x
Other Information
Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:
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Public market trading price targets for each of Aviv and Omega common shares published by equity research analysts and Green Street Advisors, which reflected Street consensus mean price targets for Aviv and Omega of  $29.19 and $37.75, respectively, and Green Street Advisors’ price targets for Aviv and Omega of  $30.34 and $36.53, which Morgan Stanley then compared to derive an implied exchange ratio of 0.77x, based on Street consensus price targets, and an implied exchange ratio of 0.83x, based on Green Street Advisors’ price targets.

•
Estimated NAV per common share of each of Aviv and Omega published by equity research analysts and Green Street Advisors, which reflected Street consensus mean estimates of NAV of Aviv and Omega per common share of  $22.20 and $25.91, respectively, and Green Street Advisors’ estimates of NAV of Aviv and Omega per common share of  $22.25 and $24.75, which Morgan Stanley then compared to derive an implied exchange ratio of 0.86x, based on Street consensus estimated NAV, and an implied exchange ratio of 0.90x, based on Green Street Advisors’ estimated NAV.

•
stock price performance of Omega and Aviv for the 12 month period ended on October 28, 2014, from which an implied exchange ratio was calculated for each day during that period by dividing the Aviv closing price for each day by the Omega closing price for the same day. Morgan Stanley then identified the highest implied exchange ratio and the lowest implied exchange ratio for the 12 month period to derive an implied exchange ratio range of 0.71x to 0.82x.

The public market trading price targets per share and the estimated NAV per common share of each of Aviv and Omega published by securities research analysts and Green Street Advisors do not necessarily reflect current market trading prices for such shares and these targets and estimates are subject to uncertainties, including the future financial performance of Aviv and Omega and future financial market conditions.
General
In connection with the review of the proposed merger by the Omega board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Omega or Aviv.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters.

Many of these assumptions are beyond the control of Omega and Aviv. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Omega, and in connection with the delivery of its opinion to the Omega Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Omega common stock or Aviv common stock might actually trade.
The exchange ratio was determined through arm’s-length negotiations between Omega and Aviv and was approved by the Omega board of directors. Morgan Stanley provided advice to the Omega board of directors during these negotiations but did not, however, recommend any specific exchange ratio to Omega or the Omega board of directors, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Omega common stock will trade following consummation of the merger or at any time and Morgan Stanley expressed no opinion or recommendation as to how holders of Omega common stock or Aviv common stock should vote at the special stockholder’s meeting to be held in connection with the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Omega to enter into the merger agreement.
Morgan Stanley’s opinion and presentation to the Omega Board was one of many factors taken into consideration by the Omega board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Omega Board with respect to the exchange ratio or of whether the Omega board of directors would have been willing to agree to a different exchange ratio.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, trustees and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Omega, Aviv or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Omega board of directors with financial advisory services and a financial opinion and Omega has agreed to pay Morgan Stanley an aggregate fee of  $9,000,000, of which $1,000,000 was payable upon delivery of Morgan Stanley’s written opinion and the remainder of which is contingent upon the closing of the merger. Omega has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, Omega has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has provided financing services for Omega and Aviv and has received fees of approximately $1.4 million and $8.0 million, respectively, in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Omega or Aviv in the future and would expect to receive fees for the rendering of those services.
Opinion of Aviv’s Financial Advisor
Goldman Sachs rendered its opinion to Aviv’s board of directors that, as of October 31, 2014 and based upon and subject to the factors, assumptions and limitations set forth therein, the exchange ratio of

0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock.
The full text of the written opinion of Goldman Sachs, dated October 31, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of Aviv’s board of directors in connection with its consideration of the merger and the other transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Aviv’s common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the merger agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of Aviv for the three fiscal years ended December 31, 2013 and for Omega for the five fiscal years ended December 31, 2013;

•
Aviv’s Registration Statement on Form S-11, including the prospectus therein dated March 20, 2013 relating to the public offering of Aviv’s common stock;

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certain publicly available research analyst reports for Aviv and Omega;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Aviv and Omega;

•
certain other communications from Aviv and Omega to their respective stockholders; and

•
certain internal financial analyses and forecasts for Aviv and Omega prepared by their respective managements, in each case, as approved for Goldman Sachs’ use by Aviv, which are referred to as “Forecasts,” and certain operating synergies projected by the managements of Aviv and Omega to result from the transaction, as approved for Goldman Sachs’ use by Aviv, which are referred to as the “Synergies.”

Goldman Sachs also held discussions with members of the senior managements of Aviv and Omega regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Aviv and Omega; reviewed the reported price and trading activity for the Aviv common stock and the Omega common stock; compared certain financial and stock market information for Aviv and Omega with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare REIT and SNF industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with the consent of the board of directors of Aviv, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the board of directors of Aviv that the forecasts and synergies related to the merger and the other transactions contemplated by the merger agreement were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aviv. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Aviv, the Aviv Partnership, the Omega Partnership or Omega or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect Aviv or Omega or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Aviv to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Aviv; nor does it address any legal, regulatory, tax or accounting matters. Aviv’s board of directors instructed Goldman Sachs not to solicit, and Goldman Sachs did not solicit, interest from other parties with respect to an acquisition of or other business combination with, Aviv, or any alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio of 0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction, including the treatment of the Aviv Partnership units, the partnership combination, the Omega Partnership restructuring and Section 6.17 of the merger agreement relating to the allocation of Omega Partnership indebtedness to holders of Omega Partnership units, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Aviv or the Aviv Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Aviv or Omega, or class of such persons in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs has not expressed any opinion as to the prices at which shares of Omega common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Aviv, the Aviv Partnership, the Omega Partnership or Omega or the ability of Aviv, the Aviv Partnership, the Omega Partnership or Omega to pay their respective obligations when they become due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Aviv board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 29, 2014, the last trading day before Goldman Sachs presented its financial analyses to the Aviv board of directors on October 30, 2014, and is not necessarily indicative of current market conditions.
Implied Premia Analysis.
Based upon the closing price of  $38.83 per share of Omega common stock on October 29, 2014, Goldman Sachs calculated that the exchange ratio of 0.90 shares of Omega common stock reflected an implied value of  $34.95 per share of Aviv common stock.
Using the results of the calculations described above, Goldman Sachs calculated the following premia:
•
the implied value of the per share merger consideration as a premium to the closing price of Aviv common stock on October 29, 2014;

•
the implied value of the per share merger consideration as a premium to the average share price of Aviv common stock over the 30 trading days ending October 29, 2014;

•
the implied value of the per share merger consideration as a premium to the highest price of Aviv common stock over the 52-week period ending October 29, 2014; and

•
the implied value of the per share merger consideration as a premium to the lowest price of Aviv common stock over the 52-week period ending October 29, 2014.

The results of these analyses are summarized as follows:
Reference Point	Premium
10/29/14 Closing Price	17.0%
30 Trading Day Average Price (Ending 10/29/2014)	25.5%
52-week High (52-week Period Ending 10/29/2014)	16.7%
52-week Low (52-week Period Ending 10/29/2014)	53.7%
Illustrative Implied Contribution Analysis.
Goldman Sachs analyzed Aviv’s and Omega’s respective contributions to the pro forma combined company using the Forecasts for each company, on a stand-alone basis, for 2015 for the following metrics:
•
net operating income, or NOI, (based on projected in-place assets as of December 31, 2014, which includes the current portfolio as of October 29, 2014 and accounts for future acquisitions through December 31, 2014 (the “in-place assets”));

•
earnings before interest, taxes, depreciation, and amortization, or EBITDA;

•
EBITDA (based on the in-place assets);

•
net income plus depreciation and amortization expenses, normalized for loss on extinguishment of debt and transaction costs, or normalized funds from operations or FFO (based on in-place assets);

•
normalized FFO based on FFO before loss on extinguishment of debt and transaction costs;

•
normalized FFO, adjusted for amortization of deferred financing costs, non-cash stock-based compensation, straight-line rental income (net) and rental income from intangible amortization (net) (or adjusted FFO, or AFFO) (based on in-place assets); and

•
AFFO based on normalized FFO before amortization of deferred financing costs, non-cash stock-based compensation, straight-line rental income (net) and rental income from intangible amortization (net).

For each of the NOI and EBITDA metrics for 2015, Goldman Sachs used blended multiples and implied capitalization rates derived from the market value of Aviv (on October 29, 2014) and Omega (on October 29, 2014). Applying these multiples to the forecasts for these metrics for 2015, Goldman Sachs calculated the illustrative range of implied equity percentages of the pro forma combined company for Aviv. Goldman Sachs then calculated an illustrative range of implied exchange ratios, based on the illustrative range of implied equity percentages (which for the NOI and EBITDA multiples for each company were derived from the market values of Aviv (on October 29, 2014) and Omega (on October 29, 2014)). The following table summarizes this analysis:
Aviv Shareholder Equity of Pro Forma Combined Company	Implied Exchange Ratio
29.1% – 31.9%	0.74 – 0.84
Illustrative Discounted Cash Flow Analyses.
Goldman Sachs performed illustrative discounted cash flow analyses for each of Aviv, Omega and the pro forma combined company, in each case using the forecasts and calculating for unlevered free cash flow.
Using discount rates ranging from 6.88% to 7.88%, reflecting estimates of the weighted average cost of capital of Aviv, Goldman Sachs calculated an illustrative range of implied enterprise values for Aviv by discounting to present values, as of December 31, 2014, estimates of Aviv’s unlevered free cash flows for the years 2015 through 2018, and illustrative terminal values based on an assumed growth rate of 2.00% applied to fiscal year 2018 EBITDA and applying a terminal EBITDA multiple range of 10.7x to 15.2x. Goldman

Sachs calculated implied equity value per share of Aviv by subtracting the value of Aviv’s net debt as of December 31, 2014 according to the forecasts, and dividing the result by the number of fully diluted outstanding Aviv shares according to the forecasts. This analysis resulted in a range of illustrative implied equity values of  $20.73 to $36.01 per share of Aviv common stock.
Using discount rates ranging from 6.62% to 7.62%, reflecting estimates of the weighted average cost of capital of Omega, Goldman Sachs calculated an illustrative range of implied enterprise values for Omega by discounting to present values, as of December 31, 2014, estimates of Omega’s unlevered free cash flows for the years 2015 through 2018, and illustrative terminal values based on an assumed growth rate of 2.00% applied to fiscal year 2018 EBITDA and applying a terminal EBITDA multiple range of 10.7x to 15.2x. Goldman Sachs calculated implied equity value per share of Omega by subtracting the value of Omega’s net debt as of December 31, 2014 according to the forecasts, and dividing the result by the number of fully diluted outstanding Aviv shares according to the forecasts. This analysis resulted in a range of illustrative implied equity values of  $26.28 to $45.91 per share of Omega common stock.
Using discount rates ranging from 6.62% to 7.62%, reflecting an estimate of the weighted average cost of capital of the pro forma combined company, Goldman Sachs also calculated an illustrative range of implied enterprise values for the pro forma combined company by discounting to present values, as of December 31, 2014, estimates of the unlevered free cash flows of the pro forma company for the years 2015 through 2018, and illustrative terminal values based on an assumed growth rate of 2.00% applied to fiscal year 2018 EBITDA and applying a terminal EBITDA multiple range of 10.7x to 15.2x, based on trading multiples of comparable companies as of October 29, 2014. Goldman Sachs calculated implied equity value per share for the pro forma company by subtracting the value of the net debt of the pro forma company as of December 31, 2014, according to the forecasts and dividing the result by the number of fully diluted outstanding shares of the pro forma company according to the forecasts. This analysis resulted in a range of illustrative implied equity values of  $25.22 to $45.51 per share of Omega after giving effect to the acquisition of Aviv.
Goldman Sachs the calculated a range of implied exchange ratios using the range of illustrative implied equity values for Omega after giving effect to the acquisition of Aviv, as described above. This analysis indicated an illustrative range of implied exchange ratios of 0.784 to 0.789.
Illustrative Present Value of Future Stock Price Analyses.
Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of Aviv and the pro forma combined company, which is designed to provide an indication of the present value of a theoretical future value of the equity of Aviv and the pro forma company as a function of Aviv and the pro forma company’s respective price / AFFO multiple. For these analyses, Goldman Sachs used the forecasts.
For shares of Aviv common stock, Goldman Sachs performed an analysis of the illustrative present value of the future stock price by first multiplying the forecast of Aviv’s AFFO per share by 2015 estimated price/AFFO multiple range of 11.5x to 16.2x, based on trading multiples of comparable companies as of October 29, 2014, to determine illustrative implied future equity values of shares of Aviv common stock. These illustrative implied per share future equity values were then discounted to December 31, 2014, using a discount rate of 8.40%, reflecting an estimate of Aviv’s cost of equity. This analysis yielded an illustrative range of implied per share present values of shares of Aviv common stock for the period of December 31, 2014 through December 31, 2016 of  $21.97 to $34.07.
Goldman Sachs also performed an analysis of the illustrative present value of the future stock price of the pro forma combined company by first multiplying the pro forma combined company’s AFFO per share, based on the forecasts and after giving effect to the synergies, by 2015 estimated price/AFFO multiple range of 11.5x to 16.2x, based on trading multiples of comparable companies as of October 29, 2014, to determine illustrative implied future equity values of shares of the combined company. These illustrative implied per share future equity values were then discounted to December 31, 2014, using a discount rate of 8.40%, reflecting an estimate of the cost of equity of the pro forma combined company, assuming no change to the cost of equity of Omega, and then multiplied by a factor of 0.90 per share, representing the exchange ratio. This analysis yielded an illustrative range of implied per share present values of shares of the combined company stock to be received by Aviv shareholders with respect to each share of Aviv common stock for the period of December 31, 2015 through December 31, 2016 of  $27.15 to $38.64.
Illustrative Accretion/Dilution Analysis.
Goldman Sachs calculated an illustrative pro forma AFFO for the combined company for 2015 to 2018, using the forecasts and after giving effect to the synergies. By dividing the illustrative pro forma AFFO by the estimated total number of shares of the combined company’s common stock outstanding after giving effect to the proposed merger, Goldman Sachs calculated an illustrative pro forma AFFO per share for the combined company for 2015 to 2018 of approximately $2.85 to $3.52, representing an illustrative accretion ranging from 0.25% to 1.19% to the Omega shareholders on an AFFO per share basis. By dividing the illustrative pro forma AFFO by the estimated total number of shares of the combined company’s common stock outstanding after giving effect to the proposed merger and applying the 0.90 exchange ratio, Goldman Sachs calculated an illustrative pro forma AFFO per share for the combined company for 2015 to 2018 of approximately $2.57 to $3.17, after applying the 0.90 exchange ratio, representing an illustrative accretion ranging from 12.38% to 15.53% to the Aviv shareholders on an AFFO per share basis.
Based on the estimated AFFO for Aviv for 2015 to 2018 reflected in the forecasts, Goldman Sachs calculated an illustrative dividend per share of the combined company’s common stock for fiscal year 2015 to 2018, after giving effect to the synergies. By applying the 0.90 exchange ratio under the merger agreement to this illustrative dividend per share for 2015 to 2018, Goldman Sachs derived an illustrative dividend range of  $1.96 to $2.39 to be received by Aviv shareholders with respect to each share of Aviv common stock, representing illustrative accretion ranging from 22.63% to 25.36% to the Aviv shareholders on a dividend per share basis.
Selected Companies Analysis.
Goldman Sachs calculated and compared certain multiples for Aviv to corresponding multiples for the following selected companies in the real estate industry:
•
National Health Investors;

•
CareTrust REIT, Inc;

•
LTC Properties

•
Omega

•
Sabra Health Care REIT; and

•
Medical Properties Trust

Although none of the selected companies is directly comparable to Aviv, the companies included were chosen because they are publicly traded companies in the real estate industry with operations that, for purposes of analysis, may be considered similar to certain operations of Aviv.

With respect to Aviv and each of the selected companies, Goldman Sachs calculated multiples of enterprise value to estimated EBITDA, share price to estimated AFFO, and share price to estimated FFO, in each case for the calendar years ending December 31, 2014, 2015, and 2016, and based on SEC filings, Wall Street research and other publicly available information and reports. With respect to Aviv, Goldman Sachs also calculated these multiples based on the forecasts. The results of this analysis were as follows:
Ratio	High	Low	Median
EV/EBITDA (2014 – 2016)	18.8x	10.7x	14.3x
P/AFFO (2014 – 2016)	17.3x	10.5x	14.2x
P/FFO (2014 – 2016)	17.0x	10.4x	13.8x
		Aviv Publicly Available Research	Forecasts	Selected Companies
				High	Low	Median
P/AFFO	2014E	15.5x	15.6x	17.3x	12.6x	15.2x
	2015E	13.3x	13.1x	16.2x	11.5x	14.4x
	2016E	N/A	12.4x	14.4x	10.5x	13.9x
P/FFO	2014E	15.9x	16.0x	17.0x	12.7x	14.7x
	2015E	13.9x	13.2x	15.9x	10.9x	13.9x
	2016E	N/A	12.7x	14.2x	10.4x	13.1x
EV/EBITDA	2014E	17.1x	16.3x	18.8x	13.5x	16.1x
	2015E	13.7x	11.7x	15.2x	10.7x	14.1x
	2016E	11.9x	10.7x	13.8x	11.1x	11.2x
Selected Transactions Analysis.
Goldman Sachs analyzed certain information relating to the following selected transactions in the healthcare REIT industry since December 2010:
•
Health Care REIT’s acquisition of HealthLease Properties REIT in August 2014;

•
Health Care REIT’s acquisition of Mainstreet Property Group (Pipeline) in August 2014;

•
Omega’s acquisition of ARK Holding Company in September 2013;

•
Health Care REIT’s acquisition of Genesis HealthCare in February 2011; and

•
HCP’s acquisition of ManorCare in December 2010.

While none of the companies that participated in the selected transactions are directly comparable to Aviv, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Aviv’s results, market size and profile. For each of the selected transactions, Goldman Sachs used publicly available information to compare the next twelve months implied capitalization rates based on the transaction values. In addition, using the forecasts, Goldman Sachs calculated the next twelve months implied capitalization rate based on the projected in-place assets for Aviv based on the proposed transaction.
The following table presents the results of this analysis:
NTM Announced Implied Cap Rate
Selected Transactions Mean	8.0%
Selected Transactions Median	7.7%
Aviv @ 0.90 Exchange Ratio	6.6%

In addition, Goldman Sachs analyzed certain information relating to the following selected transactions in the REIT industry since January 2011:
•
Acquisition of Glimcher Realty Trust in September 2014;

•
Acquisition of American Realty Capital Healthcare Trust, Inc. in June 2014;

•
Acquisition of Brookfield Office Properties, Inc. in April 2014;

•
Acquisition of BRE Properties Inc. in December 2013;

•
Acquisition of Cole Real Estate Investments in October 2013;

•
Acquisition of Thomas Properties Group Inc. in September 2013;

•
Acquisition of Colonial Properties Trust in June 2013;

•
Acquisition of CapLease in May 2013;

•
Acquisition of American Realty Capital Trust in September 2012;

•
Acquisition of Cogdell Spencer in December 2011;

•
Acquisition of Nationwide Health Properties in February 2011; and

•
Acquisition of ProLogis in January 2011.

While none of the companies that participated in these selected transactions are directly comparable to Aviv, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Aviv’s results, market size and profile.
For each of these selected transactions, Goldman Sachs compared, based on publicly available information, the implied value of the per share merger consideration as a premium to the closing price for each acquired entity on both the day prior to announcement of the transaction and the average share price for each target over the 30-day period ended on the day prior to announcement.
The following table presents the results of this analysis:
Selected Transactions	Premium on Announcement	Premium to 30 Day Average
High	34.1%	28.7%
Low	(0.2)%	2.1%
Median	12.9%	12.4%
General.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summaries set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Aviv’s board of directors that, as of October 31, 2014 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.90 shares of Omega common stock to be paid for each share of Aviv common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Omega and its affiliates) of the outstanding shares of Aviv common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.

Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aviv, Omega, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The exchange ratio was determined through arm’s-length negotiations between Aviv and Omega and was approved by Aviv’s board of directors. Goldman Sachs provided advice to Aviv during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Aviv or Aviv’s board of directors or recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.
As described above, Goldman Sachs’ opinion to Aviv’s board of directors was one of many factors taken into consideration by Aviv’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this proxy statement/prospectus.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Aviv, Omega, any of their respective affiliates and third parties, including Lindsay Goldberg LLC, or Lindsay Goldberg, and any of its affiliates or portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to Aviv in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain investment banking services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunner with respect to an initial public offering of 15,180,000 shares of Aviv’s common stock in March 2013; book manager with respect to a public offering of Aviv’s 6.00% Senior Unsecured Notes due October 15, 2021 (aggregate principal amount $250,000,000) in October 2013; and a joint bookrunner with respect to a public offering of 9,200,000 shares of Aviv’s common stock in April 2014. Goldman Sachs has also provided certain investment banking services to Lindsay Goldberg and its affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a private placement for PetroLogistics LP, a portfolio company of Lindsay Goldberg, of its 6.25% Senior Notes due 2020 (aggregate principal amount $365,000,000) in March 2013; joint bookrunner with respect to a private placement for Brightstar Corporation, a former portfolio company of Lindsay Goldberg, of its 7.25% Senior Notes due December 2016 (aggregate principal amount $250,000,000) in July 2013; financial advisor to Brightstar Corporation in connection with its sale of 18,206,692 shares of common stock and 19,549,614 shares of preferred stock in October 2013; and as financial advisor to First American Payment Systems, L.P., a former portfolio company of Lindsay Goldberg, in connection with its sale in July 2014. Goldman Sachs may also in the future provide investment banking services to Aviv, Omega and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs may also have co-invested with Lindsay Goldberg and its affiliates from time to time and may have invested in limited partnership units of affiliates of Lindsay Goldberg from time to time and may do so in the future.
The Aviv board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated October 29, 2014, Aviv engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between Aviv and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $12 million, all of which is contingent upon consummation of the transaction. In addition, Aviv has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise, out of its engagement.
Certain Unaudited Prospective Financial Information of Omega
Omega does not as a matter of course make public long term projections as to future revenues, earnings, funds from operations or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Omega is including below certain unaudited prospective financial information of Omega that was prepared by Omega management and made available to the Omega board of directors and Aviv in connection with the evaluation of the merger. This information also was provided to Omega’s financial advisor and Aviv’s financial advisor. The inclusion of this information should not be regarded as an indication that any of Omega, Aviv, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
You should review the SEC filings of Omega and Aviv for a description of risk factors with respect to the business of Omega and Aviv, respectively. See “Risk Factors,” “Cautionary Statement Concerning Forward Looking Statements” and “Where You Can Find More Information; Incorporation by Reference.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Omega’s or Aviv’s historical GAAP financial statements.
Neither the independent registered public accounting firm of Omega or Aviv nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Omega contained in Omega’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Omega and does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2015 through December 31, 2018 for Omega, including potential projected acquisitions. It does not give effect to the merger.
Omega Prospective Financial Information
(in thousands)	2015E	2016E	2017E	2018E
Total Revenues	$545,865	$588,460	$629,041	$674,209
EBITDA	$520,752	$562,666	$602,539	$646,970
Funds From Operations available to common stockholders	$363,097	$449,452	$488,164	$531,612
Funds Available for Distribution	$375,799	$431,955	$476,504	$524,354
Funds from operations, which Omega refers to as FFO, EBITDA and funds available for distribution, which we refer to as FAD, are non-GAAP financial measures. Omega uses FFO, EBITDA and FAD to measure the operating performance of its business. Omega calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment

Trusts, and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. FAD is calculated as FFO excluding the impact of non-cash stock-based compensation, certain revenue and expense items included in FFO, and non-cash interest expense and non-cash revenue, such as straight-line rent. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Omega believes that the presentation of EBITDA provides useful information regarding its ability to service debt and provide useful information to investors regarding its results of operations because these measures are useful for trending, analyzing and benchmarking the performance and value of its business.
In preparing the foregoing unaudited prospective financial information, Omega made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including Omega’s ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments by Omega and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and customer retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.
The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward Looking Statements,” as well as the risks described in the periodic reports of Omega filed with the SEC, all of which are difficult to predict and many of which are beyond the control of Omega and/or Aviv and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.
You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Omega, Aviv or any other person to any Omega stockholder, Aviv stockholder or other person regarding the ultimate performance of Omega compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of Omega’s reported results of operations and financial condition and capital resources during 2014, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Omega’s periodic reports filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.
OMEGA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Certain Unaudited Prospective Financial Information of Aviv
Below is certain unaudited prospective financial information of Aviv that was prepared by Aviv management and made available to the Aviv board of directors in connection with the evaluation of the merger. This information also was provided to Aviv’s financial advisors and Omega’s financial advisor. The inclusion of this information should not be regarded as an indication that any of Aviv, Omega, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.
You should review the SEC filings of Aviv and Omega for a description of risk factors with respect to the business of Aviv and Omega, respectively. See “Risk Factors,” “Cautionary Statement Concerning Forward Looking Statements” and “Where You Can Find More Information; Incorporation by Reference.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Aviv’s or Omega’s historical GAAP financial statements.
Neither the independent registered public accounting firm of Aviv nor Omega, nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Aviv contained in Aviv’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Aviv and does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.
The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2015 through December 31, 2018 for Aviv, including potential projected acquisitions. It does not give effect to the Merger:
Aviv Prospective Financial Information
(in thousands)	2015E	2016E	2017E	2018E
Total Revenues	$249,422	$270,657	$296,305	$322,223
Adjusted EBITDA	$229,852	$250,500	$275,543	$300,838
Normalized Funds From Operations	$162,943	$175,847	$191,338	$207,350
Adjusted Funds From Operations	$164,632	$180,686	$198,068	$215,784
Earnings before interest, taxes, depreciation, and amortization, or EBITDA, Normalized funds from operations, or Normalized FFO, and adjusted FFO, or AFFO, are non-GAAP financial measures. Aviv uses EBITDA, Normalized FFO and AFFO to measure the operating performance of its business. Aviv calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts, and consequently, FFO is defined as net income plus depreciation and amortization expenses, normalized for loss on extinguishment of debt, reserves for uncollectible secured loan receivable and transaction costs. AFFO is calculated as normalized FFO, adjusted for amortization of deferred financing costs, non-cash stock-based compensation, straight-line rental income (net) and rental income from intangible amortization (net). Aviv believes that the presentation of EBITDA provides useful information regarding its ability to service debt and provides useful information to investors regarding its results of operations because these measures are useful for trending, analyzing and benchmarking the performance and value of our business.
In preparing the foregoing unaudited prospective financial information, Aviv made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including Aviv’s ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments by Aviv and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and customer retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward Looking Statements,” as well as the risks described in the periodic reports of Aviv filed with the SEC, all of which are difficult to predict and many of which are beyond the control of Aviv and/or Omega and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.
You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Aviv, Omega or any other person to any Aviv stockholder, Omega stockholder or other person regarding the ultimate performance of Aviv compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of Aviv’s reported results of operations and financial condition and capital resources during 2014, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Aviv’s periodic reports filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.
AVIV DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Interests of Omega’s Directors and Executive Officers in the Merger
A director of Omega may have interests in the merger that are different from, or in addition to, the interests of Omega stockholders generally. On December 17, 2014, Aviv acquired a portfolio of 23 SNFs, 4 assisted living facilities, one independent living facility and one office building located in 5 states for $305 million from a subsidiary of GE. All of the properties are currently triple-net leased to a new Aviv operator Laurel, at an initial annual cash yield of 8.5%, for a remaining term of 15 years. Aviv funded $180 million of the purchase price with a secured loan provided by a unit of GE. Thomas F. Franke, a member of Omega’s board of directors, is the chairman emeritus of Laurel and owns less than 0.5% of Laurel. Mr. Franke’s son is a member of the board of directors of Laurel, and his children, their spouses, and his grandchildren, together with trusts for their benefit, beneficially own approximately 33% of Laurel. The Omega board of directors was aware of and considered these interests and Aviv’s negotiations with GE related to Laurel, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement, and recommending that Omega stockholders approve the Omega Stock Issuance.
Interests of Aviv’s Directors and Executive Officers in the Merger
In considering the recommendation of Aviv’s board of directors to approve the merger and the other transactions contemplated by the merger agreement, Aviv’s stockholders should be aware that Aviv’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Aviv stockholders generally. These interests may create potential conflicts of interest. The Aviv board of directors was aware of and considered the following interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in reaching its decision to approve the merger agreement and recommend to the Aviv stockholders that the merger and the other transactions contemplated by the merger agreement be approved.

Aviv is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, reduced reporting requirements regarding executive compensation and an exemption from the requirement of Sections 14A(a) and (b) of the Securities Act to hold a non-binding advisory vote on the compensation payable to Aviv’s named executive officers in connection with the merger.
Treatment of Outstanding Equity Awards
Pursuant to the terms and subject to the conditions set forth in the merger agreement, upon the completion of the merger, each issued and outstanding share of Aviv common stock (other than shares held by Aviv or its wholly owned subsidiaries, which shares will be canceled) will be exchanged for the right to receive the merger consideration. See “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration.”
Upon completion of the merger, all outstanding equity awards generally will be subject to the following treatment:
•
each outstanding option and restricted stock award with respect to Aviv common stock granted before the completion of the merger under an Aviv equity plan to an Aviv participant that is in effect as of the completion of the merger will remain in effect until such award expires, is terminated, is forfeited or is settled in accordance with its terms; provided, that (i) the number of shares of common stock subject to such awards will be adjusted to relate to Omega common stock based on the exchange ratio, (ii) each restricted stock award granted to any individual who is a non-employee director prior to the completion of the merger will be 100% vested upon the completion of the merger, and (iii) the exercise price of each outstanding stock option will be adjusted based on the exchange ratio;

•
each performance-based restricted stock unit granted prior to the completion of the merger under an Aviv equity plan that remains in place for participants employed or engaged by Aviv as of the completion of the merger will vest and be deemed earned as of the completion of the merger to the extent the applicable performance goals have been achieved as of  (i) December 31, 2014 with respect to awards with performance periods that started before December 31, 2014 and (ii) the date of the completion of the merger with respect to awards with performance periods that started upon or after December 31, 2014, and each performance-based restricted stock unit will be payable for shares of Omega common stock determined by multiplying the exchange ratio by the number of shares of Aviv common stock subject to the vested portion of the performance-based restricted stock units;

•
each time-based restricted stock unit outstanding as of the completion of the merger and held by a participant who ceases to be employed by Aviv as of the merger completion date and is not immediately thereafter employed by Omega will fully vest; and

•
each time-based restricted stock unit outstanding as of the completion of the merger and held by a participant who continues to be employed by Omega immediately following the completion of the merger will remain in effect until such award expires, is terminated, is forfeited or is settled in accordance with its terms; provided, however, that if a participant is terminated by Omega or an Omega subsidiary without cause (as defined in the merger agreement) before the first anniversary of the merger closing date, such outstanding time-based restricted stock unit will fully vest, and each time-based restricted stock unit will be payable for shares of Omega common stock determined by multiplying the exchange ratio by the number of shares of Aviv common stock subject to the vested portion of the time-based restricted stock units.

Assuming a termination without cause of each of the executives and completion of the merger as of January 1, 2015, the following table sets forth the cash proceeds or value of Aviv shares that each of Aviv’s non-employee directors and executive officers would receive in respect of their outstanding stock option awards, restricted stock awards, performance-based restricted stock units and time-based restricted stock units, including cash proceeds for awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. The following table also reflects the acceleration of certain equity awards that may occur pursuant to transition agreements and change in control agreements entered into with certain executive officers as described in further detail below under “Change in Control Agreements” and “Transition Agreements.” All share and unit numbers have been rounded to the nearest whole number. Share amounts represent Aviv common stock or units denominated in Aviv common stock. Dollar amounts in the table computed based on the most recent Omega closing per share price as of the date set forth in the first sentence above.
Summary Equity Table
Interested Party	Restricted Stock (#)(1)	Restricted Stock ($)(1)	Performance- based Restricted Stock Units (#)(2)	Performance- based Restricted Stock Units ($)(2)	Time-based Restricted Stock Units (#)(3)	Time-based Restricted Stock Units ($)(3)	Vested Stock Options (#)(2)	Vested Stock Options ($)(2)
Executive Officers
Craig M. Bernfield*	—	—	38,488	1,353,354	15,676	551,215	2,760,894(4)	48,848,498
Steven J. Insoft	—	—	29,930	1,052,429	12,190	428,637	1,277,905	22,609,973
Mark L. Wetzel	—	—	21,609	759,837	73,345	2,579,030	—	—
Leticia Chavez	—	—	8,541	300,327	3,483	122,473	435,866	7,711,777
Samuel H. Kovitz	—	—	10,684	375,681	4,355	153,135	581,597	10,290,196
Donna M. O’Neill	—	—	8,541	300,327	3,483	122,473	290,854	5,146,080
Joshua J. Kochek	—	—	3,554	124,969	4,352	153,029	174,400	3,085,659
Steven R. Levin	—	—	4,035	141,883	4,888	171,877	116,331	2,058,244
Non-Employee Directors:
Norman R. Bobins	4,500	158,234	—	—	—	—	28,912	511,540
Michael W. Dees	—	—	—	—	—	—	—	—
Alan E. Goldberg	—	—	—	—	—	—	—	—
Susan R. Lichtenstein	4,500	158,234	—	—	—	—	—	—
Mark B. McClellan, M.D., Ph.D.	4,500	158,234	—	—	—	—	—	—
Sharon O’Keefe	4,500	158,234	—	—	—	—	—	—
Mark J. Parrell	4,500	158,234	—	—	—	—	—	—
Ben W. Perks	4,500	158,234	—	—	—	—	28,912	511,540
James H. Roth	4,500	158,234	—	—	—	—	—	—
J. Russell Triedman	—	—	—	—	—	—	—	—

*
Also a director.

(1)
Each outstanding option and restricted stock award with respect to Aviv common stock granted to an employee or non-employee director of Aviv that is in effect as of the completion of the merger will remain in effect until such award expires, is terminated, is forfeited or is settled in accordance with its terms; provided, that (i) the number of shares of common stock subject to such awards will be adjusted to relate to Omega common stock based on the exchange ratio, (ii) each restricted stock award granted to a non-employee director will be 100% vested upon the completion of the merger, and (iii) the exercise price of each outstanding stock option will be adjusted based on the exchange ratio. Under the change in control agreements entered into with Messrs. Kovitz, Kocheck and Levin and transition agreements entered into with Mr. Bernfield, Ms. Chavez and Ms. O’Neill, subject to certain conditions described below, each stock option award held by the executive that was granted before the completion of the merger and remained in place after the completion of the merger will as of the date of a qualifying termination of employment immediately vest in full and remain exercisable through its original term. All outstanding options held by Aviv’s executive officers as of January 1, 2015 were vested. This column reflects the number of Aviv shares of common stock that will be converted to Omega shares based on the exchange ratio and the excess, if any, of the per share merger consideration over the per share exercise price of such stock option.

(2)
Each performance-based restricted stock unit granted prior to the completion of the merger that remains in place for participants employed or engaged by Aviv as of the completion of the merger will vest and be deemed earned as of the completion of the merger to the extent the applicable performance goals have been achieved as of  (i) December 31, 2014 with respect to awards with performance periods that started before December 31, 2014 and (ii) the date of the completion of the merger with respect to awards with performance periods that started on or after December 31, 2014. Each performance-based restricted stock unit will be payable in shares of Omega common stock determined by multiplying the exchange ratio by the number of shares of Aviv common stock subject to the vested portion of the performance-based restricted stock units. This column reflects the number of shares underlying outstanding performance-based restricted stock unit awards with performance periods that started before December 31, 2014 that will vest based on actual performance as of such date. As of January 1, 2015, Aviv had not granted any performance-based restricted stock units with performance periods commencing on or after December 31, 2014.
(3)
Each time-based restricted stock unit outstanding as of the completion of the merger and held by a participant who is ceases to be employed by Aviv as of the completion of the merger and is not immediately thereafter employed by Omega will fully vest, and each time-based restricted stock unit outstanding as of the completion of the merger and held by a participant who continues to be employed by Omega immediately following the completion of the merger will remain in effect until such award expires, is terminated, is forfeited or is settled in accordance with its terms; provided, however, that if a participant is terminated by Omega or an Omega subsidiary without cause (as defined in the merger agreement) before the first anniversary of the completion of the merger such outstanding time-based restricted stock units will fully vest. In addition, pursuant the Change in Control Agreements entered into with Messrs. Kovitz, Kochek and Levin and the Transition Agreements entered into with each of Mr. Bernfield, Ms. Chavez, and Ms. O’Neill, subject to certain conditions described below, each time-based restricted stock unit held by the executive that was granted before the completion of the merger and remained in place after the completion of the merger would immediately vest in full and be settled in cash within 60 days of the executive’s qualifying termination of employment, as discussed further below. For each executive officer, this column reflects the number of shares that would accelerate based upon a qualifying termination and completion of the merger as of January 1, 2015.

(4)
Includes 171,962.5 stock options held by each of the Generation Trust f/b/o Jamie Lauren Bernfield c/u Bernfield Exempt Family Trust dated December 20, 2012 and the Generation Trust f/b/o Sari Jessica Bernfield c/u Bernfield Exempt Family Trust dated December 20, 2012, trusts for the benefit of Mr. Bernfield’s children of which Mr. Bernfield’s spouse serves as trustee.

Employment Agreement with Steven Insoft
In connection with the entry into the merger agreement, effective as of October 30, 2014, Aviv Asset Management, L.L.C., a Delaware limited liability company, which we refer to as AAM, and Aviv entered into an employment agreement with Steven J. Insoft, AAM’s and Aviv’s President and Chief Operating Officer, which we refer to as the Aviv employment agreement. The Aviv employment agreement will remain in effect until terminated: (i) by AAM with or without cause; (ii) by Mr. Insoft upon at least thirty (30) days prior written notice; (iii) by AAM or Mr. Insoft due to the disability of Mr. Insoft; (iv) upon the death of Mr. Insoft; or (v) if earlier than (i)-(iv), upon the termination of the merger agreement if such termination occurs prior to the merger effective time.
Under the Aviv employment agreement, Mr. Insoft’s annual base salary and annual bonus opportunities remain unchanged from the levels established by Aviv for 2014. Accordingly, under the Aviv employment agreement, Mr. Insoft’s annual base salary remained at $395,000 and Mr. Insoft’s threshold, target and maximum annual bonus opportunities remained at 40%, 80% and 160%, respectively, of Mr. Insoft’s annual base salary.
Under the Aviv employment agreement, Mr. Insoft is also entitled to participate in any long-term incentive compensation program for executive officers generally that is approved by the compensation committee of Aviv’s board of directors. The Aviv employment agreement contains customary provisions relating to confidentiality and binds Mr. Insoft to certain non-competition and non-solicitation restrictions during the term of the Employment Agreement and for a period of 21 months after Mr. Insoft’s employment with AAM and its affiliates is terminated. The terms of Mr. Insoft’s agreement do not include any post-termination severance benefits.

Upon the completion of the merger, Omega intends to enter into a new employment agreement with Mr. Insoft, which will supersede the Aviv employment agreement. We refer to the employment agreement between Omega and Mr. Insoft as the Omega employment agreement.
Following is a description of the expected material terms of the Omega employment agreement. Mr. Insoft will serve as Omega’s Chief Corporate Development Officer, reporting directly to Omega’s Chief Executive Officer. Under the terms of the Omega employment agreement, following the closing of the merger, Mr. Insoft’s annual base salary and his threshold, target and maximum annual bonus opportunities will be established by the Omega compensation committee of Omega’s board of directors in a manner deemed appropriate, provided that such annual salary and bonus targets will be between those established for Omega’s Chief Operating Officer and Chief Financial Officers. Mr. Insoft will also be entitled to participate in any long-term incentive compensation program for executive officers generally that is approved by the compensation committee of Omega’s board of directors, with the expected long-term incentive opportunities for 2015 to be between the level of long-term incentive compensation opportunities granted in 2015 to Omega’s Chief Financial Officer and Chief Operating Officer.
We intend that the Omega employment agreement will provide that it remain in effect until terminated: (i) by the expiration of the term of the agreement on December 31, 2016 (or such later date as the term may expire); (ii) by Omega without cause (as defined in the Omega employment agreement); (iii) by Mr. Insoft for good reason (as defined in the Omega employment agreement); (iv) by Omega or Mr. Insoft due to disability; (v) by Omega for cause; (vi) by Mr. Insoft other than for good reason or disability upon at least 60 days prior written notice; or (vii) upon the death of Mr. Insoft.
We expect that the Omega employment agreement will provide that upon a termination by Omega without cause or by Mr. Insoft for good reason, subject to Mr. Insoft’s execution and non-revocation of a release of claims in favor of Omega and its affiliates, Mr. Insoft will be entitled to an amount equal to 1.75 times the sum of  (A) his base salary and (B) the average annual bonus paid to him over the three most recently completed calendar years (including his employment with Aviv); provided however, that if the termination occurs before the bonus for the most recently completed calendar year is payable, the averaging will be based on the three most recently completed calendar years. The termination payments will be payable in bi-monthly equal installments over the 21-month period following the termination date.
We intend that the Omega employment agreement will contain customary provisions relating to confidentiality and binds Mr. Insoft to certain non-competition and non-solicitation restrictions during the term of the Employment Agreement and for a period of 21 months after Mr. Insoft’s employment with Omega and its affiliates is terminated.
Employment Agreement with Mark L. Wetzel
Mr. Wetzel is subject to the terms of an employment agreement entered into with Aviv in November 2013. Under the terms of his employment agreement upon a termination without cause or for good reason (each as defined in the employment agreement), Mr. Wetzel is entitled to a lump-sum cash payment equal to two times the sum of  (i) his annual base salary and (ii) the average of the three most recent payments under Aviv’s short-term incentive plan or, if fewer than three annual incentive plan payments have been paid or approved for payment, the highest payment, if any, paid or approved for payment during the term of employment. For illustrative purposes, if Mr. Wetzel experienced a qualifying termination of employment as of April 1, 2015, Mr. Wetzel would be entitled to a severance payment equal to [$1,656,000]. In addition to Mr. Wetzel’s lump sum cash payment, he is entitled to continued health insurance coverage, at Aviv’s expense, for himself and his spouse and dependent children for a period of 12 months after such termination of employment.
In addition, upon a qualifying termination of employment, all Aviv stock options, restricted stock, time-based restricted stock units and performance-based restricted stock units held by Mr. Wetzel would fully vest and all performance measures would be deemed to be satisfied at the target level and paid on a pro rata basis based on time completed. Please see the “Summary Equity Table” above for further information regarding the consideration Mr. Wetzel could receive with respect to his outstanding equity awards.
Change in Control Agreements
In connection with the entry into the merger agreement, and contingent upon the completion of the merger, effective October 31, 2014, Aviv entered into change in control severance agreements, which we refer to as the change in control agreements, with certain individuals including Messrs. Kovitz, Kochek and Levin. Under the change in control agreements, subject to the completion of the merger, if the executive is terminated by Omega or a subsidiary of Omega without cause (as defined in the change in control agreement) or the executive leaves Omega for good reason (as defined in the change in control agreement), in each case, during the one-year period following the completion of the merger, then the executive will be entitled to a severance payment equal to the sum of  (i) the executive officer’s remaining base salary until the expiration of such one-year period, and (ii) a prorated target bonus for the year of termination, payable within 60 days following the date of termination. For illustrative purposes, assuming the merger is completed on April 1, 2015 and the executive experiences a qualifying termination of employment at that time, Messrs. Kovitz, Kocheck and Levin would receive severance payments equal to $426,250, $309,375, and $318,500, respectively.
In addition, subject to the requirements described above, on the termination date, all Aviv stock options and time-based restricted stock units held by the executive that were granted before the completion of the merger and remain in place after the completion of the merger will immediately vest in full. Under the terms of the change in control agreements, all time-based restricted stock units will be settled in cash within 60 days of the termination, based on the number of shares of Omega common stock underlying the award and the fair market value of shares of Omega common stock as of the termination date. Please see the “Summary Equity Table” above for further information regarding the consideration Messrs. Kovtiz, Kocheck and Levin could receive with respect to their outstanding equity awards.
The executive’s right to benefits under the change in control agreements is contingent upon the execution and non-revocation of a general release in favor of Omega.
Transition Agreements
In connection with the entry into the merger agreement, effective as of October 31, 2014, Aviv entered into transition agreements with certain individuals including Mr. Bernfield, Ms. Chavez and Ms. O’Neill, which we refer to as the transition agreements. The transition agreements will become effective upon the completion of the merger. Under the transition agreements, provided that the executives remain employed with Omega or an Omega subsidiary in good standing through the scheduled separation date (as defined below) and Omega or an Omega subsidiary has not terminated the executive’s employment for cause (as defined in the transition agreements), these executives would be entitled to separation payments as follows: Mr. Bernfield, $1,330,667; Ms. Chavez, $511,442; and Ms. O’Neill, $270,317. The separation payments are payable in a lump sum payment within 60 days following the scheduled separation date, subject to the executive complying with the terms of the transition agreement and the executives’ execution and non-revocation of a general release of claims in favor of Omega and its affiliates. The “scheduled separation date” will occur upon the executive’s termination of employment without cause by Omega on or before the last day of the fifth month following the calendar month in which the completion of the merger occurs.
In addition, subject to the requirements described above, on the scheduled separation date, all Aviv stock options and time-based restricted stock units held by the executive that were granted before the completion of the merger and remain in place after the completion of the merger will immediately vest in full. Under the terms of the transition agreements, time-based restricted stock units will be settled in cash within 60 days of the scheduled separation date, based on the number of shares of Omega common stock underlying the award and the fair market value of a share of Omega common stock as of the scheduled separation date. Please see the “Summary Equity Table” above for further information regarding the consideration Mr. Bernfield, Ms. Chavez and Ms. O’Neill could receive with respect to their outstanding equity awards.
Regulatory Approvals in Connection with the Merger
Neither Omega nor Aviv is aware of any regulatory approvals that are expected to prevent the completion of the merger.
Accounting Treatment
Omega will account for the merger as a business combination with Omega treated as the acquirer of Aviv for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the merger effect time, at their respective fair value, and added to those of Omega. Any excess of purchase price over the fair values will be recorded as goodwill. Omega’s consolidated financial statements issued after the merger will include Aviv assets acquired and retained by Omega in the merger from the merger effective time, but not for periods prior to the completion of the merger.
Ownership of Aviv Partnership Units
Certain of Aviv’s executive officers and members of Aviv’s board of directors are owners of Aviv Partnership units. Limited liability companies of which Mr. Bernfield is the member and sole manager own an aggregate of      Aviv Partnership units and Mr. Roth, a member of Aviv’s board of directors, also owns      Aviv Partnership units as of            , 2015. See “The Merger — Background of the Merger.” In addition, a limited liability company which is owned 99% by Mr. Insoft and 1% by Mr. Insoft’s spouse owns      Aviv Partnership units, a limited liability company which is owned 99% by Mr. Kovitz and 1% by Mr. Kovitz’s spouse owns      Aviv Partnership units, and a limited liability company which is owned 99% by Ms. Chavez and 1% by a family member of Ms. Chavez owns      Aviv Partnership units as of            , 2015. In addition, Aviv (or an affiliate of Aviv) is the general partner of the Aviv Partnership.
During the course of negotiations with respect to the merger, Aviv and Omega discussed that it was desirable that the UPREIT structure utilized by Aviv be retained by Omega and the Omega Partnership after the merger, and that the tax and other economic consequences realized by a limited partner of the Aviv Partnership as a result of the partnership combination be identical to the tax and other economic consequences to a holder of Aviv common stock who receives Omega common stock in the merger (with the understanding that exact parity might not be possible in that the Internal Revenue Code provisions governing corporate and shareholder taxation are different than the Internal Revenue Code provisions governing partnership and partner taxation). As the parties worked to identify steps required to effect the partnership combination, Sidley Austin LLP, counsel to Aviv, advised Aviv that unless a certain level of nonrecourse debt was maintained by the Omega Partnership after the partnership combination, certain limited partners of the Aviv Partnership, including certain of the entities affiliated with the individuals identified in the first paragraph above, would likely recognize taxable gain resulting from the partnership combination, depending on their basis in their limited partner units. Based upon the tax information and financial projections available to Ernst & Young, the required level of debt was preliminarily determined and Omega agreed that the merger agreement would include a covenant obligating Omega and the Omega Partnership to maintain such amount of debt at the Omega Partnership after the merger. See “The Merger — Background of the Merger.”
Listing of Omega Common Stock
Omega will cause the shares of Omega common stock to be issued in the merger to be approved for listing on the NYSE prior to the merger effective time, as a condition to closing, subject only to official notice of issuance.
Deregistration of Aviv Common Stock
If the merger is completed, Aviv common stock will be deregistered under the Exchange Act, and Aviv will no longer file periodic reports with the SEC.
Restrictions on Sales of Shares of Omega Common Stock Received in the Merger
Shares of Omega common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Omega common stock issued to any Aviv stockholder that may be deemed to be an “affiliate” of Omega after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Omega common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

No Appraisal Rights
Omega
Under Maryland law, Omega shareholders are not entitled to appraisal rights in connection with the Omega Share Issuance.
Aviv
Holders of Aviv common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, Aviv’s charter provides that stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the Aviv board of directors, upon the affirmative vote of a majority of the Aviv board of directors, determines that such rights apply. The Aviv board of directors has not made (and is not permitted to make under the terms of the merger agreement) such determination.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Aviv common stock and the material United States federal income tax considerations associated with the ownership and disposition of Omega common stock that may be relevant to certain shareholders, including the qualification and taxation of Omega as a REIT under the Internal Revenue Code. This summary is based on applicable provisions of the Internal Revenue Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations. This summary does not discuss any estate, gift, state, local or foreign tax considerations. No ruling has been sought or will be sought from the IRS with respect to any matter described in this summary. There can be no assurance that the IRS or a court will agree with all of the statements made in this summary.
The summary does not describe all of the tax considerations that may be relevant to holders of Aviv common stock or Omega common stock in light of a holder’s particular circumstances (such as the application of the alternative minimum tax) or to holders subject to special rules such as financial institutions, tax-exempt entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, regulated investment companies, REITs, traders in securities that elect to use a mark-to-market method of accounting, partnerships, other pass-through entities and investors in those entities, dealers in securities or foreign currencies, persons holding Aviv common stock as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Internal Revenue Code, non-U.S. holders (as defined below), persons that do not hold their common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, or persons who acquired their Aviv common stock through the exercise of an employee stock option or otherwise as compensation.
PLEASE CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL, AND FOREIGN TAX LAWS AND TAX TREATIES.
As used herein, the term “U.S. holder” means a beneficial owner of Aviv common stock or Omega common stock, as applicable, that is for United States federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

Conversely, a “non-U.S. holder” is a beneficial owner of shares who is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.
Tax Consequences of the Merger to U.S. Holders
This section applies to you if you are a U.S. holder.
Qualification of the Merger as a Reorganization
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Bryan Cave LLP, tax counsel to Omega, and Sidley Austin LLP, counsel to Aviv, each render an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions and in this discussion. These tax opinions will represent the legal judgment of counsel rendering the opinion and will not be binding on the IRS or the courts. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions or below. Accordingly, the tax opinions are not a guarantee of the legal outcome of the merger or any tax benefits that may be derived from the merger.
The following discussion summarizes the material United States federal income tax consequences of the merger to U.S. holders assuming the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Exchange Solely for Omega Common Stock
No gain or loss will be recognized by U.S. holders upon the exchange of Aviv common stock solely for Omega common stock pursuant to the merger, except with respect to cash received in lieu of the issuance of fractional shares of Omega common stock (as discussed below).
Exchange of Cash in Lieu of Fractional Shares
If you receive cash instead of a fractional share of Omega common stock, you will be treated as having received the fractional share of Omega common stock pursuant to the merger and then as having receiving cash in exchange for such fractional share of Omega common stock. As a result, generally you will recognize gain or loss equal to the difference between the amount of cash received instead of the fractional share and your aggregate adjusted tax basis of the Aviv common stock allocable to your fractional share of Omega common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the merger effective time, the holding period for the shares of Aviv common stock surrendered therefor is greater than one year. The deductibility of capital losses is subject to limitations.
Tax Basis of Omega Common Stock Received in the Merger
The aggregate tax basis in the shares of Omega common stock that you receive in the merger, including any fractional share interests deemed received and sold for cash as described above, will equal your aggregate adjusted tax basis in the Aviv common stock you surrender. Your holding period for the shares of Omega common stock that you receive in the merger (including a fractional share interest deemed received and sold as described above) will include your holding period for the shares of Aviv common stock you surrender in the exchange.
Information Reporting and Backup Withholding
If you are a non-corporate U.S. holder of Aviv common stock, you may be subject to information reporting and backup withholding on any cash payments you receive in connection with the merger. Generally, backup withholding will apply to such payments if:
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you fail to furnish a taxpayer identification number, which we refer to as a TIN, in the prescribed manner;

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the IRS notifies us that the TIN furnished by you is incorrect;

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the IRS notifies us that you are subject to backup withholding because you failed to report properly the receipt of reportable interest or dividend payments; or

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you fail to certify under penalties of perjury that you are not subject to backup withholding.

Backup withholding will not apply to a non-U.S. holder of Aviv common stock that establishes on an applicable IRS Form W-8 or substantially similar form that it is a non-U.S. person.

Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against your United States federal income tax liability, provided that the required information is timely furnished to the IRS.
Tax Consequences of the Merger to Non-U.S. Holders
This section applies to you if you are a non-U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Aviv common stock for Omega common stock and cash in the merger generally will not be subject to United States federal income tax unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable United States federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a 30% tax on any gain recognized, which may be offset by United States source capital losses.
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF AVIV COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences of the Merger to Aviv and Omega
Generally
Aviv will not recognize any gain or loss as a result of the merger. However, if, contrary to the belief of Omega and Aviv and contrary to the opinions of their respective tax counsel, the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then Aviv would recognize gain or loss as if it sold all of its assets for the merger consideration plus the amount of its liabilities. Nevertheless, so long as Aviv qualifies as a REIT at the time of the merger and through the close of its taxable year that includes the merger, Aviv generally would not incur a United States federal income tax liability to the extent it makes appropriate distributions (including a deemed distribution of the merger consideration) to holders of Aviv common stock in an amount at least equal to the net income or gain on the deemed sale of its assets to Omega.
Tax Attributes and Potential Tax Liabilities Inherited from Aviv in Connection with the Merger
Omega generally will take a carryover basis and holding period in the Aviv assets transferred in connection with the merger. As the successor by merger to Aviv, Omega will generally be responsible for all of Aviv’s liabilities including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by Aviv to distribute all of its taxable income in any tax period, including the short taxable period ending on the date of the merger, or taxes that might otherwise be due and payable by Aviv. In addition to Omega inheriting Aviv’s tax liabilities, if Aviv has failed or fails to qualify as a REIT for United States federal income tax purposes for any period prior to the merger, the amount of Aviv’s tax liabilities inherited by Omega as a result of the merger could be substantial. In addition, should Aviv’s disqualifying activities continue after the merger, Omega could fail to qualify as a REIT status after the merger. Even if Omega retains its REIT status, if Aviv loses its REIT status for a taxable year before the merger or that includes the merger and no relief is available, in addition to the exposure to increase income tax liabilities being inherited from Aviv, Omega could face the following adverse income tax or other economic consequences:
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Omega would be subject to tax on the built-in gain on each asset of Aviv existing at the time of the merger if Omega were to dispose of an Aviv asset within ten years following the merger; and

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Omega could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate any earnings and profits accumulated by Aviv for taxable periods that it did not qualify as a REIT in order for Omega to retain its qualified REIT status, which could result in a diversion of Omega’s cash flow from its other business needs.

Finally, if there is an adjustment to Aviv’s REIT taxable income or dividends paid deductions, Omega could elect to use the deficiency dividend procedure in respect of preserving its predecessor Aviv’s REIT status. That deficiency dividend procedure could require Omega to make significant distributions to its shareholders and pay significant interest and penalties to the IRS. The deficiency dividend procedures outlined above would be in addition to the procedures implemented by Aviv in the fourth quarter of 2014. See “Risk Factors — Tax Risks.”
Tax Considerations Related to Omega Common Stock
Taxation of Omega as a REIT
Omega has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. Omega believes that it has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code beginning with its taxable year ended December 31, 1992, and that its intended manner of operation will enable it to continue to meet the requirements for qualification as a REIT for United States federal income tax purposes.
If Omega qualifies as a REIT, it generally will not be subject to federal income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. However, Omega will be subject to federal income tax as follows:
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Omega will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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Under certain circumstances, Omega may be subject to the alternative minimum tax (as defined under the Internal Revenue Code).

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If Omega has (i) net income from the sale or other disposition of foreclosure property (as defined under the Internal Revenue Code) that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest regular corporate rate.

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Any net income that Omega has from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), including its share of any such gain realized by the Omega Partnership, will be subject to a 100% tax.

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If Omega should fail to satisfy either the 75% or 95% gross income test (as described below under “— Income Tests”), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which Omega fails the 75% or 95% gross income test multiplied, in either case, by (ii) a fraction, the numerator of which is the REIT taxable income for the taxable year (determined with certain adjustments) and the denominator of which is the gross income for the taxable year (with certain adjustments).

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If Omega fails to distribute during each year at least the sum of  (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then Omega will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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In the event of a more than de minimis failure of any of the asset tests (as described below under “— Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, Omega files a description of each asset that caused such failure with the IRS, and disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which Omega identifies such failure, Omega will pay a tax equal to the greater of  $50,000 or the highest corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which Omega failed to satisfy the asset tests.

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In the event Omega fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, Omega will be required to pay a penalty of  $50,000 for each such failure.

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To the extent that Omega recognizes gain from the disposition of an asset with respect to which there existed “built-in gain” upon its acquisition by Omega from a Subchapter C corporation in a carry-over basis transaction and such disposition occurs within a maximum ten-year recognition period beginning on the date on which it was acquired by Omega, Omega will be subject to federal income tax at the highest regular corporate rate on the amount of its net recognized “built-in gain.”

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To the extent that Omega has a taxable REIT subsidiary, which we refer to as a TRS, with taxable income, the TRS will be subject to federal corporate income tax in much the same manner as other non-REIT Subchapter C corporations, with the exceptions that the deductions for interest expense on debt and rental payments made by the TRS to Omega will be limited and an 100% excise tax may be imposed on transactions between the TRS and Omega or Omega’s tenants that are not conducted on an arm’s length basis. A TRS is a corporation in which a REIT owns stock, directly or indirectly, and for which both the REIT and the corporation have made TRS elections.

Requirements for Qualification as a REIT
In order for Omega to continue to qualify as a REIT after the merger, it must meet and continue to meet the requirements described below relating to its organization, sources of income, nature of assets and distributions of income to its stockholders.
In General
The REIT provisions of the Internal Revenue Code apply to a domestic corporation, trust, or association that properly elects to be taxed as a REIT and that also:
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is managed by one or more trustees or directors;

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the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

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would be taxable, but for Sections 856 through 860 of the Internal Revenue Code, as a domestic corporation;

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is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

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uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements; and

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meets the additional requirements described below.

Ownership of Partnership Interests
In the case of a REIT that is a direct or indirect partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, such as the Omega Partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Omega’s proportionate share of the assets, liabilities, and items of income in the Omega Partnership will be treated as Omega’s assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in the Omega Partnership.”
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, which we refer to as a QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A QRS is any corporation wholly owned by a REIT, other than a TRS. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests.
Ownership Tests
In order for Omega to qualify as a REIT, commencing with its second taxable year (i) the beneficial ownership of its stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of Omega’s stock may be owned, directly or indirectly, by or for five or fewer individuals, which we refer to as the five or fewer test. Stock ownership for purposes of the five or fewer test is determined by applying the constructive ownership provisions of Section 544(a) of the Internal Revenue Code, subject to certain modifications. The term “individual” for purposes of the five or fewer test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code generally is not treated as an individual; rather, stock held by it is treated as owned proportionately by its beneficiaries.
Omega believes that it has satisfied and will continue to satisfy the above ownership requirements. In addition, Omega’s charter restricts ownership and transfers of its stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. Omega will be deemed to have satisfied the five or fewer test for a particular taxable year if Omega has complied with all requirements for ascertaining the ownership of its outstanding stock in the taxable year and has no reason to know that it has violated the five or fewer test.
Income Tests
In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually.
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First, at least 75% of Omega’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from “rents from real property”; “interest on obligations secured by mortgages on real property or on interests in real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and income received or accrued within one year of Omega’s receipt of, and attributable to the temporary investment of, “new capital” (any amount received in exchange for stock other than through a dividend reinvestment plan or in a public offering of debt obligations having maturities of at least five years).

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Second, at least 95% of Omega’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from: dividends; interest; “rents from real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and gain from the sale or other disposition of stock and securities.
For an amount received or accrued to qualify for purposes of an applicable gross income test as “rents from real property” or “interest on obligations secured by mortgages on real property or on interests in real property,” the determination of such amount must not depend in whole or in part on the income or profits derived by any person from such property (except that such amount may be based on a fixed percentage or percentages of receipts or sales). In addition, for an amount received or accrued to qualify as “rents from real property,” such amount may not be received or accrued directly or indirectly from a person in which Omega owns directly or indirectly 10% or more of, in the case of a corporation, the total voting power of all voting stock or the total value of all stock, and, in the case of an unincorporated entity, the assets or net profits of such entity (except for certain amounts received or accrued from a TRS in connection with property substantially rented to persons other than a TRS of Omega and other 10%-or-more owned persons or with respect to certain healthcare facilities, if certain conditions are met).
In addition, Omega must not manage its properties or furnish or render services to the tenants of its properties, except through an independent contractor from whom Omega derives no income or through a TRS unless (i) Omega is performing services that are usually or customarily furnished or rendered in connection with the rental of space for occupancy only and the services are of the sort that a tax-exempt organization could perform without being considered in receipt of unrelated business taxable income or (ii) the income earned by Omega for other services furnished or rendered by Omega to tenants of a property or for the management or operation of the property does not exceed 1% of the income from such property.
If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the property that is rented. The determination of what fixtures and other property constitute personal property for federal tax purposes is difficult and imprecise.
Omega leases and intends to lease property only under circumstances such that substantially all, if not all, rents from such property qualify as “rents from real property.”
Omega may enter into hedging transactions with respect to one or more of its assets or liabilities. Omega’s hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of Omega’s trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. Omega will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. Omega intends to structure any hedging or similar transactions so as not to jeopardize its status as a REIT.
If Omega were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions would generally be available if  (i) Omega’s failure to meet such test or tests was due to reasonable cause and not to willful neglect and (ii) following its identification of its failure to meet these tests, Omega files with the IRS a description of each item of income that fails to meet these tests in a schedule in accordance with Treasury regulations. It is not possible, however, to know whether Omega would be entitled to the benefit of these relief provisions since the application of the relief provisions is dependent on future facts and circumstances. If these relief provisions were to apply, Omega would be subjected to tax equal to a percentage tax calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which Omega failed either of the 75% or the 95% gross income tests.
Asset Tests
At the close of each quarter of its taxable year, Omega must also satisfy four tests relating to the nature of its assets.
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At least 75% of the value of Omega’s total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property as well as its allocable share of real estate assets held by joint ventures or partnerships in which Omega participates), cash, cash items and government securities.

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Not more than 25% of Omega’s total assets may be represented by securities other than those includable in the 75% asset class.

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Not more than 25% of Omega’s total assets may be represented by securities of one or more TRS.

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Of the investments included in the 25% asset class, except for TRS, (i) the value of any one issuer’s securities owned by Omega may not exceed 5% of the value of Omega’s total assets and (ii) Omega may not own more than 10% of any one issuer’s outstanding securities by vote or value.

For purposes of these asset tests, securities issued by a QRS are not subject to the 25% of total assets limit, the 5% of total assets limit or the 10% of a single issuer’s securities limit. Rather the existence of QRS is ignored, and the assets, income, gain, loss and other attributes of the QRS are treated as being owned or generated by Omega, for federal income tax purposes. Additionally, “straight debt” securities and certain other exceptions are not “securities” for purposes of the 10% of a single issuer’s value test.
If Omega meets the asset tests described above at the close of any quarter, it will not lose its status as a REIT because of a change in value of its assets unless the discrepancy exists immediately after the acquisition of any security or other property that is wholly or partly the result of an acquisition during such quarter. Where a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. Omega maintains adequate records of the value of its assets to maintain compliance with the asset tests and intends, if necessary, to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter. Nevertheless, if Omega were unable to cure within the 30-day cure period, Omega may cure a violation of the 5% asset test or the 10% asset test so long as the value of the assets causing such violation does not exceed the lesser of 1% of the value of Omega’s total assets at the end of the relevant quarter or $10 million and Omega disposes of the asset causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the failure to satisfy the asset test is discovered. For violations due to reasonable cause and not due to willful neglect that are larger than this amount, Omega is permitted to avoid disqualification as a REIT after the 30-day cure period by (i) disposing of an amount of assets sufficient to meet the asset tests, (ii) paying a tax equal to the greater of  $50,000 or the highest corporate tax rate times the taxable income generated by the non-qualifying asset and (iii) disclosing certain information to the IRS.
Distribution Requirement
In order to qualify as a REIT, Omega is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount equal to or greater than the excess of  (a) the sum of  (i) 90% of Omega’s “REIT taxable income” (computed without regard to the dividends paid deduction and Omega’s net capital gain) and (ii) 90% of the net income (after tax on such income), if any, from foreclosure property, over (b) the sum of certain non-cash income (from certain imputed rental income and income from transactions inadvertently failing to qualify as like-kind exchanges). These requirements may be waived by the IRS if Omega establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.

To the extent that Omega does not distribute all of its net long-term capital gain and all of its “REIT taxable income,” it will be subject to tax thereon. In addition, Omega will be subject to a 4% excise tax to the extent it fails within a calendar year to make “required distributions” to its stockholders of 85% of its ordinary income and 95% of its capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of the taxable income of Omega for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year and paid during the following January will be treated as having been paid and received on December 31 of such earlier year. Omega has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.
Under certain circumstances, Omega may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Omega’s deduction for dividends paid for the earlier year. Omega may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Omega might in certain circumstances remain liable for the 4% excise tax described above.
Recordkeeping Requirements
To avoid monetary penalty, Omega must request on an annual basis information from certain stockholders designed to disclose the actual ownership of its outstanding stock.
Failure to Qualify as a REIT
If Omega was to fail to qualify for federal income tax purposes as a REIT in any taxable year, and the relief provisions were found not to apply, Omega would be subject to tax on its taxable income at regular corporate rates (plus any applicable alternative minimum tax). Distributions to stockholders in any year in which Omega failed to qualify would not be deductible by Omega nor would they be required to be made. Unless entitled to relief under specific statutory provisions, Omega would also be disqualified from taxation as a REIT for the following four taxable years. It is not possible to state whether in all circumstances Omega would be entitled to statutory relief from such disqualification. Failure to qualify for even one year could result in Omega incurring substantial indebtedness (to the extent borrowings were feasible) or liquidating substantial investments in order to pay the resulting taxes.
Tax Aspects of Investments in the Omega Partnership
General
After the partnership combination, Omega will hold substantially all of its real estate assets through the Omega Partnership, an “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for U.S. federal income tax purposes is a “pass-through” entity that is not subject to U.S. federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, Omega would include in its income its proportionate share of these income items for purposes of the various REIT income tests and in the computation of Omega’s REIT taxable income. Moreover, for purposes of the REIT asset tests, Omega would include its proportionate share of the assets held by the Omega Partnership. Consequently, to the extent that Omega holds an equity interest in a partnership, the partnership’s assets and operations may affect Omega’s ability to qualify as a REIT.
Entity Classification
Omega’s investment in the Omega Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat the Omega Partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for U.S. federal income tax purposes, the Omega Partnership would be subject to an entity-level tax on its income. In such a situation, the character of Omega’s assets and items of Omega’s gross income would change and could preclude Omega from satisfying the REIT asset tests or the gross income tests as discussed in “—Requirements for Qualification as a REIT — Income Tests” and “—Requirements for Qualification as a REIT — Asset Tests,” which in turn could prevent Omega from qualifying as a REIT unless Omega is eligible for relief from the violation pursuant to relief provisions described above. See “Requirements for Qualification as a REIT — Income Tests,” “Requirements for Qualification as a REIT — Asset Tests,” and “Requirements for Qualification as a REIT — Failure to Qualify,” above, for a discussion of the effect of Omega’s failure to meet these tests for a taxable year, and of the relief provisions. Furthermore, partners in the Omega Partnership would be treated as stockholders, rather than as partners, and any distributions to such persons would consequently be treated as ordinary dividends. Finally, any change in the status of the Omega Partnership for U.S. federal income tax purposes could be treated as a taxable event, in which case Omega could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to Partnership Properties
Under the Internal Revenue Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by Omega to the Omega Partnership. To the extent that the Omega Partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. As a result, partners, including Omega, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Omega to recognize taxable income in excess of cash flow from the partnership, which might adversely affect Omega’s ability to comply with the REIT distribution requirements discussed above.
Taxation of Taxable U.S. Holders
Distributions
So long as Omega qualifies for taxation as a REIT, distributions on shares of Omega’s stock made to U.S. holders out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. holders. Additionally, Omega’s ordinary dividends will generally not qualify as qualified dividend income, which, for individuals, trusts and estates, is taxed as net capital gain.
Any distribution declared by Omega in October, November or December of any year on a specified date in any such month shall be treated as both paid by Omega and received by Omega’s stockholders on December 31 of that year, provided that the distribution is actually paid by Omega no later than January 31 of the following year.
Distributions made by Omega in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by Omega in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares will be treated as gain from the sale of Omega’s shares. See “— Disposition of Stock of Omega” below.

Capital Gains Dividends
Distributions to U.S. holders that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Omega’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held Omega’s shares. However, a corporate U.S. holder, may be required to treat a portion of some capital gain dividends as ordinary income.
If Omega elects to retain and pay income tax on any net long-term capital gain, each of Omega’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of Omega’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by Omega on such retained capital gains and would have an increase in the basis of its shares of Omega’s stock in an amount equal to its includable capital gains less its share of the tax deemed paid.
Disposition of Stock of Omega
Upon any taxable sale or other disposition of any shares of Omega’s stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. holder’s adjusted tax basis in these shares of Omega’s stock. This gain will be capital gain if the U.S. holder held these shares of Omega’s stock as a capital asset.
3.8% Tax on Net Investment Income
Certain U.S. holders of Omega’s stock who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on certain “net investment income,” including dividends on Omega’s stock and capital gains from the sale or other disposition of Omega’s stock.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to as UBTI. Distributions made by Omega to a U.S. holder that is a tax-exempt entity (such as an individual retirement account, which we refer to as an IRA, or a 401(k) plan) generally should not constitute UBTI, unless such tax-exempt U.S. holder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. holder.
However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Omega will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. Such tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund (including income from activities financed with “acquisition indebtedness”), to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not require a pension fund to recharacterize a portion of its dividends as UBTI unless the percentage computed is at least 5%.
A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the five or fewer test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. Omega believes that it will not be treated as a pension-held REIT. However, because the shares of Omega will be publicly traded, no assurance can be given that Omega is not or will not become a pension-held REIT.
Information Reporting Requirements and Backup Withholding Tax
Omega will report to its U.S. holders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Generally, backup withholding will apply to such dividends if:
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you fail to furnish a TIN in the prescribed manner;

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the IRS notifies us that the TIN furnished by you is incorrect;

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the IRS notifies us that you are subject to backup withholding because you failed to report properly the receipt of reportable interest or dividend payments; or

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you fail to certify under penalties of perjury that you are not subject to backup withholding.

A U.S. holder who does not provide Omega with the holder’s correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, Omega may be required to withhold a portion of any capital gain distributions made to U.S. holders who fail to certify their non-foreign status to Omega.
Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. holders, and non-U.S. holders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.
Taxation of Non-U.S. Holders
The rules governing non-U.S. holders are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state, and local income tax laws on an investment in stock of Omega, including any reporting requirements.
Distributions Not Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”
Distributions made by Omega to non-U.S. holders that are not attributable to gain from the sale or exchange by Omega of United States real property interests, which we refer to as USRPI, and that are not designated by Omega as capital gain dividends will be treated as ordinary income dividends to non-U.S. holders to the extent made out of current or accumulated earnings and profits of Omega. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. Omega expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with Omega, certifying the non-U.S. holder’s entitlement to treaty benefits.
Distributions made by Omega to non-U.S. holders in excess of its current and accumulated earnings and profits to a non-U.S. holder who holds 5% or less of the stock of Omega (after application of certain ownership rules) will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of Omega’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the non-U.S. holder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of Omega’s then current and accumulated earnings and profits by filing a U.S. federal income tax return.

Distributions Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”
So long as Omega’s stock continues to be regularly traded on an established securities market, such as the NYSE, located in the United States, distributions to a non-U.S. holder holding 5% or less at all times during the one-year period ending on the date of the distribution will not be treated as attributable to gain from the sale or exchange of a USRPI. See “— Distributions Not Attributable to Gain from the Sale or Exchange of a ‘United States Real Property Interest.’”
Distributions made by Omega to non-U.S. holders that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a non-U.S. holder under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA, provisions. Under FIRPTA, such distributions are taxed to a non-U.S. holder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption. Omega is required to withhold 35% of any distribution that is attributable to gain from the sale or exchange by Omega of any USRPI, whether or not designated by Omega as a capital gains dividend. Such amount is creditable against the non-U.S. holder’s FIRPTA tax liability.
Sale or Disposition of Stock of Omega
Generally, gain recognized by a non-U.S. holder upon the sale or exchange of stock of Omega will not be subject to United States taxation unless such stock constitutes a USRPI within the meaning of the FIRPTA. The stock of Omega will not constitute a USRPI so long as Omega is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by non-U.S. holders. Omega believes that it will be a “domestically controlled REIT,” and therefore that the sale of stock of Omega will generally not be subject to taxation under FIRPTA. However, because the stock of Omega is publicly traded, no assurance can be given that Omega is or will continue to be a “domestically controlled REIT.”
If Omega does not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a non-U.S. holder of stock of Omega would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the stock of Omega is regularly traded on an established securities market, such as the NYSE, located in the United States and (ii) the selling non-U.S. holder’s interest (after application of certain constructive ownership rules) in Omega is 5% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of the stock of Omega were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock of Omega (including Omega) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the stock of Omega to the extent they represent a return of capital or capital gain from the sale of the stock of Omega, rather than dividends, would be subject to a 10% withholding tax.
Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases:
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if the non-U.S. holder’s investment in the stock of Omega is effectively connected with a United States trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain; or

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if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to the same treatment as a U.S. holder with respect to such gain.

Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 through 1474 of the Internal Revenue Code, which we refer to as FATCA, on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax on dividends, commencing July 1, 2014, and on gross proceeds from the sale of Omega’s stock, commencing January 1, 2017, in both cases with respect to Omega’s stock held by or through certain foreign financial institutions (including investment funds), unless such financial institution enters into a compliance agreement with the IRS, whereby it will agree to report, on an annual basis, certain information with respect to shares in the financial institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Likewise, dividends and gross proceeds from the sale of Omega’s stock held by a non-financial non-U.S. entity will be subject to 30% withholding (as of the same dates described above with respect to financial institutions) unless such non-financial non-U.S. entity (1) certifies to Omega either that (A) the non-financial non-U.S. entity does not have a “substantial United States owner” or (B) provides Omega with the name, address and U.S. TIN of each substantial U.S. owner and (2) Omega does not know or have reason to know that the certification or information provided regarding substantial U.S. owners is incorrect. If a non-financial non-U.S. entity provides Omega with the name, address, and TIN of a substantial United States owner, Omega will provide such information to the IRS. Omega will not pay any additional amounts to any stockholders in respect of any amounts withheld.
REIT Tax Proposals
The rules dealing with United States federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. No assurance can be given as to whether, when, or in what form, the United States federal income tax laws applicable to Omega and its stockholders may be enacted. Changes to the United States federal tax laws and interpretations of United States federal tax laws could adversely affect an investment in Omega’s stock.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement are not Intended to Function as Public Disclosures
The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Omega, Aviv or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Omega, Aviv, Merger Sub, the Omega Partnership and the Aviv Partnership only for purposes of the merger agreement and as of specific dates, and were qualified and subject to certain limitations and exceptions agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to note that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Omega or Aviv. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Omega or Aviv.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Omega or Aviv or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
Form, Effective Time and Closing of the Merger
The merger agreement provides for the merger of Aviv with and into Merger Sub upon the terms and conditions set forth in the merger agreement. Merger Sub will be the surviving entity of the merger and, following completion of the merger, will continue to exist under the name OHI Healthcare Properties Holdco, Inc. as a wholly owned subsidiary of Omega.
The closing of the merger will take place on the third business day following the date on which the last of the conditions to closing of the merger described under “The Merger Agreement — Conditions to Completion of the Merger” below have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), or such other date as agreed to by Aviv and Omega in writing. However, the parties have agreed that (i) the closing may be delayed as set forth under “The Merger Agreement — Covenants and Agreements — Financing” below, and (ii) if the closing would otherwise occur on a date that is within 30 days prior to the end of Omega’s then-current fiscal quarter, Omega may elect to defer the closing to the first business day after the end of such fiscal quarter of Omega, subject to Aviv’s consent, which will not be unreasonably withheld, conditioned or delayed.

The merger will become effective at such time as the articles of merger are accepted for recording by the State Department of Assessments and Taxation of the State of Maryland, which we refer to as the SDAT, and the certificate of merger is duly filed with the Secretary of State of the State of Delaware, which we refer to as the DSOS, or on such later date and time agreed to by Aviv and Omega (not to exceed five business days from the date the articles of merger are accepted for record by the SDAT and the certificate of merger is duly filed with the DSOS).
Organizational Documents, Directors and Officers of the Surviving Entity
At the merger effective time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the merger effective time, in form mutually agreed to by Omega and Aviv, will be the certificate of incorporation and bylaws of the surviving entity. The directors and officers of Merger Sub immediately prior to the merger effective time will be the directors and officers of the surviving entity.
Consideration to be Received in the Merger
Merger Consideration
If the merger is completed, each issued and outstanding share of Aviv common stock (other than shares of Aviv common stock owned by Aviv or any wholly owned subsidiary of Aviv, which will automatically be cancelled and retired and will cease to exist) will be exchanged for the right to receive 0.90 of a share of Omega common stock, which we refer to as the exchange ratio. No fractional shares of Omega common stock will be issued in the merger, and cash will be paid in lieu thereof, as described in “— Fractional Shares” below.
Adjustment of Merger Consideration
The exchange ratio will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the number of shares of Omega or Aviv common stock outstanding prior to the merger effective time so as to provide the Aviv stockholders with the same economic effect as contemplated by the merger agreement prior to such event.
Procedures for Surrendering of Aviv Shares
Prior to the merger effective time, Omega will deliver, or cause Merger Sub to deliver, to an exchange agent (i) evidence of Omega common stock in book-entry form equal to the aggregate number of shares of Omega common stock to be issued as merger consideration, and (ii) cash in an amount sufficient to pay the aggregate fractional share consideration and other dividends and distributions payable under the merger agreement.
Promptly after the merger effective time, but in no event later than five business days after the merger effective time, the exchange agent will mail to each holder of record of shares of Aviv common stock immediately prior to the merger effective time, a letter of transmittal and instructions for effecting the surrender of such shares in exchange for the merger consideration.
Each Aviv stockholder that properly surrenders its stock certificate (or affidavit of loss, as appropriate) or book-entry shares to the exchange agent for cancellation together with a duly completed and validly executed letter of transmittal will receive the merger consideration due to such stockholder. After the merger effective time and until surrendered, each certificated or book entry share that previously represented shares of Aviv common stock will only represent the right to receive the merger consideration payable under the merger agreement. Shares of Omega common stock deliverable in exchange for shares of Aviv common stock will be in uncertificated book-entry form.
Dissenter’s Rights
No dissenters’ or appraisal rights will be available with respect to the merger or the other transactions contemplated by the merger agreement.

Treatment of Stock Options and Restricted Stock Awards
Each outstanding option and restricted stock award with respect to Aviv common stock granted before the closing date under an Aviv equity plan to a participant that is in effect as of the closing date will remain in effect until such option or restricted stock award expires, is terminated, is forfeited or settled in accordance with the terms of the applicable Aviv equity plan or underlying award agreement governing such option or restricted stock award, provided that (i) upon and following the merger effective time, such options and restricted stock awards will cease to be exercisable for or relate to shares of Aviv common stock and will instead be exercisable for or relate to a number of shares of Omega common stock (rounded down to the closest whole share) equal to the number of shares of Aviv common stock underlying the options and restricted stock awards immediately prior to the merger effective time multiplied by the exchange ratio, (ii) restricted stock awards for any individual who is a non-employee director of Aviv immediately prior to the merger effective time will be 100% vested, and (iii) the exercise price per share of each Aviv stock option will be equal to the exercise price per share of Aviv common stock immediately before the merger effective time divided by the exchange ratio, rounded down to the closest whole cent.
Treatment of Performance-Based Restricted Stock Units
All performance-based restricted stock units relating to Aviv common stock granted before the closing date under an Aviv equity plan that remain in place for a participant employed or engaged by Aviv as of the closing date will be deemed to be vested and earned as of the closing date to the extent the applicable performance goals have been achieved as of  (i) December 31, 2014, with respect to awards with performance periods that started before December 31, 2014, or (ii) the closing date, with respect to awards with performance periods that started upon or after December 31, 2014, in each case rather than at the end of the applicable performance period determined in accordance with the pre-existing award agreement, provided that such units will cease to be payable in shares of Aviv common stock, but instead will be payable on the closing date for a number of shares of Omega common stock (rounded down to the closest whole share) determined by multiplying the number of shares of Aviv common stock subject to the vested portion of the units by the exchange ratio.
Treatment of LG Aviv Class I Units
Each Class I unit of LG Aviv held by each holder of an option to acquire shares of Aviv common stock will remain in place while the option remains outstanding and will be cancelled upon the cancellation, forfeiture, termination or settlement of the option in accordance with the terms of the operating agreement of LG Aviv.
Treatment of Time-Based Restricted Stock Units
All outstanding time-based restricted stock units relating to Aviv common stock granted before the closing date under an Aviv equity plan to a participant who (i) ceases to be employed or engaged by Aviv or a subsidiary of Aviv as of the closing date and does not continue to be employed or engaged by Omega or a subsidiary of Omega immediately following the closing date and that has not before the closing date expired or been cancelled, forfeited, terminated or settled will be 100% vested as of the closing date and will be cancelled by Aviv as of the closing date, provided that such time-based restricted stock units will cease to be payable in shares of Aviv common stock, but instead will be payable on the closing date for a number of shares of Omega common stock (rounded down to the closest whole share) determined by multiplying the number of shares of Aviv common stock subject to the time-based restricted stock units by the exchange ratio, or (ii) is employed or engaged by Aviv or an Aviv subsidiary as of the closing date and continues to be employed or engaged by Omega or a subsidiary of Omega immediately following the closing date will remain in effect until such time-based restricted stock units expire, are terminated, are forfeited or are settled in accordance with the terms of the applicable Aviv equity plan or underlying award agreement, provided that upon and following the merger effective time such time-based restricted stock units will cease to be payable when due in shares of Aviv common stock, but instead will be payable when due in a number of shares of Omega common stock (rounded down to the closest whole share) equal to the exchange ratio multiplied by the number of shares of Aviv common stock to which such time-based restricted stock units related immediately before the merger effective time.

No Accelerated Vesting
Except as provided in the merger agreement, there will be no acceleration of vesting of any awards granted under Aviv’s equity plans before the merger closing date as a result of the merger closing or any participant’s termination of employment or service. All time-based restricted stock units that are in effect as of the closing date for any participant who is employed or engaged by Aviv or an Aviv subsidiary as of the closing date and continues to be employed or engaged by Omega or an Omega subsidiary immediately following the closing date will, if such award has not previously expired, vest 100% if the employment or service of the individual is terminated by Omega without cause (as defined in the merger agreement) before the first anniversary of the closing date.
Withholding
All payments made pursuant to the merger agreement will be paid without interest (unless otherwise noted) and be net of all applicable withholding taxes that are required to be deducted and withheld under applicable law.
Fractional Shares
Fractional shares of Omega common stock will not be issued upon the surrender for exchange of shares of Aviv common stock. In lieu thereof, upon surrender of shares of Aviv common stock, Omega will pay the Aviv stockholder an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the NYSE closing price, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Omega common stock on the last trading day immediately preceding the merger effective time.
Treatment of Aviv Partnership Units
In connection with the partnership combination, following the partnership combination effective time, the Aviv Partnership will distribute to the holders of Aviv Partnership units in existence immediately prior to the partnership combination effective time, the Omega Partnership units issued to the Aviv Partnership in connection with the partnership combination (see “— Covenants and Agreements — The Partnership Combination” below). If requested by Omega no less than five business days before the closing date, Aviv will cause such distribution to be declared and issued prior to the merger effective time.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by Omega, Merger Sub and the Omega Partnership, on the one hand, and Aviv and the Aviv Partnership, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the merger effective time. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement, information each of Omega and Aviv filed with the SEC on or after January 1, 2013 and prior to the date of the merger agreement and the disclosure letters delivered to the other parties in connection therewith. See “Where You Can Find More Information; Incorporation by Reference.”
Representations and Warranties of Aviv and the Aviv Partnership
Aviv and the Aviv Partnership made representations and warranties in the merger agreement relating to, among other things:
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corporate organization, valid existence, good standing, corporate power and authority, qualification to do business; and organizational documents of Aviv;

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organization, valid existence, good standing, organizational documents, power and authority, qualification to do business and REIT status with respect to Aviv’s subsidiaries;

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capitalization;

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transfer restrictions, voting agreements, pre-emptive rights, anti-dilutive rights, rights of first refusal or similar stockholder rights;

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payment of dividends;

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due authorization, execution, delivery and validity of the merger agreement;

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board and general partner approvals;

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absence of a conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, absence of a violation or breach of, or default or consent requirements under, certain agreements and the absence of the creation or imposition of liens;

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SEC filings and financial statements and the compliance of such financial statements with GAAP and applicable SEC requirements;

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internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments, the absence of any liability under anti-corruption laws;

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absence of certain changes since January 1, 2014;

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absence of material adverse effect since January 1, 2014;

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no undisclosed liabilities;

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litigation and governmental proceedings;

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labor and other employment matters and employee benefit plans;

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tax matters, including qualification as a REIT;

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material contracts and the absence of a violation, breach or default under such material contracts;

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inapplicability of the Investment Company Act;

•
environmental matters;

•
intellectual property;

•
compliance with law and permits;

•
real properties owned, leased or licensed by Aviv, any liens with respect to such properties, the validity of title or leasehold interest, as applicable, and condemnation proceedings;

•
leases between operators and Aviv subsidiaries, including breaches or violations, monetary default and validity, purchase options pursuant to such leases and development or maintenance expenditures by Aviv for the benefit of operators;

•
information in the Form S-4, this joint proxy statement/prospectus and any other SEC filings required to be made by Aviv in connection with the transactions contemplated by the merger agreement;

•
receipt of the opinion of Goldman Sachs;

•
insurance;

•
related party agreements;

•
mortgage-backed securities;

•
mortgage loans;

•
broker’s, investment banker’s, financial advisor’s or other similar fees;

•
exemption of the merger from anti-takeover statues;

•
absence of dissenters’, appraisal or similar rights in connection with the merger;

•
stockholder vote required in connection with the merger and the other transactions contemplated by the merger agreement; and

•
investigation, limitation on warranties and disclaimer of other representations and warranties.

Representations and Warranties of Omega, Merger Sub and the Omega Partnership
Omega, Merger Sub and the Omega Partnership made representations and warranties in the merger agreement relating to, among other things:
•
corporate organization, valid existence, good standing, corporate power and authority, qualification to do business, organizational documents of Omega;

•
organization, valid existence, good standing, organizational documents, power and authority, qualification to do business with respect to Omega’s subsidiaries;

•
capitalization;

•
transfer restrictions, voting agreements, pre-emptive rights, anti-dilutive rights, rights of first refusal or similar stockholder rights;

•
payment of dividends;

•
due authorization, execution, delivery and validity of the merger agreement;

•
board, sole stockholder and general partner approvals;

•
absence of a conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, absence of a violation or breach of, or default or consent requirements under, certain agreements and the absence of the creation or imposition of liens;

•
SEC filings and financial statements, including the compliance of such financial statements with GAAP and applicable SEC requirements;

•
internal accounting controls, compliance with the Sarbanes-Oxley Act,the absence of improper payments and the absence of any liability under anti-corruption laws;

•
absence of certain changes since January 1, 2014;

•
absence of material adverse effect since January 1, 2014;

•
no undisclosed liabilities;

•
litigation and governmental proceedings;

•
labor and other employment matters and employee benefit plans;

•
tax matters, including qualification as a REIT;

•
material contracts and the absence of any violation, breach or default under such material contracts;

•
inapplicability of the Investment Company Act;

•
environmental matters;

•
intellectual property;

•
compliance with law and permits;

•
real properties owned, leased or licensed by Omega, any liens with respect to such properties, the validity of title or leasehold interest, as applicable, and condemnation proceedings;

•
leases and mortgages between operators and Omega subsidiaries, including breaches or violations, monetary default and validity, and purchase options pursuant to the leases;

•
receipt of the opinion of Morgan Stanley;

•
information in the Form S-4, this joint proxy statement/prospectus and any other SEC filings required to be made by Omega in connection with the transactions contemplated by the merger agreement;

•
ownership and operations of Merger Sub;

•
insurance;

•
related party agreements;

•
mortgage-backed securities;

•
mortgage loans;

•
broker’s, investment banker’s, financial advisor’s or other similar fees;

•
exemption of the merger from anti-takeover statues;

•
stockholder vote required in connection with the Omega Stock Issuance, the Omega Stock Charter Amendment and the Omega Declassification Charter Amendment; and

•
investigation, limitation of warranties and disclaimer of other representations and warranties.

Definition of  “Material Adverse Effect”
Many of the representations of Aviv, the Aviv Partnership, Omega, Merger Sub and the Omega Partnership are qualified by a “material adverse effect” standard (that is, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have: (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Aviv and its subsidiaries, taken as a whole, or Omega and its subsidiaries, taken as a whole, as applicable; or (ii) a material adverse effect on the ability of Aviv or the Aviv Partnership, or Omega or Merger Sub, as applicable, to consummate the merger prior to May 31, 2015, subject to extension as permitted by the merger agreement. However, for the purposes of clause (i), the following changes, effects, developments, circumstances, conditions, states of facts, events or occurrences will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur:
•
any changes after the date of the merger agreement in general United States or global economic conditions;

•
any changes after the date of the merger agreement to the industry or industries in which Aviv and its subsidiaries or Omega and its subsidiaries, as applicable, operate;

•
any changes after the date of the merger agreement in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations);

•
any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity after the date of the merger agreement;

•
any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the other party;

•
any change, effect, development, circumstance, condition, state of facts, event or occurrence attributable to the negotiation, execution or announcement of the merger agreement and the transactions contemplated thereby (including the merger), including any litigation arising therefrom;

•
any failure by Aviv or Omega, as applicable, to meet any internal or published projections, estimates or expectations of Aviv’s or Omega’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Aviv or Omega to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•
any changes, effects, developments, circumstances, conditions, state of facts, events or occurrences after the date of the merger agreement arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement; and

•
any reduction in the credit rating of Aviv or its subsidiaries, or Omega or its subsidiaries, in and of itself;

except to the extent, (a) in the case of the first, third, fourth and eighth bullet points above, that such changes or events do not disproportionately have a greater adverse impact on Aviv or its subsidiaries, taken as a whole, or Omega or its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which such entities operate generally and (b) in the case of the seventh and ninth bullet points above, the facts or occurrences giving rise or contributing to such circumstances that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account.
Covenants and Agreements
Conduct of the Business of Aviv Pending the Merger
Aviv has agreed to certain restrictions on itself and its subsidiaries until the earlier of the merger effective time or the valid termination of the merger agreement. In general, except with Omega’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly permitted by the merger agreement or required by law, Aviv has agreed that it will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), (iii) preserve its business organizations intact in all material respects, (iv) maintain existing relations and goodwill with governmental entities, alliances, customers, tenants, lenders, employees and business associates in all material respects, and (v) maintain Aviv’s status as a REIT and each of its subsidiaries as a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary,” as applicable. Without limiting the generality of the foregoing, Aviv has also agreed that, except with Omega’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly permitted by the merger agreement or required by law, Aviv will not, and will not permit any of its subsidiaries to, directly or indirectly:
•
amend its charter, bylaws or equivalent organizational documents;

•
adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Aviv or its subsidiaries;

•
declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock or other equity interests of Aviv or its subsidiaries; except for (i) the declaration and payment by Aviv of quarterly dividends in accordance with past practice at a rate not to exceed an annual rate of  $1.44 per share of Aviv common stock, (ii) the declaration and payment of dividends or other distributions to Aviv or any of its subsidiaries by any directly or indirectly wholly-owned Aviv subsidiary, and (iii) dividends or other distribution by any Aviv subsidiary that is not wholly owned, direcly or indirectly, by Aviv in accordance with such subsidiary’s organizational documents, provided that Aviv and any of its subsidiaries may make (or increase) dividends or distributions reasonably necessary for Aviv to maintain its status as a REIT or avoid the imposition of certain entity-level taxes;

•
redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of Aviv or its subsidiaries, except

(i) any partnership units of the Aviv Partnership in accordance with the terms of its partnership agreement, (ii) shares of capital stock in connection with the surrender of shares of Aviv common stock through the cashless exercise of outstanding Aviv stock options, and (iii) the withholding of shares of Aviv common stock to satisfy withholding tax obligations with respect to outstanding Aviv equity awards;
•
(i) grant any person any right or option to acquire any shares of capital stock or other equity interests of Aviv or its subsidiaries, (ii) issue, deliver or sell any additional shares of capital stock or other equity interests of Aviv or its subsidiaries, or (iii) enter into any contract with respect to the sale, voting, registration or repurchase of any shares of capital stock or other equity interests of Aviv or its subsidiaries, provided that Aviv may grant awards under its equity plans and issue shares of Aviv common stock (w) upon the vesting or exercise of any outstanding Aviv equity awards or Aviv equity awards permitted to be granted under the merger agreement, (x) pursuant to Aviv’s equity plans to the extent required under the terms of Aviv’s equity plans as in effect on the date of the merger agreement or in accordance with Aviv’s past practices in 2014 and 2013 (which includes the condition that the awards will be unvested when granted and made subject to similar vesting conditions) and provided the number of shares of Aviv common stock in the aggregate that may be delivered upon or following vesting may not exceed 150,000 shares, (y) in connection with the redemption or exchange of partnership units of the Aviv Partnership in accordance with the terms of its partnership agreement, and (z) the issue of equity by Aviv’s subsidiaries solely to form special purpose entities that will be wholly owned directly or indirectly by Aviv, as reasonably required to complete acquisitions permitted under the merger agreement;

•
acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $500,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except that any wholly owned Aviv subsidiary may acquire real property in the ordinary course of business consistent with past practice with an aggregate value of up to $50,000,000;

•
sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or other tangible assets of Aviv or its subsidiaries, except for (i) pledges and encumbrances on real property in the ordinary course of business consistent with past practices and that would not be material to any Aviv property, and (ii) with respect to any tangible property or assets with a net book value of less than $25,000,000 in the aggregate;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than indebtedness of a wholly owned Aviv subsidiary that is permitted under the merger agreement), except for (i) indebtedness incurred under Aviv’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under the merger agreement) in an aggregate amount not to exceed $50,000,000, or (ii) unsecured, unsubordinated indebtedness to or among Aviv and its subsidiaries in the ordinary course of business consistent with past practice;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by Aviv or a wholly owned Aviv subsidiary to Aviv or a wholly owned Aviv subsidiary, which would be permitted under the immediately preceding bullet point, (ii) loans or advances required to be made under any of Aviv’s existing leases or ground leases, (iii) loans or advances to non-affiliate tenants in the ordinary course of business consistent with past practice in connection with capital expenditures for the improvement, maintenance or repair of an Aviv property at a capitalization rate to Aviv of at least 8%, or (iv) certain expenditures related to the development or re-development of Aviv properties permitted under the merger agreement;

•
enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under any Aviv material contract (or any contract that, if existing as of the date of the merger agreement, would be an Aviv material contract), other than (i) any termination or renewal that occurs automatically under existing material contracts, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Aviv or any Aviv subsidiary is a party that is required or necessitated by the merger agreement or the transactions contemplated by the merger agreement, provided that such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Aviv, any Aviv subsidiary or Omega in any material respect, (iii) as necessary to comply with the terms of the merger agreement, or (iv) in connection with certain expenditures related to the development or re-development of Aviv properties permitted under the merger agreement;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material Aviv lease (or any lease for real property that, if existing as of the date of the merger agreement, would be a material Aviv lease), except (i) in connection with entering into any new lease (or assuming a lease) in the ordinary course of business consistent with past practice in connection with an acquisition of real property permitted under the merger agreement, or (ii) renewing, modifying or amending any Aviv lease existing on the date of the merger agreement in the ordinary course of business consistent with past practices and where the change in the aggregate annual rent payments under any such new lease, when aggregated with changes under any other lease with entities affiliated with the tenant, are not greater than $500,000, excluding any rent increases arising out of landlord funded capital improvements to an Aviv property that result in an increase in rent at a capitalization rate of at least 8%;

•
other than with respect to any security holder litigation, waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding (i) of or against Aviv or any of its subsidiaries or (ii) involving any present, former or purported holder or group of holders of Aviv common stock or Aviv Partnership units, in each case to the extent it requires payment by Aviv of an amount in excess of  $100,000 in the aggregate, entails the incurrence of any obligation or liability of Aviv in excess of such amount, including cost or revenue reductions or obligations that would impose any material restrictions on the business or operations of Aviv or its subsidiaries, or imposes any non-monetary relief or an admission of liability or wrong doing;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP or applicable law, or make any change with respect to accounting policies, unless required by GAAP or the SEC or disclosed in any Aviv SEC filings filed prior to the date of the merger agreement;

•
enter into any new line of business;

•
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

•
waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of Aviv or any Aviv subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

•
except as otherwise required pursuant to any written agreement or Aviv benefit plan existing on the date of the merger agreement or as otherwise required under the merger agreement, (i) hire or terminate any executive officer or director of Aviv or any Aviv subsidiary or promote or appoint any person to a position of executive officer or director of Aviv or any Aviv subsidiary, (ii) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to Aviv’s directors or executive officers, or (iii) enter into, amend or adopt any benefit plan, except that Aviv and its subsidiaries are not restricted from (w) awarding annual performance-related merit increases in base salaries made in the ordinary course of business to Aviv executive officers by an amount that in the aggregate does not exceed 5% of such officers’

current aggregate annual base salaries, (x) awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than executive officers of Aviv by an amount that in the aggregate does not exceed 5% of such employees’ current aggregate annual base salaries and base wages, (y) increasing annual bonus opportunities made in the ordinary course of business consistent with past practice, or (z) entering into or making available to newly hired employees (not including executive officers) or to employees (not including executive officers) in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees (not including executive officers) in similar positions;
•
take or fail to take any action, which action or failure would reasonably be expected to cause: (i) Aviv to fail to qualify as a REIT or (ii) any Aviv subsidiary to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a REIT, a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary”;

•
(i) enter into any tax protection agreement, (ii) make, change or rescind any material election relating to taxes, (iii) change a material method of tax accounting, (iv) amend any material tax return, (v) settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, (vi) enter into any material closing agreement related to taxes, (vii) knowingly surrender any right to claim any material tax refund, or (viii) give or request any waiver of a statute of limitation with respect to any material tax return, except in each case as reasonably necessary to (x) comply with law or (y) preserve Aviv’s qualification as a REIT or to qualify or preserve the status of any Aviv subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary”;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger or liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with an acquisition of real property permitted under the merger agreement;

•
amend or modify the engagement letters entered into with Goldman Sachs in a manner adverse to Aviv, any Aviv subsidiary or Omega, or engage other financial advisers in connection with the transactions contemplated by the merger agreement;

•
make or commit to make any capital expenditures that are not in respect of Aviv’s portfolio of properties in excess of  $500,000 individually or $2,000,000 in the aggregate;

•
take any action under Aviv’s governing documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Aviv common stock with respect to the merger or the other transactions contemplated by the merger agreement; or

•
authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

Conduct of the Business of Omega Pending the Merger
Omega has agreed to certain restrictions on itself and its subsidiaries until the earlier of the merger effective time or the valid termination of the merger agreement. In general, except without Aviv’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly permitted by the merger agreement or required by law, Omega has agreed that it will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), (iii) preserve its business organizations intact in all material respects, (iv) maintain existing relations and goodwill with governmental entities, alliances, customers, lenders, tenants, employees and business associates in all material respects, and (v) maintain Omega’s status as a REIT and each of its subsidiaries as a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary,” as applicable. Without limiting the generality of the foregoing, Omega has also agreed that, except with Aviv’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly permitted by the merger agreement, or required by law, Omega will not, and will not permit any of its subsidiaries to, indirectly or indirectly:
•
amend its charter, bylaws or equivalent organizational documents in a manner adverse to Aviv;

•
adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Omega or its subsidiaries;

•
declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock or other equity interests of Omega except for the declaration and payment by Omega of dividends in an aggregate amount not to exceed 100% of Omega’s cash available for distribution minus the amount of any redemption, purchase or other acquisition of any shares of capital stock or other equity interests of Omega or its subsidiaries effected prior to the merger closing and that Omega and any of its subsidiaries may make (or increase) dividends or distributions reasonably necessary for Omega to maintain its status as a REIT or avoid the imposition of certain entity-level taxes;

•
(i) grant any person any right or option to acquire any equity interests of Omega or its subsidiaries, (ii) issue, deliver or sell any additional shares of capital stock or other equity interests of Omega or its subsidiaries, or (iii) enter into any contract with respect to the sale, voting or registration of any shares of capital stock or other equity interests of Omega or its subsidiaries; provided that Omega may grant awards under its equity plans and issue shares of Omega common stock (x) upon the vesting of any Omega equity awards outstanding as of the date of the merger agreement or Omega equity awards permitted to be granted in accordance with the terms of the merger agreement, (y) pursuant to Omega’s equity plans to the extent required under the terms of Omega’s equity plans as in effect on the date of the merger agreement or in accordance with Omega’s past practices, and (z) the issue of equity to form special purpose entities that will be wholly owned, directly or indirectly, by Omega as reasonably required to complete acquisitions permitted under the merger agreement;

•
acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $1,0000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except that any wholly owned Omega subsidiary may acquire real property in the ordinary course of business consistent with past practice with an aggregate value of up to $100,000,000;

•
sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any of its property or assets, except for (i) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Omega property, and (ii) with respect to property or assets with a net book value of less than $50,000,000 in the aggregate;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than a wholly owned Omega subsidiary), except for (i) indebtedness under Omega’s existing credit facility in an amount not to exceed $100,000,000, or (ii) indebtedness to or among Omega and its subsidiaries;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by Omega or a wholly owned Omega subsidiary to Omega or a wholly owned Omega subsidiary, (ii) loans or advances required to be made under any of Omega’s existing leases and ground leases, (iii) loans or advances to non-affiliate tenants or borrowers in the ordinary course of business consistent with past practice in connection with capital expenditures for the improvement, maintenance or repair of Omega property at a capitalization rate to Omega of at least 8%, or (iv) certain mortgage loans or advances to non-affiliate borrowers in the ordinary course of business with a principal amount of up to $100,000,000;
•
enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Omega material contract (or any contract that, if existing as of the date of the merger agreement, would be an Omega material contract), other than (i) any termination or renewal that occurs automatically under existing material contracts, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Omega or any Omega subsidiary is a party that is required or necessitated by the merger agreement or the transactions contemplated by the merger agreement, provided that such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Omega, Aviv or any Aviv subsidiary in any material respect, or (iii) as necessary to comply with the terms of the merger agreement;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material Omega lease (or any lease for real property that, if existing as of the date of the merger agreement, would be a Omega lease), except (i) in connection with entering into any new lease (or assuming a lease) in the ordinary course of business consistent with past practice in connection with an acquisition of real property permitted under the merger agreement, or (ii) renewing, modifying or amending any Omega lease existing as of the date of the merger agreement in the ordinary course of business consistent with past practices or where the change in the aggregate annual rent payments under any such new lease, when aggregated with changes under any other lease with entities affiliated with the tenant, are not greater than $1,000,000, excluding any rent increases arising out of landlord funded capital improvements to an Omega property that result in an increase in rent at a capitalization rate of at least 8%;

•
waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding (i) of or against Omega or any of its subsidiaries or (ii) involving any present, former or purported holder or group of holders of Omega common stock, in each case to the extent it requires payment by Omega of an amount in excess of  $1,000,000 in the aggregate, entails the incurrence of any obligation or liability of Omega in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of Omega or its subsidiaries, or imposes any non-monetary relief or an admission of material liability or wrong doing;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, unless required by GAAP or the SEC or disclosed in any Omega SEC filings filed prior to the date of the merger agreement;

•
enter into any new line of business;

•
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

•
except as otherwise required pursuant to any written agreement or Omega benefit plan existing on the date of the merger agreement or as otherwise required under the merger agreement, (i) hire or terminate any executive officer or director of Omega or any Omega subsidiary or promote or appoint any person to a position of executive officer or director of Omega or any Omega subsidiary, (ii) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to Omega’s directors or executive officers, or (iii) enter into, amend or adopt any benefit plan, except that Omega and its subsidiaries are not restricted from (w) awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of Omega by an amount that in the aggregate does not exceed 5% of such officers’ current aggregate annual base salaries, (x) awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than executive officers of Omega by an amount that in the aggregate does not exceed 5% of such employees’ current aggregate annual base salaries and base wages, (y) increasing annual bonus opportunities made in the ordinary course of business consistent with past practice, or (z) entering into or making available to newly hired employees (not including executive officers) or to employees (not including executive officers) in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees (not including executive officers) in similar positions;
•
take or fail to take any action, which action or failure would reasonably be expected to cause (i) Omega to fail to qualify as a REIT or (ii) any Omega subsidiary to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a REIT, a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary”;

•
(i) make, change or rescind any material election relating to taxes, (ii) change a material method of tax accounting, (iii) amend any material tax return, (iv) settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, (v) enter into any material closing agreement related to taxes, (vi) knowingly surrender any right to claim any material tax refund, or (vii) give or request any waiver of a statute of limitation with respect to any material tax return, except in each case as reasonably necessary to (x) comply with law or (y) preserve Omega’s qualification as a REIT or to qualify or preserve the status of any Omega subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary”;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with an acquisition of real property permitted under the merger agreement or the Omega Partnership restructuring;

•
make or commit to make any capital expenditures that are not in respect of Omega’s portfolio of properties in excess of  $1,000,000 individually or $4,000,000 in the aggregate;

•
take any action under Omega’s governing documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Omega common stock with respect to the merger or the other transactions contemplated by the merger agreement; and

•
authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

Non-Solicitation
Until the earlier of the merger effective time or the valid termination of the merger agreement, Aviv will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal, or furnish to any other person information or afford to any other person access to the business, properties, assets or personnel of Aviv or any of its subsidiaries, in each case, in connection with, or for the purpose of knowingly facilitating or assisting, a competing acquisition proposal, (iii) enter into any Aviv acquisition agreement, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (provided that Aviv may waive any provision that prohibits a confidential proposal being made to the Aviv board of directors), or (v) agree or publicly propose to do any of the foregoing.

For the purposes of the merger agreement, “competing acquisition proposal” means any proposal or offer from any person (other than Omega and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Aviv and its subsidiaries equal to 20% or more of Aviv’s consolidated assets or to which 20% or more of Aviv’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding shares of Aviv common stock, (iii) tender offer or exchange offer that if consummated would result in such person or “group” acquiring beneficial ownership of 20% or more of the outstanding shares of Aviv common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Aviv or any of its subsidiaries that if consummated would result in persons other the holders of Aviv common stock immediately prior to such transaction owning more than 20% of the outstanding Aviv common stock or stock of the ultimate parent entity immediately following such transaction or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Aviv common stock involved is 20% or more, in each case, other than the transactions contemplated by the merger agreement.
Promptly following the execution of the merger agreement, Aviv will, and will cause each of its subsidiaries and use reasonable best efforts to cause its and their respective representatives to, immediately cease any solicitation, discussions or negotiations with any persons with respect to a competing acquisition proposal, use reasonable best efforts to take such reasonable action as is necessary to enforce any applicable confidentiality or standstill or provisions of similar effect, and use reasonable best efforts to cause any such person to promptly return and/or destroy all confidential information concerning Aviv and its subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such person that was provided in connection with a competing acquisition proposal.
If  (i) at any time prior to obtaining the approval of the merger by the Aviv common stockholders, Aviv or any of its representatives receives a written competing acquisition proposal, which was made on or after the date of the merger agreement and was not solicited in breach by Aviv of the non-solicitation provisions in the merger agreement, and (ii) the Aviv board of directors determines in good faith, after consultation with an independent financial advisor of national reputation and outside legal counsel, that such competing acquisition proposal constitutes or is reasonably expected to lead to a superior acquisition proposal (as defined below), then Aviv and its representatives may (x) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Aviv and its subsidiaries to the person or group of persons who has made such competing acquisition proposal, provided that Aviv will promptly provide to Omega any material non-public information concerning Aviv or its subsidiaries that is provided to any person given such access which was not previously provided to Omega or its representatives; and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such competing acquisition proposal. Aviv must promptly (and in any event within 24 hours) notify Omega and Merger Sub after it or any of its subsidiaries or any of their respective representatives has received a competing acquisition proposal or the initial request for non-public information concerning Aviv or any of its subsidiaries.
After the date of the merger agreement, Aviv will keep Omega reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any competing acquisition proposal (whether made before or after the date of the merger agreement) and upon the request of Omega will apprise Omega of the status of such competing acquisition proposal. Aviv agrees that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits Aviv from providing any information to Omega.
Except as described below, neither the Aviv board of directors nor the Omega board of directors, nor any of their respective committees may (i) (a) fail to recommend to its stockholders that they approve the merger or the issuance of the merger consideration, as applicable, or fail to include the Aviv board of directors recommendation or the Omega board of directors recommendation, as applicable, in this joint proxy statement/prospectus, (b) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to the other party, modify the Aviv board of directors recommendation or the Omega board of directors recommendation, as applicable, (c) adopt, approve or recommend, or publicly propose to approve or recommend to the Aviv stockholders a competing acquisition proposal, or (d) fail to recommend against any pending tender or exchange offer that constitutes a competing acquisition proposal within ten business days after it is launched (each of the actions described in this clause (i) being referred to as an “adverse recommendation change”), provided that Aviv stating that it is continuing to negotiate with the person that made a competing acquisition proposal will not in of itself be an adverse recommendation change if such statement is accompanied by an express statement that the Aviv board of directors has not as of such time changed and is affirming the Aviv board recommendation, (ii) authorize, cause or permit Aviv or any of its subsidiaries to enter into any Aviv acquisition agreement (other than an acceptable confidentiality agreement), or (iii) take any action to terminate the merger agreement in connection with a competing acquisition proposal. Prior to the time the Aviv stockholder approval is obtained, the Aviv board of directors may make an adverse recommendation change, terminate the merger agreement and enter into any Aviv acquisition agreement with respect to a competing acquisition proposal, if and only if, Aviv receives a competing acquisition proposal (x) that was not the result of a breach by Aviv of the non-solicitation provisions in the merger agreement and (y) that the Aviv board of directors determines in good faith, after consultation with an independent financial advisor of national reputation and outside legal counsel, constitutes a superior acquisition proposal. The Aviv board of directors may not make an adverse recommendation change or terminate the merger agreement to enter into a enter into any Aviv acquisition agreement with respect to a superior acquisition proposal unless (i) the Aviv board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law, (ii) Aviv has given Omega at least five business days’ prior written notice of its intention to effect an adverse recommendation change or terminate the merger agreement (it being understood and agreed that such notice, or the public disclosure by Aviv of such notice will not in and of itself constitute an adverse recommendation change provided that such public disclosure is accompanied by an express statement that the Aviv board of directors has not as of such time changed its recommendation), (iii) Aviv has negotiated, and has caused its representatives to negotiate, in good faith with Omega during such notice period, to the extent Omega wishes to negotiate; and (iv) following the end of such notice period, the Aviv board of directors has considered in good faith any revisions to the merger agreement proposed by Omega (or as to other proposals made by Omega), and has determined, after consultation with its independent financial advisor of national reputation and outside legal counsel that such superior acquisition proposal would continue to constitute a superior acquisition proposal if such revisions were to be given effect, provided that, in the event of any material change to the material terms of a superior acquisition proposal, Aviv must deliver to Omega an additional notice, in accordance with the requirements set forth in the merger agreement. No purported termination of the merger agreement under this section will be valid unless Aviv pays Omega a termination fee before or concurrently with such termination.
For purposes of the merger agreement, “superior acquisition proposal” means any bona fide written competing acquisition proposal that was not the result of a breach by Aviv of the non-solicitation and recommendation provisions of the merger agreement and that the Aviv board of directors has determined, after consulting with Aviv’s independent financial advisor of national reputation and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that if consummated, and taking into account all financial, legal, regulatory and other aspects of the transaction delivered in such competing acquisition proposal, would reasonably be likely to result in a transaction more favorable to Aviv’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any bona fide written revisions to the terms of the merger agreement proposed by Omega in response to such proposal or otherwise), provided that for purposes of the definition of “superior acquisition proposal,” the references to “20%” in the definition of competing acquisition proposal will be deemed to be references to “50%.”
Prior to the time the Aviv stockholder approval is obtained, the Aviv board of directors may, and prior to the time the Omega stockholder approval is obtained, the Omega board of directors may, make an adverse recommendation change if  (i) an intervening event (as defined below) occurs, (ii) the Aviv board of directors or Omega board of directors, as applicable, has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that, as a result of such intervening event, failure to take such action would reasonably likely be inconsistent with the directors’ duties under applicable law, (iii) Aviv or Omega, as applicable, has given the other party at least five business days’ prior written notice of its intention to effect an adverse recommendation change, (iv) Aviv or Omega, as applicable, has negotiated, and has caused its representatives to negotiate, in good faith with the other party and its representatives during such notice period, to the extent such other party wishes to negotiate, and (v) following the end of such notice period, the Aviv board of directors or Omega board of directors, as applicable, has considered in good faith any revisions to the merger agreement proposed by the other party (or as to other proposals made by the other party), and has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that, as a result of such intervening event, failure to make such adverse recommendation change would be reasonably likely to be inconsistent with the directors’ duties under applicable law even if such revisions were to be given effect.
For purposes of the merger agreement, “intervening event” means a material favorable development or change in circumstances for Omega or Aviv after the date of the merger agreement that (a) is not related to any competing acquisition proposal or Omega acquisition transaction (as defined below), as applicable, (b) relates to the business, properties, assets or prospects of the party proposing to make an adverse recommendation change, and (c) was neither known by nor reasonably foreseeable to the Aviv board of directors or Omega board of directors, as applicable, as of the date of the merger agreement.
“Omega acquisition transaction” means any proposal or offer from any person (other than Omega and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Omega and its subsidiaries equal to 50% or more of Omega’s consolidated assets or to which 50% or more of Omega’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 50% or more of the outstanding Omega common stock, (iii) tender offer or exchange offer that if consummated would result in such person or “group” acquiring beneficial ownership of 50% or more of the outstanding Omega common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Omega or any of its subsidiaries that if consummated would result in the holders of Omega common stock immediately prior to such transaction owning less than 50% of the outstanding Omega common stock or stock of the ultimate parent entity immediately following such transaction or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Omega common stock involved is 50% or more, in each case, other than the transactions contemplated by the merger agreement.
The merger agreement does not prohibit the Aviv board of directors from: (i) taking and disclosing to the stockholders of Aviv a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law, (ii) making any “stop, look and listen” communication to Aviv’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any other disclosure required under applicable law, in any such case case, if the Aviv board of directors has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Aviv board of directors of its duties under applicable law, provided that any disclosures (other than those made pursuant to clause (ii) above) that are not an express rejection of any applicable competing acquisition proposal or an express reaffirmation of the Aviv board of directors recommendation will be considered in determining whether there has been an adverse recommendation change.
Form S-4 and Joint Proxy Statement; Stockholders Meetings.
Aviv and Omega agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and Omega agreed to prepare and cause to be filed with the SEC, the registration statement on Form S-4 with respect to the Omega common stock issuable in the merger, which will include this joint proxy statement/prospectus, as promptly as reasonably practicable. Each of Aviv and Omega agreed to use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the merger.
Aviv and Omega each agreed to use its reasonable best efforts to cause the joint proxy statement to be mailed to its stockholders that are entitled to vote at its stockholder meeting and to hold its stockholder meeting as soon as practicable after the Form S-4 is declared effective. Aviv agreed to include in the joint proxy statement/prospectus the recommendation of the Aviv board of directors that the Aviv stockholders approve the merger and the other transactions contemplated by the merger agreement, include such recommendation in this joint proxy statement and solicit and use its reasonable best efforts to obtain the approval by its stockholders of the merger and the other transactions contemplated by the merger agreement. Omega agreed to include in this joint proxy statement/prospectus the recommendation of the Omega board of directors to Omega stockholders that they approve the Omega Stock Issuance and the Omega Stock Charter Amendment, and solicit and use its reasonable best efforts to obtain the approval of the Omega Stock Issuance and the Omega Stock Charter Amendment.
Access to Information; Notice of Certain Events
The merger agreement requires Aviv, on the one hand, and Omega, on the other, to provide, with limited exceptions, to the other party and its representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records, and to furnish all other information in its possession (financial or otherwise) concerning its business, properties and personnel as such other party or its representatives may reasonably request.
Each of Aviv and Omega will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.
Aviv, on the one hand, and Omega, on the other, have agreed to give prompt notice to the other of any notice or other communication received by such party (i) from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement, (ii) from any person alleging that the consent of such person (or another person) is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, or (iii) of any written notice received from any person in connection with (a) any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any material contract or lease of such party or (b) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any person under any material contract or lease of such party.
In addition, Aviv, on the one hand, and Omega, on the other, have agreed to give prompt notice to the other (i) of any legal proceeding commenced or, to the party’s knowledge, threatened against or otherwise affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the merger or any other transaction contemplated by the merger agreement, and (ii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of its respective subsidiaries that makes or is reasonably likely to make any of the conditions set forth in merger agreement to not be satisfied.
The failure to deliver any notices described above, in and of itself, will not result in the failure of, or otherwise affect, any of the conditions set forth in the merger agreement.
Consents and Approvals
Each of Aviv and Omega have agreed to use their reasonable best efforts to take all actions, and to do, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including (i) the taking of all actions necessary to cause the closing conditions set forth in the merger agreement to be satisfied, (ii) the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid legal proceeding by, any governmental entity or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, (iii) the defending of any legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Each of Omega and Aviv have agreed to give any notices to any person, and each of Omega and Aviv will use its reasonable best efforts to obtain any consents from any person, that are necessary, proper or advisable to consummate the merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental entity. To the extent reasonably practicable, the parties or their representatives will have the right to review in advance and each of the parties will consult with the others on, all the information relating to the other and each of its affiliates that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, except that confidential, competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Aviv nor Omega may, nor may they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any governmental entity without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend such meeting.
In connection with obtaining any approval or consent from any person (other than any governmental entity) with respect to the merger, neither Aviv nor Omega will be obligated to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such person, in each case that is not conditioned upon the occurrence of the closing of the merger. Otherwise, the parties will cooperate with respect to reasonable accommodations that may be required or appropriate to obtain such consents. No approval or consent of any such person is a condition to the obligations of any party to effect the merger.
Publicity
Aviv and Omega have agreed, subject to certain exceptions, that they and their respective affiliates, will receive consent from each other before issuing any press release or other announcement with respect to the merger or the merger agreement, except as may be required by applicable law, duties under applicable law or by obligations pursuant to any listing agreement with the NYSE.
Directors’ and Officers’ Insurance and Indemnification
Omega has agreed to cause the surviving entity to honor and fulfill in all respects to the fullest extent permissible under applicable law Aviv’s obligations under its existing governing documents and indemnification agreements to the individuals covered by such documents or agreements, which we refer to as the covered persons, arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the merger effective time, including in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement.
For a period of six years after the merger effective time, pursuant to the terms of the merger agreement and subject to certain limitations, Omega (but only to the extent covered persons would be permitted to be indemnified by Aviv or any of its subsidiaries under their respective governing documents and applicable law) and the surviving entity will, and Omega will cause the surviving entity to, (i) indemnify and hold harmless each covered person against and from any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission in such covered person’s capacity as such or the merger agreement and any of the transactions contemplated by the merger agreement. and (ii) pay the expenses (including attorney’s fees) of any covered person in advance of the final disposition of any such claim, action, suit, proceeding or investigation if such covered person agrees to repay such amount if it is ultimately determined that such covered person is not entitled to be indemnified.
For a period of six years after the merger effective time, Omega will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Aviv with respect to claims arising from or related to facts or events which occurred at or before the merger effective time, provided that Omega will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid by Aviv as of the date of the merger agreement. At Aviv’s election, in lieu of the foregoing insurance and effective as of the merger effective time, Aviv may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the merger effective time with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Aviv’s existing policies.
Takeover Statues
Aviv and Omega and their respective boards of directors have agreed to use their respective reasonable best efforts (i) to take all action necessary so that no takeover statute becomes applicable to the merger or any of the other transactions contemplated by the merger agreement, and (ii) if any such takeover statute is or becomes applicable, to take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute or any similar restrictions contained in Aviv’s and Omega’s respective governing documents on the merger and the other transactions contemplated by the merger agreement.
Additional Omega Directors
Effective as of the merger effective time, the Omega board of directors will increase the number of its directors by three and, subject to the fiduciary duties of the Omega board of directors, appoint Craig Bernfield, Norman Bobins and Ben Perks to serve on the Omega board of directors. If any of such persons is not able or willing to serve as a director of Omega as of the merger effective time, the Aviv board of directors will select a replacement reasonably acceptable to Omega and Omega will, subject to approval of its nominating committee and board of directors, appoint such replacement as a director of Omega as of the merger effective time.
Elimination of Staggered Board
Omega, through its board of directors, has agreed to (i) recommend to its stockholders that they approve the Omega Declassification Charter Amendment, (ii) solicit and use its reasonable efforts to obtain stockholder approval of the Omega Declassification Charter Amendment, and (iii) upon receipt of the requisite stockholder vote, promptly effect the Omega Declassification Charter Amendment.
Employee Benefits
Until the first anniversary of the merger effective time, Omega has agreed to cause the surviving entity to provide each Aviv employee with employee benefits and compensation that either are no less favorable in the aggregate to the employee benefits and compensation that are provided to similarly situated Omega employees or are no less favorable in the aggregate to the employee benefits and compensation that were provided to similarly situated Aviv employees in the calendar year before the merger effective time.
Omega has agreed to honor all Aviv benefit plans, other than any plan being terminated as described below. However, the merger agreement does not restrict Omega’s or the surviving entity’s ability to amend or terminate any Aviv benefit plan or require Omega or the surviving entity to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.
With respect to each employee benefit plan in which an Aviv employee becomes a participant, Omega will (i) fully credit each participating Aviv employee for his or her service with Aviv for eligibility and vesting purposes (unless that would result in a duplication of benefits), (ii) fully credit each participating Aviv employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums for the year the employee’s participation commence, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Aviv employees.
Omega will pay each Aviv employee all annual bonuses earned with respect to the 2014 calendar year, to the extent that they have not been paid before the merger effective time, at approximately the same date as the date that employee annual bonuses are paid to similarly situated Omega employees. However, if financial information is necessary to determine the bonuses and complete financial information is not available to determine the bonuses at that time, the bonuses will be paid as soon as practicable after the financial information becomes available.
The Aviv board of directors will adopt resolutions authorizing the termination of any Aviv benefit plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code, to be effective no later than the day before the merger effective time. All participants and former participants with account balances in the Aviv 401(k) plan will become fully vested in their account balances.
Partnership Combination
As of the merger effective time or as soon as commercially practicable thereafter, substantially all of the assets of Aviv and its subsidiaries that are transferred to any of Omega’s subsidiaries as contemplated by the merger agreement will be combined with substantially all of the assets of Omega and its subsidiaries in a manner such that all such assets (other than Omega’s direct and indirect equity interests in merger sub and the Omega Partnership) are owned or held directly or indirectly through the Omega Partnership, which will be an entity taxable as a partnership for U.S. federal income tax purposes. To effect the partnership combination, the parties will use their reasonable best efforts to identify and implement steps as may be required to effect the partnership combination provided that such steps so identified by the parties include those actions that are required to satisfy the following conditions: (i) actions identified by Omega’s counsel as reasonably necessary to minimize or eliminate any liability that will be due for state or local transfers taxes that would arise as a result of any transfer of the assets or properties of Omega or its subsidiaries, (ii) actions identified by Aviv’s counsel as reasonably necessary to avoid a termination of the Aviv Partnership’s taxable year as defined under the Internal Revenue Code, (iii) actions identified by Omega’s or Aviv’s counsel as reasonably necessary to permit the merger to qualify as a reorganization under the Internal Revenue Code, (iv) after the steps so identified are fully taken, (a) each limited partner owning units in the Aviv Partnership (other than Aviv) will own a number of limited partner units in the Omega Partnership equal to the units held in the Aviv Partnership at the merger effective time multiplied by the exchange ratio, and (b) the terms of the partnership agreement of the Omega Partnership in effect after the merger effective time will provide that holders of such units will have the right to tender their units for redemption at a redemption price equal to the fair market value of Omega’s common stock (based on the 10-day average trading price for Omega’s common stock), payable at Omega’s option in cash or in shares of Omega common stock, (v) after the steps so identified are fully taken, Omega and/or its subsidiaries hold units in the Partnership equal in amount to the issued and outstanding shares of Omega common stock immediately after the merger effective time, and (vi) the partnership agreement of the Omega Partnership in effect after the merger effective time contains terms, conditions, and agreements that are substantially the same as the existing partnership agreement of the Aviv Partnership other than for changes as the parties may mutually agree. The parties will affect the partnership combination so that no vote or consent of the limited partners of the Aviv Partnership is required.
Omega Partnership Indebtedness
Omega and the Omega Partnership will use their reasonable best efforts to cause the Omega Partnership to incur prior to or simultaneously with the partnership combination (and have outstanding as of closing), at least $100 million of unsecured indebtedness for borrowed money that is not guaranteed by any person other than subsidiaries of the Omega Partnership. Omega and the Omega Partnership will reasonably consult with Aviv with respect to the incurrence of such indebtedness. Omega and the Omega Partnership will cause the Omega Partnership to allocate such debt to holders of units in the Aviv Partnership receiving units of the Omega Partnership in the partnership combination to the maximum extent possible to prevent any such holder from recognizing gain for income tax purposes caused by a reduction in the tax basis of such holders’ Aviv Partnership units or Omega Partnership units occurring at the merger effective time as a result of the transactions contemplated by the merger agreement.
HUD Payoff Letter
Aviv will deliver to Omega with respect to certain existing HUD-insured Aviv indebtedness (i) at least five business days prior to the merger closing (to the extent required), the consent of the Federal Department of Housing and Urban Development to the termination of the insurance on such indebtedness in connection with a voluntary prepayment, and (ii) at least five business days prior to the merger closing, customary payoff letters for such indebtedness, provided that in lieu of the foregoing, Aviv may cause such indebtedness to be paid in full prior to the merger closing, in which case Aviv must cause the holder of such indebtedness to file an Insurance Termination Request for Multi-Family Mortgage (HUD Form 9807).
Financing
Omega will use its reasonable best efforts, in a timely manner that would not result in a delay of the merger closing under the terms of the merger agreement, to obtain unsecured debt financing (whether through a public or private offering of debt securities, term loan facility or otherwise) or (if Omega elects and to the extent permitted by the merger agreement) any equity financing, the proceeds of which are sufficient (after taking into account other sources of funds available to Omega and to be used for such purpose) to, and are to be used to, fund the transactions contemplated by the merger agreement (including the purchase, repayment, redemption, or defeasance of indebtedness of Aviv or its subsidiaries), which we refer to as the financing. Omega will keep Aviv informed on a reasonably current basis of Omega’s efforts to obtain the financing, and will give Aviv a reasonable opportunity to review and comment on drafts of the documentation relevant to the financing. At the merger closing, Omega will use a portion of the proceeds from the financing (or other funds then available) to provide for the satisfaction and discharge or covenant defeasance under the indentures governing the Aviv Partnership’s outstanding indebtedness under its 6.0% Senior Notes due 2021 and its 7 3∕4% Senior Notes due 2019. Aviv and its subsidiaries will use their reasonable best efforts to provide reasonable cooperation to Omega in connection with Omega’s efforts to obtain the financing. Omega will promptly reimburse Aviv and its subsidiaries for any expenses incurred by Aviv or its subsidiaries in cooperating with Omega on the financing and will indemnify Aviv and its subsidiaries for any losses suffered by Aviv or any Aviv subsidiary arising out of or in connection with the financing (other than for losses to the extent arising out of information furnished by Aviv in writing for use in the financing that was used in a manner consistent with the manner instructed by Aviv).
If Omega has not obtained the financing prior to the date 15 business days prior to the anticipated merger closing date, then prior to commencing any offering of any securities in a financing, Omega will notify Aviv of the anticipated pricing terms, which we refer to as the indicative pricing terms. If Aviv does not timely deliver a financing objection to Omega (as defined below), Omega may complete the financing on terms that are no less favorable in any material respect than the terms set forth in the indicative pricing terms. If either Omega or Aviv notifies the other within three business days after the delivery of the indicative pricing terms that it has determined in its reasonable good faith judgment that the completion of a financing on the indicative pricing terms would have a combined company material adverse effect (as defined below), which we refer to as a financing objection, then Omega may not complete the financing on the indicative pricing terms without the prior written consent of Aviv (which will not be unreasonably withheld, delayed or conditioned). If neither Omega nor Aviv deliver a financing objection within such three business day period, Omega will use its reasonable best efforts to complete the financing as promptly as reasonably practicable on terms that are not less favorable in any material respect than the terms set forth in the indicative pricing terms. From and after the delivery of a financing objection by either party through the termination of the merger agreement or the merger effective time, Omega will continue to use its reasonable best efforts to obtain the financing in a timely manner that would not result in a delay of the merger closing to the extent reasonably possible. If  (i) in the reasonable good faith judgment of either Omega or Aviv, the consummation of the financing on the then proposed indicative pricing terms would have a combined company material adverse effect and (ii) Omega and Aviv do not agree as of the date the merger closing would otherwise occur as to whether the consummation of the financing on the then proposed indicative pricing terms would have a combined company material adverse effect, then either party will be entitled to seek a declaratory judgment from a federal or state court of competent jurisdiction in the State of Maryland on an expedited basis as to whether the consummation of the financing on the latest proposed indicative pricing terms would have a combined company material adverse effect. In the case of a financing that is believed by a party to have a combined company material adverse effect, the financing and the merger will not be consummated and the merger closing will not occur unless and until the earlier of  (x) the date agreed upon by Omega and Aviv in writing, (y) the date ten business days after a judgment by such court that the consummation of the financing on the proposed indicative pricing terms would not have a combined company material adverse effect and (z) the date set by such court.

Unless otherwise agreed by the parties, if as of the date the merger closing would otherwise occur, the consummation of the financing on the then-proposed indicative pricing terms would result in a combined company material adverse effect, the Closing will not take place until three business days after the proposed indicative pricing terms for the financing have been improved so that the consummation of the financing on such improved proposed indicative pricing terms would not have a combined company material adverse effect. If the effect of this provision would be to delay the merger closing beyond the initial outside date of May 31, 2015, the outside date will automatically be extended to August 31, 2015. We refer to the initial outside date, so extended as applicable, as the outside date.
For purposes of the merger agreement, “combined company material adverse effect” means the terms of the financing or the consummation of the financing, individually or in the aggregate, would have or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Omega, its subsidiaries, Aviv and its subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the merger agreement.
The completion of the financing is not a condition to any party’s obligation to consummate the merger.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants related to:
•
Omega taking all action necessary to cause Merger Sub and the surviving entity and the Omega Partnership to perform their respective obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•
Aviv taking such steps as may be reasonably necessary or advisable to cause dispositions of Aviv equity securities and the acquisition of Omega equity securities and the acquisition of Omega equity securities pursuant to the transactions contemplated by the merger agreement by each Aviv director or officer or who will become a director or officer of Omega to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
Aviv promptly notifying Omega of any legal proceeding related to the merger agreement the merger or the other transactions contemplated by the merger agreement that is brought against Aviv and/or its officers, directors and/or representatives by security holders of Aviv, keeping Omega informed on a current basis with respect to the status of any such legal proceeding and providing Omega with the opportunity to participate in the defense and settlement of any such legal proceeding, with no settlement thereof being agreed to without Omega’s written consent;

•
Aviv using commercially reasonable efforts to cause to be delivered to Omega resignations executed by each director of Aviv and its wholly-owned subsidiaries in office immediately prior to the merger effective time, such resignations to be effective as of the merger effective time;

•
the parties agreeing to reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents relating to transfer taxes that become payable in connection with the transactions contemplated by the merger agreement and to cooperate in attempting to minimize the amount of such transfer taxes;

•
the parties agreeing to use their respective reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•
restrictions on both Aviv and Omega from declaring a dividend to their respective stockholders after the date of the merger agreement, except to the extent consented to in writing by the other party, permitted under the merger agreement or made pursuant to certain sections of the Internal Revenue Code if the making of such dividends or distributions prior to the merger closing is necessary for Aviv or Omega, as applicable, to maintain its status as a REIT or avoid the imposition of any entity level income or excise tax.

Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of Aviv, the Aviv Partnership, Omega, Merger Sub and the Omega Partnership to complete the merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:
•
approval of the merger and the other transactions contemplated by the merger agreement by the Aviv common stockholders;

•
approval of the Omega Stock Issuance and the Omega Stock Charter Amendment by the Omega common stockholders;

•
the absence of any law or order by any governmental entity prohibiting, restraining, enjoining or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

•
the Form S-4 of which this joint proxy statement/prospectus is a part will have been declared effective and no stop order suspending the effectiveness of the Form S-4 has been issued by the SEC and remains in effect and no proceeding to that effect has been commenced;

•
the shares of Omega common stock to be issued in connection with the merger have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance; and

•
the partnership combination has been consummated.

Additional Closing Conditions for the Benefit of Omega
The obligation of each of Omega and Merger Sub to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
(i) certain representations and warranties made in the merger agreement by Aviv and the Aviv Partnership regarding the absence of certain changes since January 1, 2014, are true and correct in all respects as of the date of the merger agreement and the merger closing; (ii) certain representations and warranties made in the merger agreement by Aviv and the Aviv Partnership regarding Aviv’s organization and qualification and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, brokers’ fees and expenses and takeover statues are true and correct in all material respects as of the date of the merger agreement and the merger closing as though made on and as of the merger closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date are true and correct in all material respects as of such date), and (iii) the remaining representations and warranties made in the merger agreement by Aviv and the Aviv Partnership are true and correct (without giving effect to any qualification as to materiality or material adverse effect) as of the date of the merger agreement and the merger closing as though made on and as of the merger closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date are true and correct in all material respects as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect;

•
receipt by Omega of an officer’s certificate signed on behalf of Aviv certifying that the closing conditions described in the preceding bullet point are satisfied;

•
Aviv and the Aviv Partnership have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement at or prior to the merger effective time;

•
receipt by Omega of an officer’s certificate signed on behalf of Aviv certifying that the closing condition described in the preceding bullet point is satisfied;

•
receipt by Omega of a written opinion dated as of the closing date from Sidley Austin LLP regarding Aviv’s qualification and taxation as a REIT under the Internal Revenue Code commencing with Aviv’s inception date and through the merger effective time, on which Omega is entitled to rely; and

•
receipt by Omega of a written opinion of Bryan Cave LLP dated as of the closing date regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, on which Omega is entitled to rely.

Additional Closing Conditions for the Benefit of Aviv
The obligation of Aviv to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
(i) certain representations and warranties made in the merger agreement by Omega, Merger Sub and the Omega Partnership regarding the absence of certain changes since January 1, 2014, are true and correct in all respects as of the date of the merger agreement and the merger closing; (ii) certain representations and warranties made in the merger agreement by Omega, Merger Sub and the Omega Partnership regarding certain aspects of Omega’s capital structure are true and correct in all material respects as of the date of the merger agreement and the merger closing as though made on and as of the merger closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date are true and correct in all material respects as of such date), and (iii) the remaining representations and warranties made in the merger agreement by Omega, Merger Sub and the Omega Partnership are true and correct (without giving effect to any qualification as to materiality) as of the date of the merger agreement and the merger closing as though made on and as of the merger closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date are true and correct in all material respects as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect;

•
receipt by Aviv of an officer’s certificate signed on behalf of Omega certifying that the closing conditions described in the preceding bullet point are satisfied;

•
Omega and Merger Sub must have performed or complied in all material respects with all obligations required to be performed or complied with by them under the merger agreement at or prior to the merger effective time;

•
receipt by Aviv of an officer’s certificate signed on behalf of Omega certifying that the closing condition described in the preceding bullet point is satisfied;

•
receipt by Aviv of a written opinion dated as of the closing date from Bryan Cave LLP regarding Omega’s qualification and taxation as a REIT under the Code commencing with Omega’s inception date and through the merger effective time, on which Aviv is entitled to rely;

•
receipt by Aviv of a written opinion of Sidley Austin LLP dated as of the closing date regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, on which Aviv is entitled to rely;

•
each of the persons designated by Aviv in accordance with the merger agreement (see “— Covenants and Agreements — Additional Omega Directors”) have been elected to the Omega board of directors effective as of the merger effective time; and

•
the Omega Stock Charter Amendment has become effective.

Termination of the Merger Agreement
Termination by Mutual Agreement
The merger agreement may be terminated at any time by the mutual written consent of Omega and Aviv.

Termination by Either Omega or Aviv
The merger agreement may be terminated prior to the merger effective time by either Omega or Aviv in any of the following scenarios.
•
Breach of Representations and Warranties. Any of the representations or warranties made by the other party or parties were inaccurate when made, or became inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date, other than for representations and warranties made as of a specific date), which causes a condition of the merger agreement not to be satisfied (and such breach is (i) not curable prior to the outside date, or (ii) is curable prior to the outside date but has not been cured within the earlier of  (a) 30 calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (b) two business days before the outside date), provided that the merger agreement may not be so terminated by any party if it is then in material breach of any representation, warranty (as if made on such date, other than representations and warranties made as of a specific date), covenant or agreement set forth in the merger agreement.

•
Breach of Covenants. There has been a breach by the other party or parties of any covenant or agreement set forth in the merger agreement, which causes a condition of the merger agreement not to be satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of  (i) 30 calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (i) two business days before the outside date), provided that the merger agreement may not be so terminated by any party if it is then in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement.

•
Failure to Close Prior to Outside Date. The merger effective time has not occurred by 11:59 p.m., New York City time on May 31, 2015 (unless extended to August 31, 2015, in accordance with the merger agreement), provided that the merger agreement may not be so terminated by any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been the cause of, or resulted in, the merger effective time not occurring prior to the outside date.

•
Issuance of Governmental Order. A governmental entity of competent jurisdiction has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement, provided that the party seeking to so terminate the merger agreement must have complied with its obligations under the merger agreement to use reasonable best efforts to prevent the entry of and to remove such order.

•
Failure to Receive Aviv Stockholder Approval. The Aviv common stockholders do not vote to approve the merger and the other transactions contemplated by the merger agreement at the Aviv stockholder meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

•
Failure to Receive Omega Stockholder Approval. The Omega common stockholders do not approve the Omega Stock Issuance or the Omega Stock Charter Amendment at the Omega stockholder meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination by Omega
The merger agreement may be terminated by Omega in any of the following scenarios.
•
Aviv Adverse Recommendation Change. At any time prior to Aviv’s receipt of stockholder approval of the merger and the other transactions contemplated by the merger agreement, if the Aviv board of directors has effected an adverse recommendation change.

•
Omega Acquisition Action. If Omega (i) enters into any binding written agreement to effect an Omega acquisition transaction or any such agreement is authorized by the Omega board of directors, or (ii) any Omega acquisition transaction is consummated (we refer to items (i) and (ii) as an Omega acquisition action), and Aviv has not reaffirmed its board of directors’ recommendation prior to 11:59 pm New York City time on the date ten business days, subject to extension, following the first to occur of public announcement of such Omega acquisition action or notice from Omega to Aviv of the Omega board of directors authorizing Omega to enter into a binding written agreement to effect an Omega acquisition transaction.
Termination by Aviv
The merger agreement may be terminated by Aviv in any of the following scenarios.
•
Omega Adverse Recommendation Change. At any time prior to the receipt of Omega stockholder approval of the Omega Stock Issuance and the Omega Stock Charter Amendment, if the Omega board of directors has effected an adverse recommendation change.

•
Aviv Superior Acquisition Agreement. At any time prior to the receipt of Aviv stockholder approval of the merger and the other transactions contemplated by the merger agreement, in order to concurrently enter into any Aviv acquisition agreement with respect to a superior acquisition proposal that was not the result of a breach by Aviv in any material respect of certain of its obligations with respect to non-solicitation and change in recommendation under the merger agreement, provided that prior to or concurrently with such termination, Aviv pays a termination fee to Omega.

•
Omega Acquisition Action. If Omega takes an Omega acquisition action, provided that Aviv may only terminate the merger agreement during the ten business days, subject to extension, following the earlier of the delivery of written notice to Aviv or the first public announcement of the economic terms and other material terms of the proposed Omega acquisition transaction.

Effect of Termination Generally
In the event that Aviv or Omega terminates the merger agreement, the merger agreement will become void and have no effect, without any liability on the part of Omega, Merger Sub, Aviv or the Aviv Partnership, except that the Confidentiality Agreement, dated July 30, 2014, between Omega and Aviv and certain provisions of the merger agreement, including the provisions relating to termination, termination fees, other fees and expenses, notices, definitions, interpretation, counterparts, third-party beneficiaries, severability, governing law, waiver of jury trial, assignment and injunctive relief will survive such termination. No such termination will relieve any party from any liability resulting from a material breach, prior to the termination of the merger agreement, of such party’s representations, warranties, covenants or agreements set forth in the merger agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement. If either party terminates the merger agreement and such termination would result in the obligation to pay a termination fee, the payment of such termination fee (if accepted by the other party) will be the sole and exclusive remedy of such party against the other party for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise.
Termination Fee
Aviv has agreed to pay Omega a termination fee of  $65,000,000 in the event that:
•
(i) a competing acquisition proposal has been publicly made, proposed or communicated prior to the Aviv stockholder meeting (or prior to the termination of the merger agreement if there has been no Aviv stockholder meeting) and (ii) thereafter, the merger agreement is terminated by (a) Omega in accordance with “— Termination by Either Omega or Aviv — Breach of Representations and Warranties” above, (b) Omega in accordance with “— Termination by Either Omega or Aviv — Breach of Covenants” above, (c) Omega or Aviv in accordance with “— Termination by Either Omega or Aviv — Failure to Close Prior to Outside Date” above, and the Aviv stockholders have not yet approved the merger and the other transactions contemplated by the merger agreement, or (d) Omega or Aviv in accordance with “— Termination by Either

Omega or Aviv — Failure to Receive Aviv Stockholder Approval” above, and (iii) within 12 months of the date of such termination, Aviv enters into a definitive agreement with respect to, or consummates, a competing acquisition proposal for 50% or more of the issued and outstanding Aviv common stock or assets;
•
the merger agreement is terminated by Omega in accordance with “— Termination by Omega — Aviv Adverse Recommendation Change” above; or

•
the merger agreement is terminated by Aviv in accordance with “— Termination by Aviv — Aviv Superior Acquisition Agreement” above.

Omega has agreed to pay Aviv a termination fee of  $65,000,000 in the event that:
•
(i) an Omega acquisition transaction has been publicly made, proposed or communicated on terms that do not expressly and publicly provide that it is conditioned upon the merger agreement remaining in full force and effect and the merger being consummated, prior to the Omega stockholder meeting (or prior to the termination of the merger agreement if there has been no Omega stockholder meeting), (ii) thereafter, the merger agreement is terminated (a) by Aviv in accordance with “— Termination by Either Omega or Aviv — Breach of Representations and Warranties” above, (b) by Aviv in accordance with “— Termination by Either Omega or Aviv — Breach of Covenants” above, (c) by Omega or Aviv in accordance with the “— Termination by Either Omega or Aviv — Failure to Close Prior to Outside Date” above and the Omega stockholders have not yet approved the Omega Stock Issuance or the Omega Stock Charter Amendment, or (d) by Omega or Aviv in accordance with “— Termination by Either Omega or Aviv — Failure to Receive Omega Stockholder Approval” above, and (iii) within 12 months of the date of such termination, Omega enters into a definitive agreement with respect to, or consummates, any Omega acquisition transaction; or

•
the merger agreement is terminated by Aviv in accordance with “— Termination by Aviv — Omega Adverse Recommendation Change” above.

In no event will Aviv or Omega be required to pay a termination fee on more than one occasion.
Miscellaneous Provisions
Amendment
Subject to applicable law and except as otherwise provided in the merger agreement, the parties may amend, modify and supplement the merger agreement, whether before or after receipt of the Aviv stockholders’ approval of the merger and the other transactions contemplated by the merger agreement or by the Omega stockholders’ approval of the Omega Stock Issuance or the Omega Stock Charter Amendment, by written agreement of Aviv and Omega (by action taken by their respective boards of directors), provided that, after receipt of the Aviv stockholders’ approval of the merger and the other transactions contemplated by the merger agreement or receipt of the Omega stockholder approval of the Omega Stock Issuance, no amendment will be made which by law requires further approval by such stockholders without obtaining such further approval.
Waiver
Prior to the merger effective time, any party or parties may extend the time for performance of any obligation or other acts of the other party or parties, or waive any inaccuracy in the representations and warranties of the other party or their compliance with any agreement or condition for the benefit of such party contained in the merger agreement, to the extent permitted by law.
Payment of Expenses
All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that the parties will each pay 50% of the expenses of any financial printer or EDGAR filing agent (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each party will bear separately). Merger Sub, as the surviving entity following the merger, will pay any transfer taxes incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.
Governing Law
The merger agreement is governed by the laws of the State of Maryland without giving effect to conflicts of laws principles thereof.
Specific Performance
The parties are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.
Notwithstanding the right to specific performance described above, each party is entitled to specific performance of the other party’s obligation to consummate the merger only in the event that all of the conditions to closing have been satisfied (other than conditions that are to be satisfied at the closing or the failure of which to be satisfied is caused by a material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement).

DESCRIPTION OF OMEGA SHARES
The following discussion is a summary of the terms of Omega capital stock and should be read in conjunction with “Comparison of Rights of Omega Stockholders and Aviv Stockholders.” The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to relevant provisions of the MGCL, Omega’s charter and Omega’s bylaws. You are urged to read those documents carefully. Copies of Omega’s charter and Omega’s bylaws are incorporated by reference into this joint proxy statement/prospectus as exhibits to the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and will be sent to Omega and Aviv stockholders upon request. See “Where You Can Find More Information; Incorporation by Reference.”
Authorized and Issued Capital Stock
Omega’s charter provides that Omega may issue up to 220,000,000 shares of capital stock, consisting of up to 200,000,000 shares of common stock, par value $0.10 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share. As of            , 2015,     shares of Omega common stock were issued and outstanding and no shares of Omega preferred stock were outstanding. If the Omega Stock Charter Amendment is adopted, upon filing of the Omega Stock Charter Amendment with the Secretary of State of Maryland, the total number of authorized shares of Omega capital stock will be increased from 220,000,000 to 370,000,000, the total number of authorized shares of Omega common stock will be increased from 200,000,000 to 350,000,000 and the total number of authorized shares of Omega preferred stock will remain at 20,000,000 shares.
Omega may issue additional shares of common stock from time to time in acquisitions and other transactions. All shares of Omega common stock that may be issued in connection with the merger will be duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Subject to the preferential rights of any other shares of capital stock and to certain provisions of Omega’s charter, holders of Omega common stock are entitled to receive dividends when authorized by the Omega board of directors and declared by Omega out of assets legally available for the payment of dividends. Holders of Omega common stock are also entitled to share ratably in Omega assets legally available for distribution to Omega common stockholders in the event of Omega’s liquidation, dissolution or winding up, after payment of or adequate provision for all of Omega’s known debts and liabilities. Omega currently expects to continue to make quarterly distributions, and from time to time it may make additional distributions.
Holders of shares of Omega common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of shares of Omega common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any Omega securities. Subject to certain provisions of Omega’s charter, shares of Omega common stock have equal distribution, liquidation and other rights.
Restrictions on Transfer and Ownership of Stock
In order to preserve Omega’s ability to maintain its REIT status, Omega’s charter provides that if a person acquires beneficial ownership of more than 9.8% of the outstanding shares of Omega common stock, the shares that are beneficially owned in excess of such 9.8% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Omega board of directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. Omega has the right to buy the excess shares for a purchase price equal to the lesser of  (i) the price per share in the transaction that created the excess shares, or (ii) the market price on the date Omega buys the shares, and it may defer payment of the purchase price for up to five years. If Omega does not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Omega board of directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. Omega’s board of directors may grant waivers from the excess share limitations.

Transfer Agent and Registrar
The transfer agent and registrar for Omega’s stock is Computershare Trust Company, N.A.
Listing
Omega’s common stock is listed on the NYSE under the symbol “OHI.” Omega will apply to have the new shares of Omega common stock to be issued in connection with the merger listed on the NYSE upon the consummation of the merger, subject to official notice of issuance.

COMPARISON OF RIGHTS OF OMEGA STOCKHOLDERS AND AVIV STOCKHOLDERS
If the merger is consummated, stockholders of Aviv will become stockholders of Omega. The rights of Aviv stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, which we refer to as the MGCL, and Aviv’s charter and bylaws. As a result of the merger, the rights of the former Aviv stockholders who receive shares of Omega common stock in connection with the merger will be governed by the MGCL and Omega’s charter and bylaws, rather than Aviv’s charter and bylaws.
The following is a summary of the material differences, as of the date of this joint proxy statement/prospectus, between the rights of Omega stockholders and Aviv stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Omega common stock subject to issuance in the merger. The following summary is qualified in its entirety by reference to the relevant provisions of  (i) Maryland law, (ii) Omega’s charter, (iii) Aviv’s charter, (iv) Omega’s bylaws and (v) Aviv’s bylaws.
This section does not include a complete description of all of the differences between the rights of Omega stockholders and Aviv stockholders, or the specific rights of such stockholders. Furthermore, the identification of some of the differences between the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of Omega and Aviv, copies of which are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information; Incorporation by Reference.”
	Rights of Omega Stockholders	Rights of Aviv Stockholders
Corporate Governance	Omega is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.	Aviv is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
	The rights of Omega stockholders are governed by the MGCL, Omega’s charter and Omega’s bylaws.	The rights of Aviv stockholders are governed by the MGCL, Aviv’s charter and Aviv’s bylaws.
Authorized Capital Stock
Omega is authorized to issue an aggregate 220,000,000 shares of capital stock, consisting of
•
200,000,000 shares of common stock,
$0.10 par value per share, and
•
20,000,000 shares of Preferred Stock
having a par value of  $1.00 per share.

Aviv is authorized to issue an aggregate of 325,000,000 shares of capital stock, consisting of:
•
300,000,000 shares of common stock,
$0.01 par value per share, and
•
25,000,000 shares of preferred stock,
$0.01 par value per share.

If the Omega Stock Charter Amendment is adopted, the total number of authorized shares of:
•
Omega capital stock will be increased
from 220,000,000 to 370,000,000,
•
Omega common stock will be increased
from 200,000,000 to 350,000,000
•
Omega preferred stock will remain at
20,000,000 shares.

	At , 2015, shares of Omega common stock were issued and outstanding.	At , 2015, shares of Aviv common stock were issued and outstanding.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
Voting Rights
The affirmative vote of a majority of the votes cast in favor of a matter is generally sufficient for approval by Omega’s stockholders of such matter, except with respect to:
•
the removal of directors with cause,
which requires the affirmative vote of the holders of least two-thirds of the combined voting power of all classes;
•
(i) the adoption, amendment or repeal of
Omega’s bylaws submitted to stockholder vote, and (ii) an increase in the number of shares of Omega common stock authorized for issuance, which require the affirmative vote of the holders of a majority of the outstanding shares;
•
the election of directors in a contested
election, which requires the affirmative vote of a plurality of all the votes cast; and
•
(i) a merger, consolidation or sale of all
or substantially all of Omega’s assets or certain transactions involving related parties, (ii) the declassification of the Omega board of directors, and (iii) the removal of the supermajority voting requirements of Omega’s bylaws or charter, which require the affirmative vote of 80% of all votes entitled to be cast.
If the Omega Future Amendment Charter Amendment is adopted, the supermajority voting requirement for future amendments relating to the terms of directors will be removed, and a majority of the votes cast in favor of a future amendment relating to the terms for directors will be required.
The affirmative vote of a majority of the votes cast in favor of a matter is generally sufficient for approval by Aviv’s stockholders of such matter, except with respect to:
•
the removal of directors with cause,
which requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast generally in the election of directors;
•
the amendment of the provisions of
Aviv’s charter regarding (i) removal of directors for cause and (ii) ownership and transfer limitations with respect to Aviv capital stock; and
•
the election of directors, which requires
the affirmative vote of a plurality of all the votes cast.

Cumulative Voting	Holders of Omega stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of Aviv stock do not have the right to cumulate their votes with respect to the election of directors.
Size of the Board of Directors	Omega’s charter provides for a minimum of five directors, and a maximum of 13 directors, with the number of directors established by a vote of a majority of the Omega board of directors or stockholders. The current size of the Omega board of directors is eight.
Immediately following the merger effective time, by resolution unanimously adopted by the Omega board of directors, the Omega board of directors will be increased to 11 directors.
Aviv’s charter provides for 11 directors, which number may be increased or decreased only by a vote of a majority of the Aviv board of directors or stockholders, but not to a number that is less than the minimum number required by the MGCL nor more than 15. The current size of the Aviv board of directors is 11.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
Classified Board and Term of Directors	Omega’s charter currently provides that Omega’s board of directors be classified into three groups of directors, with each class of directors serving staggered, three-year terms and the term of office of one class expiring each year. The proposed Omega Declassification Charter Amendment would eliminate the classified board of directors and staggered board of director terms in phases, beginning in 2015. If the Omega Declassification Charter Amendment is approved, directors, and any replacement for any such director, would continue to serve the remainder of their elected three-year terms, whereupon, at the annual meeting of Omega stockholders to be held in 2017 and at each annual meeting of stockholders thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting of stockholders.	Each of Aviv’s directors is elected to serve until the next annual meeting of Aviv’s stockholders and until his or her successor is duly elected and qualifies under the MGCL.
Election of Directors	Directors are elected by a “majority of votes cast” which means for election of directors purposes, the number of votes cast “for” a director’s election exceeds the number of votes “withheld.” Votes cast excludes “abstentions” and any “broker non-votes” with respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A “contested election” in this context means any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected.	Directors are elected by the vote of a plurality of all the votes cast.
Removal of Directors	Pursuant to Omega’s bylaws, a director may be removed, only for cause, by the affirmative vote of the holders of a least two-thirds of the combined voting power of all classes of shares of stock entitled to vote generally in the election of directors.	Pursuant to Aviv’s charter, a director may be removed, only for cause, by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast generally in the election of directors.
Filling Vacancies of Directors
Omega’s bylaws provide that any vacancies on the Omega board of directors may be filled by the vote of a majority of the remaining Omega directors in office, whether or not sufficient to constitute a quorum.
Omega’s bylaws further provide that any vacancies on the Omega board of directors resulting from removal of a director by the stockholders for cause may be filled by the stockholders for the balance of the term of the removed director by the same two-thirds vote required to remove a director for cause. If not so replaced, the board may replace such directors.
All vacancies on the Aviv board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
Standard of Conduct for Directors	The standard of conduct for Omega’s directors is set forth in Section 2-405.1(a)-(g) of the MGCL, which requires that a director of a Maryland corporation perform his or her duties in good faith with a reasonable belief that the director’s actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct.	The standard of conduct for Aviv’s directors is set forth in Section 2-405.1(a)-(g) of the MGCL, which requires that a director of a Maryland corporation perform his or her duties in good faith with a reasonable belief that the director's actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct.
Amendment of Charter	Except for amendments to the sections listed below and under the circumstances described below, and except for those amendments permitted to be made without stockholder approval under the MGCL or by specific provision in the charter, any amendment to Omega’s charter shall be valid only if declared advisable by the Omega board of directors and approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter; provided, that the repeal or amendment of any of the following provisions shall be valid only if declared advisable by the Omega board of directors and approved by the affirmative vote of holders of not less than 80% of the total number of votes entitled to be cast:
•
Section 5.02 (Business Combinations)
•
Section 5.03 (Board of Directors)
•
Section 5.04 (Restrictions on Ownership
and Transfer)
•
Section 5.05 (Shares-In-Trust)
The Omega board of directors may amend the charter by a majority vote of the entire Omega board of directors and without any action by the Omega stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.
Except for amendments to the sections listed below and under the circumstances described below, and except for those amendments permitted to be made without stockholder approval under the MGCL or by specific provision in the charter, any amendment to Aviv’s charter shall be valid only if declared advisable by the Aviv board of directors and approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter; provided, that the repeal or amendment of any of the following provisions shall be valid only if declared advisable by the Aviv board of directors and approved by the affirmative vote of holders of at least two-thirds of all the votes entitled to be cast:
•
Section 5.8 of Article V (Removal of
Directors)
•
Article VII (Restriction On Transfer
And Ownership Of Shares)
The Aviv board of directors may amend the charter by a majority vote of the entire Aviv board of directors and without any action by the Aviv stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

Bylaw Amendments
Omega’s bylaws may be repealed, altered, amended or rescinded by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, that any provision of the bylaws requiring a vote of greater than a majority may be amended, repealed or modified only by a vote satisfying such higher voting requirements.
Further, Omega’s bylaws may be adopted, amended, or repealed by the Omega board of directors; provided, that the Omega
Aviv’s board of directors has the exclusive power to adopt, alter or repeal any provision of Aviv’s bylaws and to make new bylaws, except for the provisions of Aviv’s bylaws relating to the exemptions from Maryland’s business combination act and control share act, and the vote required to amend such provisions, which provisions may be amended only by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Aviv’s common stock.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
board of directors may adopt an amendment changing the authorized number of directors only within the limits specified in Omega’s charter or in Section 2 of Article III of its bylaws (requiring a minimum of five and maximum of 13 directors).
Mergers, Consolidations or Sales of Substantially all Assets
Omega’s bylaws require an affirmative vote of 80% of all votes entitled to be cast on such matter to approve a merger, consolidation or sale of all or substantially all of Omega’s assets.
With certain limited exceptions, the affirmative vote of the holders of not less than 80% of all votes entitled to be cast on such matter shall be required for the approval or authorization of any “Business Combination” (as such term is defined in Omega’s charter, including a merger, consolidation, sale of assets, liquidation or certain share issuances, in each case involving a “Related Person,” as such term is defined in Omega’s charter).
Under Aviv’s charter, a merger, consolidation or sale of all or substantially all of its assets must be declared advisable by Aviv’s board of directors and approved by the affirmative vote of stockholders of a majority of all of the votes entitled to be cast on the matter.
Ownership Limitations	With certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the outstanding shares of Omega’s capital stock (which limit may be adjusted by the Omega board of directors but an increase cannot result in Omega being considered “closely held” within the meaning of Section 856(h) of the Internal Revenue Code).	With certain limited exceptions, no person may actually or constructively own more than 8.6% (in value) of Aviv’s outstanding common stock or 8.6% (in value) of Aviv’s aggregate outstanding stock of all classes and series. Aviv’s charter permits its board of directors to make an exception to these limits or create a different limit on ownership, which we refer to as an excepted holder limit, and, in certain circumstances, and subject to the directors’ duties under applicable law, requires the board of directors to make such an exception prospectively or retroactively and to create an excepted holder limit, if the person seeking the exception or excepted holder limit makes certain representations and agreements. Aviv’s board of directors may not make an exception to the ownership limit or create an excepted holder limit if ownership by the excepted holder in excess of the ownership limit would cause Aviv to fail to qualify as a REIT. In addition, different ownership limits apply to Lindsay Goldberg LLC and its affiliates, to Mr. Bernfield, together with certain of his affiliates, family members and estates and trusts, to a trust formed for the benefit of the estate of Zev Karkomi, one of Aviv’s co-founders, together with certain affiliates, family members and estates and trusts, and to Cohen & Steers Capital Management, Inc.
In addition, Aviv’s charter prohibits any person from actually, beneficially or

	Rights of Omega Stockholders	Rights of Aviv Stockholders
constructively owning shares that could result in Aviv being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause Aviv to fail to qualify as a REIT, and from transferring shares if such transfer would result in shares being beneficially owned by fewer than 100 persons.
	In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limit are automatically converted into an equal number of “shares-in-trust.” Shares-in-trust are deemed to be held in trust by the purported transferee for the benefit of the person or persons to whom the Omega board of directors requires the shares to be transferred. The purported transferee has no right to receive dividends or other distributions on or vote the excess shares. Omega or its designee may purchase the excess shares for cash.	If any purported transfer of stock or any other event would otherwise result in any person violating the ownership limits or other limit established by Aviv’s board of directors, or would result in Aviv being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by Aviv. The prohibited owner will have no rights in shares of Aviv stock held by the trustee.
	Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of Omega stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of Omega stock described above must give written notice immediately to Omega or, in the case of a proposed or attempted transaction, provide Omega at least 15 days’ prior written notice, and provide Omega with such other information as it may request in order to determine the effect of such transfer on its status as a REIT.	Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of Aviv stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of Aviv stock described above must give written notice immediately to Aviv or, in the case of a proposed or attempted transaction, provide Aviv at least 15 days’ prior written notice, and provide Aviv with such other information as it may request in order to determine the effect of such transfer on its status as a REIT.
Annual Meetings of the Stockholders	The annual meeting of the stockholders of Omega shall be held at a date and time set by the Omega board of directors.	The annual meeting of the stockholders of Aviv shall be held at a date and time set by the Aviv board of directors.
Special Meetings of the Stockholders	A special meeting of Omega stockholders may be called by Omega’s President, Chief Executive Officer, the chairman of the Omega board of directors, a majority of the Omega Board of directors, or Omega’s Secretary upon the written request of the holders of shares representing not less than a majority of all the votes entitled to be cast on such matter at any such special meeting of stockholders and who comply with the procedures set forth in Omega’s charter.	A special meeting of Aviv stockholders may be called by Aviv’s President, Chief Executive Officer, the chairman of the Aviv board of directors, a majority of the Aviv Board of directors, or Aviv’s Secretary upon the written request of the holders of shares representing not less than a majority of all the votes entitled to be cast on such matter at any such special meeting of stockholders and who comply with the procedures set forth in Aviv’s charter.
	Business transacted at the special meeting of stockholders will be limited to the purposes specifically designated in the notice.	Business transacted at the special meeting of stockholders will be limited to the purposes specifically designated in the notice.

Rights of Omega Stockholders	Rights of Aviv Stockholders
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals	Omega’s bylaws provide that nominations for election to the Omega board of directors and the proposal of business to be considered by the stockholders may be made only:
•
by or at the direction of the Omega
board of directors; or
•
upon timely and proper notice, by a
stockholder who is a stockholder of record at both the time of giving of notice and the time of the annual meeting, who is entitled to vote at the meeting, and who has complied with the procedures set forth in Omega’s bylaws.
Aviv’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by Aviv stockholders may be made only (1) pursuant to Aviv’s notice of the meeting, (2) by or at the direction of Aviv’s board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated or such other business and has complied with the advance notice procedures set forth in Aviv’s bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.
In general, notice of stockholder nominations or business for an annual meeting must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, unless the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which case notice must be delivered not more than 90 days prior to such annual meeting nor later than the close of business on the later of (i) the date that is 60 days prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by Omega. The adjournment or the public announcement of a postponement of an annual meeting will not commence a new time period or extension of the time for the giving of a stockholder’s notice as described above.
Notice of stockholder nominations for a special meeting must be delivered not earlier than the 90th day prior to the special meeting, and not later than the close of business on the later of the 60th day prior to the meeting or the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the Omega board of directors.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
Notice of Stockholder Meetings	Omega’s bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, Omega shall give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote but who is entitled to notice of the meeting, written or printed notice stating the date, place and time of the meeting, and in the case of a special meeting or as otherwise may be required by the MGCL, such notice shall state the purpose for which the meeting is called. The notice shall be in writing or, to the extent permitted by the MGCL (unless Omega has received a request from a stockholder that notice not be sent by electronic transmission), transmitted by an electronic transmission to each stockholder at his or her address appearing in the records of Omega or, in respect to any electronic transmission, to any address or number of the stockholder at which the stockholder receives electronic transmissions. If mailed, the notice of the meeting shall be deemed to be given when deposited in the United States mail, addressed to the stockholder at his or her address as it appears in the records of Omega, with postage thereon prepaid. Omega, subject to the proxy rules of the SEC, may give a single notice to all stockholders who share an address, unless Omega has received a request from a stockholder in writing or by electronic transmission that a single notice not be given.	Aviv’s bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, Aviv shall give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote but who is entitled to notice of the meeting, stating the date, place and time of the meeting, and in the case of a special meeting or as otherwise may be required by the MGCL, such notice shall state the purpose for which the meeting is called. The notice shall be in writing or transmitted by an electronic transmission to each stockholder at his or her address appearing in the records of Aviv or, in respect to any electronic transmission, to any address or number of the stockholder at which the stockholder receives electronic transmissions. If mailed, the notice of the meeting shall be deemed to be given when deposited in the United States mail, addressed to the stockholder at his or her address as it appears in the records of Aviv, with postage thereon prepaid. Aviv, subject to the proxy rules of the SEC, may give a single notice to all stockholders who share an address, unless Aviv has received a request from a stockholder in writing or by electronic transmission that a single notice not be given.
Stockholder Action Without a Meeting	Omega’s bylaws provide that any action to be taken by the stockholders other than the election of directors may be taken without a meeting, if, and only if, prior to such action, all stockholders entitled to vote thereon consent in writing to such action being taken.	Aviv’s charter provides that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Aviv board of directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to Aviv in accordance with the MGCL.
Merger Approval	The merger approval procedure in Maryland begins with the adoption, by the board of directors of each corporation, of a resolution declaring that the proposed	The merger approval procedure in Maryland begins with the adoption, by the board of directors of each corporation, of a resolution declaring that the proposed merger is

	Rights of Omega Stockholders	Rights of Aviv Stockholders
	merger is advisable and that the merger is to be submitted for consideration at either an annual or special meeting of the stockholders. After notice is given to all of the stockholders stating that the purpose of the meeting will be to consider the proposed merger, the proposed merger must be approved by the affirmative vote of two-thirds of all votes entitled to be cast, unless a different proportion is provided in the charter of the corporation, but not less than a majority. Omega’s charter does not provide for a different proportion for merger approval.	advisable and that the merger is to be submitted for consideration at either an annual or special meeting of the stockholders. Pursuant to Aviv’s charter, after notice is given to all of the stockholders stating that the purpose of the meeting will be to consider the proposed merger, the proposed merger must be approved by the affirmative vote of a majority of all votes entitled to be cast.
Appraisal Rights	With respect to Omega, except for transactions governed by the business combination act described below, no objecting stockholder rights are available if the corporation’s shares are listed on a national securities exchange unless stockholders, in exchange for their shares, are receiving cash (other than in lieu of fractional shares), or consideration other than stock or depositary receipts of the successor, in a merger, consolidation or share exchange in which the directors and executive officers were the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock of the corporation at any time during the prior year and the stock held by the directors and executive officers, or any of them, is converted or exchanged in the transaction for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not otherwise available to all holders. This provision does not apply when the directors’ and/or executive officers’ stock is held in a compensatory plan or arrangement approved by the board of directors and the treatment of the stock in the transaction is approved by the board (Section 3-202(d) of the MGCL). Neither Omega’s charter nor Omega’s bylaws contain any additional provisions relating to the rights of objecting stockholders.	With respect to Aviv, except for transactions governed by the business combination act described below, no objecting stockholder rights are available if the corporation's shares are listed on a national securities exchange unless stockholders, in exchange for their shares, are receiving cash (other than in lieu of fractional shares), or consideration other than stock or depositary receipts of the successor, in a merger, consolidation or share exchange in which the directors and executive officers were the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock of the corporation at any time during the prior year and the stock held by the directors and executive officers, or any of them, is converted or exchanged in the transaction for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not otherwise available to all holders. This provision does not apply when the directors’ and/or executive officers’ stock is held in a compensatory plan or arrangement approved by the board of directors and the treatment of the stock in the transaction is approved by the board (Section 3-202(d) of the MGCL). Neither Aviv’s charter nor Aviv’s bylaws contain any additional provisions relating to the rights of objecting stockholders.
State Anti-Takeover Statutes	The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the	The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the

Rights of Omega Stockholders	Rights of Aviv Stockholders
corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under the MGCL, Omega’s bylaws contain a provision, which may be repealed at any time, that the provisions of the control share acquisition statute shall not apply to any acquisition by any person of shares of Omega stock.	corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under the MGCL, Aviv’s bylaws contain a provision, which may be repealed at any time, that the provisions of the control share acquisition statute shall not apply to any acquisition by any person of shares of Aviv stock.
Under the MGCL, certain business combinations between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an	Under the MGCL, certain business combinations between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination

Rights of Omega Stockholders	Rights of Aviv Stockholders
interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, Omega’s bylaws contain a provision, which may be repealed at any time, that the provisions of the special voting requirements statute shall not apply to any business combination of Omega unless the Omega board of directors elects by resolution to be subject, in whole or in part, specifically, generally or generally by types as to specifically identified or unidentified stockholders, to the provisions of Maryland law.	satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, Aviv’s bylaws contain a provision, which may be repealed at any time, that the provisions of the special voting requirements statute shall not apply to any business combination of Aviv unless the Aviv board of directors elects by resolution to be subject, in whole or in part, specifically, generally or by type as to specifically identified or unidentified stockholders, to the provisions of Subsection 6 of Title 3 of the MGCL.
Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders.	Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders.
Through provisions in Omega’s charter and bylaws unrelated to the statute, Omega vests in the board of directors the power to fix the number of directorships, provided that the number is not less than five directors which is more than the minimum number required by Maryland law, and provided that, except as may be provided by the Omega board of directors in setting the terms of any class or series of preferred stock, and except for vacancies resulting from removal of a director by the stockholders (in which case such vacancy may be filled by the stockholders for the balance of the term of the remaining director), any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.	Through provisions in Aviv’s charter and bylaws unrelated to the statute, Aviv vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law nor more than 15, and provides that, except as may be provided by the Aviv board of directors in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

	Rights of Omega Stockholders	Rights of Aviv Stockholders
Stockholder Rights Plan	Omega does not have a stockholder rights plan in effect.	Aviv does not have a stockholder rights plan in effect.
Liability and Indemnification of Directors and Officers	Omega’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits, such that no director or officer of Omega shall be liable to Omega or its stockholders for money or other damages. Therefore, Omega’s directors and officers shall have no liability for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.	Aviv’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits, such that no director or officer of Aviv shall be liable to Aviv or its stockholders for money or other damages. Therefore, Aviv’s directors and officers shall have no liability for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.
	Omega’s charter permits Omega, and Omega’s bylaws obligate Omega, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any of Omega’s present or former directors or officers who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of Omega and at Omega’s request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made party to the proceeding by reason of his or her service in that capacity. Omega may, with the approval of the Omega board of directors, provide such indemnification and payment or reimbursement of expenses to an individual who served a predecessor of Omega in any such capacities described above, or to any employee or agent of Omega or a predecessor of Omega.	Aviv’s charter permits Aviv, and Aviv’s bylaws obligate Aviv, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of Aviv or (b) any individual who, while a director or officer of Aviv and at the request of Aviv, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.
Distributions	Omega’s bylaws and charter provide that the Omega board of directors may authorize and declare, and Omega may pay dividends to stockholders at such times and in such amounts as the Omega board of directors may deem advisable.	Subject to the preferential rights, if any, of holders of any other class or series of Aviv stock and to the provisions of Aviv’s charter regarding restrictions on ownership and transfer of stock, holders of shares of Aviv common stock are entitled to receive

	Rights of Omega Stockholders	Rights of Aviv Stockholders
dividends if, when and as authorized by its board of directors and declared by it out of assets legally available for distribution and to share ratably in the assets of the company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of the company.
Constituency Related Provisions	With respect to Omega, under Maryland law, the charter may include a provision permitting the directors, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition on the corporation’s stockholders, employees, customers, creditors, suppliers and communities in which offices or other establishments of the corporation are located. Accordingly, directors may reject an offer because of the effect that the acquisition would have on non-stockholder constituencies or accept a lower priced offer that the directors believe is more favorable to all of the corporation’s constituencies. Omega’s charter does not include such a provision. However, Maryland law also states that the inclusion or absence of such a provision does not create an inference as to what factors may be considered by the board of directors.	With respect to Aviv, under Maryland law, the charter may include a provision permitting the directors, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition on the corporation's stockholders, employees, customers, creditors, suppliers and communities in which offices or other establishments of the corporation are located. Accordingly, directors may reject an offer because of the effect that the acquisition would have on non-stockholder constituencies or accept a lower priced offer that the directors believe is more favorable to all of the corporation's constituencies. Aviv’s charter does not include such a provision. However, Maryland law also states that the inclusion or absence of such a provision does not create an inference as to what factors may be considered by the board of directors.

STOCKHOLDER PROPOSALS
Omega 2015 Annual Meeting of Stockholders and Stockholder Proposals
Proposals of Omega stockholders intended to be presented at the 2015 annual meeting of Omega stockholders were required to be received by Omega by January 1, 2015 for inclusion in its proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, Omega will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
If an Omega stockholder wishes to present a proposal at Omega’s annual meeting or to nominate one or more directors and the proposal is not intended to be included in Omega’s proxy statement related to that meeting, the stockholder must give advance written notice to Omega prior to the deadline for such meeting determined in accordance with Omega’s bylaws, which are attached as Exhibit 3.1 to Omega’s Form 8-K filed with the SEC on April 20, 2011. In general, Omega’s bylaws provide such notice should be addressed to Omega’s secretary and be received at its principal executive office no fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of Omega’s 2015 annual meeting of stockholders, such notice must be received not later than March 14, 2015 nor earlier than February 12, 2015. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Omega’s bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such notice the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.
Aviv 2015 Annual Meeting of Stockholders and Stockholder Proposals
Aviv does not expect to hold an annual meeting if the merger is completed, but if it does, proposals of Aviv stockholders intended to be presented at the 2015 annual meeting of Aviv stockholders were required to be received by Aviv by December 16, 2014 for inclusion in its proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, Aviv will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
Aviv’s bylaws currently provide that, in order for a stockholder to nominate a candidate for election as a director or a stockholder to propose other business to be presented at its 2015 annual meeting of stockholders, other than a stockholder proposal included in Aviv’s proxy statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to its Secretary at its executive office not earlier than November 16, 2014 and no later than 5:00 p.m., Central time, on December 16, 2014, except that, if the 2015 annual meeting of Aviv’s stockholders is originally scheduled for a date that is before April 27, 2015 or after June 26, 2015, notice must be delivered no earlier than the 150th day prior to the 2015 annual meeting of Aviv stockholders and not later than 5:00 p.m., Central time on the later of the 120th day prior to the 2015 annual meeting of stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2015 annual meeting of stockholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois, 60606, Attention: Samuel H. Kovitz, Executive Vice President, General Counsel and Secretary.

LEGAL MATTERS
Bryan Cave LLP, Atlanta, Georgia, will issue an opinion as to the validity of the shares of Omega common stock to be issued in the merger. Certain United States federal income tax consequences relating to the merger will be passed upon for Omega by Bryan Cave LLP and for Aviv by Sidley Austin LLP.

EXPERTS
The consolidated financial statements of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of Omega Healthcare Investors Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership appearing in Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The historical statement of revenue of certain properties of Diamond Senior Living, LLC appearing in Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership’s Current Report (Form 8-K) for the year ended December 31,2013 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such historical statement of revenue is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Omega and Aviv file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Omega and Aviv, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult Omega or Aviv’s website for more information concerning the merger described in this joint proxy statement/prospectus. Omega’s website is www.omegahealthcare.com. Aviv’s website is www.avivreit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Omega has filed this registration statement on Form S-4 to register with the SEC the shares of Omega common stock to be issued to Aviv stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Omega, in addition to being a proxy statement of Omega for its special meeting and of Aviv for its special meeting. This registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Omega and Aviv. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Omega stockholders and Aviv stockholders can find in this registration statement or the exhibits to this registration statement.
In addition, the SEC allows Omega and Aviv to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Omega has previously filed with the SEC; provided, however, that Omega is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Omega, its financial condition or other matters.
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Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, June 30, 2014 and September 30, 2014.

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Current Reports on Form 8-K, filed on January 3, 2014, March 11, 2014, June 16, 2014, July 2, 2014, September 8, 2014, September 11, 2014, October 10, 2014, October 17, 2014 and November 5, 2014 (other than documents or portions of those documents not deemed to be filed).

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Proxy Statement for Omega’s 2014 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 29, 2014, as amended.

In addition, Omega incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the merger. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Omega by requesting them in writing or by telephone at the following address:
Investor Relations
Mr. Thomas H. Peterson
200 International Circle
Suite 3500
Hunt Valley, Maryland 21030
Telephone: (410) 427-1700
These documents are available from Omega without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that Aviv has previously filed with the SEC; provided, however, that Aviv is not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Aviv, its financial condition or other matters.
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Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, June 30, 2014 and September 30, 2014.

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Current Reports on Form 8-K, filed on January 30, 2014, April 11, 2014, May 16, 2014, May 30, 2014, September 25, 2014, October 31, 2014, November 5, 2014, November 5, 2014 and December 23, 2014 (other than documents or portions of those documents not deemed to be filed).

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Proxy Statement for Aviv’s 2014 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 15, 2014, as amended.

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The description of Aviv common stock contained in Aviv’s Form 8-A filed with the SEC on March 18, 2013.

In addition, Aviv incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Aviv special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Aviv will provide you with copies of these documents, without charge, upon written or oral request to:
Aviv REIT, Inc.
Attn: Investor Relations
303 W. Madison Street
Suite 2400
Chicago, Illinois 60606
Telephone: (312) 855-0930
These documents are available from Aviv without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

If you are a stockholder of Omega or a stockholder of Aviv and would like to request documents, please do so by            , 2015, to receive them before the Omega special meeting and the Aviv special meeting. If you request any documents from Omega or Aviv, Omega or Aviv, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Omega or Aviv receives your request.
This document is a prospectus of Omega and is a joint proxy statement of Omega and Aviv for the Omega special meeting and the Aviv special meeting. Neither Omega nor Aviv has authorized anyone to give any information or make any representation about the merger or Omega or Aviv that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Omega or Aviv has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and among
OMEGA HEALTHCARE INVESTORS, INC.,
OHI HEALTHCARE PROPERTIES HOLDCO, INC.,
OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, L.P.,
AVIV REIT, INC.
and
AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
dated as of
October 30, 2014

Page
Section 9.12 Waiver of Jury Trial	A-84
Section 9.13 Assignment	A-84
Section 9.14 Enforcement; Remedies	A-84

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 30, 2014, is by and among Omega Healthcare Investors, Inc., a Maryland corporation (“Parent”), OHI Healthcare Properties Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), OHI Healthcare Properties Limited Partnership, L.P., a Delaware limited partnership, the sole general partner of which is Parent and the sole limited partner of which is Merger Sub (the “Parent Partnership”), Aviv REIT, Inc., a Maryland corporation (the “Company”), and Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Company Operating Partnership”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub, the Company and the Company Operating Partnership are each individually referred to herein as a “Party” and collectively as the “Parties”.
Recitals
WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes;
WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes;
WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and the Maryland General Corporation Law, as amended from time to time (as amended, the “MGCL”);
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has approved this Agreement and the Merger, and has further determined and declared that the Merger is advisable and in the best interests of the Company;
WHEREAS, the Company Board of Directors has (a) declared the Merger advisable, (b) directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders, and (c) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has approved this Agreement, the Merger and the Share Issuance and the Parent Charter Amendments, and has further determined and declared that the Merger, the Share Issuance and the Parent Charter Amendments are advisable and in the best interests of Parent;
WHEREAS, the Parent Board of Directors has (a) authorized the issuance of shares of common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”) in connection with the Merger as described herein (the “Share Issuance”) and directed that such issuance be submitted for consideration at a meeting of Parent’s stockholders, (b) declared that each of  (i) an amendment to the Parent’s charter to increase, by up to 150,000,000 shares, the total number of shares of Parent Common Stock that Parent is authorized to issue (the “Parent Stock Charter Amendment”) and (ii) an amendment to the Parent’s charter to provide that directors of Parent elected following the effective date thereof shall be elected and serve for terms ending at the first annual meeting of stockholders after their election and when their successors are duly elected and qualify (the “Parent Declassification Charter Amendment” and, together with the Parent Stock Charter Amendment, the “Parent Charter Amendments”), and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the Share Issuance and the Parent Charter Amendments, and to include such recommendation in the Joint Proxy Statement (the “Parent Board Recommendation”);
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger;

WHEREAS, Parent, as the sole general partner of the Parent Partnership, has approved this Agreement, the Parent Partnership Restructuring and the Partnership Combination and further has deemed it advisable and in the best interests of the Parent Partnership to enter into this Agreement and to consummate the Parent Partnership Restructuring and the Partnership Combination;
WHEREAS, the Company, as the sole general partner of the Company Operating Partnership, has approved this Agreement and the Partnership Combination, and further has deemed it advisable and in the best interests of the Company Operating Partnership to enter into this Agreement and to consummate the Partnership Combination;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;
WHEREAS, LG Aviv L.P. and Parent have executed a voting agreement (the “Voting Agreement”) dated as of the date hereof in connection with the Company Stockholder Approval; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.
Agreement
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
AGREEMENT — THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the MGCL, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL and the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Merger Sub and the Company, and all of the claims, obligations, liabilities, debts and duties of the Merger Sub and the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the Atlanta, Georgia offices of Bryan Cave LLP, on the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature, including Section 7.1(e), are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent, provided that (i) the Closing shall be delayed as provided in Section 6.19(d) to the extent applicable and (ii) if the Closing would otherwise occur on a date that is within thirty (30) days prior to the end of Parent’s then current fiscal quarter, Parent may elect to defer the Closing to the first (1st) business day after the end of such fiscal quarter of Parent, subject to the Company’s consent, which shall not be unreasonably withheld, conditioned or delayed. The date on which the Closing actually takes place is referred to as the “Closing Date.”
Section 1.3 Effective Time. On the Closing Date, the Company, Parent and Merger Sub shall (a) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (b) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware ( the “Delaware

Secretary”) in accordance with the DGCL and (c) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL or the MGCL in connection with the Merger. The Merger shall become effective at such time as both (a) the Articles of Merger are accepted for record by the SDAT and (b) the Certificate of Merger is duly filed with the Delaware Secretary, or on such other date and time (not to exceed five (5) business days after the later of  (x) the date the Articles of Merger are accepted for record by the SDAT and (y) the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”).
Section 1.4 Governing Documents. At the Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time in form mutually agreed to by the Company and Parent, shall be the certificate of incorporation and bylaws of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such charter and bylaws.
Section 1.5 Directors and Officers of the Surviving Entity. The directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be and become the directors and officers of the Surviving Entity as of the Merger Effective Time.
Section 1.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.
Section 1.7 Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Surviving Entity may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1 Treatment of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:
(a) Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares to be cancelled in accordance with this paragraph (a)) shall be exchanged for the right to receive nine-tenths (0.90) of a duly authorized, fully paid, non-assessable and validly issued share of Parent Common Stock, subject to adjustment as provided in Section 2.1(c) (such ratio, the “Exchange Ratio,” and all such shares, the “Merger Consideration”); provided, however, that each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time that is held by the Company or any wholly-owned Company Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. From and after the Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive Parent Common Stock in exchange therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, for which such shares of Company Common Stock have the right to be exchanged pursuant to this Section 2.1 (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).
(b) Treatment of Merger Sub Stock. All shares of stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as shares of capital stock of the Surviving Entity.

(c) Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.
Section 2.2 Payment for Securities; Surrender of Certificates.
(a) Exchange Fund. Prior to the Merger Effective Time, Parent shall designate an exchange agent in connection with the Merger (the “Exchange Agent”). Prior to the Merger Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.1(a) equal to the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.1 (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock and the Surviving Entity (in the case of the Surviving Entity, solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)). In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 2.2(f), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the shares of Parent Common Stock for which shares of Company Common Stock are to be exchanged, including any Fractional Share Consideration and any amounts payable in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of one (1) year after the Merger Effective Time or the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.1 and aggregate Fractional Share Consideration has been paid in full; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a) shall be promptly paid to the Surviving Entity.
(b) Procedures for Surrender. Promptly after the Merger Effective Time (but in no event later than five (5) business days after the Merger Effective Time), Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Company Shares (the “Certificates”), or uncertificated Company Shares (“Book-Entry Shares”), and in each case whose Company Shares were exchanged pursuant to Section 2.1 for the right to receive shares of Parent Common Stock, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of shares of Parent Common Stock for which such Company Shares are to be exchanged, including, any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry

Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) the shares of Parent Common Stock for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article II (rounded down to the nearest whole share), (B) a check or wire transfer representing any Fractional Share Consideration that such holder of a Certificate or Book-Entry Share has the right to receive pursuant to the provisions of Section 2.6, and (C) any amounts that such holder of a Certificate or Book-Entry Share has the right to receive in respect of dividends or other distributions in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share. The amounts due pursuant to clauses (A), (B) and (C) shall be mailed to such holder (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of the Merger Effective Time or the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall at any time after the Merger Effective Time represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions in accordance with Section 2.2(f), without interest thereon. Shares of Parent Common Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of Company Common Stock shall be in uncertificated book-entry form.
(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Parent and the Exchange Agent, and if required by the Surviving Entity or the Exchange Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Parent or the Exchange Agent as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions in accordance with Section 2.2(f).
(f) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to such surrender, previously paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
Section 2.3 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
Section 2.4 Treatment of Company Equity Awards.
(a) Stock Options and Restricted Stock. Each option to acquire Company Common Stock (each, a “Company Stock Option”) and restricted stock award with respect to Company Common Stock (“Restricted Company Shares”) granted before the Closing Date under Company Equity Plans to an employee or a non-employee director (each a “Participant”) that is in effect as of the Closing Date shall remain in effect until such Company Stock Option or Restricted Company Share award expires, is terminated, is forfeited or settled in accordance with the terms of the Company Equity Plans or underlying award agreement governing such Company Stock Option or Restricted Company Shares; provided, however, that upon and following the Merger Effective Time, (i) such Company Stock Option or Restricted Company Shares shall cease to be exercisable for or relate to shares of Company Common Stock, but instead shall be exercisable for or relate to a number of shares of Parent Common Stock (rounded down to the closest whole share) equal to nine-tenths (0.90) of a share of Parent Common Stock, subject to adjustment as provided in Section 2.1(c), multiplied by the number of shares of Company Common Stock as to which the Company Stock Option or Restricted Company Shares related immediately before the Merger Effective Time, (ii) Restricted Company Shares for any individual who is a non-employee director of the Company immediately prior to the Merger Effective Time shall be 100% vested, and (iii) the exercise price per share of each Company Stock Option shall be equal to the exercise price per share of Company Common Stock immediately before the Effective Time divided by the Exchange Ratio, rounded down to the closest whole cent.
(b) Performance-based Restricted Stock Units. All performance–based restricted stock units relating to Company Common Stock (“Company PSUs”) granted before the Closing Date under Company Equity Plans that remain in place for Participants employed or engaged by the Company as of the Closing Date shall be deemed to be vested and earned as of the Closing Date to the extent the applicable performance goals have been achieved as of  (i) December 31, 2014 with respect to awards with performance periods that started before December 31, 2014, or (ii) the Closing Date with respect to awards with performance periods that started upon or after December 31, 2014, in each case rather than at the end of the applicable performance period determined in accordance with the pre-existing award agreement, but shall cease to be payable in shares of Company Common Stock, but instead shall be payable on the Closing Date for a number of shares of Parent Common Stock (rounded down to the closest whole share) determined by multiplying the Exchange Ratio by the number of shares of Company Common Stock subject to the vested portion of the Company PSUs.
(c) Class I Units. Each Class I unit of LG Aviv LP held by each holder of an option to acquire Company Common Stock shall remain in place while the option remains outstanding and shall be cancelled upon the cancellation, forfeiture, termination or settlement of the option in accordance with the terms of the operating agreement of LG Aviv LP.
(d) Time-Based Restricted Stock Units. All time-based restricted stock units relating to Company Common Stock (“Company RSUs” and, together with the Restricted Company Shares, Company Stock Options and Company PSUs, the “Company Equity Awards”) granted before the Closing Date under Company Equity Plans to a Participant who (i) ceases to be employed or engaged by the Company or a Company Subsidiary as of the Closing Date and does not continue to be employed or engaged by Parent or a Parent Subsidiary immediately following the Closing Date and that has not before the Closing Date expired or been cancelled, forfeited, terminated or settled shall be 100% vested as of the Closing Date and shall be cancelled by the Company as of the Closing Date; provided, however, that such Company RSUs shall cease to be payable in shares of Company Common Stock, but instead shall be payable on the Closing Date for a number of shares of Parent Common Stock (rounded down to the closest whole share) determined by multiplying the Exchange Ratio by the number of shares of Company Common Stock subject to the Company RSUs, or (ii) is employed or engaged by the Company or a Company Subsidiary as of the Closing Date and continues to be employed or engaged by Parent or a Parent Subsidiary immediately following the Closing Date shall remain in effect until such Company RSUs expire, are terminated, are forfeited or are settled in accordance with the terms of the Company Equity Plans or the underlying award agreements governing such awards; provided, however, that upon and following the Merger Effective Time, such Company RSUs shall cease to be payable when due in shares of Company Common Stock, but instead shall be payable when due in a number of shares of Parent Common Stock (rounded down to the closest whole share) equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock as to which the Company RSUs related immediately before the Merger Effective Time.
(e) No Accelerated Vesting. Except as (i) required pursuant to Section 5.3(iii) of the Employment Agreement between Aviv Asset Management, L.L.C. and Mark Wetzel effective November 8, 2013, (ii) provided in any written agreement between a Participant and the Company with respect to which Parent has given its written consent, (iii) provided in any written agreement between a Participant and the Parent, (iv) provided in the change in control severance agreements and transition agreements approved for the employees listed in Schedule 5.1(b)(xvii) to the Company Disclosure Schedule, or (v) as otherwise provided in this Section 2.4, there shall be no acceleration of vesting of any awards granted under the Company Equity Plans before the Closing Date as a result of the Closing or any Participant’s termination of employment or service. All Company RSUs described in Section 2.4(d)(ii) that are in effect as of the Closing Date for any Participant who is employed or engaged by the Company or a Company Subsidiary as of the Closing Date and continues to be employed or engaged by Parent or a Parent Subsidiary immediately following the Closing Date shall, if such award has not previously expired, vest 100% if the employment or service of the Participant is terminated by Parent without Cause before the first anniversary of the Closing Date. For purposes of this Section 2.4(e), “Cause” means the occurrence of any of the following events: (i) refusal or failure by the employee to follow a lawful direction of the Chief Executive Officer of Parent or other employee of Parent or a Parent Subsidiary who is the employee’s supervisor or failure to perform any material duties of employment, in each case as reasonably determined by Parent and after written notice of such failure is provided to the Participant (excluding any failure, other than repeated failures, which is remedied by the Participant within ten days after written notice of such failure); (ii) willful misconduct or willful disregard by the Participant of his duties or with respect to the interest or material property of Parent or a Parent Subsidiary; (iii) disclosure by the employee to an unauthorized person of confidential or proprietary information of the Company or Parent or any of their affiliates; (iv) any act by the Participant of fraud against, misappropriation from, or significant dishonesty to either the Company or Parent or an affiliate of either; (v) commission by the Participant of a felony or a misdemeanor involving moral turpitude, in either case as reasonably determined by Parent; or (vi) a material breach of any agreement between the Participant and Parent or one of its affiliates by the Participant, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to Participant and Participant shall have the opportunity to cure such breach within ten days after written notice of such breach, provided that such breach is, in the reasonable opinion of Parent, susceptible to a cure.
(f) Effectuation of this Section. Before the Merger Effective Time, (i) the Company and Parent shall take all actions necessary to effectuate the requirements of this Section 2.4, (ii) the Company shall take all actions necessary to ensure that, except as set forth in this Section 2.4, no Participant has any rights with respect to the Company Equity Plans that are inconsistent with this Section 2.4, and (iii) the Company shall cause any other awards, if any, not described in this Section 2.4 under the Company Equity Plans to be cancelled without any payment therefor. As of the Merger Effective Time, Parent shall assume the Company Equity Plans that related to Company Common Stock as to which any obligation remains outstanding or with respect to which shares remain available for issuance.
Section 2.5 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.
Section 2.6 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Merger Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Merger Effective Time.
Section 2.7 Treatment of Company OP Units. In connection with the Partnership Combination contemplated by Section 6.16, following the Partnership Combination Effective Time, the Company Operating Partnership shall distribute to the holders of Company OP Units in existence immediately prior to the Partnership Combination Effective Time, the Parent Partnership Units issued to the Company Operating Partnership in connection with the Partnership Combination. If requested by Parent no less than five (5) business days before the Closing Date, the Company shall cause such distribution to be declared and issued prior to the Merger Effective Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND COMPANY OPERATING PARTNERSHIP
The following representations and warranties by the Company and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (a) in the Company SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof  (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty, and (ii) other than matters required to be disclosed for purposes of Section 3.1, Section 3.2 and Section 3.8(b), which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Company Disclosure Letter), and (b) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. The following representations are made by the Company and the Company Operating Partnership on a joint and several basis. The Representations and Warranties of the Company and the Company Operating Partnership set forth in this Article III are given without giving effect to any of the transactions contemplated by the Partnership Combination (For example, for purposes of the following representations and warranties, at the Merger Effective Time, the Company will be deemed to be the owner of the Company Properties and Company Subsidiaries in existence immediately prior to the Partnership Combination Effective Time).
Section 3.1 Organization and Qualification; Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Merger Sub, prior to the execution of this Agreement, true and complete copies of any amendments or supplements to the Company Governing Documents and the Company Operating Partnership Agreement not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents in all material respects. The Company Operating Partnership is in compliance with the terms of the Company Operating Partnership Agreement in all material respects. True and complete copies of the Company’s and the Company Operating Partnership’s minute books and other corporate and partnership records, as applicable, have been made available by the Company to the Parent.
(b) Section 3.1(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”) and each other corporate or non-corporate subsidiary in which the Company owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Company Subsidiary”), together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary and each Other Company Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by the Company in and to each Company Subsidiary and each Other Company Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and each Other Company Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary and each Other Company Subsidiary.
(c) Each Company Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(d) Except as set forth in Section 3.1(d) of the Company Disclosure Letter and excluding for the avoidance of doubt loans otherwise identified in the Company Disclosure Letter (which loans are not convertible into equity) to operators of Company Property, as of the date hereof, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries or Other Company Subsidiaries) in the aggregate in excess of  $5 million in fair market value.

(e) Section 3.1(e) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”), a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of  (i) 300,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on October 29, 2014, and, subject to any changes permitted in accordance with Section 5.1, at the Closing Date, (A) 47,252,341 shares of Company Common Stock were issued and outstanding (which includes 31,500 Restricted Company Shares), (B) no shares of Preferred Stock were issued or outstanding, (C) 1,637,772 shares of Company Common Stock were authorized for issuance in connection with future grants of awards under the Company Equity Plans, (D) 5,695,671 shares of Company Common Stock were subject to outstanding Company Stock Options, (E) 169,093 shares of Company Common Stock were subject to outstanding Company PSUs (assuming performance targets associated with such Company PSUs will be met at 100% of the applicable target level) and (F) 161,635 shares of Company Common Stock were subject to outstanding Company RSUs. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 3.2, as of the date hereof there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth for each holder of Company Equity Awards outstanding as of October 29, 2014 (1) the name of such holder (2) the number of such Company Equity Awards held by such holder, (3) the date of grant of such Company Equity Awards, and (4) the vesting schedule for such Company Equity Awards. Except as set forth above and except for the Company OP Units held by limited partners of the Company Operating Partnership, as of the date hereof there are no (x) options, warrants, calls or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-based compensation awards, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Company Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person. Prior to the Closing (and as close to the Closing as reasonably practicable), the Company will provide to Parent a list that contains the information required to be provided in Section 3.2(a) of the Company Disclosure Letter, that is correct and complete as of the date such list is provided.
(b) There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary.
(c) The Company Operating Partnership or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Company Equity Interests in any Company Subsidiary (including the Company Operating Partnership).
(d) Section 3.2(d) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Company Operating Partnership, together with the number of Company OP Units held by each such partner in the Company Operating Partnership. Other than the Company OP Units owned by the limited partners of the Company Operating Partnership set forth in Section 3.2(d) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company OP Units of the Company Operating Partnership, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or the Company Operating Partnership Agreement), and all Company OP Units have been duly authorized and validly issued and are free of preemptive rights. As of the date hereof, there is no capital stock or other Company Equity Interests of the Company Operating Partnership issued and outstanding other than such Company OP Units listed in Section 3.2(d) of the Company Disclosure Letter.
(e) All dividends or other distributions on the shares of Company Common Stock, Preferred Stock and Company Equity Interests and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 3.3 Authorization; Validity of Agreement; Company Action.
(a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of the Merger and the other Transactions by the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and the due filing of the Certificate of Merger with the Delaware Secretary. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Company Operating Partnership, Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The representations and warranties set forth in this Section 3.3(a) are not made with respect to the Financing.
(b) The Company Operating Partnership has full partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the general partner of the Company Operating Partnership and no other action on the part of the Company Operating Partnership, pursuant to the DRULPA or otherwise, is necessary to authorize the execution and delivery by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due and valid authorization, execution and delivery hereof by the Company, Parent and Merger Sub, is a valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The representations and warranties set forth in this Section 3.3(b) are not made with respect to the Financing.
(c) No consent from the holder of any Company OP Unit, other than the Company in its capacity as general partner, is required for the Company or the Company Operating Partnership to enter into this Agreement or the consummation of the Merger or the other Transactions.
Section 3.4 Board Approvals.
(a) The Company Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions, (iii) directed that the Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (iv) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement.
(b) The general partner of the Company Operating Partnership has (i) determined that this Agreement and the Transactions are advisable, and in the best interests of the Company Operating Partnership, and (ii) duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger and the Transactions.
Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Transactions, the execution and delivery of the Voting Agreement or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents, the comparable organizational or governing documents of any Company Subsidiary or the Company Operating Partnership Agreement, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the DGCL or the MGCL in connection with the Merger, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Company Lease, (d) violate any Order or Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties, assets or operations, or (e) result in the creation or imposition of any Lien (other than a Company Permitted Lien) on any asset of the Company or any of the Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.5 are not made with respect to the Financing.
Section 3.6 Company SEC Documents and Company Financial Statements.
(a) The Company and the Company Operating Partnership (collectively, the “Company Registrants”) have filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including March 18, 2013 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by the Company Registrants with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (and the date of their most recent amendment, supplement or modification as filed with the SEC), the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, or with respect to Company SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company Registrants included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (B) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (D) fairly present, in all material respects, the financial position and the results of operations, stockholder’s equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. No Company Subsidiary, other than the Company Operating Partnership, is separately subject to the periodic reporting requirements of the Exchange Act.
(b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and neither the Company nor the Company Operating Partnership has received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved. None of the Company SEC Documents is the subject of any confidential treatment request by the Company or the Company Operating Partnership.
Section 3.7 Internal Controls; Sarbanes-Oxley Act; Improper Payments.
(a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since March 18, 2013, (A) the Company have designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (B) to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (C) to the knowledge of the Company, the principal executive officer and principal financial officer of the Company have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in the Company’s internal controls over financial reporting, and the Company has made available to Parent copies of any material written materials relating to the foregoing. Since January 1, 2011, neither the Company nor any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).
(b) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 3.8 Absence of Certain Changes.
(a) Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Company and the Company Operating Partnership have conducted, in all material respects, their business in the ordinary course consistent with past practice.
(b) Since January 1, 2014, no Effects have occurred, which have had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.9 No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against or provided for on the Company Financial Statements, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clause (a), (b) or (c), has had, or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective property, or, to the knowledge of the Company, any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than, in each of the foregoing cases, as have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, notwithstanding the date limitation in this sentence, any such Legal Proceeding or investigation commenced after the date of this Agreement may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 3.8(b)). Neither the Company nor any Company Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.11 Labor and Other Employment Matters; Employee Benefit Plans.
(a) Except as disclosed in Section 3.11 of the Company Disclosure Letter,
(i) neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;
(ii) neither the Company nor any Company Subsidiary is the subject of any Legal Proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment or any other matter;
(iii) no strike or work stoppage involving the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing;
(iv) no complaint, charge or Legal Proceeding by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees or relating to its employees or employment practices (including charges of unfair labor practices) or working conditions is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary;
(v) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;
(vi) no labor organization or group of employees of the Company or any Company Subsidiary has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;
(vii) the Company and each Company Subsidiary is in material compliance with all applicable Laws relating to the employees and the engagement of leased employees, consultants and independent contractors, including all Laws regarding discrimination, harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation and employment practices; and
(viii) the Company and each Company Subsidiary has complied in all material respects with the Worker Adjustment and Retraining Notification Act and any similar statutes, where applicable.
(b) Section 3.11(b) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary or their respective ERISA Affiliates (the “Company Benefit Plans”). Other than the Company Benefit Plans, neither the Company, any Company Subsidiaries nor any of their respective ERISA Affiliates (i) has, or is required to have, any Benefit Plans or (ii) has ever been required to maintain, sponsor or contribute to any Benefit Plans.
(c) Section 3.11(c) of the Company Disclosure Letter sets forth a correct and complete list of the employees of the Company and the employees of the Company Subsidiaries as of the date hereof, and the compensation of each employee as of the date hereof has separately been disclosed to Parent in writing.

(d) With respect to each Company Benefit Plan, the Company has made available correct and complete copies of  (i) where the Company Benefit Plan has been reduced to writing, the plan document and all amendments, (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, and investment advisory agreements relating to any Company Benefit Plan, (iv) the most recent summary plan description and, where applicable, summaries of material modifications for each Company Benefit Plan (or other written explanation provided to employees in the case of a Company Benefit Plan for which such summary plan description is not required), (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS), (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Form 5500 and summary annual report, with schedules and financial statements attached, (vii) actuarial valuations and reports for the most recently completed plan year, and (viii) copies of all correspondence and filings from within the last three years with the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any controversy, audit, amnesty, voluntary compliance, self-correction or other similar program, and (ix) current fidelity bonds and fiduciary liability insurance policies.
(e) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law.
(f) Neither the execution of this Agreement nor the consummation of the Transactions will, individually or together with the occurrence of any other event, (A) result in the payment by the Company, the Company Subsidiaries or their respective ERISA Affiliates of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (B) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company, the Company Subsidiaries or their respective ERISA Affiliates, (C) limit or restrict the right of the Company, the Company Subsidiaries or their respective ERISA Affiliates to merge, amend or terminate any Company Benefit Plan, or (D) require a “gross-up” or other payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).
(g) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Company Qualified Plan”) has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Company Qualified Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the exempt status of any such trust. During the past seven (7) years, neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, been required to contribute to, has or had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has at any time within the past six (6) years maintained, established, sponsored, participated in or contributed to, or has any liability (whether contingent or otherwise) with respect to any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(h) No Company Benefit Plan provides, and neither the Company and any of its ERISA Affiliates, nor any Company Subsidiary and any of their respective ERISA Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state law (“COBRA”).

(i) The Company and the Company Subsidiaries have not now or, at any time within the past six (6) years, contributed to, sponsored or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(j) The Company, the Company Subsidiaries and their respective ERISA Affiliates have not made any commitment, intention or understanding to create, materially modify or terminate any Company Benefit Plan.
(k) There is no pending or, to the Company’s knowledge, threatened, in writing, action relating to a Company Benefit Plan (other than routine claims for benefits) or under workers’ compensation law, and as of the date hereof, to the knowledge of the Company, no Company Benefit Plan is the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program or the Delinquent Filers Voluntary Correction Program).
(l) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company, the Company Subsidiaries and their respective ERISA Affiliates do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.
Section 3.12 Taxes.
(a) The Company, the Company Operating Partnership and each Company Subsidiary have timely filed or caused to be filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company, the Company Operating Partnership and each Company Subsidiary have timely paid or caused to be paid, or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company, the Operating Partnership and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to Parent. The statute of limitations for the assessment of additional Taxes (or, in the case of the Company Operating Partnership, the adjustment of items of income, expense or other tax attributes used in the determination of an assessment of additional Taxes) with respect to the United States federal income Tax Returns of the Company, the Company Operating Partnership, and each Company Subsidiary have expired for all taxable years ending on or before December 31, 2010.
(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2010 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT and no such challenge is pending or, to the knowledge of the Company, threatened.
(c) (i) There are no current disputes, audits, examinations, investigations or other proceedings pending (or threatened in writing), or claims asserted for or with regard to any material amounts of Taxes or material Tax Returns of the Company, the Company Operating Partnership or any Company Subsidiary (ii) none of the Company, the Company Operating Partnership or any Company Subsidiary have received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of the Company, the Company Operating Partnership or any Company Subsidiary has

been claimed, proposed or assessed, or, to the knowledge of the Company, threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) neither the Company nor any Company Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.
(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither the Company nor any Company Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(f) The Company, the Company Operating Partnership and each Company Subsidiary have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing a material claim against the Company, the Operating Partnership or any Company Subsidiary for any breach of any Company Tax Protection Agreements, and none of the Transactions will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement, other than this Agreement, to which the Company, the Company Operating Partnership or any Company Subsidiary is a party and pursuant to which: (i) any liability to direct or indirect holders of partnership units of the Company Operating Partnership or any other partnership interest in a Company Subsidiary Partnership (a “Relevant Company Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Company Partnership Interest, the Company, the Company Operating Partnership or any Company Subsidiary have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) make (or refrain from making) Tax elections, (E) operate (or refrain from operating) in a particular manner, (F) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (G) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, (H) be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt and/or (I) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.
(h) There are no material Liens for Taxes upon any property or assets of the Company, the Company Operating Partnership or any Company Subsidiary except for Company Permitted Liens.

(i) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company, the Company Operating Partnership or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company, the Company Operating Partnership nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(j) Since the Company’s formation, except as disclosed by Section 6.12(b) of the Company Disclosure Letter (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, nor is the Company or any Company Subsidiary aware of any event, condition, or circumstance that presents a material risk that a material amount of Taxes as described in such sections may be imposed on the Company, the Company Operating Partnership or any Company Subsidiary, and (ii) none of the Company, the Company Operating Partnership or any Company Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.
(k) (i) None of the Company, the Company Operating Partnership or any Company Subsidiary have extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired; and (ii) none of the Company, the Company Operating Partnership or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.
(l) None of the Company, the Company Operating Partnership or any Company Subsidiary have entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and none of the Company, the Company Operating Partnership or any Company Subsidiary is subject to any private letter ruling of the IRS or comparable written ruling of any other Governmental Entity with respect to Taxes.
(m) None of the Company, the Company Operating Partnership or any Company Subsidiary have entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011–4(b)(2).
(n) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax–free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.
(o) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(p) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.
(q) Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
Section 3.13 Contracts.
(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.13(a) of the Company Disclosure Letter sets forth a list of each Contract to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii) obligates the Company or any Company Subsidiary to make (x) non-contingent aggregate annual expenditures (other than principal and/or interest payments, Permitted Development Expenditures, or the deposit of other reserves with respect to debt obligations) in excess of  $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or Company Ground Lease, or (y) Permitted Development Expenditures;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business, in each case that is materially adverse to the Company and the Company Subsidiaries, taken as a whole, except for any (A) Company Lease or Company Ground Lease or (B) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property, which Company Leases, Company Ground Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of the Company or any Company Subsidiary or restricting the conduct of any line of business by the Company or any Company Subsidiary, in each case, solely within a twenty-five (25) mile radius of the applicable Company Property;
(iv) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount greater than $2,000,000;
(v) constitutes a leasehold obligation related to the Corporate Office;
(vi) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of  $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes, where the termination or settlement amount that would be payable by the Company or any Company Subsidiary would be, in the aggregate, in excess of  $1 million;
(viii) sets forth the operational terms of a joint venture, partnership or similar arrangement;
(ix) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to any Company Lease or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of  $1,000,000;
(x) prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary, except for any Company Lease or Company Ground Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property;
(xi) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of  $500,000; or
(xii) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any Company Lease or any Company Ground Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property.
(b) Each Contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each

Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Company Material Contract that would not reasonably be expected to have a Company Material Adverse Effect.
(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.
Section 3.14 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 3.15 Environmental Matters. The Company and each Company Subsidiary are, and have been since January 1, 2009, in compliance with all Environmental Laws, except for such non-compliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, the aggregate outstanding liability of the Company and its Subsidiaries with respect to any violations of Environmental Laws or the sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Substances does not exceed $25,000,000.
Section 3.16 Intellectual Property. Except as would not have, or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Closing Date and (ii) since January 1, 2012, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary.
Section 3.17 Compliance with Laws; Permits.
(a) (i) Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of the Company and the Company Subsidiaries, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and, to the Company’s knowledge, each Company Operator is, in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Company Properties, (ii) neither the Company nor the Company Subsidiaries or, to the Company’s knowledge, any Company Operator, has received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law relating to the ownership and operation of the Company Properties, and (iii) to the Company’s knowledge, no Legal Proceeding or Order by any Governmental Entity exists or is pending against the Company Properties or any Company Operator, alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Company Properties.
(c) The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or for the Company and the Company Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof  (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Company Permits in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Subsidiary that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.
Section 3.18 Properties.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each real property (and noting whether such real property is) owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by the Company or any Company Subsidiary as of the date hereof other than the Corporate Office (all such real property interests, together with all right, title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date hereof, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by the Company or a Company Subsidiary after the date hereof. Other than as required by any Company Leases, neither the Company nor any Company Subsidiary is (A) obligated to dispose of any material Company Property or (B) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, ground lease or otherwise acquire any Company Property.
(b) The Company or a Company Subsidiary is the legal and beneficial owner of, and has good and insurable freehold or fee simple title or valid leasehold title (as applicable) to, each of the Company Properties, in each case, free and clear of Liens except for Company Permitted Liens. For the purposes of this Agreement, “Company Permitted Liens” means (i) Liens securing any Indebtedness set forth in Section 3.18(b)(i) of the Company Disclosure Letter, (ii) Liens that result from any Laws or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP) or are being contested by a tenant pursuant to, and in compliance with, the procedures set forth in the applicable Company Leases, (iii) Liens arising under any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or other similar agreements or obligations, (iv) any Company Leases, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by the Company or any Company Subsidiary or permitted by any Company Lease, (vi) Liens that are disclosed on any Company Title Insurance Policies or surveys made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to the Company Ground Leases, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), (viii) Liens which will be released or insured over before Closing, (ix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of set off, (x) all public roads and highways, (xi) any purchase money Liens and Liens securing rental payments under capital lease arrangements and Liens incurred in connection with the acquisition of

Company Property, in each case, covering personal property, (xii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the continued use and operation of the applicable Company Property as currently used and operated and (xiii) any other Lien approved by Parent.
(c) Neither the Company nor any Company Subsidiary has received written notice with respect to any Company Properties that, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any such Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have a Company Material Adverse Effect.
(d) Section 3.18(d) of the Company Disclosure Letter sets forth, as of the dates specified therein, (i) the aggregate current monthly rent and (ii) security deposit amounts currently held for each Company Property. Except for discrepancies, errors or omissions that would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 3.18(d) of the Company Disclosure Letter correctly references each Material Company Lease that was in effect as of the dates shown therein and to which the Company or any Company Subsidiary is a party as lessor or sublessor or licensor with respect to each of the applicable Company Properties.
(e) True and complete copies in all material respects of  (i) all material ground and other leases affecting the interest of the Company or any Company Subsidiary in the Company Properties pursuant to which the Company or any Company Subsidiary is lessee or sublessee and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Company Ground Leases”) and (ii) the Company Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease or Company Ground Lease, (B) no tenant under a Company Lease is in monetary default under such Company Lease, and (C) each Company Lease or Company Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); provided, that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under a Company Lease if such monetary breach, violation or default has continued for a period of less than forty-five (45) days or is with respect to an amount less than $50,000.
(f) As of the date hereof, no purchase option has been exercised under any Material Company Lease for which the purchase has not closed prior to the date hereof.
(g) Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary acts as a Company Operator.
(h) The Company and each Company Subsidiary, as applicable, is in possession of, and is the named insured under, title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which would reasonably be expected to have a Company Material Adverse Effect.
(i) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all furniture, fixtures and equipment owned, used or held for use by them as of the date hereof  (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as would not reasonably be expected to have a Company Material Adverse Effect. Section 3.18(i) of the Company Disclosure Letter sets forth as of the date hereof all leased personal property of the Company or any Company Subsidiary with annual lease obligations in excess of  $500,000 and that are not terminable upon thirty (30) days’ notice.
(j) Except as set forth on Section 3.18(j) of the Company Disclosure Letter (the “Permitted Development Expenditures”), none of the Company and the Company Subsidiaries have any obligation pursuant to any Contract with any operator of any Company Property or any of such Person’s Affiliates to expend funds to develop or re-develop any Company Property, or to improve, maintain or repair, or to fund the improvement, maintenance or repair, of any of the Company Properties that in the aggregate are in excess of  $5 million.
(k) There is no pending, or to the Company’s knowledge threatened, appropriation, condemnation or like proceeding or order of all or substantially all of any Company Property (or sale or other disposition of any Company Property in lieu of any condemnation or like action).
Section 3.19 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting or at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied by or on behalf of Parent or Merger Sub.
Section 3.20 Opinion of Financial Advisors. The Company Board of Directors has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisors”), dated October 30, 2014, to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. The Company will make a copy of such opinion available to Parent, for informational purposes only, after receipt of such opinion by the Company Board of Directors, and it is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.
Section 3.21 Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management believes is reasonable and customary for its business. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

Section 3.22 Related Party Agreements. Except as set forth in the Company SEC Documents made through and including the date hereof or as permitted by this Agreement, no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any affiliate (including any past or present officer or director or employee of the Company or the Company Operating Partnership) thereof, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 3.23 Mortgage Backed Securities. Neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.
Section 3.24 Mortgage Loans. Neither the Company nor any Company Subsidiary is the holder of any mortgage loans.
Section 3.25 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisors and the Persons listed on Section 3.25 of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.26 Takeover Statutes. None of the Company or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL or a “Related Person” as defined in the Parent’s charter. The Company Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.
Section 3.27 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock or the Company OP Units with respect to the Merger or the other Transactions.
Section 3.28 Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Merger.
Section 3.29 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of Parent’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Parent’s Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of Parent or Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT, MERGER SUB AND PARENT L.P.
The following representations and warranties by the Parent. Merger Sub and the Parent Partnership are qualified in their entirety by reference to the disclosures (a) in the Parent SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof  (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty, and (ii) other than matters required to be disclosed for purposes of Sections 4.1, 4.2 and 4.8(b), which matters shall only be qualified by specific disclosure in the respective corresponding Section of the Parent Disclosure Letter), and (b) set forth in Parent’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. The following representations are made by Parent, Merger Sub and the Parent Partnership on a joint and several basis. The Representations and Warranties of Parent, Merger Sub and the Parent Partnership set forth in this Article IV are given without giving effect to any of the transactions contemplated by the Partnership Combination (for example, for purposes of the following representations and warranties, at the Merger Effective Time, the Company will be deemed to be the owner of the Company Properties and Company Subsidiaries in existence immediately prior to the Partnership Combination Effective Time).
Section 4.1 Organization and Qualification; Subsidiaries.
(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments or supplements to the Parent Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Parent Governing Documents in all material respects. The Parent Partnership is in compliance with the terms of the Operating Partnership Agreement of the Parent Partnership (the “Parent Operating Partnership Agreement”) in all material respects. True and complete copies of Parent’s and the Parent Partnership’s minute books and other corporate and partnership records, as applicable, have been made available by Parent to the Company.
(b) Each Subsidiary of Parent (each, a “Parent Subsidiary”) (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Capitalization.
(a) The authorized capital stock of Parent consists of  (i) 200,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on October 30, 2014, and, subject to any changes permitted in accordance with Section 5.2, at the Closing Date, (A) 127,427,232 shares of Parent Common Stock were issued and outstanding (which includes 45,303 shares of restricted stock outstanding), and (B) no shares of Parent preferred stock were issued and outstanding. Section 4.2(a) of the Parent Disclosure Letter sets forth all Parent Common Stock authorized for future issuance as of the date hereof. All of the outstanding shares of Parent capital stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.2, there is no other outstanding capital stock of Parent. As of the date hereof, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the equity awards and deferred stock units set forth on Section 4.2(a) of the Parent Disclosure Letter and outstanding as of the date hereof  (the “Parent Equity Awards”), as of the date hereof, there are no (1) options, warrants, calls, profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (2) outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent, any Parent Subsidiary or any other Person.
(b) There are no voting trusts, proxies or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any capital stock of, or other Parent Equity Interest, of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any capital stock or other Parent Equity Interests of Parent. There are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Parent Equity Interests in any Parent Subsidiary.
(c) Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of capital stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(d) Section 4.2(d) of the Parent Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Parent Partnership, together with the number of units of the Parent Partnership (“Parent Partnership Units”) held by each such partner in the Parent Partnership. As of the date hereof, Merger Sub directly owns all of the issued and outstanding limited Parent Partnership Units, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or the Parent Operating Partnership Agreement), and all Parent Partnership Units have been duly authorized and validly issued and are free of preemptive rights. As of the date hereof, there is no capital stock or other Parent Equity Interests of the Parent Partnership issued and outstanding other than such Parent Partnership Units listed on Section 4.2(d) of the Parent Disclosure Letter. All Parent Partnership Units issued in the Partnership Combination shall be duly authorized and validly issued and free of preemptive rights.

(e) All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 4.3 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent and Merger Sub, pursuant to the DGCL, the MGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary and, in the case of the issuance of Parent Common Stock in connection with the Merger, to the receipt of the Parent Stockholder Approval and the filing with, and acceptance for record by the SDAT of Articles of Amendment to the Parent’s charter to effect the Parent Stock Charter Amendment and, in the case of the declassification of the Parent Board of Directors, to the approval of the Parent Declassification Charter Amendment by the affirmative vote of holders of Parent Common Stock entitled to cast at least 80% of the votes entitled to be cast thereon and the filing with, and acceptance for record by, the SDAT of Articles of Amendment to Parent’s charter to effect the Parent Declassification Charter Amendment. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company and the Company Operating Partnership, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 4.4 Board Approvals. The Parent Board of Directors, at a meeting duly called and held, has (a) determined that this Agreement, the Merger and the other Transactions, including the Parent Stock Charter Amendment and the Parent Declassification Charter Amendment, are advisable and in the best interests of Parent, (b) duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions, (c) approved the issuance of shares of Parent Common Stock in the Merger and directed that such issuance and the Parent Stock Charter Amendment and the Parent Declassification Charter Amendment be submitted for consideration at the Parent Stockholder Meeting and (d) subject to Section 5.3(e), resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in the Merger, the Parent Stock Charter Amendment and the Parent Declassification Charter Amendment and to include such recommendation in the Joint Proxy Statement. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger. Parent, as the general partner of the Parent Partnership, has approved this Agreement, the Parent Partnership Reorganization and the Partnership Combination.
Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent, Merger Sub or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL or the MGCL in connection with the Merger and the Parent Charter Amendments, (iii) such filings with the SEC as may be required to be made by Parent, including the Joint Proxy Statement and the Form S-4, (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Parent or any Parent Subsidiary under, or result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, Parent Lease or Parent Mortgage Agreement, (d) violate any Order or Law applicable to Parent, Merger Sub or any Parent Subsidiary or any of their respective properties, assets or operations, or (e) result in the creation or imposition of any Lien (other than a Parent Permitted Lien) on any asset of Parent, Merger Sub or any Parent Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.6 Parent SEC Documents and Parent Financial Statements.
(a) Parent has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification), the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, or with respect to Parent SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (B) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (D) fairly present, in all material respects, the financial position and the results of operations, stockholder’s equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein. No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b) Except as set forth in Section 4.6(b) of the Parent Disclosure Letter, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and the Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved. None of the Parent SEC Documents is the subject of any confidential treatment request by the Parent.
Section 4.7 Internal Controls; Sarbanes-Oxley Act; Improper Payments.
(a) The Parent and the Parent Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2011, (A) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (B) to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in Parent’s periodic reports required under the Exchange Act and (C) to the knowledge of Parent, the principal executive officer and principal financial officer of Parent have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (and made summaries of such disclosures available to the Company) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2011, neither the Parent nor any Parent Subsidiary has made any prohibited loans to any director or executive officer of the Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).
(b) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer or Representative of Parent or any Parent Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Parent nor any Parent Subsidiary has received any written communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 4.8 Absence of Certain Changes.
(a) Except as contemplated by this Agreement or in the Parent SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, Parent has conducted, in all material respects, its business in the ordinary course consistent with past practice.
(b) Since January 1, 2014, no Effects have occurred, which have had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.9 No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against or provided for on the Parent Financial Statements, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clause (a), (b) or (c), has had, or would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.10 Litigation. As of the date hereof, there is no Legal Proceeding pending against (or to Parent’s knowledge, threatened against or naming as a party thereto), the Parent, a Parent Subsidiary, any of the Parent’s or any Parent Subsidiary’s respective property, or any executive officer or director of Parent (in their capacity as such), nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any Parent Subsidiary, other than, in each of the foregoing cases, as have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, despite the date limitation in this sentence, any such Legal Proceeding or investigation commenced after the date of this Agreement may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 4.8(b)). Neither Parent nor any Parent Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Labor and Other Employment Matters; Employee Benefit Plans.
(a) Except as disclosed in Section 4.11 of the Parent Disclosure Letter,
(i) neither the Parent nor the Parent Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;
(ii) neither the Parent nor the Parent Subsidiaries is the subject of any Legal Proceeding asserting that the Parent or any Parent Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment or any other matter;
(iii) no strike or work stoppage involving the Parent or any Parent Subsidiary is pending or, to the knowledge of the Parent, threatened in writing;
(iv) no complaint, charge or Legal Proceeding by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees or relating to its employees or employment practices (including charges of unfair labor practices) or working conditions is pending or, to the knowledge of the Parent, threatened in writing against the Parent or any Parent Subsidiary;
(v) neither the Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;
(vi) no labor organization or group of employees of the Parent or any Parent Subsidiary has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;
(vii) the Parent and each Parent Subsidiary is in material compliance with all applicable Laws relating to the employees and the engagement of leased employees, consultants and independent contractors, including all Laws regarding discrimination, harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation and employment practices; and
(viii) the Parent and each Parent Subsidiary has complied with the Worker Adjustment and Retraining Notification Act and any similar statutes, where applicable.
(b) Each material Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Parent or any Parent Subsidiary or their respective ERISA Affiliates (the “Parent Benefit Plans”) has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law.
(c) Neither the execution of this Agreement nor the consummation of the Transactions will, individually or together with the occurrence of any other event, (A) result in the payment by the Parent, the Parent Subsidiaries or their respective ERISA Affiliates of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (B) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Parent, the Parent Subsidiaries or their respective ERISA Affiliates, (C) limit or restrict the right of the Parent, the Parent Subsidiaries or their respective ERISA Affiliates to merge, amend or terminate any Parent Benefit Plan, or (D) require a “gross-up” or other payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(d) Each Parent Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Parent Qualified Plan”) has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Parent Qualified Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Parent’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the exempt status of any such trust. During the past seven (7) years, neither the Parent, the Parent Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, been required to contribute to, has or had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Parent, the Parent Subsidiaries nor any of their respective ERISA Affiliates has at any time within the past six (6) years maintained, established, sponsored, participated in or contributed to, or has any liability (whether contingent or otherwise) with respect to any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(e) No Parent Benefit Plan provides, and neither the Parent and any of its ERISA Affiliates, nor any Parent Subsidiary and any of their respective ERISA Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by COBRA.
(f) The Parent and the Parent Subsidiaries have not now, or at any time within the past six (6) years contributed to, sponsored or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(g) The Parent, the Parent Subsidiaries and their respective ERISA Affiliates have not made any commitment, intention or understanding to create, materially modify or terminate any Parent Benefit Plan.
(h) There is no pending or, to the Parent’s knowledge, threatened, in writing, action relating to a Parent Benefit Plan (other than routine claims for benefits) or under workers’ compensation law, and as of the date hereof, to the knowledge of Parent, no Parent Benefit Plan is the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program or the Delinquent Filers Voluntary Correction Program).
(i) Each Parent Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Parent, the Parent Subsidiaries and their respective ERISA Affiliates do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.
Section 4.12 Taxes.
(a) Parent and each Parent Subsidiary has timely filed or caused to be filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has timely paid or caused to be paid, or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and the Parent Subsidiaries with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to the Company. Except as set forth on Schedule 4.12(j), the statute of limitations for the assessment of additional Taxes with respect to the United States federal income Tax Returns of the Parent and each Parent Subsidiary have expired for all taxable years ending on or before December 31, 2006.
(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1992 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT and no such challenge is pending or, to the knowledge of Parent, threatened.
(c) Except as disclosed on Section 4.12(c) of the Parent Disclosure Letter (i) there are no current disputes, audits, examinations, investigations or other proceedings pending (or threatened in writing), or claims asserted for or with regard to any material amounts of Taxes or material Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a part of any Legal Proceeding relating to Taxes; (ii) neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) neither Parent nor any Parent Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.
(d) Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither Parent nor any Parent Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(f) Parent and each Parent Subsidiary have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g) There are no material Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.
(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(i) Except as disclosed on Section 4.12(i) of the Parent Disclosure Letter, since Parent’s formation (i) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, nor is Parent or any Parent Subsidiary aware of any event, condition, or circumstance that presents a material risk that a material amount of Taxes as described in such sections may be imposed on the Parent or a Parent Subsidiary, and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or the Parent Subsidiaries.
(j) Except as disclosed on Section 4.12(j) of the Parent Disclosure Letter, (i) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material amount of Tax that has not since expired; and (ii) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(k) Except as disclosed on Section 4.12(k) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither Parent nor any Parent Subsidiary is subject to any private letter ruling of the IRS or comparable written ruling of any other Governmental Entity with respect to Taxes.
(l) Neither Parent nor any Parent Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011–4(b)(2).
(m) Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax–free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.
(n) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any material liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.
(p) Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
Section 4.13 Contracts.
(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any Parent Subsidiary, nor, to Parent’s knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Parent Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Parent Material Contract that would not reasonably be expected to have a Parent Material Adverse Effect.
(b) As used in this Agreement, “Parent Material Contract” means each Contract in effect as of the date hereof to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC or required to be disclosed by Parent in a Current Report on Form 8-K;
(ii) obligates Parent or any Parent Subsidiary to make (x) non-contingent aggregate annual expenditures (other than principal and/or interest payments, development and redevelopment expenses, or the deposit of other reserves with respect to debt obligations) in excess of  $2,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease, Parent Mortgage Agreement or Parent Ground Lease, or (y) non-contingent development or redevelopment expenditures;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent, or which restricts the conduct of any line of business, in each case that is materially adverse to Parent and the Parent Subsidiaries, taken as a whole, except for any

(A) Parent Lease, Parent Mortgage Agreement or Parent Ground Lease or (B) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Property, which Parent Leases, Parent Mortgage Agreements, Parent Ground Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of Parent or any Parent Subsidiary or restricting the conduct of any line of business by Parent or any Parent Subsidiary, in each case, solely within a twenty-five (25) mile radius of the applicable Parent Property;
(iv) constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount greater than $4,000,000;
(v) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of  $2,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes that in the aggregate are in excess of  $2 million;
(vii) sets forth the operational terms of a joint venture, partnership or similar arrangement;
(viii) constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to any Parent Lease, Parent Mortgage Agreement or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease or Parent Mortgage Agreement with respect to the development, construction or equipping of Parent Properties or Parent Mortgage Properties or the funding of improvements to Parent Properties or Parent Mortgage Properties) in an amount in excess of  $2,000,000;
(ix) prohibits the pledging of the capital stock of Parent or any Parent Subsidiary or prohibits the issuance of guarantees by any Parent Subsidiary, except for any Parent Lease or Parent Ground Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Property;
(x) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of  $1,000,000; or
(xi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to Parent and the Parent Subsidiaries, taken as a whole, except, in each case, for any Parent Lease or any Parent Ground Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Parent Property.
Section 4.14 Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 4.15 Environmental Matters. Parent and each Parent Subsidiary are, and have been since January 1, 2009, in compliance with all Environmental Laws, except for such non-compliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To Parent’s knowledge, the aggregate outstanding liability of Parent and its Subsidiaries with respect to any violations of Environmental Laws or the sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Substances does not exceed $25,000,000.
Section 4.16 Intellectual Property. Except as would not have, or would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent or one of Parent Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as conducted prior to the Closing Date and (ii) since January 1, 2012, Parent has not received any written notice relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by Parent or any Parent Subsidiary.

Section 4.17 Compliance with Laws; Permits.
(a) (i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of Parent and the Parent Subsidiaries, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries are, and, to Parent’s knowledge, each Parent Operator is, in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Parent Properties, (ii) neither Parent nor the Parent Subsidiaries or, to Parent’s knowledge, any Parent Operator, has received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law relating to the ownership and operation of the Parent Properties, and (iii) to Parent’s knowledge, no Legal Proceeding or Order by any Governmental Entity exists or is pending against the Parent Properties or any Parent Operator, alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Parent Properties.
(c) Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties or for Parent and the Parent Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Parent SEC Documents filed prior to the date hereof  (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Parent Permits in full force and effect has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(d) Except as would not reasonably be expected to be a Parent Material Adverse Effect, each Parent Subsidiary that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.
Section 4.18 Properties.
(a) Other than as required by any Parent Leases, neither Parent nor any Parent Subsidiary is (A) obligated to dispose of any material Parent Property or (B) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, ground lease or otherwise acquire any Parent Property.
(b) Parent or a Parent Subsidiary is the legal and beneficial owner of, and has good and insurable freehold or fee simple title or valid leasehold title (as applicable) to, each of the Parent Properties, in each case, free and clear of Liens except for Parent Permitted Liens. For the purposes of this Agreement, “Parent Permitted Liens” means (i) Liens securing any Indebtedness set forth in Section 4.18(b)(i) of the Parent Disclosure Letter, (ii) Liens that result from any Laws or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP) or are being contested by a tenant pursuant to, and in compliance with, the procedures set forth in the applicable Parent Leases, (iii) Liens arising under any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations, (iv) any Parent Leases, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by Parent or any Parent Subsidiary or permitted by any Parent Lease, (vi) Liens that are disclosed on any Parent Title Insurance Policies or surveys made available by or on behalf of Parent or any Parent Subsidiary to Parent prior to the date hereof and, with respect to the Parent Ground Leases, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), (viii) Liens which will be released or insured over before Closing, (ix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of set off, (x) all public roads and highways, (xi) any purchase money Liens and Liens securing rental payments under capital lease arrangements incurred in connection with the acquisition of Parent Property, in each case covering personal property, (xii) any non-monetary Liens, limitations, restrictions or title defects that do not materially impair the continued use and operation of the applicable Parent Property as currently used and operated and (xiii) any other Lien approved by the Company.
(c) Neither Parent nor any Parent Subsidiary has received written notice with respect to any Parent Properties that, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any such Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have a Parent Material Adverse Effect.
(d) True and complete copies in all material respects of  (i) all material ground and other leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties pursuant to which Parent or any Parent Subsidiary is lessee or sublessee and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Parent Ground Leases”), (ii) the Parent Leases, and (iii) the Parent Mortgage Agreements, in each case in effect as of the date hereof, have been made available to the Company. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease, Parent Mortgage Agreement, or Parent Ground Lease, (B) no tenant under a Parent Lease is in monetary default under such Parent Lease, nor is any borrower under a Parent Mortgage Agreement in monetary default under such Parent Mortgage Agreement, and (C) each Parent Lease, Parent Mortgage Agreement, or Parent Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); provided, that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under a Parent Lease if such monetary breach, violation or default has continued for a period of less than forty-five (45) days or is with respect to an amount less than $100,000.
(e) Except as set forth on Section 4.18(e) of the Parent Disclosure Letter, as of the date hereof, no purchase option has been exercised under any Material Parent Lease for which the purchase has not closed prior to the date hereof.
(f) Neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary acts as a Parent Operator.
(g) Parent and each Parent Subsidiary, as applicable, is in possession of, and is the named insured under, title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy in the possession of Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which would reasonably be expected to have a Parent Material Adverse Effect.

(h) Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all furniture, fixtures and equipment owned, used or held for use by them as of the date hereof  (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as would not reasonably be expected to have a Parent Material Adverse Effect.
(i) There is no pending, or to Parent’s knowledge, threatened, appropriation, condemnation or the like proceeding or order of all or substantially all of any Parent Property (or sale or other disposition of any Parent Property in lieu of any condemnation or like action).
Section 4.19 Opinion of Financial Advisor. The Parent Board of Directors has received the opinion of the Parent Financial Advisor, dated October 30, 2014, to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Exchange Ratio to be paid by Parent in the Merger is fair from a financial point of view to Parent. The Parent will make a copy of such opinion available to the Company, for informational purposes only, after receipt of such opinion by the Parent Board of Directors, and it is agreed and understood that such opinion may not be relied on by the Company or the Company Subsidiaries.
Section 4.20 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, or at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.
Section 4.21 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
Section 4.22 Insurance. Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as Parent’s management believes is reasonable and customary for its business. Parent or the applicable Parent Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent’s industry.
Section 4.23 Related Party Agreements. Except as set forth in the Parent SEC Documents made through and including the date hereof or as permitted by this Agreement, there are no agreements, arrangements or understandings between Parent or any Parent Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any affiliate (including any past or present officer or director or employee of Parent) thereof, on the other hand (other than those exclusively among Parent and the Parent Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.24 Mortgage Backed Securities. Neither Parent nor any Parent Subsidiary is the owner of or issuer of market mortgage backed securities.
Section 4.25 Mortgage Loans. Except as set forth on Section 4.25 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is the holder of any mortgage loans.
Section 4.26 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.
Section 4.27 Takeover Statutes. None of Parent or any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. The Parent Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and Section 5.2 of the Parent’s charter. No other Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.
Section 4.28 Vote Required. The (a) Parent Stockholder Approval and (b) approval of the Parent Declassification Charter Amendment by the affirmative vote of holders of Parent Common Stock entitled to cast at least 80% of the votes entitled to be cast thereon, are the only votes of the holders of any class or series of shares of stock of Parent necessary to approve the Transactions, including the issuance of Parent Common Stock and the approval of the Parent Stock Charter Amendment and the Parent Declassification Charter Amendment, in connection with the Merger.
Section 4.29 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company’s Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company’s Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of the Company and the Company’s Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Company’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement.
ARTICLE V
 CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1  Conduct of Business by the Company Pending the Closing.
(a) The Company agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except as set forth in Section 5.1 of the Company Disclosure Letter, as expressly permitted by this Agreement (including with respect to the Financing or Partnership Combination), as may be required by Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, employees, tenants and business associates in all material respects, and maintain the status of the Company as a REIT and each Company Subsidiary as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as applicable.
(b) Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Letter, as may be required by Law, as may be expressly permitted by this Agreement, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
(i) amend its charter, bylaws or equivalent organizational documents;
(ii) adjust, split, combine, subdivide or reclassify any shares of capital stock or other Company Equity Interests;
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of the Company or the Company Operating Partnership or other Company Equity Interests, except for (A) the declaration and payment by the Company of quarterly dividends in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs) at a rate not to exceed an annual rate of  $1.44 per share of Company Common Stock (the dividends described in this clause (b)(iii)(A), “Company Permitted Dividends”), (B) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly-owned Company Subsidiary, and (C) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the terms of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, the Company and any Company Subsidiary shall be permitted to make (or increase) dividends or distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law;
(iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Company Equity Interests, except (x) any partnership units of the Company Operating Partnership in accordance with the terms of the agreement of limited partnership of the Company Operating Partnership, (y) shares of capital stock in connection with the surrender of shares of Company Common Stock through the cashless exercise of Company Stock Options and (z) the withholding of shares of Company Common Stock to satisfy the withholding Tax obligations with respect to outstanding Company Equity Awards;
(v) (A) grant any Person any right or option to acquire any Company Equity Interests, (B) issue, deliver or sell any additional capital stock or other Company Equity Interests, or (C) enter into any Contract with respect to the sale, voting, registration or repurchase of any capital stock or other Company Equity Interests; provided, however, that the Company may grant awards under the Company Equity Plans and issue shares of Company Common Stock (x) upon the vesting or exercise of any Company Equity Awards outstanding as of the date hereof or Company Equity Awards permitted to be granted after the date hereof under this Agreement, (y) pursuant to the Company Equity Plans to the extent required under the terms of the Company Equity Plans as in effect as of the date hereof or in accordance with the past practices of the Company in 2014 and 2013 (which includes the condition that the awards will be unvested when granted and made subject to similar vesting conditions) and provided the number of shares of Company Common Stock in the aggregate that may be delivered upon or following vesting may not exceed 150,000 shares of Company Common Stock, and (z) in connection with the redemption or exchange of any Company OP Units in accordance with the terms of the Company Operating Partnership Agreement; provided, further, the Company Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Company as may be reasonably required for the completion of a Company Permitted Acquisition;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any real property, personal property (other than personal property at a total cost of less than $500,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof; provided, however, that any wholly owned Company Subsidiary shall be permitted to acquire real property (via acquisition of the fee interest, leasehold interest or the equity interest in the entity which owns the leasehold interest or the fee interest) in the ordinary course of business consistent with past practice with an aggregate value of up to $50,000,000 upon five (5) business days prior notice to Parent; provided, further, that the failure to provide such notice shall not constitute a breach hereunder (each such acquisition, together with any other acquisitions identified on Section 5.1 of the Company Disclosure Letter, a “Company Permitted Acquisition”);
(vii) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any Company Property or other tangible assets of the Company or any Company Subsidiary, except (A) pledges and encumbrances on Company Property in the ordinary course of business consistent with past practices and that would not be material to any Company Property, and (B) with respect to any tangible property or assets with a net book value of less than $25,000,000 in the aggregate upon five (5) business days prior notice to Parent; provided, however, that the failure to provide such notice shall not constitute a breach hereunder;
(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than Indebtedness of a wholly owned Company Subsidiary that is permitted hereunder), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement) in an aggregate amount not to exceed $50,000,000 upon five (5) business days prior notice to Parent; provided, however, that the failure to provide such notice shall not constitute a breach hereunder, or (B) unsecured, unsubordinated Indebtedness to or among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, which would be permitted under Section 5.1(b)(viii), (B) loans or advances required to be made under any of the existing Company Leases or ground leases affecting the Company Properties, (C) loans or advances to non-affiliate tenants in the ordinary course of business consistent with past practice in connection with capital expenditures for the improvement, maintenance or repair of a Company Property at a capitalization rate to the Company of at least eight percent (8%) or (D) Permitted Development Expenditures;
(x) enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions, provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent in any material respect, (C) as necessary to comply with the terms of this Agreement or (D) in connection with any Permitted Development Expenditures;
(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except (A) in connection with entering into any new lease (or assuming a lease) in the ordinary course of business consistent with past practice in connection with a Company Permitted Acquisition or (B) renewing, modifying or amending any Company Lease in existence on the date hereof  (1) in the ordinary course of business consistent with past practices and (2) where the change (whether an increase or decrease) in the aggregate annual rent payments under any such new lease, when aggregated together with the changes under any other lease with entities affiliated with the tenant, are not greater than $500,000, excluding, in the calculation of such change in rent, any rent increases arising out of landlord funded capital improvements to a Company Property that result in an increase in rent at a capitalization rate of at least eight percent (8%);
(xii) other than with respect to any Security Holder Litigation, which is governed by Section 6.9, waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock or Company OP Units, that in the case of  (A) or (B), (1) requires payment by the Company of an amount in excess of  $100,000 in the aggregate, (2) entails the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries, or (3) imposes any non-monetary relief or an admission of liability or wrong doing;
(xiii) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof concurred with by the Company’s independent auditors) or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof concurred with by the Company’s independent auditors) or in applicable Law, or make any change with respect to accounting policies, unless required by GAAP or the SEC or disclosed in any Company SEC Document filed prior to the date hereof;
(xiv) enter into any new line of business;
(xv) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xvi) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;
(xvii) except as otherwise required pursuant to any written agreement or Benefit Plan as in existence on the date hereof or as otherwise required hereunder, (A) hire or terminate any executive officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of executive officer or director of the Company or any Company Subsidiary, (B) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to the Company’s directors or executive officers, or (C) enter into, amend or adopt any Benefit Plan; provided, however, that the foregoing clauses (A)-(C) shall not restrict the Company or any of its Subsidiaries from (1) awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of the Company by an amount that in the aggregate does not exceed 5% of such officers’ current aggregate annual base salaries, (2) awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than executive officers of the Company by an amount that in the aggregate does not exceed 5% of such employees’ current aggregate annual base salaries and base wages, (3) increasing annual bonus opportunities made in the ordinary course of business consistent with past practice, or (4) entering into or making available to newly hired employees (not including executive officers) or to employees (not including executive officers) in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees (not including executive officers) in similar positions;

(xviii) take or fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of  (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) (A) enter into any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) amend any material Tax Return, (E) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (F) enter into any material closing agreement related to Taxes, or (G) knowingly surrender any right to claim any material Tax refund, or (H) give or request any waiver of a statute of limitation with respect to any material Tax Return, except in each case as reasonably necessary to (1) comply with Law or (2) (x) preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with a Company Permitted Acquisition;
(xxi) amend or modify the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 3.25 of the Company Disclosure Letter, in a manner adverse to the Company, any Company Subsidiary or Parent, or engage other financial advisers in connection with the Transactions;
(xxii) make or commit to make any capital expenditures that are not in respect of Company Properties that are in excess of  $500,000 individually or $2,000,000 in the aggregate;
(xxiii) take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Merger or the other Transactions; or
(xxiv) authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board of Directors, upon advice of counsel to the Company and with prior written notice to Parent, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company proposes to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.
Section 5.2 Conduct of Business by Parent Pending the Closing.
(a) Parent agrees that during the Interim Period, except as set forth in Section 5.2 of the Parent Disclosure Letter, as expressly permitted by this Agreement (including with respect to the Financing or Partnership Combination), as may be required by Law or as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects and maintain the status of Parent as a REIT and each Parent Subsidiary as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as applicable.

(b) Without limiting the generality of the foregoing clause (a), and except as set forth in Section 5.2 of the Parent Disclosure Letter, as permitted by this Agreement, as required by Law or as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:
(i) amend its charter, bylaws or equivalent organizational documents in a manner adverse to the Company;
(ii) adjust, split, combine, subdivide or reclassify any shares of capital stock or other Parent Equity Interests;
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other Parent Equity Interests, except for the declaration and payment by Parent of dividends for the period up to the Closing Date (including the portion of any month in which the Closing occurs) in an aggregate amount not to exceed in respect of Parent Common Stock, (x) 100% of Parent’s Cash Available for Distribution minus (y) the amount of any redemption, purchase or other acquisition of any capital stock of Parent or other Parent Equity Interests effected during the Interim Period (the dividend described in this clause (b)(iii), the “Parent Permitted Dividend”); provided, however, that, notwithstanding anything herein to the contrary, Parent and any Parent Subsidiary shall be permitted to make (or increase) dividends or distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law;
(iv) (A) grant any Person any right or option to acquire any Parent Equity Interests, (B) issue, deliver or sell any additional capital stock or other Parent Equity Interests, or (C) enter into any Contract with respect to the sale, voting or registration of any capital stock or other Parent Equity Interests; provided, however, that Parent may grant awards under the Parent Equity Plan and issue shares of Parent Common Stock (x) upon the vesting or exercise of any Parent Equity Awards outstanding as of the date hereof or Parent Equity Awards permitted to be granted after the date hereof under this Agreement, and (y) pursuant to the Parent Equity Plan to the extent required under the terms of the Parent Equity Plan as in effect as of the date hereof or in accordance with the past practices of Parent; provided, further, the Parent Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Parent as may be reasonably required for the completion of a Parent Permitted Acquisition;
(v) acquire or agree to acquire (including by merger, consolidation or acquisition of stock, equity interests or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof; provided, however, that any wholly owned Parent Subsidiary shall be permitted to acquire real property (via acquisition of the fee interest or the equity interest in the entity which owns the fee interest) in the ordinary course of business consistent with past practice with an aggregate value of up to $100,000,000 (each such acquisition, together with any other acquisitions identified on Section 5.2 of the Parent Disclosure Letter, a “Parent Permitted Acquisition”);
(vi) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any Parent Property or other Parent assets, except (A) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Parent Property, and (B) with respect to any property or assets with a net book value of less than $50,000,000 in the aggregate;
(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness or other debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness under Parent’s existing revolving credit facility in an amount not to exceed $100,000,000, or (B) Indebtedness to or among Parent and the Parent Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans or advances required to be made under any of the existing Parent Leases or ground leases affecting the Parent Properties, (C) loans or advances to non-affiliate tenants or borrowers in the ordinary course of business consistent with past practice in connection with capital expenditures for the improvement, maintenance or repair of Parent Property at a capitalization rate to Parent of at least eight percent (8%) or (D) loans or advances to non-affiliate borrowers in the ordinary course of business that constitute Parent Mortgage Agreements with a principal amount of up to $100,000,000 (any such loan also constituting a Parent Permitted Acquisition);
(ix) enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions, provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent in any material respect or (C) as necessary to comply with the terms of this Agreement;
(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Parent Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Lease), except (A) in connection with entering into any new lease (or assuming a lease) in the ordinary course of business consistent with past practice in connection with entering into a Parent Permitted Acquisition or (B) renewing, modifying or amending any Parent Lease in existence on the date hereof  (1) in the ordinary course of business consistent with past practices or (2) where the change (whether an increase or decrease) in the aggregate annual rent payments under any such new lease, when aggregated together with the changes under any other lease with entities affiliated with the tenant, are not greater than $1,000,000, excluding, in the calculation of such change in rent, any rent increases arising out of landlord funded capital improvements to a Parent Property that result in an increase in rent at a capitalization rate of at least eight percent (8%);
(xi) waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against Parent or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Parent Common Stock, that in the case of  (A) or (B), (1) requires payment by Parent of an amount in excess of  $1,000,000 in the aggregate, (2) entails the incurrence of any obligation or liability of Parent in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of Parent or its Subsidiaries, or (3) imposes any material non-monetary relief or an admission of material liability or wrong doing;
(xii) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof concurred with by Parent’s independent auditors) or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof concurred with by Parent’s independent auditors) or in applicable Law, or make any change with respect to accounting policies, unless required by GAAP or the SEC or disclosed in any Parent SEC Document filed prior to the date hereof;
(xiii) enter into any new line of business;
(xiv) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xv) except as otherwise required pursuant to any written agreement or Benefit Plan as in existence on the date hereof or as otherwise required hereunder, (A) hire or terminate any executive officer or director of Parent or any Parent Subsidiary or promote or appoint any Person to a position of executive officer or director of Parent or any Parent Subsidiary, (B) increase, or accelerate the vesting or payment of, compensation or other benefits payable or provided to Parent’s directors or executive officers, or (C) enter into, amend or adopt any Benefit Plan; provided however, that the foregoing clauses (A)-(C) shall not restrict Parent or any of its Subsidiaries from (1) awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of Parent by an amount that in the aggregate does not exceed 5% of such officers’ current aggregate annual base salaries, (2) awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than executive officers of Parent by an amount that in the aggregate does not exceed 5% of such employees’ current aggregate annual base salaries and base wages, (3) increasing annual bonus opportunities made in the ordinary course of business consistent with past practice, or (4) entering into or making available to newly hired employees (not including executive officers) or to employees (not including executive officers) in the context of promotions based on job performance or workplace requirements, including replacement of an open position, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees (not including executive officers) in similar positions;
(xvi) take or fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of  (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvii) except as set forth in Section 5.2 of the Parent Disclosure Letter, (A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any material Tax Return, except in each case as reasonably necessary to (1) comply with Law or (2) (x) preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xviii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with a Company Permitted Acquisition or the Parent Partnership Restructuring;
(xix) make or commit to make any capital expenditures that are not in respect of Parent Properties that are in excess of  $1,000,000 individually or $4,000,000 in the aggregate;
(xx) take any action under the Parent Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Parent Common Stock with respect to the Merger or the other Transactions;
(xxi) authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board of Directors, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise. If Parent proposes any such action, it shall notify the Company as soon as reasonably practicable prior to the taking of such action.
Section 5.3 No Solicitation; Change in Recommendation.
(a) Except as otherwise expressly provided in this Section 5.3, during the Interim Period, the Company shall not, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other Person information or afford to any other Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, in connection with, or for the purpose of knowingly facilitating or assisting, a Competing Proposal, (iii) enter into any Contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Company Acquisition Agreement”), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, that notwithstanding anything contained herein to the contrary, the Company may waive any provision that prohibits a confidential proposal being made to the Company Board of Directors (directly or indirectly through the Company’s Representatives)), or (v) agree or publicly propose to do any of the foregoing.
(b) Promptly following the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their respective Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons with respect to a Competing Proposal, use reasonable best efforts to take such reasonable action as is necessary to enforce any confidentiality or standstill or provisions of similar effect to which the Company or a Company Subsidiary is a party or of which the Company or a Company Subsidiary is a beneficiary, and use reasonable best efforts to cause any such Person to promptly return and/or destroy all confidential information concerning the Company and the Company’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons that was provided in connection with a Competing Proposal.
(c) Notwithstanding anything to the contrary contained herein, if  (i) at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and was not solicited in breach by the Company of this Section 5.3 and (ii) the Company Board of Directors determines in good faith, after consultation with outside legal counsel and an independent financial advisor of national reputation, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) notify Parent and Merger Sub after it or any of its Subsidiaries or any of their respective Representatives has received a Competing Proposal or the initial request for non-public information concerning the Company or any Company Subsidiary. Such notice to Parent shall indicate the identity of the Person making such request and include the material terms and conditions of such Competing Proposal.
(d) Following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date hereof) and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e) with respect to the Company or Section 5.3(f) with respect to the Company and Parent, the Company Board of Directors, the Parent Board of Directors and any of their respective committees shall not (i) (A) fail to recommend to their respective stockholders that the Company Stockholder Approval or Parent Stockholder Approval, as applicable, be given or fail to include the Company Board Recommendation or Parent Board Recommendation, as applicable, in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to the other Party, modify, the Company Board Recommendation or Parent Board Recommendation, as applicable, (C) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal or (D) fail to recommend against any pending tender or exchange offer that constitutes a Competing Proposal within ten (10) business days after it is launched (it being understood and agreed that the Company stating that it is continuing to negotiate with the Person that made such Competing Proposal shall not in of itself constitute an Adverse Recommendation Change, provided that the such statement is accompanied by an express statement that the Company Board of Directors has not as of such time changed the Company Board Recommendation and is reaffirming the Company Board Recommendation) (each of the actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) take any action pursuant to Section 8.1(f). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 8.1(f) and enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, the Company receives a Competing Proposal that was not solicited in breach by the Company of this Section 5.3 and that the Company Board of Directors determines in good faith, after consultation with outside legal counsel and after obtaining and taking into account the advice of the Company’s independent financial advisor of national reputation, constitutes a Superior Proposal; provided, that in order to make an Adverse Recommendation Change or terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal:
(i) the Company Board of Directors shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law;
(ii) the Company shall have given Parent at least five (5) business days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(f), which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between the Company and the party making such Superior Proposal that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by the Company of such notice shall not in and of itself constitute an Adverse Recommendation Change provided that such public disclosure is accompanied by an express statement that the Company Board of Directors has not as of such time changed the Company Board Recommendation);
(iii) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate; and
(iv) following the end of such notice period, the Company Board of Directors shall have considered in good faith any proposed revisions to this Agreement proposed by Parent (or as to other proposals made by Parent), and shall have determined, after consultation with its outside legal counsel and after obtaining and taking into account the advice of the Company’s independent financial advisor of national reputation that such Superior Proposal would continue to constitute a Superior Proposal even if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (ii) above and the notice period shall have recommenced (in which case such notice period shall be for three (3) business days instead of five (5) business days); and provided, further, that any purported termination of this Agreement pursuant to this Section 5.3(e) shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(f) and the Company pays Parent the Company Termination Payment in accordance with Section 8.2(b) prior to or concurrently with such termination.
(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, and prior to the time of the Parent Stockholder Approval is obtained, but not after, the Parent Board of Directors may, make an Adverse Recommendation Change if:
(i) a material favorable development or change in circumstances occurs for such Party after the date of this Agreement that (A) is not related to any Competing Proposal or Parent Acquisition Transaction, as applicable, (B) relates to the business, properties, assets, or prospects of the Party proposing to make an Adverse Recommendation Change pursuant to this Section 5.3(f), and (C) was neither known by nor reasonably foreseeable to the Company Board or Parent Board, as applicable, as of the date of this Agreement (an “Intervening Event”);
(ii) the Company Board of Directors or Parent Board of Directors, as applicable, shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that, as a result of such Intervening Event, failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law;
(iii) the Company or Parent, as applicable, shall have given the other Party at least five (5) business days’ prior written notice of its intention to effect an Adverse Recommendation Change pursuant to Section 5.3(f)(i) (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change);
(iv) the Company or Parent, as applicable, shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with the other Party and its Representatives during such notice period, to the extent such other Party wishes to negotiate; and
(v) following the end of such notice period, the Company Board of Directors or Parent Board of Directors, as applicable, shall have considered in good faith any proposed revisions to this Agreement proposed by the other Party (or as to other proposals made by the other Party), and shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that, as a result of such Intervening Event, failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ duties under applicable Law even if such revisions were to be given effect.
(g) Nothing in this Section 5.3 shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any other disclosure required under applicable Law, in any such case, if the Company Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of Directors of its duties; provided, that any disclosures (other than those made pursuant to clause (ii) of this Section 5.3(g)) that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be considered in determining whether there has been an Adverse Recommendation Change.
(h) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or the Representatives of the Company or any Subsidiary of the Company acting at the direction of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.3 by the Company.
(i) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in such Person or “group” acquiring beneficial ownership of 20% or more of the outstanding shares of Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary that if consummated would result in Persons other the holders of Company Parent Common Stock immediately prior to such transaction owning more than 20% of the outstanding Company Common Stock or stock of the ultimate parent entity immediately following such transaction or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.
(j) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that was not the result of a breach by the Company of this Section 5.3 and that the Company Board of Directors has determined, after consulting with the Company’s outside legal counsel and independent financial advisor of national reputation is reasonably likely to be consummated in accordance with its terms and that if consummated, and taking into account all financial, legal, regulatory and any other aspects of the transaction described in such Competing Proposal, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions (including any bona fide written revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided, that for purposes of the definition of  “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”
Section 5.4 Form S-4 and Joint Proxy Statement.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and, to the extent required under applicable SEC rules, cause to be filed with the SEC the Joint Proxy Statement, and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Stock issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use reasonable best efforts to take any other action required to be taken under the

Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.
(c) As promptly as practicable following the effective date of the Form S-4, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board of Directors shall have made an Adverse Recommendation Change as permitted by Section 5.3; provided, however, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Parent may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting.
(d) As promptly as practicable following the effective date of the Form S-4, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board of Directors shall have made an Adverse Recommendation Change as permitted by Section 5.3; provided, however, Parent’s obligation to duly call, give notice of, convene and hold the Parent Stockholder Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, the Company may require Parent, and Parent shall have the right, to adjourn or postpone the Parent Stockholder Meeting (provided, that the Parent Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Parent Stockholder Meeting may not be postponed or adjourned on the date the Parent Stockholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of shares of Parent Common Stock, which have not been withdrawn, such that Parent Stockholder Approval will be obtained at such meeting.
(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Access; Confidentiality; Notice of Certain Events.
(a) During the Interim Period, to the extent permitted by applicable Law and Contracts, and subject to the reasonable protocols imposed from time to time upon advice of counsel, each of Parent and the Company shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of the Parent Subsidiaries and Company Subsidiaries, respectively, to, furnish all information in its possession (financial or otherwise) concerning its business, properties and personnel such other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required by this Section 6.1 to provide the other Party or the Representatives of the other Party with access to or to disclose information, (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Parent and the Company will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.
(b) Each of Parent and the Company will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.
(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, or (C) of any written notice received from any Person in connection with (1) any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, Material Company Lease, Parent Material Contract or Parent Material Lease, or (2) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract, Company Lease, Parent Material Contract or Parent Lease, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.
Section 6.2 Consents and Approvals.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the preparing and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid Legal Proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.
(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, none of the Company or any of the Company Subsidiaries, Parent or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Merger.
Section 6.3 Publicity. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, and thereafter Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the NYSE. Notwithstanding this Section 6.3, Parent and the Company shall not be required to consult or obtain the consent of the other Parties prior to making statements or issuing press releases relating to Competing Proposals or Parent Acquisition Transactions.
Section 6.4 Directors’ and Officers’ Insurance and Indemnification.
(a) Parent shall cause the Surviving Entity to honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof previously made available to Parent (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents, Company Subsidiary Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.
(b) Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Merger Effective Time, Parent (but only to the extent the Covered Persons would be permitted to be indemnified by the Company or any Company Subsidiary under the Company Governing Documents or the Company Subsidiary Governing Documents and applicable Law) and the Surviving Entity shall, and Parent shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor the Surviving Entity (1) shall be liable for any settlement effected without their prior written consent, and (2) shall have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.
(c) For a period of six (6) years after the Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company

(provided, that the Company may substitute therefor policies written by carriers with A.M. Best ratings no lower than the existing policies, providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Merger Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the Merger Effective Time, the Company may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Merger Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof.
(d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.
(e) The Covered Persons (and their successors and heirs) are intended third-party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.
Section 6.5 Takeover Statutes. The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or Section 5.2 of Parent’s charter or Section 7.2 of the Company charter (collectively the “Charter Restrictions”) on the Merger and the other Transactions. No Party shall take any action to exempt any Person (other than the other Parties or their respective affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a Company Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 8.1(f).
Section 6.6 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity and the Parent Partnership to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
Section 6.7 Rule 16b-3. Prior to the Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) and the acquisition of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company or who will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.8 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Merger Effective Time, and (b) prior to the Merger Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.9 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such Legal Proceeding and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such Legal Proceeding against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent.
Section 6.10 Director Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company and its wholly-owned Subsidiaries in office immediately prior to the Merger Effective Time, such resignations to be effective as of the Merger Effective Time.
Section 6.11 Tax Matters.
(a) The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.2(c), (ii) deliver to Sidley Austin LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Sidley Austin LLP to render the tax opinion described in Section 7.2(c) and (iii) deliver to Sidley Austin LLP and Bryan Cave LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Bryan Cave LLP and Sidley Austin LLP to render the tax opinions described in Section 7.2(d) and Section 7.3(d).
(b) Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.3(c), (ii) deliver to Bryan Cave LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent reasonably necessary or appropriate to enable Bryan Cave LLP to render the tax opinion described in Section 7.3(c), and (iii) deliver to Sidley Austin LLP and Bryan Cave LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Bryan Cave LLP and Sidley Austin LLP to render the tax opinions described in Section 7.2(d) and Section 7.3(d).
(c) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.
(d) Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
Section 6.12 Dividends.
(a) During the Interim Period, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment of the Company Permitted Dividend or the Parent Permitted Dividends, as applicable. Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(b)(iii) and Section 5.2(b)(iii), each of the Company, any Company Subsidiary, Parent and any Parent Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or Parent, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law; and
(b) Except as specifically required by Section 6.12(b) of the Company Disclosure Schedule, from and after the date of this Agreement, each of Parent and the Company shall coordinate with each other the payment of dividends with respect to their respective common stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Parent Common Stock and the Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any single calendar quarter with respect to their shares of Parent Common Stock or Company Common Stock or any shares of the Parent Common Stock that any such holder receives in exchange for shares of Company Common Stock in the Merger.
Section 6.13 Additional Parent Directors. Effective as of the Merger Effective Time, the Parent Board of Directors shall increase the number of directors of Parent by three (3) and, subject to the fiduciary duties of the Parent Board of Directors, appoint Craig Bernfield and two (2) other individuals from the Company Board designated by the Company and reasonably acceptable to Parent (such persons, and any replacement designees selected pursuant to the following sentence, the “Company Designees”). If any of such persons is not able or willing to serve as a director of Parent as of the Merger Effective Time, the Company Board of Directors shall select, a reasonable period of time prior to the Merger Effective Time, a replacement reasonably acceptable to Parent, and Parent shall, subject to approval of the Nominating Committee of the Parent Board of Directors, appoint such replacement as a director of Parent as of the Merger Effective Time.
Section 6.14 Elimination of Staggered Board. Parent shall, through the Parent Board of Directors, recommend to its stockholders that they approve, at the Parent Stockholder Meeting, the Parent Declassification Charter Amendment. Parent shall solicit and use its reasonable efforts to obtain stockholder approval of the Parent Declassification Charter Amendment. If the Parent Charter Amendment is approved by the requisite vote of the stockholders of Parent, then Parent shall promptly effect the Parent Declassification Charter Amendment.
Section 6.15 Employee Benefits.
(a) From the Closing Date and until the first anniversary thereof, Parent shall cause the Surviving Entity to provide each employee of the Company and the Company Subsidiaries (each, a “Company Employee”) with employee benefits and compensation that either are no less favorable in the aggregate to the employee benefits and compensation that are provided to similarly situated employees of Parent and the Parent Subsidiaries or are no less favorable in the aggregate to the employee benefits and compensation that were provided to similarly situated employees of the Company and the Company’s Subsidiaries in the calendar year before the Closing Date.
(b) Parent agrees that it will cause the Surviving Entity from and after the Merger Effective Time to honor all Company Benefit Plans; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Entity to amend or terminate any Company Benefit Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Entity to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.
(c) With respect to each employee benefit plan in which a Company Employee becomes a participant, Parent shall cause the Surviving Entity to (i) fully credit each participating Company Employee for eligibility and vesting purposes under such employee benefit plan for such Company Employee’s service with the Company or one of the Company Subsidiaries prior to the Closing Date; provided, that no such service credit need be given where such credit would result in a duplication of benefits, (ii) fully credit each participating Company Employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date the Company Employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees.

(d) Parent shall pay or cause the Surviving Entity to pay each Company Employee all annual bonuses earned by such Company Employee with respect to the 2014 calendar year, to the extent that they have not been paid before the Closing Date, at approximately the same date as the date that employee annual bonuses are paid to similarly situated employees of Parent and the Parent Subsidiaries, to the extent that complete financial information is available at that date to allow the payment of annual bonuses to such Company Employees, and if such information is not available at that date, as soon as practicable thereafter.
(e) The Company Board of Directors shall adopt resolutions authorizing the termination of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code maintained by the Company and any of the Company Subsidiaries (the “Company 401(k) Plan”), to be effective no later than the day before the Closing Date and the Company and the Company Subsidiaries shall take any other steps necessary for the termination of the Company 401(k) Plan to be effective no later than the day before the Closing Date. All participants and former participants in the Company 401(k) Plan shall become fully vested in their account balances under the Company 401(k) Plan.
(f) Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Entity or any of its subsidiaries, or to restrict the right of the Surviving Entity, Parent or any of their respective subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice Parent and the Company acknowledge and agree that all provisions contained in this Section 6.14 are included for the sole benefit of Parent, the Surviving Entity, the Company, the Company Operating Partnership and their respective Subsidiaries, and that nothing in this Section 6.14, whether express or implied, shall create any third-party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Entity or any of their respective Subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Entity, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
Section 6.16 Partnership Combination. The Parties agree that substantially all of the assets of the Company and its Subsidiaries that are transferred to any of the Parent Subsidiaries in connection with the Merger or as otherwise contemplated by the terms of this Agreement shall be combined with substantially all of the assets of Parent and its Subsidiaries in a manner such that all such assets (other than Parent’s direct and indirect equity interests in Merger Sub and the Parent Partnership) are owned or held directly or indirectly through an entity taxable as a partnership for U.S. federal income tax purposes (the “Partnership”) as of, or as soon as commercially practical after, the Merger Effective Time (the “Partnership Combination” and the time such Partnership Combination occurs, “Partnership Combination Effective Time”). To effect the Partnership Combination, the Parties shall use their reasonable best efforts to identify and implement steps as may be required to effect the Partnership Combination provided that such steps so identified by the Parties include those actions that are required to satisfy the following conditions: (1) actions identified by Parent’s counsel as reasonably necessary to minimize or eliminate any liability that will be due for state or local transfers taxes that would arise as a result of any transfer of the assets or properties of the Parent or its Subsidiaries, (2) actions identified by Company’s counsel as reasonably necessary to avoid a termination of the Company Operating Partnership’s taxable year as defined in Code Section 708(b)(1), (3) actions identified by Parent’s or Company’s counsel as reasonably necessary to permit the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (4) after the steps so identified are fully taken, (A) each limited partner owning Company OP Units in the Company Operating Partnership (other than the Company) will own a number of limited partner units in the Partnership equal to the Company OP Units held in the Company Operating Partnership at the Merger Effective Time multiplied by the Exchange Ratio, (B) the terms of the operating agreement governing the affairs of the Partnership in effect after the Merger Effective Time will provide that such units may be redeemed and/or converted into Parent Common Stock, and (C) the adjustment factor (as that term is defined in such Company Operating Partnership Agreement) shall initially be set at 1.0, (5) after the steps so identified are fully taken, Parent and/or its Subsidiaries hold units in the Partnership equal in amount to the issued and outstanding shares of Parent Common Stock immediately after the Merger Effective Time, and (6) the agreement in effect after the Merger Effective Time that governs the affairs of the Partnership contains terms, conditions, and agreements that are substantially the same as the Company Operating Partnership Agreement currently in effect other than for changes as the Parties may mutually agree. Following the satisfaction or irrevocable waiver of all of the closing conditions in Article VII (other than Section 7.1(e)) and at the instant in time immediately prior to, simultaneously with, or immediately after the Effective Time of the Merger, as the case may be, the Parties shall effect the Partnership Combination and shall take such other steps in connection therewith and with the Merger (including complying with Section 11.2(c) of the Company Operating Partnership Agreement), in each case in a manner so that no vote or consent of the limited partners of the Company Operating Partnership is required.
Section 6.17 Parent Partnership Indebtedness. Parent and the Parent Partnership shall use their reasonable best efforts to cause the Parent Partnership to incur prior to or simultaneously with the Parent Partnership Restructuring (and have outstanding as of Closing), at least $100 million of unsecured indebtedness for borrowed money that is not guaranteed by any Person other than Subsidiaries of the Parent Partnership (the “Parent Partnership Debt”). Parent and the Parent Partnership will reasonably consult with the Company with respect to the incurrence of such indebtedness. Parent and the Parent Partnership will cause the Parent Partnership to allocate the Parent Partnership Debt to holders of Company OP Units receiving Parent Partnership Units in the Partnership Combination to the maximum extent possible (including by using the optional method under Treasury Regulation Section 1.752-3(a)(3) to allocate liabilities to a partner to which “built-in gain” is allocable with respect to section 704(c) property or property for which reverse section 704(c) allocations are applicable) to prevent any such holder from recognizing gain for income tax purposes caused by a reduction in the tax basis of such holders’ Company OP Units or Parent Partnership Units occurring on the Closing Date as a result of the Transactions.
Section 6.18 Payoff Letter. The Company shall deliver to Parent for the Indebtedness of the Company and the Company Subsidiaries listed on Section 6.18 of the Company Disclosure Schedule (a) at least five (5) business days prior to Closing (to the extent required), the consent of the Federal Department of Housing and Urban Development to the termination of the insurance on such Indebtedness in connection with a voluntary prepayment, with such consent either having no expiration date or with an expiration date later than the anticipated date of the Closing, and (b) at least five (5) business days prior to Closing, customary payoff letters for such Indebtedness, such that such Indebtedness may be paid in full in compliance with the loan documents evidencing such Indebtedness and applicable HUD regulations; provided, however, that, in lieu of the foregoing, the Company may, at any time prior to Closing, cause such Indebtedness to be paid in full. If the Company chooses to prepay such Indebtedness prior to Closing, the Company shall promptly cause the holders of such Indebtedness to file an Insurance Termination Request for Multi-Family Mortgage (HUD Form 9807) requesting such termination in connection with the proposed voluntary prepayment.
Section 6.19 Financing.
(a) Parent shall use its reasonable best efforts to obtain the Financing in a timely manner that would not result in a delay of the Closing pursuant to Section 6.19(d). Parent shall keep the Company informed on a reasonably current basis of Parent’s efforts to obtain the Financing, including the proposed terms thereof, and will provide the Company with drafts of all agreements to effect the Financing and offering documents with respect to the Financing and give the Company a reasonable opportunity to review and comment on drafts of such agreements and documents. At Closing, Parent shall use a portion of the proceeds thereof (or other funds then available) to provide for the satisfaction and discharge or covenant defeasance under the indentures governing the Company Operating Partnership’s outstanding Indebtedness under its 6.0% Senior Notes due 2021 and its 7 ¾ Senior Notes due 2019 (the “Notes”).
(b) The Company and the Company Subsidiaries shall use their reasonable best efforts to provide reasonable cooperation to Parent in connection with Parent’s efforts to obtain the Financing, including using reasonable best efforts to (i) participate in a reasonable number of presentations to potential Financing sources, road shows, due diligence sessions and sessions with rating agencies relating to the Financing (provided that reasonable notice is provided to the Company in advance of those meetings), (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing,

(iii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing, (iv) obtain accountants’ consents and comfort letters (it being understood and agreed that any and all legal opinions (other than legal opinions relating to the formation, good standing and existence of the Company Subsidiaries) will be provided by Parent’s counsel and not the Company’s counsel), (v) cooperating with Parent in obtaining purchase accounting appraisals of each of the Company Properties and (vi) cooperating with Parent in connection with the satisfaction and discharge, or covenant defeasance of, the Notes. The Company hereby consents to the use of its logo in connection with the Financing. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be required to (A) take any action that would unreasonably interfere with the operation of its business or (B) execute any documents prior to Closing relating to the Financing or adopt any resolutions relating to the Financing (other than documents to provide notice of the defeasance or redemption of the Notes that are not effective or delivered until the Closing); provided, however, this sentence shall not limit the covenants of the Company to use its reasonable best efforts to cooperate with the Parent in connection with the Partnership Combination and satisfaction and discharge of, or covenant defeasance under, the Notes. Parent will promptly reimburse the Company and Company Subsidiaries for any expenses incurred by the Company or any Company Subsidiary in cooperating with Parent on the Financing and shall indemnify the Company and the Company Subsidiaries for any losses suffered by the Company or any Company Subsidiary arising out of or incurred in connection with the Financing (other than for losses to the extent arising out of information furnished by the Company in writing for use in the Financing that was used in a manner consistent with the manner instructed by the Company). The Company shall indemnify Parent and Parent Subsidiaries for any losses suffered by Parent or any Parent Subsidiary arising out of or incurred in connection with the information provided by the Company in writing for use in the Financing that was used in a manner consistent with the manner instructed by the Company.
(c) Parent shall select lead underwriters, bookrunners or placement agents of nationally recognized expertise for any Financing. If Parent has not obtained the Financing prior to the date fifteen (15) business days prior to the anticipated Closing Date, then prior to commencing any offering of any securities in a Financing, Parent shall notify the Company of the anticipated pricing terms (the “Indicative Pricing Terms”) and the proposed lead underwriters, bookrunners or placement agents thereof. If the Company does not timely deliver a Financing Objection to Parent, Parent may complete the Financing on terms that are not less favorable in any material respect than the terms set forth in the Indicative Pricing Terms, and the Parties expressly acknowledge and agree that the Effects of the Indicative Pricing Terms of such Financing shall not be deemed to cause or contribute to a breach of any representation, warranty, covenant of Parent, or to a Parent Material Adverse Effect. If either Parent or the Company notifies the other within three (3) business days after the delivery of the Indicative Pricing Terms that it has determined in its reasonable good faith judgment that the completion of a Financing on the Indicative Pricing Terms would have a Combined Company Material Adverse Effect (a “Financing Objection”), then Parent shall not complete the Financing on the Indicative Pricing Terms without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned). If neither the Parent nor the Company deliver a Financing Objection to Parent within such three (3) business day period, Parent shall use its reasonable best efforts to complete the Financing as promptly as reasonably practicable on terms that are not less favorable in any material respect than the terms set forth in the Indicative Pricing Terms. From and after the delivery of a Financing Objection by either Party through the termination of this Agreement or the Merger Effective Time, Parent shall continue to use its reasonable best efforts to obtain the Financing in a timely manner that would not result in a delay of the Closing pursuant to Section 6.19(d) to the extent reasonably possible, and otherwise continue to comply with its obligations pursuant to Section 6.19(a). If (i) in the reasonable good faith judgment of either Parent or the Company, the consummation of the Financing on the then proposed Indicative Pricing Terms would have a Combined Company Material Adverse Effect and (ii) Parent and the Company do not agree as of the date the Closing would otherwise occur as to whether the consummation of the Financing on the then proposed Indicative Pricing Terms would have a Combined Company Material Adverse Effect (a “CCMAE Financing”), then either party shall be entitled to seek a declaratory judgment from a federal or state court of competent jurisdiction in the

State of Maryland on an expedited basis as to whether the consummation of the Financing on the latest proposed Indicative Pricing Terms would have a Combined Company Material Adverse Effect. In the case of a CCMAE Financing, the Financing and the Merger shall not be consummated and the Closing shall not occur unless and until the earlier of  (A) the date agreed upon by the Company and Parent in writing, (B) the date ten (10) business days after a judgment by such court that the consummation of the Financing on the proposed Indicative Pricing Terms would not have a Combined Company Material Adverse Effect and (C) the date set by such court.
(d) Unless otherwise agreed by the parties, if as of the date the Closing would otherwise occur the consummation of the Financing on the then proposed Indicative Pricing Terms would result in a Combined Company Material Adverse Effect, the Closing shall not take place until three (3) business days after the proposed Indicative Pricing Terms for the Financing have been improved so that the consummation of the Financing on such improved proposed Indicative Pricing Terms would not have a Combined Company Material Adverse Effect. If the effect of this Section 6.19(d) would be to delay the Closing beyond the initial Outside Date, the Outside Date shall automatically be extended to August 31, 2015.
(e) The parties acknowledge and agree that (i) completion of the Financing is not a condition to any Party’s obligation to consummate the Merger and (ii) if Sections 6.19(c) and 6.19(d) operate to extend the Closing beyond the initial Outside Date and a Party terminates the Agreement pursuant to and in accordance with Section 8.1(d), the termination of this Agreement and the fact that the Closing did not occur shall not in and of themselves be deemed to mean any Party has breached its obligations under this Agreement.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub, the Company and the Company Operating Partnership, as the case may be, to the extent permitted by applicable Law:
(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been duly obtained.
(b) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which remains in effect and prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other Transactions and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger or the other Transactions.
(c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.
(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.
(e) Partnership Combination. The Partnership Combination shall have been consummated.
Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2(a) and (d) (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action) Section 3.8(b) (Absence of Certain Changes), Section 3.25 (Brokers; Expenses) and Section 3.26 (Takeover Statutes), each of the representations and warranties of the Company and the Company Operating Partnership set forth in this

Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action) Section 3.25 (Brokers; Expenses) and Section 3.26 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.
(b) Performance of Obligations of the Company and Company Operating Partnership. Each of the Company and the Company Operating Partnership shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.
(c) REIT Opinion. Parent shall have received a written opinion of Sidley Austin LLP, tax counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit A to the Company Disclosure Letter and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s inception date, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled the Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(a).
(d) Section 368 Opinion. Parent shall have received a written opinion of Bryan Cave LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may rely upon the tax representation letter described in Section 6.11(a) and Section 6.11(b).
Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.2(a) and 4.2(d) (Capitalization) and Section 4.8(b) (Absence of Certain Changes), each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.2(a) and 4.2(d) (Capitalization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date)

and (iii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.
(c) REIT Opinion. The Company shall have received a written opinion of Bryan Cave LLP, tax counsel to Parent, dated as of the Closing Date and in form and substance as set forth in Exhibit A to the Parent Disclosure Letter and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s inception date, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Parent to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(b).
(d) Section 368 Opinion. The Company shall have received a written opinion of its special tax counsel, Sidley Austin LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon the tax representation letters described in Section 6.11(a) and Section 6.11(b).
(e) Company Designees. Each of the Company Designees shall have been elected to the Parent Board of Directors effective as of the Merger Effective Time.
(f) Parent Stock Charter Amendment. The Parent Stock Charter Amendment shall have become effective.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, if applicable) as follows:
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, prior to the Merger Effective Time, if any of the representations or warranties made by the other Party or Parties shall have been inaccurate when made, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date, other than for representations and warranties made as of a specific date), which inaccuracy (i) in the case of a breach by the Company or the Company Operating Partnership, shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (ii) in the case of a breach by Parent or Merger Sub, shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of  (A) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (B) two (2) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation or warranty (as if made on such date, other for than representations and warranties made as of a specific date), covenant or agreement set forth in this Agreement;
(c) by either Parent or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (i) in the case of a representation or warranty by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (ii) in the case of a representation or warranty by Parent or Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of  (A) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (B) two (2) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;
(d) by either Parent or the Company, if the Merger Effective Time shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;
(e) by (i) Parent at any time prior to the receipt of the Company Stockholder Approval, if the Company Board of Directors shall have effected an Adverse Recommendation Change or (ii) the Company at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board of Directors shall have effected an Adverse Recommendation Change.
(f) by the Company, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a breach by the Company in any material respect of Section 5.3, the Company, provided that prior to or concurrently with such termination, the Company pays the Company Termination Payment to Parent in accordance with Section 8.2(b);
(g) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such Order;
(h) by either the Company or Parent if any Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;
(i) by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or
(j) (i) by the Company if Parent takes a Parent Acquisition Action; provided, however, that the Company may only terminate this Agreement pursuant to this Section 8.1(j) during the ten (10) business days following the earlier of the delivery of written notice to the Company or the first public announcement of the economic terms and other material terms of the proposed Parent Acquisition Transaction or (ii) by Parent if Parent takes a Parent Acquisition Action and the Company has not reaffirmed the Company Board Recommendation prior to 11:59 pm New York City time on the date ten (10) business following the first to occur of public announcement of such Parent Acquisition Action or notice from Parent to the Company of an event described in (c) of the definition of Parent Acquisition Action (it being understood and agreed that the ten (10) business day period in this Section 8.1(j)(i) and 8.1(j)(ii) shall be automatically extended by a day for each day that Parent has not provided the Company with any material information that the Company has reasonably requested within seven (7) business days of the delivery of written notice or first public announcement of the Parent Acquisition Action).
Section 8.2 Effect of Termination.
(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub, the Company or the Company Operating Partnership, except that the

Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that, subject to Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs).
(b) In the event that:
(i) (A) a Competing Proposal shall have been publicly made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated (x) by Parent pursuant to Section 8.1(b) or Section 8.1(c) or (y) by the Company or Parent pursuant to Section 8.1(d) (and, in the case of a termination pursuant to Section 8.1(d), the Company Stockholder Approval shall not have been obtained) or Section 8.1(h), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, any Competing Proposal; provided that for purposes of this Section 8.2(b) (other than clause (A) hereof), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”;
(ii) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i); or
(iii) this Agreement is terminated by the Company pursuant to Section 8.1(f);
then, in the case of each of clauses (i), (ii) and (iii) of this Section 8.2(b), the Company shall pay Parent or its designee the Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e), (x) in the case of Section 8.2(b)(ii), within two (2) business days after such termination, (y) simultaneously with such termination if pursuant to Section 8.2(b)(iii) or (z) in the case of only Section 8.2(b)(i), two (2) business days after the execution of a definitive agreement with respect to a Competing Proposal, or if earlier, the consummation of a Competing Proposal; it being understood that in no event shall the Company be required to pay the Termination Payment on more than one occasion. As used herein, “Termination Payment” shall mean a cash amount equal to $65,000,000.
(c) In the event that:
(i) (A) a Parent Acquisition Transaction with respect to Parent shall have been publicly made, proposed or communicated on terms that do not expressly and publicly provide that it is conditioned upon this Agreement remaining in full force and effect and the Merger being consummated, after the date hereof and prior to the Parent Stockholder Meeting (or prior to the termination of this Agreement if there has been no Parent Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated (1) by Company pursuant to Section 8.1(b) or Section 8.1(c), or (2) by the Company or Parent pursuant to Section 8.1(d) (and, in the case of a termination pursuant to Section 8.1(d), the Parent Stockholder Approval shall not have been obtained) or Section 8.1(i), and (C) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, any Parent Acquisition Transaction; or
(ii) this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii);
then, in the case of each of clauses (i) and (ii) of this Section 8.2(c), Parent shall pay the Company or its designee the Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e), (x) within two (2) business days after termination, such termination if pursuant to Section 8.2(c)(ii) or (y) in the case of only Section 8.2(c)(i), two (2) business days after the execution of a definitive agreement with respect to a Parent Acquisition Transaction, or if earlier, the consummation of a Parent Acquisition Transaction; it being understood that in no event shall Parent be required to pay the Termination Payment on more than one occasion.
(d) Notwithstanding anything in this Agreement to the contrary, if a Party provides a notice of termination and such termination could result in the obligation to pay the Termination Payment, the right to receive such Termination Payment shall be the sole and exclusive remedy of the Parent Related Parties or Company Related Parties, as applicable, against the Company Related Parties or Parent Related Parties, as

applicable, for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of the Company, Parent or Merger Sub, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement. Upon payment of the Termination Payment, none of the Company or Parent, as applicable, nor any of their respective Subsidiaries or any of the Company Related Parties or Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreement. For the avoidance of doubt, if a Party has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, such Party may elect under which provision it is providing notice of termination.
(e) Notwithstanding anything in this Agreement to the contrary:
(i) If a Party is required to pay a Termination Payment, such payment shall be paid into escrow on the date such payment is required to be paid pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(e), and the amount payable in any taxable year of the recipient shall not exceed the lesser of  (A) such Termination Payment, and (B) the maximum amount that can be paid to the recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if  (x) the payment is not considered income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and (y) the recipient has other income from unknown sources during such year in an amount equal to 1% of its gross income that is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the recipient independent accountants; provided, however, that in the event the recipient receives either (I) a letter from its counsel indicating that the recipient has received a ruling from the IRS as described below in Section 8.2(e)(ii) or (II) an opinion from the recipient outside counsel as described below in Section 8.2(e)(ii), the amount of such Termination Payment payable shall be the amount determined under clause (A) above.
(ii) To secure the Company’s or Parent’s obligation to pay these amounts, as applicable, such Party shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by it on such terms (subject to this Section 8.2(e)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 8.2(e) shall be made at the time the Company or Parent, as applicable, is obligated to pay such amount pursuant to this Section 8.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the recipient unless the escrow agent receives any one or combination of the following: (A) a letter from the recipient’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the recipient has other income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount set forth in the independent accountants’ letter to the recipient, or (B) a letter from the recipient’s counsel indicating that (1) the recipient received a ruling from the IRS holding that the receipt by the recipient of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (2) the recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the recipient of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the entire amount of the Termination Payment to the recipient. The Parties agree to amend this Section 8.2(e) at the reasonable request of the recipient in order to (x) maximize the portion of such Termination Payment that may be distributed to it hereunder without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (y) assist it in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.2(e). Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(e).
(f) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the recipient and the Company Operating Partnership or Merger Sub, as applicable, in the circumstances in which the Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval, if applicable, by written agreement of the Company and Parent (by action taken by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock by the stockholders of Parent, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent.
(b) At any time and from time to time prior to the Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.3 Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that the Parties shall each pay fifty percent (50%) of the Expenses of any financial printer or Edgar filing agent (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each Party shall bear separately). Notwithstanding anything to the contrary contained herein, from and after the Merger Effective Time, the Surviving Entity shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.
Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:
Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030
Attention:	C. Taylor Pickett
with a copy to:
Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 W Peachtree Street, NW
Atlanta, Georgia 30309
Attention:	Rick Miller
Facsimile:	404.420.0820
if to the Company or the Company Operating Partnership, to:
Aviv REIT, Inc.
303 W. Madison Street, Suite 2400
Chicago, Illinois 60606
Attention:	Craig M. Bernfield
Samuel H. Kovitz
Facsimile:	(312) 855-1684
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:	Steven Sutherland
Scott R. Williams
Facsimile:	(312) 853-7036
Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Party entering into such agreement than those contained in the Confidentiality Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (b) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction, including Health Care Laws.
”Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.
“business day(s)” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company Material Adverse Effect” means the terms of the Financing or the consummation of the Financing, individually or in the aggregate, would have or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent, Parent Subsidiaries, the Company, and the Company Subsidiaries, taken as a whole, after giving effect to the Transactions.

“Company Bylaws” means the bylaws of the Company, as amended.
“Company Certificate” means the charter of the Company.
“Company Equity Plans” means the Company’s equity and equity-based compensation plans and forms of award agreements thereunder.
“Company Governing Documents” means the Company Bylaws and the Company Certificate.
“Company Lease” means any lease, sublease or license to which the Company or any Company Subsidiary is a party as lessor, sublessor or licensor with respect to a Company Property.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company or the Company Operating Partnership to consummate the Merger prior to the Outside Date; provided, however, that for the purposes of clause (a), the following Effects shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which the Company and its Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Parent or Merger Sub, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5 and, to the extent related thereto, Section 7.2(a)), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself  (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).
”Company OP Unit” shall mean a Company OP Unit designated by the Company Operating Partnership as a partnership unit or limited partnership unit of the Company Operating Partnership under the Company Operating Partnership Agreement.

“Company Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Company Operating Partnership, dated as of March 26, 2013 as amended, modified or supplemented from time to time.
“Company Operator” means the operators listed on Section 3.18(a) of the Company Disclosure Letter, plus any new lessees, operators or managers which operate a Company Property as a skilled nursing home, assisted living facility, independent living facility or similar facility pursuant to a Company Lease.
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.
“Company Stockholder Approval” means the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Company Stockholder Meeting on the Merger.
“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Subsidiary Governing Documents” means the organizational documents of any Company Subsidiary.
“Confidentiality Agreement” means, the Confidentiality Agreement, dated July 30, 2014, between Parent and the Company.
“Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation.
“Corporate Office” means the Company’s corporate headquarters located at 303 West Madison Street, Suite 2400, Chicago, IL 60606.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees (but solely as they relate to exposure to Hazardous Substances); or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any Person, any trade or any business that was an ERISA Affiliate within the previous six (6) years shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate and with respect to liabilities arising after such period for which the Parent, Parent Subsidiary, Company or any Company Subsidiary (as applicable) could be liable under the Code or ERISA.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.
“Financing” means any unsecured debt financing of Parent (whether through a public or private offering of debt securities, term loan facility or otherwise) or (if Parent elects and to the extent permitted by Section 5.2 of this Agreement) any equity financing of Parent, the proceeds of which are sufficient (after taking into account other sources of funds available to the Parent and to be used for such purpose) to, and are to be used to, fund the Transactions (including, without limitation, the purchase, repayment, redemption, or defeasance of Indebtedness of the Company or Company Subsidiaries). For the avoidance of doubt, the issuance of Parent Common Stock pursuant to Parent’s Dividend Reinvestment and Common Stock Purchase Plan, at-the-market equity offering program, or Parent Equity Plans shall not be deemed to involve a Financing.
“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.
“Health Care Laws” means (a) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, but not limited to, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (c) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality, informed consent and operation of the Company Subsidiaries; (d) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (e) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (h) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (i) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (j) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (k) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (l) life safety codes; and (m) the Laws of any foreign jurisdiction in which the Company or its Subsidiaries and affiliates operate that are analogous to those Laws identified in items (a) through (l) above.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee (other than customary non-recourse carve-out or “bad boy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations (the items in clauses (a) through (f), “Intellectual Property”).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.
“knowledge” will be deemed to be, as the case may be, the actual knowledge of  (a) the Chief Executive Officer and President, Chief Operating Officer or Chief Financial Officer of Parent with respect to Parent or Merger Sub, or (b) the Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer of the Company with respect to the Company or the Company Operating Partnership.
“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Health Care Laws and Anti-Corruption Laws.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Material Company Lease” means any Company Lease with a Company Operator with aggregate annual rent payments to the Company or any Company Subsidiary in excess of  $1,000,000 or any Company Ground Lease.
“Material Parent Lease” means any Parent Lease with a Parent Operator with aggregate annual rent payments to the Parent or any Parent Subsidiary in excess of  $2,000,000 or any Parent Ground Lease.
“Merger Sub Governing Documents” means (a) the articles of incorporation of Merger Sub, and (b) the bylaws of Merger Sub, each as in effect on the date hereof.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.
“Outside Date” means May 31, 2015; provided, however, that the Outside Date may be extended pursuant to Section 6.19 to a date no later than August 31, 2015.
“Parent Acquisition Action” means that (a) Parent or any Parent Subsidiary enters into any Parent Acquisition Agreement, (b) any Parent Acquisition Transaction is consummated or (c) the Parent Board of Directors or any committee thereof authorizes Parent or any Parent Subsidiary to enter into any Parent Acquisition Agreement.

“Parent Acquisition Agreement” means any binding written agreement to effect a Parent Acquisition Transaction.
“Parent Acquisition Transaction” means any proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Parent and its Subsidiaries equal to 50% or more of Parent’s consolidated assets or to which 50% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 50% or more of the outstanding Parent Common Stock, (iii) tender offer or exchange offer that if consummated would result in such Person or “group” acquiring beneficial ownership of 50% or more of the outstanding Parent Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any Parent Subsidiary that if consummated would result in the holders of Parent Common Stock immediately prior to such transaction owning less than 50% of the outstanding Parent Common Stock or stock of the ultimate parent entity immediately following such transaction or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Stock involved is 50% or more, in each case, other than the Transactions.
“Parent Equity Plan” means the Parent’s equity and equity-based compensation plans and forms of award agreements thereunder.
“Parent Financial Advisor” means Morgan Stanley & Co. LLC.
“Parent Governing Documents” means (a) the charter of Parent, as in effect on the date hereof and (b) the bylaws of Parent, as amended and restated.
“Parent Lease” means any lease, sublease or license to which the Parent or any Parent Subsidiary is a party as lessor, sublessor or licensor with respect to a Parent Property.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, had (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date; provided, however, that for the purposes of clause (a) the following Effects shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Parent and its Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 4.5 and, to the extent related thereto, Section 7.3(a)), (vii) any failure by the Parent to meet any internal or published projections, estimates or expectations of the Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Parent or the Parent Subsidiaries, in and of itself  (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).
“Parent Mortgage Agreement” means the documents and agreements evidencing and securing loans made by Parent or any Parent Subsidiaries to the owners and operators of long term care facilities and secured by liens covering such long term care facilities.
“Parent Mortgage Properties” means the real property and improvements which secure loans made pursuant to a Parent Mortgage Agreement.
“Parent Operator” means the operators listed on Section 9.5(a) of the Parent Disclosure Letter, plus any new lessees, operators or managers which operate a Parent Property or Parent Mortgage Property as a skilled nursing home, assisted living facility, independent living facility or similar facility.
“Parent Property” means any real property owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Parent or any Parent Subsidiary as of the date hereof  (together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances benefitting such real property).
“Parent Related Parties” means Parent, Merger Sub and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.
“Parent Stockholder Approval” means (i) with respect to the issuance of Parent Common Stock in the Merger, the affirmative vote of a majority of the votes cast thereon by the holders of Parent Common Stock at the Parent Stockholder Meeting and (ii) with respect to the approval of the Parent Stock Charter Amendment, the affirmative vote of holders of Parent Common Stock entitled to cast a majority of the votes entitled to be cast thereon.
“Parent Stockholder Meeting” means the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval and approval of the Parent Declassification Charter Amendment, including any postponement or adjournment thereof.
“Parent’s Cash Available for Distribution” means, as determined by the Parent Board of Directors in good faith, net income (loss) attributable to holders of Parent Common Stock, adjusted by adding (or subtracting) non-controlling interests attributable to a Subsidiary of Parent that is an operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to CDO equity interests; accretion of unconsolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in GAAP and certain other non-recurring items.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party, as applicable, and its Subsidiaries.
“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” or “Taxes” means all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with all interest, penalties and additions to tax imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.
“Transactions” means the transactions contemplated by this Agreement.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expect to, cause a breach of this Agreement.
Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
“Adverse Recommendation Change”	Section 5.3(e)
“Agreement”	Preamble
“Articles of Merger”	Section 1.3
“Base Premium”	Section 6.4(c)
“Book-Entry Shares”	Section 2.2(b)
“Cause”	Section 2.4(e)
“CCMAE Financing”	Section 6.19(c)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Charter Restrictions”	Section 6.5
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.11(h)
“Company”	Preamble
“Company 401(k) Plan”	Section 6.15(e)
“Company Acquisition Agreement”	Section 5.3(a)

“Company Benefit Plans”	Section 3.11(b)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Designees”	Section 6.13
“Company Disclosure Letter”	Article III
“Company Employee”	Section 6.15(a)
“Company Equity Awards”	Section 2.4(d)
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisors”	Section 3.20
“Company Financial Statements”	Section 3.6(a)
“Company Ground Leases”	Section 3.18(e)
“Company Material Contract”	Section 3.13(b)
“Company Operating Partnership”	Preamble
“Company Permits”	Section 3.17(c)
“Company Permitted Acquisition”	Section 5.1(b)(vi)
“Company Permitted Dividends”	Section 5.1(b)(iii)
“Company Permitted Liens”	Section 3.18(b)
“Company Properties”	Section 3.18(a)
“Company PSUs”	Section 2.4(b)
“Company Qualified Plan”	Section 3.11(g)
“Company Registrants”	Section 3.6(a)
“Company RSUs”	Section 2.4(d)
“Company SEC Documents”	Section 3.6(a)
“Company Shares”	Recitals
“Company Stock Options”	Section 2.4(a)
“Company Subsidiary”	Section 3.1(b)
“Company Subsidiary Partnership”	Section 3.12(g)
“Company Tax Protection Agreements”	Section 3.12(g)
“Company Title Insurance Policies”	Section 3.18(h)
“Company Voting Debt”	Section 3.2(a)
“Competing Proposal”	Section 5.3(i)
“Covered Persons”	Section 6.4(a)
“Delaware Secretary”	Section 1.3
“DGCL”	Recitals
“Exchange Act”	Section 3.5
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)
“Financing Objection”	Section 6.19(c)
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)
“GAAP”	Section 3.6(a)
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Indicative Pricing Terms”	Section 6.19(c)
“Interim Period”	Section 5.1(a)
“Intervening Event”	Section 5.3(f)(i)
“Joint Proxy Statement”	Section 3.5
“Legal Proceeding”	Section 3.10

“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Effective Time”	Section 1.3
“Merger Sub”	Preamble
“MGCL”	Recitals
“Notes”	Section 6.19(a)
“Other Company Subsidiary”	Section 3.1(b)
“Parent”	Preamble
“Parent Benefit Plans”	Section 4.11(b)
“Parent Board Recommendation”	Recitals
“Parent Board of Directors”	Recitals
“Parent Charter Amendment”	Section 6.14
“Parent Common Stock”	Recitals
“Parent Declassification Charter Amendment”	Recitals
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Statements”	Section 4.6(a)
“Parent Ground Leases”	Section 4.18(d)
“Parent Material Contract”	Section 4.13(b)
“Parent Operating Partnership Agreement”	Section 4.1(a)
“Parent Partnership”	Preamble
“Parent Partnership Debt”	Section 6.17
“Parent Partnership Restructuring”	Section 6.16
“Parent Partnership Units”	Section 4.2(d)
“Parent Permits”	Section 4.17(c)
“Parent Permitted Acquisition”	Section 5.2(b)(v)
“Parent Permitted Dividend”	Section 5.2(b)(iii)
“Parent Permitted Liens”	Section 4.18(b)
“Parent Qualified Plan”	Section 4.11(d)
“Parent SEC Documents”	Section 4.6(a)
“Parent Subsidiary”	Section 4.1(b)
“Parent Stock Charter Amendment”	Recitals
“Parent Title Insurance Policies”	Section 4.18(g)
“Parent Voting Debt”	Section 4.2(a)
“Participant”	Section 2.4(a)
“Parties”	Preamble
“Partnership Combination”	Section 6.16
“Partnership Combination Effective Time”	Section 6.16
“Party”	Preamble
“Permitted Development Expenditures”	Section 3.18(j)
“Preferred Stock”	Section 3.2(a)
“Qualified REIT Subsidiary”	Section 3.1(e)
“Qualifying Income”	Section 8.2(e)(i)
“REIT”	Section 3.1(e)
“Relevant Company Partnership Interest”	Section 3.12(g)
“Restricted Company Shares”	Section 2.4(a)
“Sarbanes-Oxley Act”	Section 3.6(a)
“SDAT”	Section 1.3
“SEC”	Section 3.5

“Securities Act”	Section 3.6(a)
“Security Holder Litigation”	Section 6.9
“Share Issuance”	Recitals
“Superior Proposal”	Section 5.3(j)
“Surviving Entity”	Section 1.1
“Takeover Statutes”	Section 3.26
“Taxable REIT Subsidiary”	Section 3.1(e)
“Termination Payment”	Section 8.2(b)
“Transfer Taxes”	Section 6.11(c)
“Voting Agreement”	Recitals
Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” except when preceded by a negative predicate. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).
Section 9.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.9 Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except (i) as provided in Section 6.4 and (ii) the right of the former holders of Company Common Stock to receive, from and after the Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.
Section 9.11 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (ii) agrees not to commence any such Legal Proceeding except in such courts, (iii) agrees that any claim in respect of any such Legal Proceedings may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 9.14 Enforcement; Remedies.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, including the limitations set forth in Section 9.14(c), it is agreed that in the event of a breach prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.
(c) Notwithstanding Section 9.14(b), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) and (ii) Parent and Merger Sub have failed to complete the Closing in accordance with Section 1.2.
(d) Notwithstanding Section 9.14(b), it is acknowledged and agreed that Parent shall be entitled to specific performance of the Company’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement) and (ii) the Company has failed to complete the Closing in accordance with Section 1.2.
(e) The Parties’ right to obtain specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Parent Partnership, Merger Sub, the Company and the Company Operating Partnership have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.
PARENT:
OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. Taylor Pickett C. Taylor Pickett President and Chief Executive Officer
MERGER SUB:
OHI HEALTHCARE PROPERTIES HOLDCO, INC.
By:	/s/ C. Taylor Pickett C. Taylor Pickett President and Chief Executive Officer
PARENT PARTNERSHIP:
OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, L.P.
By:	Omega Healthcare Investors, Inc., its general partner
By:	/s/ C. Taylor Pickett C. Taylor Pickett President and Chief Executive Officer
[Signatures continued on following page]
Execution Page
Agreement and Plan of Merger

[Signatures continued from previous page]
COMPANY:
AVIV REIT, INC.
By:	/s/ Craig M. Bernfield Craig M. Bernfield Chief Executive Officer
COMPANY OPERATING PARTNERSHIP:
AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
By:	Aviv REIT, Inc., its general partner
By:	/s/ Craig M. Bernfield Craig M. Bernfield Chief Executive Officer

Annex B
Execution Version
VOTING AGREEMENT AND IRREVOCABLE PROXY
by and among
OMEGA HEALTHCARE INVESTORS, INC.,
and
LG AVIV L.P.,
dated as of
October 30, 2014

Voting Agreement and Irrevocable Proxy
This Voting Agreement and Irrevocable Proxy (this “Agreement”), dated as of October 30, 2014, is by and between Omega Healthcare Investors, Inc., a Maryland corporation (“Parent”) and LG Aviv L.P., a Delaware limited partnership (“Shareholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).
Recitals
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, OHI Healthcare Properties Holdco, Inc., a Maryland corporation and a wholly owned subsidiary of Parent, OHI Healthcare Properties Limited Partnership, L.P., a Delaware limited partnership, Aviv REIT, Inc., a Maryland corporation (the “Company”) and Aviv Healthcare Properties Limited Partnership, L.P., a Delaware limited partnership (“Anchorman OP”), are entering into an Agreement and Plan of Merger of even date herewith (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”);
WHEREAS, as of the date hereof, Shareholder is the beneficial owner of, and has the right to vote (subject to the Voting Limitation (as defined below)) and dispose of, the Company Shares set forth opposite its name on Schedule I hereto (together with any other Company Shares with respect to which Shareholder acquires beneficial ownership prior to the termination hereof, collectively the “Shareholder Shares”); and
WHEREAS, as an inducement to cause Parent to enter into the Merger Agreement, Shareholder is willing to enter into this Agreement.
Agreement
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.
Agreements of Shareholder.

(a)
Voting. From the date hereof until the termination of this Agreement in accordance with Section 3, at any meeting of the shareholders of the Company however called or any adjournment thereof, Shareholder shall vote the Shareholder Shares (or cause them to be voted), (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any Competing Proposal or any other proposal made in opposition to the adoption of the Merger Agreement and (iii) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action, in each case, that is intended to, or that Parent notifies Shareholder could reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions. Any such vote shall be cast by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present (to the fullest extent that the Shareholder Shares may be counted for quorum purposes under applicable Law) and for purposes of recording the results of such vote. Shareholder further agrees that it shall not commit or agree to or enter into any contract, agreement, arrangement or understanding with any Person, the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 1. Each Shareholder acknowledges that the agreement set forth in this Section 1 shall apply even if the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. Except as set forth in this Section 1(a), Shareholder shall not be restricted from voting in favor of, voting against or abstaining from voting on any other matters presented to the shareholders of the Company, provided that doing so does not breach any of Shareholder’s obligations under this Section 1(a). In the event that Shareholder’s proxy has been granted to Parent pursuant to Section 1(b), Shareholder shall have no obligations under this Section 1(a) with respect to the meeting of the shareholders of the Company for which such proxy has been granted. Notwithstanding the foregoing, Shareholder’s obligations under this Agreement are expressly subject to Article IV of that certain Investment Agreement, dated as of March 25, 2013, by and between Shareholder and the Company (the “Voting Limitation”).
(b)
Proxy.

(i)
In furtherance of Shareholder’s agreement in Section 1(a), Shareholder hereby appoints Parent as Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all Shareholder Shares (subject to the application of the Voting Limitation) at any meeting of shareholders of the Company however called or any adjournment thereof, (A) in favor of  (1) the adoption of the Merger Agreement and the approval of the Transactions and (2) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (B) against any Competing Proposal or any other proposal made in opposition to the adoption of the Merger Agreement and (C) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action, in each case, that is intended or could reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions; provided, however, that Shareholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, Shareholder has not delivered to the Secretary of the Company (with a copy to Parent), at least ten (10) business days prior to such meeting, a duly executed proxy card previously approved by Parent voting the Shareholder Shares in the manner specified in Section 1(a) or, in the event such proxy card has been thereafter modified, rescinded or revoked or Shareholder otherwise fails to provide evidence of its compliance with its obligations under Section 1(a) in form and substance reasonably acceptable to Parent. In the event that a Shareholder fails for any reason to vote in accordance with the requirements of Section 1(a), the vote of the proxyholder shall control in any conflict between the vote by the proxyholder in accordance with this Agreement and a vote by Shareholder.

(ii)
It is hereby agreed that Parent will use any proxy granted by Shareholder solely in accordance with applicable Law and will only vote the Shareholder Shares subject to such proxy with respect to the matters and in the manner specified in Section 1(b)(i).

(iii)
Such proxy shall be valid and irrevocable until the termination of this Agreement in accordance with Section 3. Any proxy granted hereunder shall automatically terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement, in each case without any further action by any party.

(iv)
Shareholder represents that, except with respect to the Voting Limitation, any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked or, if not yet revoked, are hereby revoked, and Shareholder agrees to promptly notify the Company of such revocation. Shareholder affirms that the foregoing proxy is: (A) given (1) in connection with the execution of the Merger Agreement and (2) to secure the performance of Shareholder’s duties under this Agreement, (B) COUPLED WITH AN INTEREST AND MAY NOT BE REVOKED EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT and (C) INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH MARYLAND LAW PRIOR TO TERMINATION OF THIS AGREEMENT PURSUANT TO ITS TERMS. All authority herein conferred shall be binding upon the successors and assigns of Shareholder.

(c)
Appraisal Rights. Shareholder hereby waives, and agrees not to exercise or assert, any dissenters, appraisal or similar rights in connection with the Transactions.

(d)
Restriction on Transfer; Proxies; Non-Interference; Stop Transfer; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not (other than pursuant to a judgment, decree, injunction, rule or order of any Governmental Entity), directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein) (a “Transfer”), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1 (c); provided, however, that this Section 1(d) shall not prohibit a Transfer of the Shareholder Shares to an affiliate of such Shareholder; provided further, however, that a Transfer referred to in the immediately preceding proviso shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing to be bound by the terms of this Agreement. In furtherance of this Agreement, Shareholder shall and hereby does authorize Parent’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Shareholder Shares (and that this Agreement places limits on the voting and transfer of the Shareholder Shares); provided, however, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms.
(e)
No Effect on Duties as a Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s (or any affiliates of Shareholder) capacity as a director of the Company of any of its subsidiaries (if Shareholder of any affiliates of Shareholder holds any such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by Shareholder (or any affiliates of Shareholder) in Shareholder’s or such affiliates’ capacity as a director, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Shareholder (or any affiliates of Shareholder) from fulfilling any fiduciary duties as a director to the Company or its shareholders.

(f)
No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Shares, other than the right to vote the Shareholder Shares as proxy upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to the Shareholder Shares shall remain vested in and belong to Shareholder. Nothing in this Agreement shall be interpreted as obligating Shareholder to exercise any warrants or options or convert or exchange any convertible or exchangeable securities or otherwise to acquire Company Shares; provided, however, that the obligations set forth in this Agreement shall attach to any additional Company Shares acquired subsequent to the date of this Agreement without the need for any other or further action by Parent.

(g)
Reclassification, Stock Split, Stock Dividend or Distribution. In the event of any reclassification, stock split, stock dividend or distribution or other change in the capital structure of the Company affecting the Company Shares, the number of shares constituting the Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Company Shares or other voting securities (or securities convertible into or exchangeable for voting securities of the Company) of the Company issued to a Shareholder in connection therewith.

2.
Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as of the date hereof that:

(a)
Organization; Authority. (i) Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder; (iii) the execution and delivery by Shareholder of this Agreement and the performance of his or its obligations hereunder have been duly authorized and approved by all necessary action on the part of Shareholder and no further action on the part of Shareholder is necessary to authorize the execution and delivery by Shareholder of this Agreement or the performance by Shareholder of his or its obligations hereunder; and (iv) this Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and the Company, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b)
Consents and Approvals; Non-Contravention. The execution and delivery by Shareholder of this Agreement and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Entity, other than any actions or filings the absence of which would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or impair the performance by Shareholder of any of its obligations under this Agreement on a timely basis. Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder of its obligations hereunder will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or other governing documents of Shareholder, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, or (iii) result in the creation or imposition of any Lien on any Shareholder Shares affecting the right to vote such shares as contemplated by Section 1(a).

(c)
Ownership of Shares. As of the date of this Agreement, Shareholder’s entire record and beneficial ownership interest in Company Shares together with any other securities that are exercisable or exchangeable for or convertible into Company Shares (collectively with Company Shares, the “Company Securities”) is as set forth on Schedule I (as may be adjusted pursuant to Section 1(g)). Shareholder owns such Company Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (i) proxies and restrictions in favor of Parent pursuant to this Agreement, (ii) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, (iii) Liens that do not impair the ability of Shareholder to vote the Shareholder Shares and any Company Shares issued pursuant to the exercise, exchange or conversion of any Company Securities pursuant to this Agreement and (iv) as contemplated by the Voting Limitation). Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement, and except for (i) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (ii) as contemplated by the Voting Limitation, Shareholder has (and will have when issued) sole voting power and sole power of disposition with respect to the applicable Shareholder Shares and any Company Shares issued pursuant to the exercise, exchange or conversion of any Company Securities pursuant to this Agreement, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares and any Company Shares issued pursuant to the exercise, exchange or conversion of any Company Securities pursuant to this Agreement. As of the date hereof, and except as contemplated by the Voting Limitation, Shareholder is not a party to any agreement, arrangement or understanding pursuant to which Shareholder possesses (or has the ability to acquire), directly or indirectly, sole or shared voting or dispositive authority with respect to any Company Securities other than as set forth on Schedule I.

(d)
Opportunity to Review; Reliance. Shareholder has had the opportunity to review this Agreement with counsel of its own choosing. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

(e)
No Parent Representations. Shareholder acknowledges that Parent has not made nor makes to Shareholder any representation or warranty, whether express or implied, of any kind or character in connection with this Agreement except as expressly set forth in this Agreement.

(f)
Ownership of Parent Shares. As of the date hereof and the Effective Time (before giving effect to the Merger), Shareholder beneficially owns no shares of Parent Common Stock.

3.
Termination. This Agreement, the proxy granted pursuant to Section 1(b) and all other obligations of the parties hereunder shall automatically terminate without any further action by any party on the first to occur of  (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the mutual written consent of all of the parties to this Agreement. In addition, Shareholder shall be permitted to terminate this Agreement by written notice to Parent, and upon such termination the proxy granted pursuant to Section 1(b) and all other obligations of the parties hereunder shall automatically terminate without any further action by any party, at any time following the making of any change, by amendment, waiver or other modification, that decreases or changes the form of the Merger Consideration or extends the Outside Date under the Merger Agreement including by way of any amendment to Section 6.19 of the Merger Agreement (other than permitted extensions of the Outside Date as provided for in Section 6.19 of the Merger Agreement). Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement prior to its Termination, and the provisions of this Section 3 and Section 4 (other than subsections (b), (d), (e), (f) and (j) therein) shall survive any termination of this Agreement.

4.
Miscellaneous.

(a)
Expenses. All costs and expenses incurred in connection with the obligations hereunder shall be paid by the party incurring such costs and expenses.

(b)
Additional Shares. Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of Company Shares, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof. Any Company Shares as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement and the obligations hereunder shall attach to any such additional Shareholder Shares without the need for any other or further action by Parent.

(c)
Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(d)
Further Assurances. From time to time, at the reasonable request of Parent and at the sole cost of Parent, Shareholder shall execute and deliver such additional documents and instruments and take all such further action as may be necessary to perform his or its obligations hereunder.

(e)
Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by each of the parties hereto. At any time prior to the termination of this Agreement, Parent may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto made in favor of Parent, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by any other party hereto with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Parent to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent.

(f)
Assignment. Except as set forth in Section 1(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under or inconsistent with this Section 4(f) shall be null and void.

(g)
Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(h)
No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

(i)
Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)
This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be exclusively governed by the internal laws of the State of Maryland, without regard to its conflicts of law principles.

(ii)
All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transactions brought by any party, (ii) agrees not to commence any such Legal Proceeding except in such courts, (iii) agrees that any claim in respect of any such Legal Proceedings may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in the State of Maryland, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding. Each of the parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii)
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(i)(iii).

(j)
Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in each case without posting a bond or undertaking), in any Maryland state or federal court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, this being in addition to any other remedy to which they are entitled at law or in equity.

(k)
Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email and facsimile transmission) and shall be given in accordance with the notice information set forth on Schedule II or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(l)
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the obligations hereunder are not affected in any manner materially adverse to Parent. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the obligations hereunder be performed as originally contemplated to the fullest extent possible.

(m)
Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import except when preceded by a negative predicate. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(n)
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(o)
Non-Recourse Against Non-Party Affiliates. No past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, employee, Affiliate (other than the Company), agent, attorney or representative of any party hereto or any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations of the parties hereto arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including, without limitation, any alleged non-disclosure or misrepresentation made by any such Persons on behalf of any party, whether made in this Agreement or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement and Irrevocable Proxy to be duly executed by their respective authorized persons as of the day and year first above written.
PARENT:
OMEGA HEALTHCARE INVESTORS, INC.
By:
/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer

[Signatures continued on following page]
Voting Agreement

SHAREHOLDER:
LG AVIV L.P.
By:
LG Aviv GP, LLC, its general partner

By:
/s/ Alan E. Goldberg
Name: Alan E. Goldberg
Title: Executive Manager

By:
/s/ Robert D. Lindsay
Name: Robert D. Lindsay
Title: Executive Manager

Voting Agreement

Schedule I
Anchorman Beneficial Ownership
Total Beneficial Ownership	Voting Shares	OP Units	Options
21,653,813	21,653,813	—	—

*
Shareholder’s right to vote the Shareholder Shares subject to the Voting Limitation.

Schedule II
Notice Information
1.
If to Parent:

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030
Attention: C. Taylor Pickett
Facsimile: 410-427-8820
Email: tpickett@omegahealthcare.com
with a copy (which shall not constitute notice) to:
Bryan Cave LLP
One Atlantic Center
1201 W. Peachtree Street
Attention: Rick Miller
Facsimile: 404-420-0787
Email: rick.miller@bryancave.com
2.
If to Shareholder:

c/o Lindsay Goldberg LLC
630 Fifth Avenue
New York, New York 10111
Attention: Michael W. Dees
Facsimile: 212-651-1101
Email: dees@lindsaygoldbergllc.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Glenn D. West
Facsimile: 214-746-7777
Email: gdwest@weil.com

Annex C
Execution Version
OWNERSHIP LIMIT WAIVER AGREEMENT
This OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2014 by and between Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), and LG Aviv L.P., a Delaware limited partnership (“Lindsay Goldberg”).
RECITALS
A. The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).
B. To help the Company maintain its status as a real estate investment trust (“REIT”), the Company’s Articles of Amendment and Restatement (the “Articles”) impose a certain limitations on the ownership of the Company’s stock while the Company has elected to qualify as a REIT under the Code.
C. Section 5.04 of the Company’s Articles contains general restrictions prohibiting any Person from owning more than a specified percentage — currently set at 9.8% — of the Company’s common stock (the “Common Share Ownership Limit”) or more than a specified percentage — currently set at 9.8% — of the value of the Company’s aggregate outstanding capital stock (the “Equity Share Ownership Limit”).
D. Under Section 5.04(i), upon notice of an acquisition or transfer, or proposed acquisition or transfer, of the Company Stock that results or would result in a violation of the Common Share Ownership Limit or the Equity Share Ownership Limitation, the Company’s Board of Directors may, prospectively or retroactively, upon receipt of evidence that the Board of Directors deems to be satisfactory, in its sole discretion, determine that such acquisition or transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee upon such conditions as the Board of Directors may determine, in its sole discretion (the “Excepted Holder Waiver Limit”).
E. It is anticipated that Lindsay Goldberg will become the owner of 19,488,431 shares of Company common stock, par value $0.01 per share (“Common Stock”) as a result of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Omega Healthcare Properties Holdco, Inc., Omega Healthcare Properties Limited Partnership, Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership, L.P. dated as of October 27, 2014 (the “Merger Agreement”), which shares of Common Stock will represent an amount in excess of the Common Share Ownership Limit and Equity Share Ownership Limit currently set forth in the Company’s Articles.
F. This Agreement creates an Excepted Holder Waiver Limit permitting Lindsay Goldberg to own in excess of the Company’s Common Stock Ownership Limit and the Equity Share Ownership Limit on the terms and conditions set forth herein.

AGREEMENT
1. Representations and Warranties of Lindsay Goldberg. Beginning on the date hereof and during any period that Lindsay Goldberg owns in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit, Lindsay Goldberg represents and warrants that no person who is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) beneficially owns, or in the future will beneficially own, as a result of Lindsay Goldberg’s ownership of Common Stock after giving effect to the consummation of the transactions contemplated by the Merger Agreement, Common Stock in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit. For purposes of this representation, “beneficially owns” means ownership, either directly or constructively, through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code.
2. Covenants and Termination. Lindsay Goldberg covenants that, after the date hereof, it will promptly notify the Company of the date on which the foregoing representations and covenants are no longer true and correct in all respects. Lindsay Goldberg understands that:
(a) any breach of a representation or covenant in this letter will automatically cause the Excepted Holder Waiver Limit granted to Lindsay Goldberg pursuant to this Ownership Limit Waiver Agreement to immediately cease to be effective; and
(b) if at any time the ownership of the Company’s capital stock in excess of the Common Share Ownership Limit or the Equity Share Ownership Limit granted to Lindsay Goldberg in this Ownership Limit Waiver Agreement would result in the Company failing to qualify as a REIT under the Code as a result of the breach of any of the representation in Section 1, all or a portion of the Company’s capital stock owned by Lindsay Goldberg will be subject to Section 5.04 of the Articles, without giving effect to the amount set forth in this Agreement as the Excepted Holder Waiver Limit.
3. Waiver of the Common Share Ownership Limit and the Equity Share Ownership Limit for Lindsay Goldberg. Based on the above, representations, covenants and agreements, the Company, pursuant to the resolutions of its Board of Directors in the form attached hereto as Exhibit A, with respect to Lindsay Goldberg, hereby, effective upon the Merger Effective Time (as defined in the Merger Agreement):
(a) waives the Common Share Ownership Limit and the Equity Share Ownership Limit provided for in Section 5.04 of the Company’s Articles; and
(b) increases the Common Share Ownership Limit and the Equity Share Ownership Limit with respect to Company capital stock owned by Lindsay Goldberg to such amount as necessary to permit Lindsay Goldberg to receive and own the Common Stock to be delivered to Lindsay Goldberg in the form of Merger Consideration (as defined in the Merger Agreement), subject to appropriate adjustment to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Common Stock then outstanding.

4. Miscellaneous.
4.1 This Agreement will be governed and construed in accordance with the laws of the State of Maryland, without giving effect to choice of law or conflict law provisions.
4.2 This Agreement may be signed by the parties in separate counterpart, each of which will be an original and such counterparts together will constitute one and the same instrument.
4.3 Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Articles.
4.4 The waiver by the Company of the Common Share Ownership Limit and the Equity Share Ownership Limit set forth in the Articles and the Excepted Holder Waiver Limit created for Lindsay Goldberg hereunder, is personal to Lindsay Goldberg and may not be sold, assigned, conveyed, or otherwise transferred, nor shall either inure to the benefit of Lindsay Goldberg’s successors and assigns. Any attempt by Lindsay Goldberg to sell, assign, convey or otherwise transfer the rights set forth herein shall be null and void.
[SIGNATURE PAGE FOLLOWS]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph of this Agreement.
OMEGA HEALTHCARE INVESTORS, INC. a Maryland corporation
By:	/s/ C. Taylor Pickett Name: C. Taylor Pickett Title: President and Chief Executive Officer
LG Aviv L.P. a Delaware limited partnership
By:	/s/ Michael W. Dees Name: Michael W. Dees Title: Authorized Signatory

EXHIBIT A
Resolutions of the Board of Directors
Waiver of Ownership Limits and Approval of Ownership Limit Waiver Agreement
WHEREAS, Section 5.04 of the Charter contains general restrictions prohibiting any “person,” as such term is defined in Section 5.04, from owning more than a specified percentage of the Company’s common stock or equity; and
WHEREAS, the Board believes that, upon consummation of the Merger as contemplated in the Merger Agreement, LG Aviv L.P. (“Lindsay Goldberg”) will acquire common stock of the Company in excess of the limits established in Section 5.04; and
WHEREAS, Section 5.04(i) of the Charter provides that the Board may waive the restrictions contained in Section 5.04 if the Board, in its sole discretion, determines that a proposed acquisition of shares by such party will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and
WHEREAS, in connection with the Merger, the Company wishes to enter into an Ownership Limit Waiver Agreement with Lindsay Goldberg, substantially in the form attached hereto as Exhibit E (the “Waiver Agreement”), which contains certain representations and warranties of Lindsay Goldberg and certain covenants to be performed by Lindsay Goldberg as conditions for the waiver; and
WHEREAS, the Board has determined that it is in the best interest of the Company to waive the restrictions contained in Section 5.04 with respect to Lindsey Goldberg and to execute the Waiver Agreement in connection with the consummation of the Merger.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby determines that the proposed acquisition of Company common stock by Lindsay Goldberg pursuant to the terms of the Merger Agreement will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and be it
FURTHER RESOLVED, that the Board hereby waives the Common Share Ownership Limit and the Equity Share Ownership Limit, as such terms are defined in Section 5.04 of the Charter, with respect to Lindsay Goldberg, on the terms and conditions set forth in the Waiver Agreement, with such waiver being ef fective upon the Merger Effective Time (as defined in the Merger Agreement); and be it
FURTHER RESOLVED, that, effective upon the Merger Effective Time, the Board hereby approves the creation of an Excepted Holder Limit, as such term is defined in Section 5.04 of the Charter, with respect to Lindsay Goldberg, with such Excepted Holder Limit being equal to such amount as necessary to permit Lindsay Goldberg to receive and own the common stock comprising the Merger Consideration (as defined in the Merger Agreement) to be delivered to Lindsay Goldberg, subject to appropriate adjustment to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of common stock then outstanding; and be it
FURTHER RESOLVED, that the Waiver Agreement is hereby approved and adopted, with such modifications, amendments or changes therein as any of the Authorized Officers may approve; and the Authorized Officers be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Company, to execute and deliver the Waiver Agreement, in substantially the form attached hereto, with such modifications, amendments or changes therein as the officer executing the same shall deem necessary or desirable, such execution to be conclusive evidence of the necessity or desirability of such changes.

Annex D
1585 Broadway
New York, NY 10036

October 30, 2014
Board of Directors
Omega Healthcare Investors, Inc.
200 International Circle, Suite 3500
Hunt Valley, MD 21030
Members of the Board:
We understand that Aviv REIT, Inc. (the “Company”), Aviv Healthcare Properties Limited Partnership, Omega Healthcare Investors, Inc. (the “Buyer”), Omega Healthcare Properties Limited Partnership, L.P. and OHI Healthcare Properties Holdco, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 30, 2014 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Acquisition Sub, with Acquisition Sub surviving the Merger and continuing as a wholly owned subsidiary of the Buyer. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held by the Company or any wholly-owned subsidiary of the Company, will be converted into the right to receive 0.90 shares (the “Exchange Ratio”) of common stock, par value $0.10 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)
Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)
Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)
Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)
Reviewed the pro forma impact of the Merger on the Buyer’s funds from operations per share, funds available for distribution per share, cash flow, consolidated capitalization and financial ratios;

8)
Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

1585 Broadway
New York, NY 10036

10)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)
Reviewed the Merger Agreement and certain related documents; and

13)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have been advised by the Company that the Company has qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Merger will not adversely affect the status or operations of the Buyer as a REIT. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, the Buyer or any other entity, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Buyer to enter into the Merger Agreement.
We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion and the substantial remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company in the future and would expect to receive fees for the rendering of these services.

1585 Broadway
New York, NY 10036

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ Matthew Johnson Name: Matthew Johnson Title: Managing Director

Annex E
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
October 31, 2014
Board of Directors
Aviv REIT, Inc.
303 W. Madison Street, Suite 2400
Chicago, IL 60606
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Omega Healthcare Investors, Inc. (“OHI”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Aviv REIT, Inc. (the “Company”) of the exchange ratio of 0.9 shares of common stock, par value $0.10 per share (the “OHI Common Stock”), of OHI to be paid for each Share (the “Exchange Ratio”), pursuant to the Agreement and Plan of Merger, dated as of October 31, 2014 (the “Agreement”), by and among OHI, Omega Healthcare Properties Holdco, Inc. (“Merger Sub”), a wholly owned subsidiary of OHI, OHI Healthcare Properties Limited Partnership, L.P. (the “OHI Partnership”), the sole general partner of which is OHI and the sole limited partner of which is Merger Sub, the Company, and Aviv Healthcare Properties Limited Partnership (the “Aviv Partnership”).
Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, OHI, any of their respective affiliates and third parties, including Lindsay Goldberg & Co., LLC, a significant shareholder of the Company (“Lindsay Goldberg”), and any of its affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to an initial public offering of 15,180,000 shares of the Company’s common stock in March 2013; book manager with respect to a public offering of the Company’s 6.000% Senior Unsecured Notes due October 15, 2021 (aggregate principal amount $250,000,000) in October 2013; and a joint bookrunner with respect to a public offering of 9,200,000 shares of the Company’s common stock in April 2014. We have also provided certain financial advisory and/or underwriting services to Lindsay Goldberg and its affiliates and portfolio companies, for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a private placement for PetroLogistics LP, a portfolio company of Lindsay Goldberg, of its 6.25% Senior Notes due 2020 (aggregate principal amount $365,000,000) in March 2013; joint bookrunner with respect to a private placement for Brightstar Corporation, a former portfolio company of Lindsay Goldberg (“Brightstar”), of its 7.25% Senior Notes due December 2016 (aggregate principal amount $250,000,000) in July 2013; financial advisor to Brightstar Corporation in connection with its sale of 18,206,692 shares of common stock and 19,549,614 shares of preferred stock in October 2013; and as financial advisor to First American Payment Systems, L.P., a former portfolio
Securities and Investment Services Provided by Goldman, Sachs & Co.

company of Lindsay Goldberg, in connection with its sale in July 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, OHI and their respective affiliates and Lindsay Goldberg and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs may also have co-invested with Lindsay Goldberg and its affiliates from time to time and may have invested in limited partnership units of affiliates of Lindsay Goldberg from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2013 and of OHI for the five fiscal years ended December 31, 2013; the Company’s Registration Statement on Form S-11, including the prospectus contained therein dated March 20, 2013 relating to the public offering of the Company’s common stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and OHI; certain other communications from the Company and OHI to their respective stockholders; certain publicly available research analyst reports for the Company and OHI; and certain internal financial analyses and forecasts for the Company prepared by its management and for OHI prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by the managements of the Company and OHI to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and OHI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and OHI; reviewed the reported price and trading activity for the Shares and shares of OHI Common Stock; compared certain financial and stock market information for the Company and OHI with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare REIT and skilled nursing facility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Aviv Partnership, the OHI Partnership or OHI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or OHI or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. The Board of Directors of the Company instructed us not to solicit, and we did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than OHI and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including the treatment of the Company OP Units, the Partnership Combination, the Parent Partnership Restructuring (each as defined in the Agreement) and Section 6.17 of the Agreement, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or the Aviv Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of OHI Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, the Aviv Partnership, the OHI Partnership or OHI or the ability of the Company, the Aviv Partnership, the OHI Partnership or OHI to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than OHI and its affiliates) of Shares.
Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex F
ARTICLES OF AMENDMENT
OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
FIRST: The Corporation desires to amend its Articles of Amendment and Restatement as currently in effect.
SECOND: The Charter of the Corporation is hereby amended as follows:
A. Section 4.01 of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:
OMEGA STOCK CHARTER AMENDMENT
Section 4.01 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is Three Hundred Seventy Million (370,000,000), of which Three Hundred Fifty Million (350,000,000) shall be shares of Common Stock having a par value of  $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of  $1.00 per share. The aggregate par value of all said shares shall be Fifty-Five Million Dollars ($55,000,000). The Board of Directors shall have the authority to authorize the issuance of Common Stock or Preferred Stock from time to time in such amounts and for such consideration as the Board of Directors shall deem appropriate.
OMEGA DECLASSIFICATION CHARTER AMENDMENT
B: Section 5.03(b) of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:
(b)  Subject to the other provisions of this Section 5.03(b), the Board of Directors is and shall remain classified into three (3) groups of Directors, with the Directors of each class serving for a term expiring at the Annual Meeting of Stockholders held during the third (3rd) year after election (except as set forth in this Section 5.03(b)) and until his or her successor shall have been duly elected and shall have qualified. Effective as of the Annual Meeting of Stockholders to be held in 2015, the terms of newly elected Directors shall be as follows: (i) at the Annual Meeting of Stockholders to be held in 2015, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2016; (ii) at the Annual Meeting of Stockholders to be held in 2016, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2017; and (iii) at the Annual Meeting of Stockholders to be held in 2017 and at each Annual Meeting of Stockholders thereafter, all Directors shall be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. The classification of the Board of Directors shall terminate at the Annual Meeting of Stockholders to be held in 2017 and, thereafter, all Directors shall be elected in accordance with clause (iii) above. In no event may any Director be removed from office without cause. The names of the current Directors who shall serve until the next Annual Meeting of Stockholders in the year when their respective term expires and until their successors are duly elected and qualify are as follows:
Thomas F. Franke	(Term to expire in 2015)
Bernard J. Korman	(Term to expire in 2015)
Craig R. Callen	(Term to expire in 2015)
Edward Lowenthal	(Term to expire in 2016)
Stephen D. Plavin	(Term to expire in 2016)
F-1

Barbara B. Hill	(Term to expire in 2017)
Harold J. Kloosterman	(Term to expire in 2017)
C. Taylor Pickett	(Term to expire in 2017)
OMEGA FUTURE AMENDMENT CHARTER AMENDMENT
C: Section 7.02(b) of the Charter of the Corporation is hereby deleted in its entirety and replaced with the following:
(b) Notwithstanding any of the provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the repeal or amendment of any provision of Section 5.02, Section 5.03(a), Section 5.04, Section 5.05 or this Section 7.02(b) shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of not less than 80% of the total number of votes entitled to be cast thereon.
ADDITIONAL PROVISIONS
THIRD: Immediately before the amendments herein, the Corporation had the authority to issue 220,000,000 total shares of capital stock, of which 200,000,000 shares of common stock having a par value of  $0.10 per share and 20,000,000 shares of preferred stock having a par value of  $1.00 per share were authorized. The aggregate par value of all shares of capital stock authorized immediately before the amendments was $40,000,000. As amended, the total number of authorized shares of stock of all classes, the number of shares of each class, the par value of each class of shares, and the aggregate par value of all shares of all classes is set forth above in Article SECOND, Part A.
FOURTH: The description of each class of shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, was not changed by these Articles of Amendment.
FIFTH: The foregoing amendments to the Charter of the Corporation have been advised by the Board of Directors at a board meeting held on October 27, 2014 and adopted by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at a special meeting of stockholders held on            .
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this    day of            .
ATTEST:	OMEGA HEALTHCARE INVESTORS, INC.
By:
Name:
Secretary		Title: Chief Executive Officer
THE UNDERSIGNED, Chief Executive Officer of OMEGA HEALTHCARE INVESTORS, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Name:
Title: Chief Financial Officer
F-2

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
The articles of incorporation and bylaws of Omega provide for indemnification of directors and officers to the maximum extent permitted by Maryland law.
Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the indemnification provisions of Section 2-418, or the charter, bylaws, a resolution of the board of directors of the corporation or an agreement approved by the board of directors). In addition, a director may not be indemnified under Section 2-418 in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director or officer who has been successful on the merits or otherwise, in the defense of any proceeding referred to above shall be indemnified against any reasonable expenses incurred by the director or officer in connection with the proceeding. As noted below, the SEC may limit the corporation’s obligation to provide this indemnification.
Omega has also entered into indemnity agreements with the officers and directors of Omega that provide that Omega will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of Omega. Once an initial determination is made by Omega that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require Omega to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.
Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.
Item 21. Exhibits and Financial Statement Schedules.
(a) Exhibits. Reference is made to the Exhibit List filed as part of this registration statement.
(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(d) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(h) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on this 2nd day of January 2015.
OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. Taylor Pickett
C. Taylor Pickett Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 2nd day of January 2015.
Signature	Position
/s/ C. Taylor Pickett C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Robert O. Stephenson Robert O. Stephenson	Chief Financial Officer (Principal Financial Officer)
/s/ Michael D. Ritz Michael D. Ritz	Chief Accounting Officer (Principal Accounting Officer)
/s/ Bernard J. Korman Bernard J. Korman	Chairman of the Board of Directors
/s/ Craig R. Callen Craig R. Callen	Director
/s/ Barbara B. Hill Barbara B. Hill	Director
/s/ Thomas S. Franke Thomas S. Franke	Director
/s/ Harold J. Kloosterman Harold J. Kloosterman	Director
/s/ Edward Lowenthal Edward Lowenthal	Director
/s/ Stephen D. Plavin Stephen D. Plavin	Director

EXHIBIT LIST
Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of October 30, 2014, by and among Omega Healthcare Investors, Inc., OHI Healthcare Properties Holdco, Inc., OHI Healthcare Properties Limited Partnership, L.P., Aviv REIT, Inc., and Aviv Healthcare Properties Limited Partnership (attached as Annex A to the joint proxy statement/prospectus that is part of this registration statement)(1)
3.1	Amended and Restated Bylaws of Omega Healthcare Investors, Inc. (incorporated by reference to Exhibit 3.1 to Omega’s Current Report on Form 8-K, filed on April 20, 2011)
3.2	Articles of Amendment and Restatement of Omega Healthcare Investors, Inc. (incorporated by reference to Exhibit 3.1 to Omega’s Current Report on Form 8-K, filed on June 14, 2010)
5.1	Validity Opinion of Bryan Cave LLP**
8.1	Tax Opinion of Bryan Cave LLP**
8.2	Tax Opinion of Sidley Austin LLP**
10.1	Ownership Limit Waiver Agreement, dated as of October 30, 2014, by and between Omega Healthcare Investors, Inc. and LG Aviv L.P. (incorporated by reference to Exhibit 10.1 to Omega’s Current Report on Form 8-K, filed on November 15, 2014)
23.1	Consent of Bryan Cave LLP (included as part of the opinion filed as Exhibit 5.1 hereto)**
23.2	Consent of Bryan Cave LLP (included as part of the opinion filed as Exhibit 8.1 hereto)**
23.3	Consent of Sidley Austin LLP (included as part of the opinion filed as Exhibit 8.2 hereto)**
23.4	Consent of Ernst and Young related to Omega Healthcare Investors, Inc.*
23.5	Consent of Ernst and Young related to Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership*
23.6	Consent of Ernst and Young related to certain properties of Diamond Senior Living, LLC acquired by Aviv REIT, Inc.*
24.1	Power of Attorney (set forth on signature page hereto)*
99.1	Form of Proxy of Omega Healthcare Investors, Inc.**
99.2	Form of Proxy of Aviv REIT, Inc.**
99.3	Voting Agreement and Irrevocable Proxy, dated as of October 30, 2014, by and between Omega and LG Aviv L.P. (incorporated by reference to Exhibit 99.1 to Omega’s Current Report on Form 8-K, filed on November 15, 2014)
99.4	Consent of Goldman, Sachs & Co.*
99.5	Consent of Morgan Stanley & Co. LLC*

*
Filed herewith.

**
To be filed by amendment.

(1)
Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the U.S. Securities and Exchange Commission upon request.